EX-99.(17)(a)

Prospectus

GOLDMAN SACHS FUNDAMENTAL EMERGING MARKETS EQUITY FUNDS

July 31, 2015

¢	Goldman Sachs Asia Equity Fund

■	Class A Shares: GSAGX
■	Class C Shares: GSACX
■	Institutional Shares: GSAIX
■	Class IR Shares: GSAEX

¢	Goldman Sachs BRIC Fund (Brazil, Russia, India, China)

■	Class A Shares: GBRAX
■	Class C Shares: GBRCX
■	Institutional Shares: GBRIX
■	Class IR Shares: GIRBX

¢	Goldman Sachs Emerging Markets Equity Fund

■	Class A Shares: GEMAX
■	Class C Shares: GEMCX
■	Institutional Shares: GEMIX
■	Service Shares: GEMSX
■	Class IR Shares: GIRMX
■	Class R6 Shares: GEMUX

¢	Goldman Sachs N-11 Equity Fund

■	Class A Shares: GSYAX
■	Class C Shares: GSYCX
■	Institutional Shares: GSYIX
■	Class IR Shares: GSYRX

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN A FUND IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN A FUND INVOLVES INVESTMENT RISKS, AND YOU MAY LOSE MONEY IN A FUND.

Goldman Sachs Asia Equity Fund—Summary

Investment Objective

The Goldman Sachs Asia Equity Fund (the “Fund”) seeks long-term capital appreciation.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts on purchases of Class A Shares if you and your family invest, or agree to invest in the future, at least $50,000 in Goldman Sachs Funds. More information about these and other discounts is available from your financial professional and in “Shareholder Guide—Common Questions Applicable to the Purchase of Class A Shares” beginning on page 47 of this Prospectus and “Other Information Regarding Maximum Sales Charge, Purchases, Redemptions, Exchanges and Dividends” beginning on page B-111 of the Fund’s Statement of Additional Information (“SAI”).

	Class A		Class C	Institutional		Class IR
Shareholder Fees
(fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	5.50%		None	None		None
Maximum Deferred Sales Charge (Load) (as a percentage of the lower of original purchase price or sale proceeds)[1]	None		1.00%	None		None

	Class A		Class C	Institutional		Class IR
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.00%		1.00%	1.00%		1.00%
Distribution and/or Service (12b-1) Fees	0.25%		0.75%	None		None
Other Expenses[2]	0.98%		1.24%	0.86%		0.99%
Service Fees	Non	e	0.25%	Non	e	Non	e
All Other Expenses	0.98%		0.99%	0.86%		0.99%
Total Annual Fund Operating Expenses	2.23%		2.99%	1.86%		1.99%
Expense Limitation[3]	(0.51)%		(0.52)%	(0.55)%		(0.55)%
Total Annual Fund Operating Expenses After Expense Limitation[4]	1.72%		2.47%	1.31%		1.44%

[1]	A contingent deferred sales charge (“CDSC”) of 1% is imposed on Class C Shares redeemed within 12 months of purchase.
[2]	The differences in the “Other Expenses” ratios across the share classes are the result of, among other things, contractual differences in transfer agency fees and the effect of mathematical rounding on the daily accrual of certain expenses, particularly in respect of small share classes.
[3]	The Investment Adviser has agreed to reduce or limit “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.254% of the Fund’s average daily net assets through at least July 31, 2016, and prior to such date the Investment Adviser may not terminate the arrangement without the approval of the Board of Trustees.
[4]	The Fund’s “Total Annual Fund Operating Expenses After Expense Limitation” have been restated to reflect the expense limitation currently in effect.

Expense Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in Class A, Class C, Institutional and/or Class IR Shares of the Fund for the time periods indicated and then redeem all of your Class A, Class C, Institutional and/or Class IR Shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same (except that the Example incorporates the expense limitation arrangement for only the first year). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class A Shares	$715	$1,163	$1,635	$2,936
Class C Shares
– Assuming complete redemption at end of period	$350	$876	$1,527	$3,272
– Assuming no redemption	$250	$876	$1,527	$3,272
Institutional Shares	$133	$531	$955	$2,135
Class IR Shares	$147	$571	$1,022	$2,273

Portfolio Turnover

The Fund pays transaction costs when it buys and sells securities or instruments (i.e., “turns over” its portfolio). A high rate of portfolio turnover may result in increased transaction costs, including brokerage commissions, which must be borne by the Fund and its shareholders, and is also likely to result in higher short-term capital gains for taxable shareholders. These costs are not reflected in annual fund operating expenses or in the expense example above, but are reflected in the Fund’s performance. The Fund’s portfolio turnover rate for the fiscal year ended October 31, 2014 was 169% of the average value of its portfolio.

Principal Strategy

The Fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a diversified portfolio of equity investments in Asian issuers (excluding Japanese issuers). Such equity investments may include exchange-traded funds (“ETFs”), futures and other instruments with similar economic exposures. An Asian issuer is any company that either:

¢	Has a class of its securities whose principal securities market is in one or more Asian countries;
¢	Is organized under the laws of, or has a principal office in, an Asian country;
¢	Derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more Asian countries; or
¢	Maintains 50% or more of its assets in one or more Asian countries.

The Fund may allocate its assets among the Asian countries (other than Japan) as determined from time to time by the Investment Adviser.

Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings in the Fund’s portfolio relative to the benchmark of the Fund are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk. The Fund’s investments are selected using a strong valuation discipline to purchase what the Investment Adviser believes are well-positioned, cash-generating businesses run by shareholder-oriented management teams.

The Fund may also invest in: (i) equity investments in issuers located in non-Asian countries and Japan; and (ii) fixed income securities, such as government, corporate and bank debt obligations.

The Fund’s benchmark index is the Morgan Stanley Capital International (MSCI) All Country Asia ex-Japan Index (Net, USD, Unhedged).

Principal Risks of the Fund

Loss of money is a risk of investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any government agency. The Fund should not be relied upon as a complete investment program. There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve substantial risks which prospective investors should consider carefully before investing.

Asia Risk.  Investing in certain Asian issuers may involve a higher degree of risk and special considerations not typically associated with investing in issuers from more established economies or securities markets. The Fund’s investments in Asian issuers increases the risks to the Fund of conditions and developments that may be particular to Asian countries, such as: volatile economic cycles and/or securities markets; adverse changes to exchange rates; social, political, military, regulatory, economic or environmental developments; or natural disasters.

Foreign and Emerging Countries Risk.  Foreign securities may be subject to risk of loss because of more or less foreign government regulation, less public information and less economic, political and social stability in the countries in which the Fund invests. Loss may also result from the imposition of exchange controls, sanctions, confiscations and other government restrictions by the United States or other governments, or from problems in registration, settlement or custody. Foreign risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. To the extent the Fund also invests in securities of issuers located in emerging countries, these risks may be more pronounced.

Large Shareholder Transactions Risk.  The Fund may experience adverse effects when certain large shareholders purchase or redeem large amounts of shares of the Fund. Such large shareholder redemptions may cause the Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the Fund’s net asset value (“NAV”) and liquidity. Similarly, large Fund share purchases may adversely affect the Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in the Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.

Liquidity Risk.  The Fund may make investments that are illiquid or that may become less liquid in response to market developments or adverse investor perceptions. Illiquid investments may be more difficult to value. Liquidity risk may also refer to the risk that the Fund will not be able to pay redemption proceeds within the allowable time period because of unusual market conditions, an unusually high volume of redemption requests, or other reasons. To meet redemption requests, the Fund may be forced to sell securities at an unfavorable time and/or under unfavorable conditions.

Market Risk.  The value of the securities in which the Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/or general economic conditions throughout the world due to increasingly interconnected global economies and financial markets.

Mid-Cap and Small-Cap Risk.  Investments in mid-capitalization and small-capitalization companies involve greater risks than those associated with larger, more established companies. These securities may be subject to more abrupt or erratic price movements and may lack sufficient market liquidity, and these issuers often face greater business risks.

Stock Risk.  Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

Performance

The bar chart and table below provide an indication of the risks of investing in the Fund by showing: (a) changes in the performance of the Fund’s Class A Shares from year to year; and (b) how the average annual total returns of the Fund’s Class A, Class C and Institutional Shares compare to those of a broad-based securities market index. The Fund’s past performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available at no cost at www.gsamfunds.com/performance or by calling the appropriate phone number on the back cover of this Prospectus.

Because Class IR Shares did not have a full calendar year of operations as of the date of this Prospectus, the figures shown provide performance for the other share classes of the Fund. Class IR Shares would have annual returns substantially similar to those of the other share classes shown because Class IR Shares represent interests in the same portfolio of securities. Annual returns would differ only to the extent Class IR Shares have different expenses.

The bar chart (including “Best Quarter” and “Worst Quarter” information) does not reflect the sales loads applicable to Class A Shares. If the sales loads were reflected, returns would be less. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown.

TOTAL RETURN	CALENDAR YEAR (CLASS A)

The total return for Class A Shares for the 6-month period ended June 30, 2015 was 11.06%. Best Quarter Q2 ‘09 +31.18% Worst Quarter Q3 ‘08 –25.68%

AVERAGE ANNUAL TOTAL RETURN

For the period ended December 31, 2014	1 Year	5 Years	10 Years	Since Inception
Class A Shares (Inception 7/8/94)
Returns Before Taxes	–4.60%	2.93%	5.57%	2.15%
Returns After Taxes on Distributions	–4.38%	3.04%	5.65%	2.15%
Returns After Taxes on Distributions and Sale of Fund Shares	–2.38%	2.50%	4.82%	1.87%
MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)*	4.80%	5.50%	9.39%	N/A
Class C Shares (Inception 8/15/97)
Returns Before Taxes	–0.73%	3.32%	5.36%	1.37%
MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)*	4.80%	5.50%	9.39%	N/A
Institutional Shares (Inception 2/2/96)
Returns Before Taxes	1.34%	4.51%	6.59%	2.19%
MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)*	4.80%	5.50%	9.39%	N/A

*	Performance for the Morgan Stanley Capital International (MSCI) All Country Asia ex-Japan Index (Net, USD, Unhedged) is provided since 2001.

The after-tax returns are for Class A Shares only. The after-tax returns for Class C and Institutional Shares will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

Portfolio Management

Goldman Sachs Asset Management International is the investment adviser for the Fund (the “Investment Adviser” or “GSAMI”).

Portfolio Managers:  Alina Chiew, CFA, Managing Director, has managed the Fund since 2011; and Kevin Ohn, CFA, Managing Director, has managed the Fund since 2013.

Buying and Selling Fund Shares

The minimum initial investment for Class A and Class C Shares is, generally, $1,000. The minimum initial investment for Institutional Shares is, generally, $1,000,000 for individual or certain institutional investors, alone or in combination with other assets under the management of the Investment Adviser and its affiliates. There is no minimum for initial purchases of Class IR Shares. Those share classes with a minimum initial investment requirement do not impose it on certain employee benefit plans, and Institutional Shares do not impose it on certain investment advisers investing on behalf of other accounts.

The minimum subsequent investment for Class A and Class C shareholders is $50, except for certain employee benefit plans, for which there is no minimum. There is no minimum subsequent investment for Institutional or Class IR shareholders.

You may purchase and redeem (sell) shares of the Fund on any business day through certain banks, trust companies, brokers, dealers, investment advisers and other financial institutions (“Authorized Institutions”).

Tax Information

For important tax information, please see “Tax Information” on page 21 of this Prospectus.

Payments to Broker-Dealers and Other Financial Intermediaries

For important information about financial intermediary compensation, please see “Payments to Broker-Dealers and Other Financial Intermediaries” on page 21 of this Prospectus.

Goldman Sachs BRIC Fund (Brazil, Russia, India, China)—Summary

Investment Objective

The Goldman Sachs BRIC Fund (the “Fund”) seeks long-term capital appreciation.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts on purchases of Class A Shares if you and your family invest, or agree to invest in the future, at least $50,000 in Goldman Sachs Funds. More information about these and other discounts is available from your financial professional and in “Shareholder Guide—Common Questions Applicable to the Purchase of Class A Shares” beginning on page 47 of this Prospectus and “Other Information Regarding Maximum Sales Charge, Purchases, Redemptions, Exchanges and Dividends” beginning on page B-111 of the Fund’s Statement of Additional Information (“SAI”).

	Class A		Class C	Institutional		Class IR
Shareholder Fees
(fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	5.50%		None	None		None
Maximum Deferred Sales Charge (Load) (as a percentage of the lower of original purchase price or sale proceeds)[1]	None		1.00%	None		None

	Class A		Class C	Institutional		Class IR
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.30%		1.30%	1.30%		1.30%
Distribution and/or Service (12b-1) Fees	0.25%		0.75%	None		None
Other Expenses[2]	0.48%		0.73%	0.32%		0.48%
Service Fees	Non	e	0.25%	Non	e	Non	e
All Other Expenses	0.48%		0.48%	0.32%		0.48%
Acquired fund fee and expenses	0.01%		0.01%	0.01%		0.01%
Total Annual Fund Operating Expenses	2.04%		2.79%	1.63%		1.79%
Fee Waiver and Expense Limitation[3,4]	(0.38)%		(0.38)%	(0.37)%		(0.38)%
Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation[3,5]	1.66%		2.41%	1.26%		1.41%

[1]	A contingent deferred sales charge (“CDSC”) of 1% is imposed on Class C Shares redeemed within 12 months of purchase.
[2]	The differences in the “Other Expenses” ratios across the share classes are the result of, among other things, contractual differences in transfer agency fees and the effect of mathematical rounding on the daily accrual of certain expenses, particularly in respect of small share classes.
[3]	The “Total Annual Fund Operating Expenses” do not correlate to the ratios of net and total expenses to average net assets provided in the Financial Highlights, which reflect the operating expenses of the Fund and do not include “Acquired Fund Fees and Expenses.”
[4]	The Investment Adviser has agreed to (i) waive a portion of its management fees in order to achieve an effective net management fee rate of 1.04% as an annual percentage rate of the average daily net assets of the Fund; and (ii) reduce or limit “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.174% of the Fund’s average daily net assets. These arrangements will remain in effect through at least July 31, 2016, and prior to such date, the Investment Adviser may not terminate the arrangement without the approval of the Board of Trustees.
[5]	The Fund’s “Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation” have been restated to reflect the fee waiver and expense limitation currently in effect.

Expense Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in Class A, Class C, Institutional and/or Class IR Shares of the Fund for the time periods indicated and then redeem all of your Class A, Class C, Institutional and/or Class IR Shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same (except that the Example incorporates the fee waiver and expense limitation arrangements for only the first year). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class A Shares	$710	$1,121	$1,557	$2,764
Class C Shares
– Assuming complete redemption at end of period	$344	$830	$1,442	$3,095
– Assuming no redemption	$244	$830	$1,442	$3,095
Institutional Shares	$129	$479	$854	$1,906
Class IR Shares	$144	$527	$936	$2,078

Portfolio Turnover

The Fund pays transaction costs when it buys and sells securities or instruments (i.e., “turns over” its portfolio). A high rate of portfolio turnover may result in increased transaction costs, including brokerage commissions, which must be borne by the Fund and its shareholders, and is also likely to result in higher short-term capital gains for taxable shareholders. These costs are not reflected in annual fund operating expenses or in the expense example above, but are reflected in the Fund’s performance. The Fund’s portfolio turnover rate for the fiscal year ended October 31, 2014 was 64% of the average value of its portfolio.

Principal Strategy

The Fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a portfolio of equity investments in Brazil, Russia, India and China (“BRIC countries”) or in issuers that participate in the markets of the BRIC countries. Such equity investments may include exchange-traded funds (“ETFs”), futures and other instruments with similar economic exposures.

An issuer participates in the markets of the BRIC countries if the issuer:

¢	Has a class of its securities whose principal securities market is in a BRIC country;
¢	Is organized under the laws of, or has a principal office in, a BRIC country; or
¢	Maintains 50% or more of its assets in one or more BRIC countries.

Under normal circumstances, the Fund maintains investments in at least four emerging countries: Brazil, Russia, India and China. Generally, the Fund may invest in issuers that expose the Fund to the prevailing economic circumstances and factors present in the BRIC countries. The Fund may also invest in other emerging country issuers, in addition to BRIC country issuers.

Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings in the Fund’s portfolio relative to the benchmark of the Fund are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk. The Fund’s investments are selected using a strong valuation discipline to purchase what the Investment Adviser believes are well-positioned, cash-generating businesses run by shareholder-oriented management teams.

The Fund may also invest in: (i) fixed income securities of private and government emerging country issuers; and (ii) equity and fixed income securities, such as government, corporate and bank debt obligations, of developed country issuers.

The Fund’s benchmark index is the Morgan Stanley Capital International (MSCI) BRIC Index (Net, USD, Unhedged).

THE FUND IS NON-DIVERSIFIED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (“INVESTMENT COMPANY ACT”), AND MAY INVEST A LARGER PERCENTAGE OF ITS ASSETS IN FEWER ISSUERS THAN DIVERSIFIED MUTUAL FUNDS.

Principal Risks of the Fund

Loss of money is a risk of investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any government agency. The Fund should not be relied upon as a complete investment program. There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve substantial risks which prospective investors should consider carefully before investing.

BRIC Risk.  The Fund’s investment exposure to the BRIC countries will subject the Fund, to a greater extent than if investments were not made in those countries, to the risks of conditions and events that may be particular to those countries, such as: volatile economic cycles and/or securities markets; adverse exchange rates; social, political, regulatory, economic or environmental events; or natural disasters. The economies, industries, securities and currency markets of Brazil, Russia, India and China may be adversely affected by protectionist trade policies, slow economic activity worldwide, political and social instability, environmental events and natural disasters, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S.

Foreign and Emerging Countries Risk.  Foreign securities may be subject to risk of loss because of more or less foreign government regulation, less public information and less economic, political and social stability in the countries in which the Fund invests. Loss may also result from the imposition of exchange controls, sanctions, confiscations and other government restrictions by the United States or other governments, or from problems in registration, settlement or custody. Foreign risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. To the extent the Fund also invests in securities of issuers located in emerging countries, these risks may be more pronounced.

Large Shareholder Transactions Risk.  The Fund may experience adverse effects when certain large shareholders purchase or redeem large amounts of shares of the Fund. Such large shareholder redemptions may cause the Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the Fund’s net asset value (“NAV”) and liquidity. Similarly, large Fund share purchases may adversely affect the Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in the Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.

Liquidity Risk.  The Fund may make investments that are illiquid or that may become less liquid in response to market developments or adverse investor perceptions. Illiquid investments may be more difficult to value. Liquidity risk may also refer to the risk that the Fund will not be able to pay redemption proceeds within the allowable time period because of unusual market conditions, an unusually high volume of redemption requests, or other reasons. To meet redemption requests, the Fund may be forced to sell securities at an unfavorable time and/or under unfavorable conditions.

Market Risk.  The value of the securities in which the Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/or general economic conditions throughout the world due to increasingly interconnected global economies and financial markets.

Non-Diversification Risk.  The Fund is non-diversified, meaning that it is permitted to invest a larger percentage of its assets in fewer issuers than diversified mutual funds. Thus, the Fund may be more susceptible to adverse developments affecting any single issuer held in its portfolio, and may be more susceptible to greater losses because of these developments.

Sector Risk.  To the extent the Fund invests a significant amount of its assets in one or more sectors, such as the financial services or telecommunications sectors, the Fund will be subject to greater risk of loss as a result of adverse economic, business or other developments than if its investments were diversified across different sectors.

Stock Risk.  Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

Performance

The bar chart and table below provide an indication of the risks of investing in the Fund by showing: (a) changes in the performance of the Fund’s Class A Shares from year to year; and (b) how the average annual total returns of the Fund’s Class A, Class C, Institutional and Class IR Shares compare to those of a broad-based securities market index. The Fund’s past performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available at no cost at www.gsamfunds.com/performance or by calling the appropriate phone number on the back cover of this Prospectus.

The bar chart (including “Best Quarter” and “Worst Quarter” information) does not reflect the sales loads applicable to Class A Shares. If the sales loads were reflected, returns would be less. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown.

TOTAL RETURN	CALENDAR YEAR (CLASS A)

The total return for Class A Shares for the 6-month period ended June 30, 2015 was 10.04%. Best Quarter Q2 ‘09 +44.38% Worst Quarter Q3 ‘08 –34.71%

AVERAGE ANNUAL TOTAL RETURN

For the period ended December 31, 2014	1 Year	5 Years	Since Inception
Class A Shares (Inception 6/30/06)
Returns Before Taxes	–9.22%	–3.61%	2.78%
Returns After Taxes on Distributions	–9.22%	–3.62%	2.58%
Returns After Taxes on Distributions and Sale of Fund Shares	–5.09%	–2.62%	2.22%
MSCI BRIC Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.85%	–1.92%	4.60%
Class C Shares (Inception 6/30/06)
Returns Before Taxes	–5.60%	–3.25%	2.68%
MSCI BRIC Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.85%	–1.92%	4.60%
Institutional Shares (Inception 6/30/06)
Returns Before Taxes	–3.57%	–2.13%	3.87%
MSCI BRIC Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.85%	–1.92%	4.60%
Class IR Shares (Inception 8/31/10)
Returns Before Taxes	–3.74%	N/A	–1.59%
MSCI BRIC Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.85%	N/A	–1.22%

The after-tax returns are for Class A Shares only. The after-tax returns for Class C, Institutional and Class IR Shares will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

Portfolio Management

Goldman Sachs Asset Management International is the investment adviser for the Fund (the “Investment Adviser” or “GSAMI”).

Portfolio Managers:  Prashant Khemka, Managing Director, has managed the Fund since 2015; and Basak Yavuz, CFA, Executive Director, has managed the Fund since 2015.

Buying and Selling Fund Shares

The minimum initial investment for Class A and Class C Shares is, generally, $1,000. The minimum initial investment for Institutional Shares is, generally, $1,000,000 for individual or certain institutional investors, alone or in combination with other assets under the management of the Investment Adviser and its affiliates. There is no minimum for initial purchases of Class IR Shares. Those share classes with a minimum initial investment requirement do not impose it on certain employee benefit plans, and Institutional Shares do not impose it on certain investment advisers investing on behalf of other accounts.

The minimum subsequent investment for Class A and Class C shareholders is $50, except for certain employee benefit plans, for which there is no minimum. There is no minimum subsequent investment for Institutional or Class IR shareholders.

You may purchase and redeem (sell) shares of the Fund on any business day through certain banks, trust companies, brokers, dealers, investment advisers and other financial institutions (“Authorized Institutions”).

Tax Information

For important tax information, please see “Tax Information” on page 21 of this Prospectus.

Payments to Broker-Dealers and Other Financial Intermediaries

For important information about financial intermediary compensation, please see “Payments to Broker-Dealers and Other Financial Intermediaries” on page 21 of this Prospectus.

Goldman Sachs Emerging Markets Equity Fund—Summary

Investment Objective

The Goldman Sachs Emerging Markets Equity Fund (the “Fund”) seeks long-term capital appreciation.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts on purchases of Class A Shares if you and your family invest, or agree to invest in the future, at least $50,000 in Goldman Sachs Funds. More information about these and other discounts is available from your financial professional and in “Shareholder Guide—Common Questions Applicable to the Purchase of Class A Shares” beginning on page 47 of this Prospectus and “Other Information Regarding Maximum Sales Charge, Purchases, Redemptions, Exchanges and Dividends” beginning on page B-111 of the Fund’s Statement of Additional Information (“SAI”).

	Class A		Class C		Institutional		Service		Class IR		Class R6
Shareholder Fees
(fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	5.50%		None		None		None		None		None
Maximum Deferred Sales Charge (Load) (as a percentage of the lower of original purchase price or sale proceeds)[1]	None		1.00%		None		None		None		None
	Class A		Class C		Institutional		Service		Class IR		Class R6
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.20%		1.20%		1.20%		1.20%		1.20%		1.20%
Distribution and/or Service (12b-1) Fees	0.25%		0.75%		None		0.25%		None		None
Other Expenses[2]	0.48%		0.73%		0.33%		0.58%		0.48%		0.31%
Service Fees	Non	e	0.25%		Non	e	Non	e	Non	e	Non	e
Shareholder Administration Fees	Non	e	Non	e	Non	e	0.25%		Non	e	Non	e
All Other Expenses	0.48%		0.48%		0.33%		0.33%		0.48%		0.31%
Acquired Fund Fees and Expenses	0.01%		0.01%		0.01%		0.01%		0.01%		0.01%
Total Annual Fund Operating Expenses	1.94%		2.69%		1.54%		2.04%		1.69%		1.52%
Fee Waiver and Expense Limitaion[3,4]	(0.30)%		(0.29)%		(0.30)%		(0.29)%		(0.29)%		(0.30)%
Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation[3,5]	1.64%		2.40%		1.24%		1.75%		1.40%		1.22%

[1]	A contingent deferred sales charge (“CDSC”) of 1% is imposed on Class C Shares redeemed within 12 months of purchase.
[2]	The differences in the “Other Expenses” ratios across the share classes are the result of, among other things, contractual differences in transfer agency fees and the effect of mathematical rounding on the daily accrual of certain expenses, particularly in respect of small share classes. The “Other Expenses” for Class R6 Shares have been estimated to reflect expenses expected to be incurred during the current fiscal year.
[3]	The “Total Annual Fund Operating Expenses” do not correlate to the ratios of net and total expenses to average net assets provided in the Financial Highlights, which reflect the operating expenses of the Fund and do not include “Acquired Fund Fees and Expenses.”
[4]	The Investment Adviser has agreed to (i) waive a portion of its management fees in order to achieve an effective net management fee rate of 1.02% as an annual percentage rate of the average daily net assets of the Fund; and (ii) reduce or limit “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees, shareholder administration fees, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.194% of the Fund’s average daily net assets. These arrangements will remain in effect through at least July 31, 2016, and prior to such date, the Investment Adviser may not terminate the arrangement without the approval of the Board of Trustees.
[5]	The Fund’s “Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation” have been restated to reflect the fee waiver and expense limitation currently in effect.

Expense Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in Class A, Class C, Institutional, Service, Class IR and/or Class R6 Shares of the Fund for the time periods indicated and then redeem all of your Class A, Class C, Institutional, Service, Class IR and/or Class R6 Shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same (except that the Example incorporates the fee waiver and expense limitation arrangements for only the first year). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class A Shares	$708	$1,098	$1,513	$2,667
Class C Shares
– Assumingcomplete redemption at end of period	$343	$808	$1,399	$3,001
– Assumingno redemption	$243	$808	$1,399	$3,001
Institutional Shares	$126	$457	$811	$1,810
Service Shares	$178	$612	$1,072	$2,346
Class IR Shares	$143	$505	$891	$1,974
Class R6 Shares	$124	$451	$801	$1,787

Portfolio Turnover

The Fund pays transaction costs when it buys and sells securities or instruments (i.e., “turns over” its portfolio). A high rate of portfolio turnover may result in increased transaction costs, including brokerage commissions, which must be borne by the Fund and its shareholders, and is also likely to result in higher short-term capital gains for taxable shareholders. These costs are not reflected in annual fund operating expenses or in the expense example above, but are reflected in the Fund’s performance. The Fund’s portfolio turnover rate for the fiscal year ended October 31, 2014 was 114% of the average value of its portfolio.

Principal Strategy

The Fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a diversified portfolio of equity investments in emerging country issuers. Such equity investments may include exchange-traded funds (“ETFs”), futures and other instruments with similar economic exposures. The Investment Adviser may consider classifications by the World Bank, the International Finance Corporation, the United Nations (and its agencies) or the Fund’s benchmark index provider in determining whether a country is emerging or developed. Emerging countries are generally located in Africa, Asia, the Middle East, Eastern Europe and Central and South America.

An emerging country issuer is any company that either:

¢	Has a class of its securities whose principal securities market is in an emerging country;
¢	Is organized under the laws of, or has a principal office in, an emerging country;
¢	Derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more emerging countries; or
¢	Maintains 50% or more of its assets in one or more emerging countries.

Under normal circumstances, the Fund maintains investments in at least six emerging countries, and will not invest more than 35% of its Net Assets in securities of issuers in any one emerging country. Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings in the Fund’s portfolio relative to the benchmark of the Fund are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk. The Fund’s investments are selected using a strong valuation discipline to purchase what the Investment Adviser believes are well-positioned, cash-generating businesses run by shareholder-oriented management teams.

The Fund may invest in: (i) fixed income securities of private and government emerging country issuers; and (ii) equity and fixed income securities, such as government, corporate and bank debt obligations, of developed country issuers.

The Fund’s benchmark index is the Morgan Stanley Capital International (MSCI) Emerging Markets Index (Net, USD, Unhedged).

Principal Risks of the Fund

Loss of money is a risk of investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any government agency. The Fund should not be relied upon as a complete investment program. There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve substantial risks which prospective investors should consider carefully before investing.

Foreign and Emerging Countries Risk.  Foreign securities may be subject to risk of loss because of more or less foreign government regulation, less public information and less economic, political and social stability in the countries in which the Fund invests. Loss may also result from the imposition of exchange controls, sanctions, confiscations and other government restrictions by the United

States or other governments, or from problems in registration, settlement or custody. Foreign risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. To the extent the Fund also invests in securities of issuers located in emerging countries, these risks may be more pronounced.

The Fund may invest heavily in issuers located in Brazil, Russia, India and China, and therefore may be particularly exposed to the economies, industries, securities and currency markets of these four countries, which may be adversely affected by protectionist trade policies, slow economic activity worldwide, political and social instability, environmental events and natural disasters, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S.

Large Shareholder Transactions Risk.  The Fund may experience adverse effects when certain large shareholders purchase or redeem large amounts of shares of the Fund. Such large shareholder redemptions may cause the Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the Fund’s net asset value (“NAV”) and liquidity. Similarly, large Fund share purchases may adversely affect the Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in the Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.

Liquidity Risk.  The Fund may make investments that are illiquid or that may become less liquid in response to market developments or adverse investor perceptions. Illiquid investments may be more difficult to value. Liquidity risk may also refer to the risk that the Fund will not be able to pay redemption proceeds within the allowable time period because of unusual market conditions, an unusually high volume of redemption requests, or other reasons. To meet redemption requests, the Fund may be forced to sell securities at an unfavorable time and/or under unfavorable conditions.

Market Risk.  The value of the securities in which the Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/or general economic conditions throughout the world due to increasingly interconnected global economies and financial markets.

Sector Risk.  To the extent the Fund invests a significant amount of its assets in one or more sectors, such as the financial services or telecommunications sectors, the Fund will be subject to greater risk of loss as a result of adverse economic, business or other developments than if its investments were diversified across different sectors.

Stock Risk.  Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

Performance

The bar chart and table below provide an indication of the risks of investing in the Fund by showing: (a) changes in the performance of the Fund’s Institutional Shares from year to year; and (b) how the average annual total returns of the Fund’s Class A, Class C, Institutional, Service, Class IR and Class R6 Shares compare to those of a broad-based securities market index. The Fund’s past performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available at no cost at www.gsamfunds.com/performance or by calling the appropriate phone number on the back cover of this Prospectus. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown.

TOTAL RETURN	CALENDAR YEAR (INSTITUTIONAL)

The total return for Institutional Shares for the 6-month period ended June 30, 2015 was 7.90%. Best Quarter Q2 ‘09 +36.68% Worst Quarter Q4 ‘08 –29.14%

AVERAGE ANNUAL TOTAL RETURN

For the period ended December 31, 2014	1 Year	5 Years	10 Years	Since Inception
Class A Shares (Inception 12/15/97)
Returns Before Taxes	–4.60%	–0.06%	6.29%	5.84%
Returns After Taxes on Distributions	–4.48%	0.09%	5.57%	5.30%
Returns After Taxes on Distributions and Sale of Fund Shares	–2.48%	0.15%	5.24%	4.89%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	1.78%	8.40%	6.78%
Class C Shares (Inception 12/15/97)
Returns Before Taxes	–0.93%	0.30%	6.09%	5.51%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	1.78%	8.40%	6.78%
Institutional Shares (Inception 12/15/97)
Returns Before Taxes	1.26%	1.47%	7.32%	6.73%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	1.78%	8.40%	6.78%
Service Shares (Inception 12/15/97)
Returns Before Taxes	0.75%	0.96%	6.78%	6.08%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	1.78%	8.40%	6.78%
Class IR Shares (Inception 8/31/10)
Returns Before Taxes	1.15%	N/A	N/A	2.12%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	N/A	N/A	2.13%
Class R6 Shares (Inception 7/31/15)*
Returns	1.26%	1.47%	7.32%	6.73%
MSCI Emerging Markets Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–2.19%	1.78%	8.40%	6.78%

*	Class R6 Shares commenced operations on July 31, 2015. Prior to that date, the performance of the Class R6 Shares is that of the Institutional Shares. Performance prior to July 31, 2015 has not been adjusted to reflect the lower expenses of Class R6 Shares. Class R6 Shares would have had similar returns (because these share classes represent interests in the same portfolio of securities) that differed only to the extent that Class R6 Shares and Institutional Shares have different expenses.

The after-tax returns are for Class A Shares only. The after-tax returns for Class C, Institutional, Service and Class IR Shares, and returns for Class R6 Shares (which are offered exclusively to employee benefit plans), will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

Portfolio Management

Goldman Sachs Asset Management International is the investment adviser for the Fund (the “Investment Adviser” or “GSAMI”).

Portfolio Managers:  Prashant Khemka, Managing Director, has managed the Fund since 2015; and Basak Yavuz, CFA, Executive Director, has managed the Fund since 2015.

Buying and Selling Fund Shares

The minimum initial investment for Class A and Class C Shares is, generally, $1,000. The minimum initial investment for Institutional Shares is, generally, $1,000,000 for individual or certain institutional investors, alone or in combination with other assets under the management of the Investment Adviser and its affiliates. There is no minimum for initial purchases of Class IR or Class R6 Shares. Those share classes with a minimum initial investment requirement do not impose it on certain employee benefit plans, and Institutional Shares do not impose it on certain investment advisers investing on behalf of other accounts.

The minimum subsequent investment for Class A and Class C shareholders is $50, except for certain employee benefit plans, for which there is no minimum. There is no minimum subsequent investment for Institutional, Class IR or Class R6 shareholders.

The Fund does not impose minimum purchase requirements for initial or subsequent investments in Service Shares, although an Authorized Institution (as defined below) may impose such minimums and/or establish other requirements such as a minimum account balance.

You may purchase and redeem (sell) shares of the Fund on any business day through certain banks, trust companies, brokers, dealers, investment advisers and other financial institutions (“Authorized Institutions”).

Tax Information

For important tax information, please see “Tax Information” on page 21 of this Prospectus.

Payments to Broker-Dealers and Other Financial Intermediaries

For important information about financial intermediary compensation, please see “Payments to Broker-Dealers and Other Financial Intermediaries” on page 21 of this Prospectus.

Goldman Sachs N-11 Equity Fund—Summary

Investment Objective

The Goldman Sachs N-11 Equity Fund (the “Fund”) seeks long-term capital appreciation.

Fees and Expenses of the Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund. You may qualify for sales charge discounts on purchases of Class A Shares if you and your family invest, or agree to invest in the future, at least $50,000 in Goldman Sachs Funds. More information about these and other discounts is available from your financial professional and in “Shareholder Guide—Common Questions Applicable to the Purchase of Class A Shares” beginning on page 47 of this Prospectus and “Other Information Regarding Maximum Sales Charge, Purchases, Redemptions, Exchanges and Dividends” beginning on page B-111 of the Fund’s Statement of Additional Information (“SAI”).

	Class A		Class C	Institutional		Class IR
Shareholder Fees
(fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	5.50%		None	None		None
Maximum Deferred Sales Charge (Load) (as a percentage of the lower of original purchase price or sale proceeds)[1]	None		1.00%	None		None

	Class A		Class C	Institutional		Class IR
Annual Fund Operating Expenses
(expenses that you pay each year as a percentage of the value of your investment)
Management Fees	1.30%		1.30%	1.30%		1.30%
Distribution and/or Service (12b-1) Fees	0.25%		0.75%	None		None
Other Expenses[2]	0.52%		0.77%	0.37%		0.51%
Service Fees	Non	e	0.25%	Non	e	Non	e
All Other Expenses	0.52%		0.52%	0.37%		0.51%
Total Annual Fund Operating Expenses	2.07%		2.82%	1.67%		1.81%
Fee Waiver and Expense Limitation[3]	(0.34)%		(0.34)%	(0.34)%		(0.33)%
Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation[4]	1.73%		2.48%	1.33%		1.48%

[1]	A contingent deferred sales charge (“CDSC”) of 1% is imposed on Class C Shares redeemed within 12 months of purchase.
[2]	The differences in the “Other Expenses” ratios across the share classes are the result of, among other things, contractual differences in transfer agency fees and the effect of mathematical rounding on the daily accrual of certain expenses, particularly in respect of small share classes.
[3]	The Investment Adviser has agreed to (i) waive a portion of its management fees in order to achieve an effective net management fee rate of 1.13% as an annual percentage rate of the average daily net assets of the Fund; and (ii) reduce or limit “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees, taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.164% of the Fund’s average daily net assets. These arrangements will remain in effect through at least July 31, 2016, and prior to such date, the Investment Adviser may not terminate the arrangements without the approval of the Board of Trustees.
[4]	The Fund’s “Total Annual Fund Operating Expenses After Fee Waiver and Expense Limitation” have been restated to reflect the fee waiver and expense limitation currently in effect.

Expense Example

This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in Class A, Class C, Institutional and Class IR Shares of the Fund for the time periods indicated and then redeem all of your Class A, Class C, Institutional and Class IR Shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund’s operating expenses remain the same (except that the

Example incorporates the fee waiver and expense limitation arrangements for only the first year). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	1 Year	3 Years	5 Years	10 Years
Class A Shares	$716	$1,132	$1,573	$2,793
Class C Shares
– Assuming complete redemption at end of period	$351	$842	$1,459	$3,123
– Assuming no redemption	$251	$842	$1,459	$3,123
Institutional Shares	$135	$493	$875	$1,948
Class IR Shares	$151	$537	$949	$2,100

Portfolio Turnover

The Fund pays transaction costs when it buys and sells securities or instruments (i.e., “turns over” its portfolio). A high rate of portfolio turnover may result in increased transaction costs, including brokerage commissions, which must be borne by the Fund and its shareholders, and is also likely to result in higher short-term capital gains for taxable shareholders. These costs are not reflected in annual fund operating expenses or in the expense example above, but will be reflected in the Fund’s performance. The Fund’s portfolio turnover rate for the fiscal year ended October 31, 2014 was 41% of the average value of its portfolio.

Principal Strategies

The Fund invests, under normal circumstances, at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) (“Net Assets”) in a portfolio of equity investments that are tied economically to the “N-11 countries,” as defined below, or in issuers that participate in the markets of the N-11 countries. The Investment Adviser considers an investment to be tied economically to the N-11 countries if the investment is included in an index representative of one or more N-11 countries, the investment’s returns are linked to the performance of such an index, or the investment is exposed to the economic risks and returns of one or more N-11 countries.

An issuer participates in the markets of the N-11 countries if the issuer:

¢	Has a class of its securities whose principal securities market is in a N-11 country;
¢	Is organized under the laws of, or has a principal office in, a N-11 country;
¢	Derives 50% or more of its total revenue or profit from goods produced, sales made or services provided in one or more N-11 countries; or
¢	Maintains 50% or more of its assets in one or more N-11 countries.

The “N-11 countries” are countries that have been identified by the Goldman Sachs Global Economics, Commodities, and Strategy Research Team as the “Next Eleven” emerging countries after the BRICs (i.e., after Brazil, Russia, India and China) that share the potential to experience high economic growth and be important contributors to global gross domestic product (GDP) in the future.

The N-11 countries are Bangladesh, Egypt, Indonesia, Iran, Mexico, Nigeria, Pakistan, Philippines, South Korea, Turkey and Vietnam. The Fund will not invest in issuers organized under the laws of Iran, or domiciled in Iran, or in certain other issuers as necessary to comply with U.S. economic sanctions against Iran. Only securities open to foreign ownership by U.S. investors are eligible for investment by the Fund, and in some instances the Fund may be subject to foreign ownership limitations in these countries. The Fund may not be invested in all of the N-11 countries at all times. Under normal circumstances, the Fund maintains investments that are tied economically to and/or issuers that participate in the markets of at least four of the N-11 countries, and will not invest more than 50% of its Net Assets in investments that are tied economically to and/or issuers that participate in the markets of any one country.

The Fund expects to invest primarily in equity securities, including common or ordinary stocks, American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), preferred stock, convertible securities, investment companies (including other mutual funds or exchange-traded funds (“ETFs”)), and rights and warrants. The Fund’s equity investments may also include equity swaps, equity index swaps, futures, participation notes, options and other derivatives and structured securities, which are used primarily to gain broad access to markets and/or individual securities that may be difficult to access via direct investment in equity securities.

The Fund’s investments are selected using a strong valuation discipline based on industry specific metrics, to purchase what the Investment Adviser believes are well positioned, cash-generating businesses run by shareholder-oriented management teams. From a valuation perspective, the Investment Adviser generally looks for companies where its proprietary estimate of their earnings, asset value or cash flow is meaningfully different from consensus; or where the Investment Adviser believes growth in intrinsic value is not reflected in the share price. Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to the Fund’s other holdings, and how the addition will impact the Fund’s sector and industry weightings. The largest weightings are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk. The Fund’s investments may include companies of all capitalization sizes.

The Fund may invest in: (i) developed country investments and other emerging country investments; and (ii) fixed income investments, including non-investment grade fixed income securities.

The Fund will not invest more than 25% of the value of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry, except that, to the extent that an industry represents 20% or more of the Fund’s benchmark index at the time of investment, the Fund may invest up to 35% of its assets in that industry.

The Fund’s benchmark index is the Morgan Stanley Capital International (MSCI) Next 11 ex Iran GDP Weighted Index (Net, USD, Unhedged).

THE FUND IS NON-DIVERSIFIED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (“INVESTMENT COMPANY ACT”), AND MAY INVEST A LARGER PERCENTAGE OF ITS ASSETS IN FEWER ISSUERS THAN DIVERSIFIED MUTUAL FUNDS.

Principal Risks of the Fund

Loss of money is a risk of investing in the Fund. An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any government agency. The Fund should not be relied upon as a complete investment program. There can be no assurance that the Fund will achieve its investment objective. Investments in the Fund involve substantial risks which prospective investors should consider carefully before investing.

Banking Industry Risk.  An adverse development in the banking industry may affect the value of the Fund’s investments more than if the Fund were not invested to such a degree in the banking industry. Banks may be particularly susceptible to certain economic factors such as interest rate changes, adverse developments in the real estate market, fiscal, regulatory and monetary policy and general economic cycles.

Foreign and Emerging Countries Risk.  Foreign securities may be subject to risk of loss because of more or less foreign government regulation, less public information and less economic, political and social stability in the countries in which the Fund invests. Loss may also result from the imposition of exchange controls, sanctions, confiscations and other government restrictions by the United States or other governments, or from problems in registration, settlement or custody. Foreign risk also involves the risk of negative foreign currency rate fluctuations, which may cause the value of securities denominated in such foreign currency (or other instruments through which the Fund has exposure to foreign currencies) to decline in value. Currency exchange rates may fluctuate significantly over short periods of time. To the extent the Fund also invests in securities of issuers located in emerging countries, these risks may be more pronounced.

The Fund will invest heavily in issuers located in or that participate in the markets of Bangladesh, Egypt, Indonesia, Mexico, Nigeria, Pakistan, Philippines, South Korea, Turkey and Vietnam and therefore will be particularly exposed to the economies, industries, securities and currency markets of these countries, which may be adversely affected by protectionist trade policies, slow economic activity worldwide, political and social instability, environmental events and natural disasters, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S. The N-11 countries currently generally have smaller economies or less developed capital markets than traditional emerging markets countries, and, as a result, the risks of investing in emerging market countries are magnified in these countries.

Foreign Custody Risk.  The Fund may hold foreign securities and cash with foreign banks, agents, and securities depositories appointed by the Fund’s custodian (each a “Foreign Custodian”). Some Foreign Custodians may be recently organized or new to the foreign custody business. In some countries, Foreign Custodians may be subject to little or no regulatory oversight over or independent evaluation of their operations. Further, the laws of certain countries may place limitations on the Fund’s ability to recover its assets if a Foreign Custodian enters bankruptcy. Investments in emerging markets may be subject to even greater custody risks than investments in more developed markets. Custody services in emerging market countries are very often underdeveloped and may be considerably less well regulated than in more developed countries, and thus may not afford the same level of investor protection as would apply in developed countries.

Industry Concentration Risk.  The Fund will not invest more than 25% of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry, except that, to the extent that an industry represents 20% or more of the Fund’s benchmark index at the time of investment, the Fund may invest up to 35% of its assets in that industry. Concentrating Fund investments in a limited number of issuers conducting business in the same industry will subject the Fund to a greater risk of loss as a result of adverse economic, business or other developments affecting that industry than if its investments were not so concentrated.

Large Shareholder Transactions Risk.  The Fund may experience adverse effects when certain large shareholders purchase or redeem large amounts of shares of the Fund. Such large shareholder redemptions may cause the Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact the Fund’s net asset value (“NAV”) and liquidity. Similarly, large Fund share purchases may adversely affect the Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in the Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.

Liquidity Risk.  The Fund may make investments that are illiquid or that may become less liquid in response to market developments or adverse investor perceptions. Illiquid investments may be more difficult to value. Liquidity risk may also refer to the risk that the Fund will not be able to pay redemption proceeds within the allowable time period because of unusual market conditions, an unusually high volume of redemption requests, or other reasons. To meet redemption requests, the Fund may be forced to sell securities at an unfavorable time and/or under unfavorable conditions.

Market Risk.  The value of the securities in which the Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/or general economic conditions throughout the world due to increasingly interconnected global economies and financial markets.

Non-Diversification Risk.  The Fund is non-diversified, meaning that it is permitted to invest a larger percentage of its assets in fewer issuers than diversified mutual funds. Thus, the Fund may be more susceptible to adverse developments affecting any single issuer held in its portfolio, and may be more susceptible to greater losses because of these developments.

Sector Risk.  To the extent the Fund invests a significant amount of its assets in one or more sectors, such as the financial services or telecommunications sectors, the Fund will be subject to greater risk of loss as a result of adverse economic, business or other developments than if its investments were diversified across different sectors.

Stock Risk.  Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

Performance

The bar chart and table below provide an indication of the risks of investing in the Fund by showing: (a) changes in the performance of the Fund’s Institutional Shares from year to year; and (b) how the average annual total returns of the Fund’s Class A, Class C, Institutional and Class IR Shares compare to those of a broad-based securities market index. The Fund’s past performance, before and after taxes, is not necessarily an indication of how the Fund will perform in the future. Updated performance information is available at no cost at www.gsamfunds.com/performance or by calling the appropriate phone number on the back cover of this Prospectus. Performance reflects applicable fee waivers and/or expense limitations in effect during the periods shown.

TOTAL RETURN	CALENDAR YEAR (INSTITUTIONAL)

The total return for Institutional Shares for the 6-month period ended June 30, 2015 was –4.70%. Best Quarter Q1 ‘12 +11.20% Worst Quarter Q2 ‘13 –7.92%

AVERAGE ANNUAL TOTAL RETURN

For the period ended December 31, 2014	1 Year	Since Inception
Class A Shares (Inception 2/28/11)
Returns Before Taxes	–7.19%	0.15%
Returns After Taxes on Distributions	–6.99%	0.25%
Returns After Taxes on Distributions and Sale of Fund Shares	–3.87%	0.25%
Class C Shares (Inception 2/28/11)
Returns Before Taxes	2.50%	4.24%
Institutional Shares (Inception 2/28/11)
Returns Before Taxes	–3.52%	0.87%
Class IR Shares (Inception 2/28/11)
Returns Before Taxes	–1.39%	2.04%
MSCI Next 11 ex Iran GDP Weighted Index (Net, USD, Unhedged; reflects no deduction for fees or expenses)	–1.56%	1.89%

The after-tax returns are for Class A Shares only. The after-tax returns for Class C, Institutional and Class IR Shares will vary. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown. In addition, the after-tax returns shown are not relevant to investors who hold Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

Portfolio Management

Goldman Sachs Asset Management International is the investment adviser for the Fund (the “Investment Adviser” or “GSAMI”).

Portfolio Managers:  Prashant Khemka, Managing Director, has managed the Fund since 2015; and Basak Yavuz, CFA, Executive Director, has managed the Fund since 2013.

Buying and Selling Fund Shares

The minimum initial investment for Class A and Class C Shares is, generally, $1,000. The minimum initial investment for Institutional Shares is, generally, $1,000,000 for individual or certain institutional investors, alone or in combination with other assets under the management of the Investment Adviser and its affiliates. There is no minimum for initial purchases of Class IR Shares. Those share classes with a minimum initial investment requirement do not impose it on certain employee benefit plans, and Institutional Shares do not impose it on certain investment advisers investing on behalf of other accounts.

The minimum subsequent investment for Class A and Class C shareholders is $50, except for certain employee benefit plans, for which there is no minimum. There is no minimum subsequent investment for Institutional or Class IR shareholders.

You may purchase and redeem (sell) shares of the Fund on any business day through certain banks, trust companies, brokers, dealers, investment advisers and other financial institutions (“Authorized Institutions”).

The Fund is generally closed to new investors. Current shareholders and certain other categories of investors may still be eligible to purchase shares. For more information, see “What Else Should I Know About Share Purchases?” in the Shareholder Guide of this Prospectus.

Tax Information

For important tax information, please see “Tax Information” on page 21 of this Prospectus.

Payments to Broker-Dealers and Other Financial Intermediaries

For important information about financial intermediary compensation, please see “Payments to Broker-Dealers and Other Financial Intermediaries” on page 21 of this Prospectus.

Fundamental Emerging Markets Equity Funds – Additional Summary Information

Tax Information

The Funds’ distributions are taxable, and will be taxed as ordinary income or capital gains, unless you are investing through a tax-deferred arrangement, such as a 401(k) plan or an individual retirement account. Investments through tax-deferred arrangements may become taxable upon withdrawal from such arrangements.

Payments to Broker-Dealers and Other Financial Intermediaries

If you purchase a Fund through an Authorized Institution, the Fund and/or its related companies may pay the Authorized Institution for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the Authorized Institution and your salesperson to recommend a Fund over another investment. Ask your salesperson or visit your Authorized Institution’s website for more information.

Investment Management Approach

INVESTMENT OBJECTIVE

The Asia Equity, BRIC, Emerging Markets Equity and N-11 Equity Funds seek long term capital appreciation. Each Fund’s investment objective may be changed without shareholder approval upon 60 days notice.

PRINCIPAL INVESTMENT STRATEGIES

Asia Equity Fund

The Fund seeks to achieve long-term capital appreciation by investing, under normal circumstances, at least 80% of its Net Assets in a diversified portfolio of equity investments in Asian issuers (excluding Japanese issuers). Such equity investments may include ETFs, futures and other instruments with similar economic exposures. To the extent required by Securities and Exchange Commission (“SEC”) regulations, shareholders will be provided with sixty days notice in the manner prescribed by the SEC before any change in the Fund’s policy to invest at least 80% of its Net Assets in the particular type of investment suggested by its name. An Asian issuer is any company that either:

¢	Has a class of its securities whose principal securities market is in one or more Asian countries;
¢	Is organized under the laws of, or has a principal office in, an Asian country;
¢	Derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more Asian countries; or
¢	Maintains 50% or more of its assets in one or more Asian countries.

The Fund may allocate its assets among the Asian countries as determined from time to time by the Investment Adviser. For purposes of the Fund’s investment policies, Asian countries include:

¢ China ¢ Hong Kong ¢ India ¢ Indonesia	¢ Malaysia ¢ Philippines ¢ Singapore	¢ South Korea ¢ Taiwan ¢ Thailand

as well as any other country in Asia (other than Japan) to the extent that foreign investors are permitted by applicable law to make such investments.

Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings in the Fund’s portfolio relative to the benchmark of the Fund are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk.

The Fund may invest in the aggregate up to 20% of its Net Assets in: (i) equity investments in issuers located in non-Asian countries and Japan; and (ii) fixed income securities, such as government, corporate and bank debt obligations.

The Fund’s benchmark index is the Morgan Stanley Capital International (MSCI) All Country Asia ex-Japan Index (Net, USD, Unhedged). The MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. As of January 1, 2015 the MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged) consisted of the following 10 developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, and Thailand. The series of returns reflected by the MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged) approximates the minimum possible dividend reinvestment. The dividend is reinvested after deduction of withholding tax, applying the rate to non-resident individuals who do not benefit from double taxation treaties. MSCI Barra uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI All Country Asia ex-Japan Index (Net, USD, Unhedged) does not reflect any deductions of expenses associated with mutual funds such as management fees and other expenses.

BRIC Fund

The Fund seeks to achieve long-term capital appreciation by investing, under normal circumstances, at least 80% of its Net Assets in a portfolio of equity investments in BRIC countries or in issuers that participate in the markets of the BRIC countries. Such equity investments may include ETFs, futures and other instruments with similar economic exposures.

INVESTMENT MANAGEMENT APPROACH

An issuer participates in the markets of the BRIC countries if the issuer:

¢	Has a class of its securities whose principal securities market is in a BRIC country;
¢	Is organized under the laws of, or has a principal office in, a BRIC country; or
¢	Maintains 50% or more of its assets in one or more BRIC countries.

To the extent required by SEC regulations, shareholders will be provided with sixty days notice in the manner prescribed by the SEC before any change in the Fund’s policy to invest at least 80% of its Net Assets in the particular type of investment suggested by its name. Under normal circumstances, the Fund maintains investments in at least four emerging countries: Brazil, Russia, India and China. Generally, the Fund may invest in issuers that expose the Fund to the prevailing economic circumstances and factors present in the BRIC countries. The Fund’s investments may include companies of all capitalization sizes. The Fund may also invest in other emerging country issuers, in addition to BRIC country issuers. The Investment Adviser may consider classifications by the World Bank, the International Finance Corporation, the United Nations (and its agencies) or the Fund’s benchmark index provider in determining whether a country is emerging or developed.

An emerging country issuer is any company that either:

¢	Has a class of its securities whose principal securities market is in an emerging country;
¢	Is organized under the laws of, or has a principal office in, an emerging country;
¢	Derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more emerging countries; or
¢	Maintains 50% or more of its assets in one or more emerging countries.

Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings in the Fund’s portfolio relative to the benchmark of the Fund are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk.

The Fund may invest in the aggregate up to 20% of its Net Assets in: (i) fixed income securities of private and government emerging country issuers; and (ii) equity and fixed income securities, such as government, corporate and bank debt obligations, of developed country issuers.

The Fund’s benchmark index is the MSCI BRIC Index (Net, USD, Unhedged). The MSCI BRIC Index (Net, USD, Unhedged) is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of the following four emerging market country indices: Brazil, Russia, India and China. For this Index, the dividend is reinvested after deduction of withholding tax, applying the rate to non-resident individuals who do not benefit from double taxation treaties. MSCI Barra uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI BRIC Index (Net, USD, Unhedged) does not reflect any deductions of expenses associated with mutual funds such as management fees and other expenses.

THE FUND IS NON-DIVERSIFIED UNDER THE INVESTMENT COMPANY ACT, AND MAY INVEST A LARGER PERCENTAGE OF ITS ASSETS IN FEWER ISSUERS THAN DIVERSIFIED MUTUAL FUNDS.

Emerging Markets Equity Fund

The Fund seeks to achieve long-term capital appreciation by investing, under normal circumstances, at least 80% of its Net Assets in a diversified portfolio of equity investments in emerging country issuers. Such equity investments may include ETFs, futures and other instruments with similar economic exposures. To the extent required by SEC regulations, shareholders will be provided with sixty days notice in the manner prescribed by the SEC before any change in the Fund’s policy to invest at least 80% of its Net Assets in the particular type of investment suggested by its name. The Investment Adviser may consider classifications by the World Bank, the International Finance Corporation, the United Nations (and its agencies) or the Fund’s benchmark index provider in determining whether a country is emerging or developed. Emerging countries are generally located in Africa, Asia, the Middle East, Central and Eastern Europe and Central and South America. The Investment Adviser currently intends that the Fund’s investment focus will be in the following emerging countries as well as any other emerging country to the extent that foreign investors are permitted by applicable law to make such investments:

¢ Argentina ¢ Brazil ¢ Chile ¢ China ¢ Colombia ¢ Croatia ¢ Czech Republic	¢ Egypt ¢ Greece ¢ Hong Kong ¢ Hungary ¢ India ¢ Indonesia ¢ Israel	¢ Jordan ¢ Kazakhstan ¢ Kuwait ¢ Malaysia ¢ Mexico ¢ Pakistan	¢ Peru ¢ Philippines ¢ Poland ¢ Qatar ¢ Romania ¢ Russia	¢ South Africa ¢ South Korea ¢ Sri Lanka ¢ Taiwan ¢ Thailand ¢ Turkey	¢ UAE (Abu Dhabi and Dubai) ¢ Ukraine ¢ Venezuela ¢ Vietnam

An emerging country issuer is any company that either:

¢	Has a class of its securities whose principal securities market is in an emerging country;
¢	Is organized under the laws of, or has a principal office in, an emerging country;
¢	Derives 50% or more of its total revenue from goods produced, sales made or services provided in one or more emerging countries; or
¢	Maintains 50% or more of its assets in one or more emerging countries.

Under normal circumstances, the Fund maintains investments in at least six emerging countries, and will not invest more than 35% of its Net Assets in securities of issuers in any one emerging country. Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to other holdings, and how the addition will impact sector and industry weightings. The largest weightings are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk.

The Fund may invest in the aggregate up to 20% of its Net Assets in: (i) fixed income securities of private and government emerging country issuers; and (ii) equity and fixed income securities, such as government, corporate and bank debt obligations, of developed country issuers.

The Fund’s benchmark index is the MSCI Emerging Markets Index (Net, USD, Unhedged). The MSCI Emerging Markets Index (Net, USD, Unhedged) is a free float-adjusted market capitalization index that is designed to measure equity market performance of emerging markets. As of January 1, 2015, the MSCI Emerging Markets Index (Net, USD, Unhedged) consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey. For this Index, the dividend is reinvested after deduction of withholding tax, applying the rate to nonresident individuals who do not benefit from double taxation treaties. MSCI Barra uses withholding tax rates applicable to Luxembourg holding companies, as Luxembourg applies the highest rates. The MSCI Emerging Markets Index (Net, USD, Unhedged) does not reflect any deductions of expenses associated with mutual funds such as management fees and other expenses.

N-11 Equity Fund

The Fund invests, under normal circumstances, at least 80% of its Net Assets in a portfolio of equity investments that are tied economically to the N-11 countries or in issuers that participate in the markets of the N-11 countries. The Investment Adviser considers an investment to be tied economically to the N-11 countries if the investment is included in an index representative of one or more N-11 countries, the investment’s returns are linked to the performance of such an index, or the investment is exposed to the economic risks and returns of one or more N-11 countries.

An issuer participates in the markets of the N-11 countries if the issuer:

¢	Has a class of its securities whose principal securities market is in a N-11 country;
¢	Is organized under the laws of, or has a principal office in, a N-11 country;
¢	Derives 50% or more of its total revenue or profit from goods produced, sales made or services provided in one or more N-11 countries; or
¢	Maintains 50% or more of its assets in one or more N-11 countries.

To the extent required by SEC regulations, shareholders will be provided with sixty days notice in the manner prescribed by the SEC before any change in the Fund’s policy to invest at least 80% of its Net Assets in the particular type of investment suggested by its name.

INVESTMENT MANAGEMENT APPROACH

The “N-11 countries” are countries that have been identified by the Goldman Sachs Global Economics, Commodities, and Strategy Research Team as the “Next Eleven” emerging countries after the BRICs (i.e., after Brazil, Russia, India and China) that have the potential to experience high economic growth and be important contributors to global GDP in the future.

The N-11 countries are Bangladesh, Egypt, Indonesia, Iran, Mexico, Nigeria, Pakistan, Philippines, South Korea, Turkey and Vietnam. The Fund will not invest in issuers organized under the laws of Iran, or domiciled in Iran, or in certain other issuers as necessary to comply with U.S. economic sanctions against Iran. Only securities open to foreign ownership by U.S. investors are eligible for investment by the Fund, and in some instances the Fund may be subject to foreign ownership limitations in these countries. The Fund may not be invested in all of the N-11 countries at all times. Under normal circumstances, the Fund maintains investments that are tied economically to and/or issuers that participate in the markets of at least four of the N-11 countries, and will not invest more than 50% of its Net Assets in investments that are tied economically to and/or issuers that participate in the markets of any one country.

The Fund expects to invest primarily in equity securities, including common or ordinary stocks, ADRs, GDRs preferred stock, convertible securities, investment companies (including other mutual funds or ETFs), and rights and warrants. The Fund’s equity investments may also include equity swaps, equity index swaps, futures, participation notes, options and other derivatives and structured securities, which are used primarily to gain broad access to markets and/or individual securities that may be difficult to access via direct investment in equity securities.

The Fund’s investments are selected using a strong valuation discipline based on industry specific metrics, to purchase what the Investment Adviser believes are well-positioned, cash-generating businesses run by shareholder-oriented management teams. From a valuation perspective, the Investment Adviser generally looks for companies where its proprietary estimate of their earnings, asset value or cash flow is meaningfully different from consensus; or where the Investment Adviser believes growth in intrinsic value is not reflected in the share price. Allocation of the Fund’s investments is determined by the Investment Adviser’s assessment of a company’s upside potential and downside risk, how attractive it appears relative to the Fund’s other holdings, and how the addition will impact the Fund’s sector and industry weightings. The largest weightings are given to companies the Investment Adviser believes have the most upside return potential relative to their contribution to overall portfolio risk. The Fund’s investments may include companies of all capitalization sizes.

The Fund will not invest more than 25% of the value of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry, except that, to the extent that an industry represents 20% or more of the Fund’s benchmark index at the time of investment, the Fund may invest up to 35% of its assets in that industry.

The Fund may invest in the aggregate up to 20% of its Net Assets in: (i) developed country investments and other emerging country investments; and (ii) fixed income investments, including non-investment grade fixed income securities.

The Fund’s benchmark index is the MSCI Next 11 ex Iran GDP Weighted Index (Net, Unhedged, USD). The MSCI Next 11 ex Iran GDP Weighted Index (Net, Unhedged, USD) comprises the following 10 emerging and frontier market indices: Bangladesh, Egypt, Indonesia, Mexico, Nigeria, Pakistan, Philippines, South Korea, Turkey and Vietnam. The index is designed to reflect the performance of the Next 11 ex Iran countries based on the size of each country’s economy rather than the size of its equity market, by using country weights based on a country’s gross domestic product (“GDP”). Each country is divided into large- and mid-cap segments and provides exhaustive coverage of these size segments by targeting a coverage range around 85% of free float-adjusted market capitalization in that market. The MSCI Next 11 ex Iran GDP Weighted Index (Net, Unhedged, USD). does not reflect any deductions of expenses associated with mutual funds such as management fees and other expenses.

THE FUND IS NON-DIVERSIFIED UNDER THE INVESTMENT COMPANY ACT, AND MAY INVEST A LARGER PERCENTAGE OF ITS ASSETS IN FEWER ISSUERS THAN DIVERSIFIED MUTUAL FUNDS.

All Funds

The Funds may, from time to time, take temporary defensive positions that are inconsistent with the Funds’ principal investment strategies in attempting to respond to adverse market, political or other conditions. For temporary defensive purposes, each Fund may invest up to 100% of its total assets in securities issued or guaranteed by the U.S. government, its agencies, instrumentalities or sponsored enterprises (“U.S. Government Securities”), commercial paper rated at least A-2 by Standard & Poor’s Ratings Services (“Standard & Poor’s”), P-2 by Moody’s Investors Service, Inc. (“Moody’s”) or having a comparable credit rating by another nationally recognized statistical rating organization (“NRSRO”) (or if unrated, determined by the Investment Adviser to be of comparable credit quality), certificates of deposit, bankers’ acceptances, repurchase agreements, non-convertible preferred stocks and non-convertible corporate bonds with a remaining maturity of less than one year, ETFs and other investment companies and cash items. When a Fund’s assets are invested in such instruments, the Fund may not be achieving its investment objective.

GSAMI’s Global Emerging Markets Equity Investment Philosophy:

Belief	How the Investment Adviser Acts on This Belief
¢ Excess returns can be generated by conducting thorough fundamental research and individual stock selection	Seeks to generate excess returns through an intensive research culture and a strong commitment to on-the-ground research resources around the world.
¢ Differentiated portfolios provide the greatest potential to generate excess returns	Builds portfolios that are reflective of the team’s best investment ideas so that the majority of excess returns is driven by stock selection.
¢ Accountability at the portfolio management level is critical	By ensuring the lead portfolio managers are empowered to make decisions and are fully accountable for the performance of the Funds, we believe we can build portfolios that reflect the best risk reward opportunities from our research teams globally.

GSAMI’s Global Emerging Markets Equity team’s investment philosophy is grounded in the belief that we can achieve a competitive edge through selecting stocks with local expertise while being opportunistic investors. We seek to discover a broad range of investment ideas while being flexible, nimble, contrarian and avoiding complacency. We believe a company’s prospective ability to generate high returns on invested capital will strongly influence investment success. In our view, using a strong valuation discipline to purchase well-positioned, cash-generating businesses run by shareholder-oriented management teams is the best formula for long-term portfolio performance.

References in this Prospectus to a Fund’s benchmark are for informational purposes only, and unless otherwise noted, are not an indication of how a particular Fund is managed.

ADDITIONAL PERFORMANCE INFORMATION

The below is additional information that relates to the “Performance” section of each Fund’s summary section.

Note that the “Best Quarter” and “Worst Quarter” figures shown in the “Performance” section of each Fund’s Summary section are applicable only to the time period covered by the bar chart.

These definitions apply to the after-tax returns shown in the “Performance” section of each Fund’s Summary section.

Average Annual Total Returns Before Taxes.  These returns do not reflect taxes on distributions on a Fund’s Shares nor do they show how performance can be impacted by taxes when shares are redeemed (sold) by you.

Average Annual Total Returns After Taxes on Distributions.  These returns assume that taxes are paid on distributions on a Fund’s Class A Shares (i.e., dividends and capital gains) but do not reflect taxes that may be incurred upon redemption (sale) of the Class A Shares at the end of the performance period.

Average Annual Total Returns After Taxes on Distributions and Sale of Fund Shares.  These returns reflect taxes paid on distributions on a Fund’s Class A Shares and taxes applicable when the shares are redeemed (sold).

Note on Tax Rates.  The after-tax performance figures are calculated using the historically highest individual federal marginal income tax rates at the time of the distributions and do not reflect state and local taxes. In calculating the federal income taxes due on redemptions, capital gains taxes resulting from a redemption are subtracted from the redemption proceeds and the tax benefits from capital losses resulting from the redemption are added to the redemption proceeds. Under certain circumstances, the addition of the tax benefits from capital losses resulting from redemptions may cause the Returns After Taxes on Distributions and Sale of Fund Shares to be greater than the Returns After Taxes on Distributions or even the Returns Before Taxes.

OTHER INVESTMENT PRACTICES AND SECURITIES

Although each Fund’s principal investment strategies are described in the Fund’s Summary—Principal Strategy section of this Prospectus, the following tables identify some of the investment techniques that may (but are not required to) be used by the Funds

INVESTMENT MANAGEMENT APPROACH

in seeking to achieve their investment objectives. The tables also highlight the differences and similarities among the Funds in their use of these techniques and other investment practices and investment securities. Numbers in these tables show allowable usage only; for actual usage, consult the Funds’ annual/semi-annual reports. For more information about these and other investment practices and securities, see Appendix A.

Each Fund publishes on its website (http://www.gsamfunds.com) complete portfolio holdings for the Fund as of the end of each calendar quarter subject to a fifteen calendar-day lag between the date of the information and the date on which the information is disclosed. In addition, the Funds publish on their website month-end top ten holdings subject to a fifteen calendar-day lag between the date of the information and the date on which the information is disclosed. This information will be available on the website until the date on which a Fund files its next quarterly portfolio holdings report on Form N-CSR or Form N-Q with the SEC. In addition, a description of the Funds’ policies and procedures with respect to the disclosure of the Funds’ portfolio holdings is available in the Funds’ SAI.

10	Percent of total assets (italic type)
10	Percent of net assets (excluding borrowings for investment purposes) (roman type)
•	No specific percentage limitation on usage; limited only by the objectives and strategies of the Fund

	Asia Equity Fund	BRIC Fund	Emerging Markets Equity Fund	N-11 Equity Fund
Investment Practices

Borrowings	33 1⁄3	33 1⁄3	33 1⁄3	33 1⁄3

Cross Hedging of Currencies	•	•	•	•

Custodial Receipts and Trust Certificates	•	•	•	•

Direct Equity Investment	—	5	—	15

Equity, Index and Currency Swaps	•	•	•	•

Foreign Currency Transactions (including forward contracts)	•	•	•	•

Futures Contracts and Options and Swaps on Futures Contracts	•	•	•	•

Illiquid Investments*	15	15	15	15

Initial Public Offerings (“IPOs”)	•	•	•	•

Investment Company Securities (including ETFs)**	10	10	10	10

Options on Foreign Currencies[1]	•	•	•	•

Options[2]	•	•	•	•

Preferred Stock, Warrants and Stock Purchase Rights	•	•	•	•

Repurchase Agreements	•	•	•	•

Unseasoned Companies	•	•	•	•

When-Issued Securities and Forward Commitments	•	•	•	•

*	Illiquid investments are any investments which cannot be disposed of in seven days in the ordinary course of business at approximately the price at which the Fund values the investment.
**	This percentage limitation does not apply to a Fund’s investments in investment companies (including ETFs) where a higher percentage limitation is permitted under the terms of an SEC exemptive order or SEC exemptive rule.
[1]	The Funds may purchase and sell call and put options on foreign currencies.
[2]	The Funds may sell call and put options and purchase call and put options on securities and securities indices in which they may invest.

INVESTMENT MANAGEMENT APPROACH

10	Percent of total assets (italic type)
10	Percent of net assets (including borrowings for investment purposes) (roman type)
•	No specific percentage limitation on usage; limited only by the objectives and strategies of the Fund

	Asia Equity Fund	BRIC Fund	Emerging Markets Equity Fund	N-11 Equity Fund
Investment Securities

Asset-Backed and Mortgage-Backed Securities[1]	•	•	•	•

Bank Obligations[1,2]	•	•	•	•

Convertible Securities	•	•	•	•

Corporate Debt Obligations[1]	•	•	•	•

Depositary Receipts	•	•	•	•

Emerging Country Securities	•	•	•	•

Equity Investments	80+	80+	80+	80+

Fixed Income Securities	20[4]	20[5]	20[5]	20[6]

Foreign Government Securities[1]	•	•	•	•

Foreign Securities	•	•	•	•

Non-Investment Grade Fixed Income Securities[1,3]	•	•	•	•

Participation Notes	•	•	•	•

Real Estate Investment Trusts	•	•	•	•

Structured Securities (which may include equity linked notes)	•	•	•	•

Temporary Investments	•	•	•	•

U.S. Government Securities[1]	•	•	•	•

[1]	Limited by the amount the Fund invests in fixed income securities.
[2]	Issued by U.S. or foreign banks.
[3]	May be BB+ or lower by Standard & Poor’s, Ba1 or lower by Moody’s or have a comparable credit rating by another NRSRO at the time of investment.
[4]	The Asia Equity Fund may invest in the aggregate up to 20% of its Net Assets in: (i) fixed income securities; and (ii) equity investments in issuers located in non-Asian countries and Japan.
[5]	The BRIC and Emerging Markets Equity Funds may invest in the aggregate up to 20% of their respective Net Assets in: (i) fixed income securities of private and government emerging country issuers; and (ii) equity and fixed income investments in developed country issuers.
[6]	The N-11 Equity Fund may invest in the aggregate up to 20% of its Net Assets in: (i) developed country investments and other emerging country investments; and (ii) fixed income investments.

Risks of the Funds

Loss of money is a risk of investing in each Fund. An investment in a Fund is not a bank deposit and is not insured or guaranteed by the FDIC or any other governmental agency. The principal risks of each Fund are discussed in the Summary sections of this Prospectus. The following section provides additional information on the risks that apply to the Funds, which may result in a loss of your investment. None of the Funds should be relied upon as a complete investment program. There can be no assurance that a Fund will achieve its investment objective.

✓	Principal Risk
•	Additional Risk

	Asia Equity Fund	BRIC Fund	Emerging Markets Equity Fund	N-11 Equity Fund

Asia	✓	•	•	•

BRIC		✓	•

Banking Industry	•	•	•	✓

Credit/Default	•	•	•	•

Currency	•	•	•	•

Depositary Receipts	•	•	•	•

Derivatives	•	•	•	•

Emerging Countries	✓	✓	✓	✓

Foreign	✓	✓	✓	✓

Foreign Custody	•	•	•	✓

Geographic	•	•	•	•

Greater China	•	•	•

Industry Concentration				✓

Interest Rate	•	•	•	•

Investment Style	•	•	•	•

IPO	•	•	•	•

Large Shareholder Transactions	✓	✓	✓	✓

Liquidity	✓	✓	✓	✓

Management	•	•	•	•

Market	✓	✓	✓	✓

Mid-Cap and Small-Cap	✓	•	•	•

Net Asset Value (“NAV”)	•	•	•	•

Non-Diversification		✓		✓

Non-Investment Grade Fixed Income Securities	•	•	•	•

Participation Notes	•	•	•	•

Sector	•	✓	✓	✓

Stock	✓	✓	✓	✓

¢

Asia Risk—Investing in certain Asian issuers may involve a higher degree of risk and special considerations not typically associated with investing in issuers from more established economies or securities markets. Many Asian countries, including China, can be characterized as either developing or newly industrialized economies and tend to experience more volatile economic cycles than developed countries. Some countries in the region have in the past experienced currency devaluations that resulted in high interest rate levels, sharp reductions in economic activity and significant drops in securities prices. Moreover, as export-driven economies, the economies of these countries are affected by developments in the economies of their principal trading partners, including the U.S. Furthermore, flooding, monsoons and other natural disasters also can significantly affect the value of investments. Some countries in the region have in the past imposed restrictions on converting local currency which prevented foreign firms from selling assets and repatriating funds. Many countries in the region have historically encountered political uncertainty, corruption, military intervention, social unrest and regional armed conflict. Examples include ethnic and sectarian violence in Indonesia and India, armed conflict between India and Pakistan and between North Korea and South Korea, and insurgencies in the Philippines.

RISKS OF THE FUNDS

¢	Banking Industry Risk—An adverse development in the banking industry may affect the value of a Fund’s investments more than if the Fund was not invested to such a degree in the banking industry. The N-11 Equity Fund may, under certain circumstances, invest more than 25% of the value of its total assets in the banking industry. Banks may be particularly susceptible to certain economic factors such as interest rate changes, adverse developments in the real estate market, fiscal and monetary policy and general economic cycles. For example, deteriorating economic and business conditions can disproportionately impact companies in the banking industry due to increased defaults on payments by borrowers. Moreover, political and regulatory changes can affect the operations and financial results of companies in the banking industry, potentially imposing additional costs and expenses or restricting the types of business activities of these companies.
¢	BRIC Risks—Investing in Brazil, Russia, India and China involves a higher degree of risk and special considerations not typically associated with investing in more established economies or securities markets. The economies, industries, securities and currency markets of Brazil, Russia, India and China may be adversely affected by protectionist trade policies, slow economic activity worldwide, political and social instability, environmental events and natural disasters, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S.

Brazil.  Investments in Brazil are subject to political risks including governmental restrictions on the outflow of profits to investors abroad, restrictions on the exchange or export of Brazilian currency, seizure of foreign investment and imposition of high taxes. Since the Brazilian securities markets are smaller, less liquid and more volatile than domestic markets, buying and selling investments may be more difficult and costly. Brazilian issuers generally differ from U.S. public issuers in the lack of comparable publicly available information; disclosure; regulatory, accounting, auditing and financial standards; government regulation; and legal remedies for investors. Brazil’s economy outweighs that of all other South American countries and is characterized by large and well-developed agricultural, mining, manufacturing and service sectors. A significant economic vulnerability is the government’s large debt in relation to Brazil’s small (but growing) export base.

Russia.  Investments in Russia are subject to political, economic, legal, market and currency risks. The risks include uncertain political and economic policies, regional armed conflict, short-term market volatility, poor accounting standards, corruption and crime, an inadequate regulatory system, unpredictable taxation, and the imposition of exchange controls, sanctions, confiscations and other government restrictions by Russia, the United States or other governments. The Russian securities market is characterized by limited volume of trading, resulting in difficulty in obtaining accurate prices and trading. The Russian securities market, as compared to U.S. markets, has significant price volatility, less liquidity, a smaller market capitalization and a smaller number of traded securities. There is little publicly available information about issuers. Settlement, clearing and registration of securities transactions are subject to risks because of insufficient registration systems that may not be subject to effective government supervision. This may result in significant delays or problems in registering the transfer of shares. Ownership of shares in Russian companies is recorded by companies themselves and by registrars instead of through a central registration system. It is possible that the Fund’s ownership rights could be lost through fraud or negligence. While applicable Russian regulations impose liability on registrars for losses resulting from their errors, it may be difficult for the Fund to enforce any rights it may have against the registrar or issuer of the securities in the event of loss of share registration. Adverse currency exchange rates are a risk and there is a lack of available currency hedging instruments. Investments in Russia may be subject to the risk of nationalization or expropriation of assets. Oil, natural gas, metals, and timber account for more than 80% of exports, leaving the country vulnerable to swings in world prices.

India.  Investing in India involves a higher degree of risk and special considerations not typically associated with investing in more established economies or securities markets. A Fund’s investment exposure to India will subject the Fund to the risks of adverse securities markets, exchange rates and social, political, regulatory, economic or environmental events and natural disasters which may occur in India. The economy, industries, and securities and currency markets of India may be adversely affected by protectionist trade policies, slow economic activity worldwide, dependence on exports and international trade, competition from Asia’s other low-cost emerging economics political and social instability, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S. Securities laws in India are relatively new and unsettled and, consequently, there is a risk of rapid and unpredictable change in laws regarding foreign investment, securities regulation, title to securities and shareholder rights. Global factors and foreign actions may inhibit the flow of foreign capital on which India is dependent to sustain its growth.

Investments in India are subject to risks of greater political, economic and social uncertainty; greater price volatility and less liquidity; less publicly available company disclosure; difficulty in enforcing judgments; restrictions on foreign investment and expropriation of capital; exchange control regulations; currency exchange rate fluctuations; and higher rates of inflation. India’s economy encompasses traditional village farming, modern agriculture, handicrafts, a wide range of modern industries, and a multitude of services. Services are the major source of economic growth, accounting for half of India’s output with less than one quarter of its labor force. About two-thirds of the workforce is in agriculture. Despite strong growth, the World Bank and others express concern about the combined state and federal budget deficit.

Regulations in India prescribe rules for the transfer of Indian securities between Indian and non-Indian security holders. Such transfers may require the approval of either the Indian government or the Reserve Bank of India. Only registered foreign institutional investors (“FIIs”) and their sub-accounts are permitted to make direct investments in exchange-traded Indian securities. FIIs are required to register with the Securities and Exchange Board of India (“SEBI”) and, once registered, they are permitted to invest on behalf of their sub-accounts. Goldman Sachs Asset Management, L.P. (“GSAM”) is a registered FII, and the Fund is registered as a broad-based sub-account. Under FII regulations, a broad-based sub-account must meet certain requirements with respect to its shareholder base, among other requirements. Although GSAM is a registered FII, it must seek reapproval of its status with SEBI periodically. The Fund’s continued ability to invest in India is dependent on its continuing to meet current and future requirements placed on FIIs and their sub-accounts by SEBI. If the Fund (or GSAM) were to fail to meet applicable requirements in the future, the Fund would no longer be permitted to invest directly in Indian securities. FIIs are required to observe certain investment restrictions, including an account ownership ceiling of 5% of the total issued share capital of any one company. The shareholdings of all registered FIIs, together with the shareholdings of non-resident Indian individuals and foreign corporate bodies substantially owned by non-resident Indians, may not exceed a specified percentage of the issued share capital of any one company (subject to that company’s approval).

Income, gains and initial capital with respect to investments in exchange-traded Indian securities are freely repatriable, subject to payment of applicable Indian taxes. A tax is currently imposed on gains from sales of equities held not more than one year and sold on a recognized stock exchange in India. Gains from sales of equity securities in other cases may also be taxed. Securities transaction tax applies for specified transactions at specified rates. India imposes a tax on interest and on dividends.

China.  See “Greater China Risk” below.

¢	Credit/Default Risk—An issuer or guarantor of fixed income securities or instruments held by a Fund (which may have low credit ratings) may default on its obligation to pay interest and repay principal or default on any other obligation. The credit quality of a Fund’s portfolio securities may meet the Fund’s credit quality requirements at the time of purchase but then deteriorate thereafter, and such a deterioration can occur rapidly. In certain instances, the downgrading or default of a single holding or guarantor of a Fund’s holding may impair the Fund’s liquidity and have the potential to cause significant NAV deterioration.
¢	Currency Risk—Changes in currency exchange rates may adversely affect the value of a Fund’s securities denominated in foreign currencies. Currency exchange rates can be volatile and affected by, among other factors, the general economic conditions of a country, the actions of the U.S. and non-U.S. governments or central banks, the imposition of currency controls, and speculation. A security may be denominated in a currency that is different from the currency of the country where the issuer is domiciled. If a foreign currency grows weaker relative to the U.S. dollar, the value of securities denominated in that foreign currency generally decreases in terms of U.S. dollars. If a Fund does not correctly anticipate changes in exchange rates, its share price could decline as a result. A Fund may from time to time attempt to hedge all or a portion of its currency risk using a variety of techniques, including currency futures, forwards and options. However, these instruments may not always work as intended, and in certain cases a Fund may be worse off than if it had not used a hedging instrument. For certain emerging market currencies, suitable hedging instruments may not be available.
¢	Depositary Receipts Risk—Foreign securities may trade in the form of depositary receipts, including American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), European Depositary Receipts (“EDRs”), and Taiwanese Depositary Receipts (“TDRs”) (collectively “Depositary Receipts”). To the extent a Fund acquires Depositary Receipts through banks which do not have a contractual relationship with the foreign issuer of the security underlying the Depositary Receipts to issue and service such unsponsored Depositary Receipts, there may be an increased possibility that the Fund would not become aware of and be able to respond to corporate actions such as stock splits or rights offerings involving the foreign issuer in a timely manner. In addition, the lack of information may result in inefficiencies in the valuation of such instruments. Investment in Depositary Receipts does not eliminate all the risks inherent in investing in securities of non-U.S. issuers. The market value of Depositary Receipts is dependent upon the market value of the underlying securities and fluctuations in the relative value of the currencies in which the Depositary Receipts and the underlying securities are quoted.
¢	Derivatives Risk—Loss may result from a Fund’s investments in options, futures, forwards, swaps, options on swaps, participation notes, structured securities and other derivative instruments. These instruments may be illiquid, difficult to price and leveraged so that small changes in the value of the underlying instruments may produce disproportionate losses to a Fund. Derivatives are also subject to counterparty risk, which is the risk that the other party in the transaction will not fulfill its contractual obligations.

RISKS OF THE FUNDS

Losses from investments in derivatives can result from a lack of correlation between the value of those derivatives and the value of the portfolio assets (if any) being hedged. In addition, there is a risk that the performance of the derivatives or other instruments used by the Investment Adviser to replicate the performance of a particular asset class may not accurately track the performance of that asset class. Derivatives are also subject to liquidity risk and risks arising from margin requirements. There is also risk of loss if the Investment Adviser is incorrect in its expectation of the timing or level of fluctuations in securities prices, interest rates, currency prices or other variables.

As investment companies registered with the SEC, the Funds must identify on their books (often referred to as “asset segregation”) liquid assets, or engage in other SEC or SEC-staff approved or other appropriate measures, to “cover” open positions with respect to certain kinds of derivative instruments. For more information about these practices, see Appendix A.

¢	Emerging Countries Risk—The securities markets of most emerging countries are less liquid, are especially subject to greater price volatility, have smaller market capitalizations, have more or less government regulation and are not subject to as extensive and frequent accounting, financial and other reporting requirements as the securities markets of more developed countries. Further, investment in securities of issuers located in certain emerging countries involves risk of loss resulting from problems in registration, settlement or custody and substantial economic and political disruptions. These risks are not normally associated with investments in more developed countries.
¢	Foreign Risk—When a Fund invests in foreign securities, it may be subject to risk of loss not typically associated with domestic issuers. Loss may result because of more or less foreign government regulation, less public information, less liquidity, greater volatility and less economic, political and social stability in the countries in which a Fund invests. Loss may also result from, among other things, deteriorating economic and business conditions in other countries, including the United States, regional and global conflicts, the imposition of exchange controls, foreign taxes, sanctions, confiscations, expropriation and other government restrictions by the United States or other governments, higher transaction costs, difficulty enforcing contractual obligations or from problems in registration, settlement or custody. A Fund’s investments in foreign securities may also be subject to foreign currency risk, as described above. Foreign risks will normally be greatest when a Fund invests in securities of issuers located in emerging countries.
¢	Foreign Custody Risk—A Fund may hold foreign securities and cash with foreign banks, agents, and securities depositories appointed by the Fund’s custodian (each a “Foreign Custodian”). Some Foreign Custodians may be recently organized or new to the foreign custody business. In some countries, Foreign Custodians may be subject to little or no regulatory oversight over or independent evaluation of their operations. Further, the laws of certain countries may place limitations on a Fund’s ability to recover its assets if a Foreign Custodian enters bankruptcy. Investments in emerging markets may be subject to even greater custody risks than investments in more developed markets. Custody services in emerging market countries are very often underdeveloped and may be considerably less well regulated than in more developed countries, and thus may not afford the same level of investor protection as would apply in developed countries.
¢	Geographic Risk—Concentration of the investments of a Fund in issuers located in a particular country or region will subject such Fund, to a greater extent than if investments were less concentrated, to the risks of volatile economic cycles and/or conditions and developments that may be particular to that country or region, such as: adverse securities markets; adverse exchange rates; social, political, regulatory, economic or environmental developments; or natural disasters. The Asia Equity Fund invests primarily in equity investments in Asian issuers. The BRIC Fund invests primarily in equity investments in Brazil, Russia, India and China issuers. The N-11 Equity Fund invests primarily in equity investments in the N-11 countries and may invest up to 50% of its assets in any one N-11 country.
¢	Greater China Risk—Investing in Greater China involves a higher degree of risk and special considerations not typically associated with investing in other more established economies or securities markets. A Fund’s investment exposure to Greater China may subject the Fund, to a greater extent than if investments were made in developed countries, to the risks of adverse securities markets, exchange rates and social, political, regulatory, economic or environmental events and natural disasters which may occur in the China region. The economy, industries, and securities and currency markets of Greater China may be adversely affected by protectionist trade policies, slow economic activity worldwide, dependence on exports and international trade, increasing competition from Asia’s other low-cost emerging economies, political and social instability, regional and global conflicts, terrorism and war, including actions that are contrary to the interests of the U.S. In addition, currency fluctuations, currency convertibility, interest rate fluctuations and higher rates of inflation as a result of internal social unrest or conflicts with other countries have had, and may continue to have, negative effects on the economies and securities markets of Greater China.

The securities markets of the People’s Republic of China and Taiwan are emerging market characterized by a relatively small number of equity issues and relatively low trading volume, resulting in substantially less liquidity and greater price volatility and potentially fewer investment opportunities for the Funds. The universe of share issues currently available to foreign investors in the

People’s Republic of China may be limited as compared with the universe of equity securities available in other markets. The government of the People’s Republic of China exercises significant control over the economy, and may at any time alter or discontinue economic reforms. Investments in Greater China are subject to the risk of confiscatory taxation, nationalization or expropriation of assets, potentially frequent changes in the law, and imperfect information because companies in the China region may not be subject to the same disclosure, accounting, auditing and financial reporting standards and practices as U.S. companies. The willingness and ability of the Chinese government to support Hong Kong and Chinese markets is uncertain. Taiwan and Hong Kong do not exercise the same level of control over their economies as does the People’s Republic of China, but changes to their political and economic relationships with the People’s Republic of China could adversely impact the Fund’s investments in Taiwan and Hong Kong.

¢	Industry Concentration Risk—The N-11 Equity Fund will not invest more than 25% of the value of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry, except that, to the extent that an industry represents 20% or more of the Fund’s benchmark index at the time of investment, the Fund may invest up to 35% of its assets in that industry. Concentrating Fund investments in a limited number of issuers conducting business in the same industry will subject the Fund to a greater risk of loss as a result of adverse economic, business or other developments affecting that industry than if the Fund’s investments were not so concentrated.
¢	Interest Rate Risk—When interest rates increase, fixed income securities or instruments held by a Fund (which may include inflation protected securities) will generally decline in value. Long-term fixed income securities or instruments will normally have more price volatility because of this risk than short-term fixed income securities or instruments. A wide variety of market factors can cause interest rates to rise, including central bank monetary policy, rising inflation and changes in general economic conditions.
¢	Investment Style Risk—Different investment styles (e.g., “growth”, “value” or “quantitative”) tend to shift in and out of favor depending upon market and economic conditions as well as investor sentiment. The Funds intend to employ a blend of growth and value investment styles depending on market conditions, either of which may fall out of favor from time to time. The Funds may outperform or underperform other funds that invest in similar asset classes but employ different investment styles.
¢	IPO Risk—The market value of shares issued in an IPO may fluctuate considerably due to factors such as the absence of a prior public market, unseasoned trading, the small number of shares available for trading and limited information about a company’s business model, quality of management, earnings growth potential, and other criteria used to evaluate its investment prospects. The purchase of IPO shares may involve high transaction costs. Investments in IPO shares, which are subject to market risk and liquidity risk, involve greater risks than investments in shares of companies that have traded publicly on an exchange for extended periods of time.
¢	Large Shareholder Transactions Risk—A Fund may experience adverse effects when certain large shareholders, such as other funds, institutional investors (including those trading by use of non-discretionary mathematical formulas), financial intermediaries (who may make investment decisions on behalf of underlying clients and/or include a Fund in their investment model), individuals, accounts and Goldman Sachs affiliates, purchase or redeem large amounts of shares of a Fund. Such large shareholder redemptions may cause a Fund to sell portfolio securities at times when it would not otherwise do so, which may negatively impact a Fund’s NAV and liquidity. Similarly, large Fund share purchases may adversely affect a Fund’s performance to the extent that the Fund is delayed in investing new cash and is required to maintain a larger cash position than it ordinarily would. These transactions may also accelerate the realization of taxable income to shareholders if such sales of investments resulted in gains, and may also increase transaction costs. In addition, a large redemption could result in a Fund’s current expenses being allocated over a smaller asset base, leading to an increase in the Fund’s expense ratio.
¢	Liquidity Risk—A Fund may invest to a greater degree in securities or instruments that trade in lower volumes and may make investments that are less liquid than other investments. Also, a Fund may make investments that may become less liquid in response to market developments or adverse investor perceptions. Investments that are illiquid or that trade in lower volumes may be more difficult to value. When there is no willing buyer and investments cannot be readily sold at the desired time or price, a Fund may have to accept a lower price or may not be able to sell the security or instrument at all. An inability to sell one or more portfolio positions can adversely affect the Fund’s value or prevent such Fund from being able to take advantage of other investment opportunities.

To the extent that the traditional dealer counterparties that engage in fixed income trading do not maintain inventories of bonds (which provide an important indication of their ability to “make markets”) that keep pace with the growth of the bond markets over time, relatively low levels of dealer inventories could lead to decreased liquidity and increased volatility in the fixed income markets. Additionally, market participants other than a Fund may attempt to sell fixed income holdings at the same time as the Fund, which could cause downward pricing pressure and contribute to illiquidity.

RISKS OF THE FUNDS

Funds that invest in non-investment grade fixed income securities, small- and mid-capitalization stocks, real estate investment trusts (“REITs”) and/or emerging country issuers may be especially subject to the risk that during certain periods, the liquidity of particular issuers or industries, or all securities within a particular investment category, will shrink or disappear suddenly and without warning as a result of adverse economic, market or political events, or adverse investor perceptions whether or not accurate.

Liquidity risk may also refer to the risk that a Fund will not be able to pay redemption proceeds within the allowable time period because of unusual market conditions, an unusually high volume of redemption requests or other reasons. While each Fund reserves the right to meet redemption requests through in-kind distributions, the Fund may instead choose to raise cash to meet redemption requests through sales of portfolio securities or permissible borrowings. If a Fund is forced to sell securities at an unfavorable time and/or under unfavorable conditions, such sales may adversely affect the Fund’s NAV.

Certain shareholders, including clients or affiliates of the Investment Adviser and/or other funds managed by the Investment Adviser, may from time to time own or control a significant percentage of a Fund’s shares. Redemptions by these shareholders of their shares of that Fund may further increase the Fund’s liquidity risk and may impact the Fund’s NAV. These shareholders may include, for example, institutional investors, funds of funds, discretionary advisory clients and other shareholders whose buy-sell decisions are controlled by a single decision-maker.

¢	Management Risk—A strategy used by the Investment Adviser may fail to produce the intended results.
¢	Market Risk—The value of the securities in which a Fund invests may go up or down in response to the prospects of individual companies, particular sectors or governments and/or general economic conditions throughout the world. Price changes may be temporary or last for extended periods. A Fund’s investments may be overweighted from time to time in one or more sectors or countries, which will increase the Fund’s exposure to risk of loss from adverse developments affecting those sectors or countries.

Global economies and financial markets are becoming increasingly interconnected, and conditions and events in one country, region or financial market may adversely impact issuers in a different country, region or financial market. In addition, governmental and quasi-governmental organizations have taken a number of unprecedented actions designed to support the markets. Such conditions, events and actions may result in greater market risk.

¢	Mid-Cap and Small-Cap Risk—The securities of mid-capitalization and small-capitalization companies involve greater risks than those associated with larger, more established companies and may be subject to more abrupt or erratic price movements. Securities of such issuers may lack sufficient market liquidity to enable a Fund to effect sales at an advantageous time or without a substantial drop in price. Both mid-capitalization and small-capitalization companies often have narrower markets and more limited managerial and financial resources than larger, more established companies. As a result, their performance can be more volatile and they face greater risk of business failure, which could increase the volatility of a Fund’s portfolio. Generally, the smaller the company size, the greater these risks become.
¢	NAV Risk—The net asset value of a Fund and the value of your investment will fluctuate.
¢	Non-Diversification Risk—The BRIC and N-11 Equity Funds are non-diversified, meaning that the Funds are permitted to invest a larger percentage of their assets in fewer issuers than diversified mutual funds. Thus, the Funds may be more susceptible to adverse developments affecting any single issuer held in their portfolios, and may be more susceptible to greater losses because of these developments.
¢	Non-Investment Grade Fixed Income Securities Risk—Non-investment grade fixed income securities and unrated securities of comparable credit quality (commonly known as “junk bonds”) are considered speculative and are subject to the increased risk of an issuer’s inability to meet principal and interest payment obligations. These securities may be subject to greater price volatility due to such factors as specific corporate or municipal developments, interest rate sensitivity, negative perceptions of the junk bond markets generally and less liquidity.
¢	Participation Notes Risk—The Funds may use participation notes to gain exposure to certain markets in which they cannot invest directly. Participation notes are designed to track the return of a particular underlying equity or debt security, currency, or market. Investments in participation notes involve the same risks associated with a direct investment in the underlying security, currency, or market that they seek to replicate. In addition, the Funds have no rights under participation notes against the issuer of the underlying security and must rely on the creditworthiness of the counterparty to the transaction.
¢	Sector Risk—To the extent a Fund invests a significant amount of its assets in one or more sectors, such as the financial services or telecommunications sectors, a Fund will be subject to greater risk of loss as a result of adverse economic, business or other developments than if its investments were diversified across different sectors.
¢	Stock Risk—Stock prices have historically risen and fallen in periodic cycles. U.S. and foreign stock markets have experienced periods of substantial price volatility in the past and may do so again in the future.

More information about the Funds’ portfolio securities and investment techniques, and their associated risks, is provided in Appendix A. You should consider the investment risks discussed in this section and in Appendix A. Both are important to your investment choice.

Service Providers

INVESTMENT ADVISER

Investment Adviser	Fund
Goldman Sachs Asset Management International (“GSAMI”) Christchurch Court 10-15 Newgate Street London, England EC1A 7HD	Asia Equity BRIC Emerging Markets Equity N-11 Equity Fund

GSAMI, regulated by the Financial Services Authority and a registered investment adviser since 1991, is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. and an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”). Founded in 1869, The Goldman Sachs Group, Inc. is a publicly-held financial holding company and a leading global investment banking, securities and investment management firm. As of December 31, 2014, Goldman Sachs Asset Management, L.P. (“GSAM”), including its investment advisory affiliates, one of which is GSAMI, had assets under supervision of approximately $1.02 trillion.

The Investment Adviser provides day-to-day advice regarding the Funds’ portfolio transactions. The Investment Adviser makes the investment decisions for the Funds and places purchase and sale orders for the Funds’ portfolio transactions in U.S. and foreign markets. As permitted by applicable law, these orders may be directed to any executing brokers, dealers, futures commission merchants or other counterparties, including Goldman Sachs and its affiliates. While the Investment Adviser is ultimately responsible for the management of the Funds, it is able to draw upon the research and expertise of its asset management affiliates for portfolio decisions and management with respect to certain portfolio securities. GSAM is responsible for the risk management functions for the Funds. In addition, the Investment Adviser has access to the research and certain proprietary technical models developed by Goldman Sachs (subject to legal, internal, regulatory and Chinese Wall restrictions), and will apply quantitative and qualitative analysis in determining the appropriate allocations among categories of issuers and types of securities.

The Investment Adviser also performs the following additional services for the Funds:

¢	Supervises all non-advisory operations of the Funds
¢	Provides personnel to perform necessary executive, administrative and clerical services to the Funds
¢	Arranges for the preparation of all required tax returns, reports to shareholders, prospectuses and statements of additional information and other reports filed with the SEC and other regulatory authorities
¢	Maintains the records of each Fund
¢	Provides office space and all necessary office equipment and services

To the extent that Goldman Sachs has seed capital invested in a Fund from time to time, Goldman Sachs may hedge the exposure of the seed capital invested in the Fund by, among other things, taking an offsetting position in the benchmark of the Fund.

MANAGEMENT FEES AND OTHER EXPENSES

As compensation for its services and its assumption of certain expenses, the Investment Adviser is entitled to the following fees, computed daily and payable monthly, at the annual rates (as a percentage of each respective Fund’s average daily net assets) listed below:

Fund	Contractual Management Fee Annual Rate	Average Daily Net Assets	Actual Rate For the Fiscal Year Ended October 31, 2014
Asia Equity	1.00%	First $1 Billion	1.00%
	0.90%	Next $1 Billion
	0.86%	Next $3 Billion
	0.84%	Next $3 Billion
	0.82%	Over $8 Billion
BRIC	1.30%	First $2 Billion	1.09%	*
	1.17%	Next $3 Billion
	1.11%	Next $3 Billion
	1.09%	Over $8 Billion

Fund	Contractual Management Fee Annual Rate	Average Daily Net Assets	Actual Rate For the Fiscal Year Ended October 31, 2014
Emerging Markets Equity	1.20%	First $2 Billion	1.04%	*
	1.08%	Next $3 Billion
	1.03%	Next $3 Billion
	1.01%	Over $8 Billion
N-11 Equity	1.30%	First $2 Billion	1.14%	*
	1.24%	Next $3 Billion
	1.21%	Next $3 Billion
	1.19%	Over $8 Billion

*	The Investment Adviser has agreed to waive a portion of its management fees in order to achieve an effective net management fee rate of 1.04%, 1.02%, and 1.13% as an annual percentage rate of the average daily net assets of the BRIC, Emerging Markets Equity and N-11 Equity Funds, respectively. These arrangements will remain in effect through at least July 31, 2016, and prior to such date, the Investment Adviser may not terminate the arrangements without the approval of the Board of Trustees. These management fee waivers may be modified or terminated by the Investment Adviser at its discretion and without shareholder approval after such date, although the Investment Adviser does not presently intend to do so.

The Investment Adviser may waive a portion of its management fee from time to time, and may discontinue or modify any such waivers in the future, consistent with the terms of any fee waiver arrangements in place.

A discussion regarding the basis for the Board of Trustees’ approval of the Management Agreement for the Funds in 2014 is available in the Funds’ Annual Report dated October 31, 2014.

The Investment Adviser has agreed to reduce or limit “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees and shareholder administration fees (as applicable), taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and extraordinary expenses) to 0.254%, 0.174%, 0.194% and 0.164% of average daily net assets for the Asia Equity, BRIC, Emerging Markets Equity and N-11 Equity Funds, respectively, through at least July 31, 2016, and prior to such date, the Investment Adviser may not terminate the arrangements without the approval of the Board of Trustees. The expense limitations may be modified or terminated by the Investment Adviser at its discretion and without shareholder approval after such date, although the Investment Adviser does not presently intend to do so. A Fund’s “Other Expenses” may be further reduced by any custody and transfer agency fee credits received by the Fund.

FUND MANAGERS

Global Emerging Markets Equity Team

¢	Our investment philosophy is reflected in our intensive research culture and our strong commitment to on-the-ground research resources. Our research team comprises approximately 50+ investment professionals organized into regional teams and based on the ground in London, Melbourne, Hong Kong, Mumbai, São Paulo, Shanghai, Singapore and Tokyo. These professionals provide research, monitor portfolio positions, and give portfolio construction advice. However, GSAMI is ultimately responsible for the investment decisions in the portfolio.
¢	We believe our on-the-ground research presence in eight key locations around the world better positions our research analysts to generate strong and compelling investment ideas through a keener understanding of local customs, greater and more frequent access to corporate managements, and immediate access to local capital markets and news flow.
¢	Portfolio Managers are responsible for leading and working closely with the research analysts in their region to foster discussion, debate and analysis of investment ideas. This first-hand intensive research effort is captured in our portfolios through a disciplined investment process which results in highly focused portfolios comprising our most compelling individual stock ideas.

SERVICE PROVIDERS

Name and Title	Fund Responsibility	Years Primarily Responsible	Five Year Employment History
Alina Chiew, CFA Managing Director	Portfolio Manager— Asia Equity	Since 2011 2010 2010	Ms. Chiew serves as Head of Greater China Equity. Ms. Chiew joined the Investment Adviser in 2006. Prior to that she was the head of research with CITIC Frontier China Research since 2004.
Prashant Khemka Managing Director	Portfolio Manager— BRIC Emerging Markets Equity N-11 Equity	Since 2015 2015 2015	Prashant is the CIO of Emerging Markets Equity, overseeing the portfolio management and investment research for the firm’s Emerging Markets Equity accounts. Prashant is the lead portfolio manager of GSAM’s India Offshore Equity, BRIC Equity and Emerging Markets Equity strategies. Prior to assuming this role, Prashant spent seven years in Mumbai as head of the India Equity Research team. Prashant joined GSAM in May 2000 as a member of the U.S. Growth Equity team, first as a research analyst, then as a portfolio manager and then as a senior portfolio manager and co-chair of the Investment Committee. Prior to joining Goldman Sachs, Prashant was an assistant portfolio manager in the Fundamental strategies group at State Street Global Advisors.
Kevin Ohn, CFA Managing Director	Portfolio Manager— Asia Equity	Since 2013	Mr. Ohn is the head of GSAM’s Asia Equity team and lead portfolio manager of the Asia Ex-Japan Equity strategy. He was previously the Head of GSAM’s Korea Equity research team in Seoul. Mr. Ohn joined the Investment Adviser in January 2007 from Allianz Global Investors, Seoul, where he spent four years as Head of Equity Research and then as Chief Investment Officer of the Equity business.
Basak Yavuz, CFA Executive Director	Portfolio Manager— BRIC Emerging Markets Equity N-11 Equity	Since 2015 2015 2013	Ms. Yavuz is a research analyst on GSAM’s Latin America and Emerging Europe, Middle East and Africa Equity team, covering the Consumer sector. Ms. Yavuz joined the Investment Adviser in September 2011 from HSBC Asset Management, where she spent three and half years as a portfolio manager for frontier markets, focusing on Eastern Europe and Asia. Prior to joining HSBC she was a research analyst at Alliance Bernstein in London from 2001 to 2008, with research responsibility for the Materials sector in Europe, the Middle East and Africa.

For information about portfolio manager compensation, other accounts managed by the portfolio managers and portfolio manager ownership of securities in the Funds, see the SAI.

DISTRIBUTOR AND TRANSFER AGENT

Goldman Sachs, 200 West Street, New York, NY 10282, serves as the exclusive distributor (the “Distributor”) of each Fund’s shares. Goldman Sachs, 71 S. Wacker Dr., Chicago, IL 60606, also serves as each Fund’s transfer agent (the “Transfer Agent”) and, as such, performs various shareholder servicing functions.

For its transfer agency services, Goldman Sachs is entitled to receive a transfer agency fee equal, on an annualized basis, to 0.02% of average daily net assets with respect to Class R6 Shares, 0.04% of average daily net assets with respect to the Institutional and Service Shares and 0.19% of average daily net assets with respect to the Class A, Class C and Class IR Shares.

From time to time, Goldman Sachs or any of its affiliates may purchase and hold shares of the Funds. Goldman Sachs and its affiliates reserve the right to redeem at any time some or all of the shares acquired for their own accounts.

ACTIVITIES OF GOLDMAN SACHS AND ITS AFFILIATES AND OTHER ACCOUNTS MANAGED BY GOLDMAN SACHS

The involvement of the Investment Adviser, Goldman Sachs and their affiliates in the management of, or their interest in, other accounts and other activities of Goldman Sachs may present conflicts of interest with respect to a Fund or limit a Fund’s investment activities. Goldman Sachs is a worldwide, full service investment banking, broker dealer, asset management and financial services organization and a major participant in global financial markets that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, financier, adviser, market maker, trader, prime broker, lender, agent and principal. In those and other capacities, Goldman Sachs advises clients in all markets and transactions and purchases, sells, holds and recommends a broad array of investments, including securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers and has other direct and indirect interests in the global fixed income, currency, commodity, equities, bank loans and other markets in which the Funds directly and indirectly invest. Thus, it is likely that the Funds will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which Goldman Sachs performs or seeks to perform investment banking or other services. The Investment Adviser and/or certain of its affiliates are the managers of the Goldman Sachs Funds. The Investment Adviser and its affiliates earn fees from this and other relationships with the Funds. Although these fees are generally based on asset levels, the fees are not directly contingent on Fund performance, and Goldman Sachs would still receive significant compensation from the Funds even if shareholders lose money. Goldman Sachs and its affiliates engage in proprietary trading and advise accounts and funds which have investment objectives similar to those of the Funds and/or which engage in and compete for transactions in the same types of securities, currencies and instruments as the Funds. Goldman Sachs and its affiliates will not have any obligation to make available any information regarding their proprietary activities or strategies, or the activities or strategies used for other accounts managed by them, for the benefit of the management of the Funds. The results of a Fund’s investment activities, therefore, may differ from those of Goldman Sachs, its affiliates, and other accounts managed by Goldman Sachs, and it is possible that a Fund could sustain losses during periods in which Goldman Sachs, and its affiliates and other accounts achieve significant profits on their trading for proprietary or other accounts. In addition, the Funds may enter into transactions in which Goldman Sachs or its other clients have an adverse interest.

For example, a Fund may take a long position in a security at the same time that Goldman Sachs or other accounts managed by the Investment Adviser take a short position in the same security (or vice versa). These and other transactions undertaken by Goldman Sachs, its affiliates or Goldman Sachs advised clients may, individually or in the aggregate, adversely impact the Funds. Transactions by one or more Goldman Sachs advised clients or the Investment Adviser may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Funds. A Fund’s activities may be limited because of regulatory restrictions applicable to Goldman Sachs and its affiliates, and/or their internal policies designed to comply with such restrictions. As a global financial services firm, Goldman Sachs also provides a wide range of investment banking and financial services to issuers of securities and investors in securities. Goldman Sachs, its affiliates and others associated with it may create markets or specialize in, have positions in and effect transactions in, securities of issuers held by the Funds, and may also perform or seek to perform investment banking and financial services for those issuers. Goldman Sachs and its affiliates may have business relationships with and purchase or distribute or sell services or products from or to, distributors, consultants and others who recommend the Fund or who engage in transactions with or for the Funds. For more information about conflicts of interest, see the SAI.

The Funds may make brokerage and other payments to Goldman Sachs and its affiliates in connection with the Funds’ portfolio investment transactions, in accordance with applicable law.

Distributions

Each Fund pays distributions from its investment income and from net realized capital gains. You may choose to have distributions paid in:

¢	Cash
¢	Additional shares of the same class of the same Fund
¢	Shares of the same or an equivalent class of another Goldman Sachs Fund. Special restrictions may apply. See the SAI.

You may indicate your election on your account application. Any changes may be submitted in writing or via telephone, in some instances, to the Transfer Agent (either directly or through your Authorized Institution) at any time before the record date for a particular distribution. If you do not indicate any choice, your distributions will be reinvested automatically in the applicable Fund. Distributions from net investment income and net capital gains, if any, are declared and paid annually for each Fund. If cash distributions are elected with respect to a Fund’s annual distributions from net investment income, then cash distributions must also be elected with respect to the net short-term capital gains component, if any, of the Fund’s annual distributions.

The election to reinvest distributions in additional shares will not affect the tax treatment of such distributions, which will be treated as received by you and then used to purchase the shares.

The Funds’ investments in foreign securities may be subject to foreign withholding taxes. Under certain circumstances, the Funds may elect to pass-through these taxes to you. If this election is made, a proportionate amount of such taxes will constitute a distribution to you, which would allow you either (i) to credit such proportionate amount of foreign taxes against your U.S. federal income tax liability or (ii) to take such amount as an itemized deduction.

From time to time a portion of a Fund’s distributions may constitute a return of capital for tax purposes, and/or may include amounts in excess of the Fund’s net investment income for the period calculated in accordance with good accounting practice.

When you purchase shares of a Fund, part of the NAV per share may be represented by undistributed income and/or realized gains that have previously been earned by the Fund. Therefore, subsequent distributions on such shares from such income and/or realized gains may be taxable to you even if the NAV of the shares is, as a result of the distributions, reduced below the cost of such shares and the distributions (or portions thereof) represent a return of a portion of the purchase price.

Shareholder Guide

The following section will provide you with answers to some of the most frequently asked questions regarding buying and selling the Funds’ shares.

HOW TO BUY SHARES

Shares Offering

Shares of the Funds are continuously offered through the Distributor. Certain Authorized Institutions designated by the Funds may be authorized to accept, on behalf of a Fund, purchase and exchange orders and redemption requests placed by or on behalf of their customers, and if approved by the Funds, may designate other financial intermediaries to accept such orders.

The Funds and the Distributor will have the sole right to accept orders to purchase shares and reserve the right to reject any order in whole or in part.

How Can I Purchase Shares Of The Funds?

You may purchase shares of the Funds through certain Authorized Institutions. In order to make an initial investment in a Fund you must furnish to your Authorized Institution the information in the account application.

The decision as to which class to purchase depends on the amount you invest, the intended length of the investment and your personal situation. You should contact your Authorized Institution to discuss which share class option is right for you.

Note: Authorized Institutions may receive different compensation for selling different class shares.

To open an account, contact your Authorized Institution. Customers of certain Authorized Institutions will normally give their purchase instructions to the Authorized Institution, and the Authorized Institution will, in turn, place purchase orders with Goldman Sachs. Authorized Institutions will set times by which purchase orders and payments must be received by them from their customers.

For purchases by check, the Funds will not accept checks drawn on foreign banks, third party checks, temporary checks, or cash or cash equivalents; e.g., cashier’s checks, official bank checks, money orders, travelers cheques or credit card checks. In limited situations involving the transfer of retirement assets, a Fund may accept cashier’s checks or official bank checks.

Class IR and Class R6 Shares are not sold directly to the public. Instead, Class IR and Class R6 Shares generally are available only to Section 401(k), 403(b), 457, profit sharing, money purchase pension, tax-sheltered annuity, defined benefit pension, non-qualified deferred compensation plans and non-qualified pension plans or other employee benefit plans (including health savings accounts) or SIMPLE plans that are sponsored by one or more employers (including governmental or church employers) or employee organizations (“Employee Benefit Plans”). Such an Employee Benefit Plan must purchase Class IR or Class R6 Shares through a plan level or omnibus account. Class IR Shares may also be sold to accounts established under a fee-based program that is sponsored and maintained by an Authorized Institution and that is approved by Goldman Sachs (“Eligible Fee-Based Program”). Class IR and Class R6 Shares are not available to traditional and Roth Individual Retirement Accounts (“IRAs”), SEPs and SARSEPs; except that Class IR Shares are available to such accounts or plans to the extent they are purchased through an Eligible Fee-Based Program.

Employee Benefit Plans generally may open an account and purchase Class IR and/or Class R6 Shares through Authorized Institutions, financial planners, Employee Benefit Plan administrators and other financial intermediaries. Class IR and/or Class R6 Shares may not be available through certain Authorized Institutions. Additional shares may be purchased through an Employee Benefit Plan’s administrator or record-keeper.

SHAREHOLDER GUIDE

What Is My Minimum Investment In The Funds?

For each of your accounts investing in Class A or Class C Shares, the following investment minimums must be met:

	Initial	Additional*
Regular Accounts	$1,000	$50
Employee Benefit Plans	No Minimum	No Minimum
Uniform Gift/Transfer to Minors Accounts (UGMA/UTMA)	$250	$50
Individual Retirement Accounts and Coverdell ESAs	$250	$50
Automatic Investment Plan Accounts	$250	$50

*	No minimum additional investment requirements are imposed with respect to investors trading through Authorized Institutions who aggregate shares in omnibus or similar accounts (e.g., employee benefit plan accounts, wrap program accounts or traditional brokerage house accounts). A maximum purchase limitation of $1,000,000 in the aggregate normally applies to purchases of Class C Shares across all Goldman Sachs Funds.

For Institutional Shares, the minimum initial investment is $1,000,000 for individual or Institutional Investors, alone or in combination with other assets under the management of the Investment Adviser and its affiliates, except that no initial minimum will be imposed on (i) Employee Benefit Plans that hold their Institutional Shares through plan-level or omnibus accounts; or (ii) investment advisers investing for accounts for which they receive asset-based fees where the investment adviser or its Authorized Institution purchases Institutional Shares through an omnibus account. For this purpose, “Institutional Investors” shall include “wrap” account sponsors (provided they have an agreement covering the arrangement with the Distributor), corporations, qualified non-profit organizations, charitable trusts, foundations and endowments, state, county, city or any instrumentality, department, authority or agency thereof, and banks, trust companies or other depository institutions investing for their own account or on behalf of their clients.

No minimum amount is required for initial purchases in Class IR and Class R6 Shares or additional investments in Institutional, Service, Class IR or Class R6 Shares.

There are no minimum purchase or account (minimum) requirements with respect to Service Shares. An Authorized Institution may, however, impose a minimum amount for initial and additional investments in Service Shares, and may establish other requirements such as a minimum account balance. An Authorized Institution may redeem Service Shares held by non-complying accounts, and may impose a charge for any special services.

The minimum investment requirement for Class A, Class C and Institutional Shares may be waived for: (i) Goldman Sachs, its affiliates (including Goldman Sachs Trust (the “Trust”)) or their respective Trustees, officers, partners, directors or employees (including retired employees and former partners), as well as certain individuals related to such investors, including spouses or domestic partners, minor children including those of their domestic partners, other family members residing in the same household, and/or financial dependents, provided that all of the above are designated as such with an Authorized Institution or the Funds’ Transfer Agent; (ii) advisory clients of Goldman Sachs Private Wealth Management and accounts for which The Goldman Sachs Trust Company, N.A. acts in a fiduciary capacity (i.e., as agent or trustee); (iii) certain mutual fund “wrap” programs at the discretion of the Trust’s officers; and (iv) other investors at the discretion of the Trust’s officers. No minimum amount is required for additional investments in such accounts.

What Should I Know When I Purchase Shares Through An Authorized Institution?

If shares of a Fund are held in an account maintained and serviced by your Authorized Institution, all recordkeeping, transaction processing and payments of distributions relating to your account will be performed by your Authorized Institution, and not by a Fund and its Transfer Agent. Since the Funds will have no record of your transactions, you should contact your Authorized Institution to purchase, redeem or exchange shares, to make changes in or give instructions concerning your account or to obtain information about your account. The transfer of shares from an account with one Authorized Institution to an account with another Authorized Institution involves special procedures and may require you to obtain historical purchase information about the shares in the account from your Authorized Institution. If your Authorized Institution’s relationship with Goldman Sachs is terminated, and you do not transfer your account to another Authorized Institution, the Trust reserves the right to redeem your shares. The Trust will not be responsible for any loss in an investor’s account or tax liability resulting from a redemption.

Certain Authorized Institutions may provide the following services in connection with their customers’ investments in Service Shares:

¢	Personal and account maintenance services
¢	Provide facilities to answer inquiries and respond to correspondence

¢	Act as liaison between the Authorized Institution’s customers and the Trust
¢	Assist customers in completing application forms, selecting dividend and other options, and similar services
¢	Shareholder administration services
¢	Act, directly or through an agent, as the sole shareholder of record
¢	Maintain account records for customers
¢	Process orders to purchase, redeem and exchange shares for customers
¢	Process payments for customers

Certain Authorized Institutions may be authorized to accept, on behalf of the Trust, purchase, redemption and exchange orders placed by or on behalf of their customers, and if approved by the Trust, to designate other financial intermediaries to accept such orders. In these cases:

¢	A Fund will be deemed to have received an order that is in proper form when the order is accepted by an Authorized Institution on a business day, and the order will be priced at the Fund’s NAV per share (adjusted for any applicable sales charge) next determined after such acceptance.
¢	Authorized Institutions are responsible for transmitting accepted orders to the Funds within the time period agreed upon by them.

You should contact your Authorized Institution to learn whether it is authorized to accept orders for the Trust. Authorized Institutions that invest in shares on behalf of their customers may charge fees directly to their customer accounts in connection with their investments. You should contact your Authorized Institution for information regarding such charges, as these fees, if any, may affect the return such customers realize with respect to their investments.

The Investment Adviser, Distributor and/or their affiliates may make payments or provide services to Authorized Institutions to promote the sale, distribution and/or servicing of shares of the Funds and other Goldman Sachs Funds, except that the Investment Adviser, Distributor and their affiliates do not make such payments on behalf of Class R6 Shares. These payments are made out of the Investment Adviser’s, Distributor’s and/or their affiliates’ own assets, and are not an additional charge to the Funds. The payments are in addition to the distribution and service fees, service fees and shareholder administration fees and sales charges described in this Prospectus. Such payments are intended to compensate Authorized Institutions for, among other things: marketing shares of the Funds and other Goldman Sachs Funds, which may consist of payments relating to the Funds’ inclusion on preferred or recommended fund lists or in certain sales programs sponsored by the Authorized Institutions; access to the Authorized Institutions’ registered representatives or salespersons, including at conferences and other meetings; assistance in training and education of personnel; marketing support; and/or other specified services intended to assist in the distribution and marketing of the Funds and other Goldman Sachs Funds. The payments may also, to the extent permitted by applicable regulations, contribute to various non-cash and cash incentive arrangements to promote the sale of shares, as well as sponsor various educational programs, sales contests and/or promotions. The payments by the Investment Adviser, Distributor and/or their affiliates, which are in addition to the fees paid for these services by the Funds, may also compensate Authorized Institutions for sub-accounting, sub-transfer agency, administrative and/or shareholder processing services. These additional payments may exceed amounts earned on these assets by the Investment Adviser, Distributor and/or their affiliates for the performance of these or similar services. The amount of these additional payments is normally not expected to exceed 0.50% (annualized) of the amount sold or invested through the Authorized Institutions. In addition, certain Authorized Institutions may have access to certain services from the Investment Adviser, Distributor and/or their affiliates, including research reports and economic analysis, and portfolio analysis tools. In certain cases, the Authorized Institutions may not pay for these services. Please refer to the “Payments to Intermediaries” section of the SAI for more information about these payments and services.

The payments made by the Investment Adviser, Distributor and/or their affiliates and the services provided by an Authorized Institution may differ for different Authorized Institutions. The presence of these payments, receipt of these services and the basis on which an Authorized Institution compensates its registered representatives or salespersons may create an incentive for a particular Authorized Institution, registered representative or salesperson to highlight, feature or recommend Funds based, at least in part, on the level of compensation paid. You should contact your Authorized Institution for more information about the payments it receives and any potential conflicts of interest.

What Else Should I Know About Share Purchases?

The Trust reserves the right to:

¢	Refuse to open an account or require an Authorized Institution to refuse to open an account if you fail to (i) provide a Social Security Number or other taxpayer identification number; or (ii) certify that such number is correct (if required to do so under applicable law).

SHAREHOLDER GUIDE

¢	Reject or restrict any purchase or exchange order by a particular purchaser (or group of related purchasers) for any reason in its discretion. Without limiting the foregoing, the Trust may reject or restrict purchase and exchange orders by a particular purchaser (or group of related purchasers) when a pattern of frequent purchases, sales or exchanges of shares of a Fund is evident, or if purchases, sales or exchanges are, or a subsequent redemption might be, of a size that would disrupt the management of a Fund.
¢	Close a Fund to new investors from time to time and reopen any such Fund whenever it is deemed appropriate by such Fund’s Investment Adviser.
¢	Provide for, modify or waive the minimum investment requirements.
¢	Modify the manner in which shares are offered.
¢	Modify the sales charge rate applicable to future purchases of shares.

Shares of the Funds are only registered for sale in the United States and certain of its territories. Generally, shares of the Funds will only be offered or sold to “U.S. persons” and all offerings or other solicitation activities will be conducted within the United States, in accordance with the rules and regulations of the Securities Act of 1933, as amended (“Securities Act”).

The Funds may allow you to purchase shares with securities instead of cash if consistent with a Fund’s investment policies and operations and if approved by the Fund’s Investment Adviser.

Effective as of the close of business on July 12, 2013 (the “Closing Date”), the N-11 Equity Fund is generally closed to new investors. The following investors of the N-11 Equity Fund, however, may make purchases and reinvestments of distributions into the Fund:

¢	Current shareholders of the N-11 Equity Fund (although once a shareholder closes all accounts in the Fund, additional investments into the Fund may not be accepted);
¢	Members of the portfolio management team of the N-11 Equity Fund;
¢	Trustees and officers of the Trust;
¢	Any approved discretionary wrap program that holds N-11 Equity Fund shares as of the Closing Date may continue to make additional purchases of the Fund’s shares and to add new accounts that may purchase the Fund’s shares provided the sponsor of such program and/or any agent it designates, if applicable, has the appropriate controls in place to implement the Fund’s closure properly; and
¢	Employee Benefit Plans (as defined below) and certain financial institutions providing services to Employee Benefit Plans that hold shares of the N-11 Equity Fund as of the Closing Date. Such Employee Benefit Plans (as defined below) may continue to purchase Fund shares, as well as add accounts for new participants of the applicable Plan. Employee Benefit Plans (as defined below) for which the Fund is not an offering on the Plans’ investment menus as of the Closing Date are not eligible to add the Fund or make initial purchases of Fund shares. For this purpose, “Employee Benefit Plans” include Section 401(k), 403(b), 457, profit sharing, money purchase pension, tax sheltered annuity, defined benefit pension, or other employee benefit plans (including health savings accounts) or SIMPLE plans that are sponsored by one or more employers (including governmental or church employers) or employee organizations.

Exchanges into the N-11 Equity Fund from other Goldman Sachs Funds are not permitted, except for current N-11 Equity Fund shareholders and for those other categories of investors specified above.

The Trust and Goldman Sachs reserve the right to open the N-11 Equity Fund to new investors at a future date without prior notice.

Notwithstanding the foregoing, the Trust and Goldman Sachs reserve the right to reject or restrict purchase or exchange requests from any investor. The Trust and Goldman Sachs will not be liable for any loss resulting from rejected purchase or exchange orders.

Please be advised that abandoned or unclaimed property laws for certain states (to which your account may be subject) require financial organizations to transfer (escheat) unclaimed property (including shares of a Fund) to the appropriate state if no activity occurs in an account for a period of time specified by state law.

Customer Identification Program.  Federal law requires the Funds to obtain, verify and record identifying information for certain investors, which will be reviewed solely for customer identification purposes, which may include the name, residential or business street address, date of birth (for an individual), Social Security Number or taxpayer identification number or other information, for each investor who opens an account directly with the Funds. Applications without the required information may not be accepted by the Funds. Throughout the life of your account, the Funds may request updated identifying information in accordance with their Customer Identification Program. After accepting an application, to the extent permitted by applicable law or their Customer

Identification Program, the Funds reserve the right to: (i) place limits on transactions in any account until the identity of the investor is verified; (ii) refuse an investment in the Funds; or (iii) involuntarily redeem an investor’s shares and close an account in the event that the Funds are unable to verify an investor’s identity or obtain all required information. The Funds and their agents will not be responsible for any loss or tax liability in an investor’s account resulting from the investor’s delay in providing all required information or from closing an account and redeeming an investor’s shares pursuant to the Customer Identification Program.

How Are Shares Priced?

The price you pay when you buy shares is a Fund’s next determined NAV for a share class (as adjusted for any applicable sales charge) after the Fund receives your order in proper form. The price you receive when you sell shares is a Fund’s next determined NAV for a share class with the redemption proceeds reduced by any applicable charges (e.g., CDSCs) after the Fund receives your order in proper form. Each class calculates its NAV as follows:

NAV =	(Value of Assets of the Class) – (Liabilities of the Class)
Number of Outstanding Shares of the Class

A Fund’s investments for which market quotations are readily available are valued at market value on the basis of quotations furnished by a pricing service or provided by securities dealers. If accurate quotations are not readily available, or if the Investment Adviser believes that such quotations do not accurately reflect fair value, the fair value of the Funds’ investments may be determined in good faith under valuation procedures established by the Board of Trustees. Cases where there is no clear indication of the value of the Funds’ investments include, among others, situations where a security or other asset or liability does not have a price source.

To the extent a Fund invests in foreign equity securities, “fair value” prices are provided by an independent fair value service in accordance with the fair value procedures approved by the Board of Trustees. Fair value prices are used because many foreign markets operate at times that do not coincide with those of the major U.S. markets. Events that could affect the values of foreign portfolio holdings may occur between the close of the foreign market and the time of determining the NAV, and would not otherwise be reflected in the NAV. If the independent fair value service does not provide a fair value price for a particular security, or if the price provided does not meet the established criteria for a Fund, the Fund will price that security at the most recent closing price for that security on its principal exchange.

In addition, the Investment Adviser, consistent with its procedures and applicable regulatory guidance, may (but need not) determine to make an adjustment to the previous closing prices of either domestic or foreign securities in light of significant events, to reflect what it believes to be the fair value of the securities at the time of determining a Fund’s NAV. Significant events that could affect a large number of securities in a particular market may include, but are not limited to: situations relating to one or more single issuers in a market sector; significant fluctuations in U.S. or foreign markets; market dislocations; market disruptions or unscheduled market closings; equipment failures; natural or man made disasters or acts of God; armed conflicts; governmental actions or other developments; as well as the same or similar events which may affect specific issuers or the securities markets even though not tied directly to the securities markets. Other significant events that could relate to a single issuer may include, but are not limited to: corporate actions such as reorganizations, mergers and buy-outs; corporate announcements, including those relating to earnings, products and regulatory news; significant litigation; ratings downgrades; bankruptcies; and trading suspensions.

One effect of using an independent fair value service and fair valuation may be to reduce stale pricing arbitrage opportunities presented by the pricing of Fund shares. However, it involves the risk that the values used by the Funds to price their investments may be different from those used by other investment companies and investors to price the same investments.

Investments in other open-end registered investment companies (if any), excluding investments in ETFs, are valued based on the NAV of those open-end registered investment companies (which may use fair value pricing as discussed in their prospectuses).

Please note the following with respect to the price at which your transactions are processed:

¢	NAV per share of each share class is generally calculated by the accounting agent on each business day as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern time) or such other times as the New York Stock Exchange or NASDAQ market may officially close. Fund shares will generally not be priced on any day the New York Stock Exchange is closed.

SHAREHOLDER GUIDE

¢	The Trust reserves the right to reprocess purchase (including dividend reinvestments), redemption and exchange transactions that were processed at a NAV that is subsequently adjusted, and to recover amounts from (or distribute amounts to) shareholders accordingly based on the official closing NAV, as adjusted.
¢	The Trust reserves the right to advance the time by which purchase and redemption orders must be received for same business day credit as otherwise permitted by the SEC.

Consistent with industry practice, investment transactions not settling on the same day are recorded and factored into a Fund’s NAV on the business day following trade date (T+1). The use of T+1 accounting generally does not, but may, result in a NAV that differs materially from the NAV that would result if all transactions were reflected on their trade dates.

Note: The time at which transactions and shares are priced and the time by which orders must be received may be changed in case of an emergency or if regular trading on the New York Stock Exchange is stopped at a time other than its regularly scheduled closing time. In the event the New York Stock Exchange does not open for business, the Trust may, but is not required to, open one or more Funds for purchase, redemption and exchange transactions if the Federal Reserve wire payment system is open. To learn whether a Fund is open for business during this situation, please call the appropriate phone number located on the back cover of this Prospectus.

Foreign securities may trade in their local markets on days a Fund is closed. As a result, if a Fund holds foreign securities, its NAV may be impacted on days when investors may not purchase or redeem Fund shares.

COMMON QUESTIONS APPLICABLE TO THE PURCHASE OF CLASS A SHARES

What Is The Offering Price Of Class A Shares?

The offering price of Class A Shares of each Fund is the next determined NAV per share plus an initial sales charge paid to Goldman Sachs at the time of purchase of shares. The sales charge varies depending upon the amount you purchase. In some cases, described below, the initial sales charge may be eliminated altogether, and the offering price will be the NAV per share. The current sales charges and commissions paid to Authorized Institutions for Class A Shares of the Funds are as follows:

Amount of Purchase (including sales charge, if any)	Sales Charge as Percentage of Offering Price		Sales Charge as Percentage of Net Amount Invested		Maximum Dealer Allowance as Percentage of Offering Price*
Less than $50,000	5.50%		5.82%		5.00%
$50,000 up to (but less than) $100,000	4.75		4.99		4.00
$100,000 up to (but less than) $250,000	3.75		3.90		3.00
$250,000 up to (but less than) $500,000	2.75		2.83		2.25
$500,000 up to (but less than) $1 million	2.00		2.04		1.75
$1 million or more	0.00	**	0.00	**	***

*	Dealer’s allowance may be changed periodically. During special promotions, the entire sales charge may be reallowed to Authorized Institutions. Authorized Institutions to whom substantially the entire sales charge is reallowed may be deemed to be “underwriters” under the Securities Act.
**	No sales charge is payable at the time of purchase of Class A Shares of $1 million or more, but a CDSC of 1% may be imposed in the event of certain redemptions within 18 months. For more information about Class A Shares’ CDSCs, please see “What Else Do I Need to Know About Class A Shares’ CDSC?” below.
***	The Distributor may pay a one-time commission to Authorized Institutions who initiate or are responsible for purchases of $1 million or more of shares of the Funds equal to 1.00% of the amount under $3 million, 0.50% of the next $2 million, and 0.25% thereafter. In instances where this one-time commission is not paid to a particular Authorized Institution (including Goldman Sachs’ Private Wealth Management Unit), the CDSC on Class A Shares, generally, will be waived. The Distributor may also pay, with respect to all or a portion of the amount purchased, a commission in accordance with the foregoing schedule to Authorized Institutions who initiate or are responsible for purchases by Employee Benefit Plans investing in the Funds which satisfy the criteria set forth below in “When Are Class A Shares Not Subject to A Sales Load?” or $1 million or more by certain “wrap” accounts. Purchases by such plans will be made at NAV with no initial sales charge, but if shares are redeemed within 18 months, a CDSC of 1% may be imposed upon the plan, the plan sponsor or the third-party administrator. In addition, Authorized Institutions will remit to the Distributor such payments received in connection with “wrap” accounts in the event that shares are redeemed within 18 months.

You should note that the actual sales charge that appears in your mutual fund transaction confirmation may differ slightly from the rate disclosed above in this Prospectus due to rounding calculations.

As indicated in the preceding chart, and as discussed further below and in the section titled “How Can The Sales Charge On Class A Shares Be Reduced?”, you may, under certain circumstances, be entitled to pay reduced sales charges on your purchases of Class A Shares or have those charges waived entirely. To take advantage of these discounts, your Authorized Institution must notify the Funds’ Transfer Agent at the time of your purchase order that a discount may apply to your current purchases. You may also be required to provide appropriate documentation to receive these discounts, including:

(i)	Information or records regarding shares of the Funds or other Goldman Sachs Funds held in all accounts (e.g., retirement accounts) of the shareholder at all Authorized Institutions; or

(ii)	Information or records regarding shares of the Funds or other Goldman Sachs Funds held at any Authorized Institution by related parties of the shareholder, such as members of the same family or household.

What Else Do I Need To Know About Class A Shares’ CDSC?

Purchases of $1 million or more of Class A Shares will be made at NAV with no initial sales charge. However, if you redeem shares within 18 months after the beginning of the month in which the purchase was made, a CDSC of 1% may be imposed. The CDSC may not be imposed if your Authorized Institution agrees with the Distributor to return all or an applicable prorated portion of its commission to the Distributor. The CDSC is waived on redemptions in certain circumstances. See “In What Situations May The CDSC On Class A Or C Shares Be Waived Or Reduced?” below.

When Are Class A Shares Not Subject To A Sales Load?

Class A Shares of the Funds may be sold at NAV without payment of any sales charge to the following individuals and entities:

¢	Goldman Sachs, its affiliates or their respective officers, partners, directors or employees (including retired employees and former partners), any partnership of which Goldman Sachs is a general partner, any Trustee or officer of the Trust and designated family members of any of these individuals;
¢	Qualified employee benefit plans of Goldman Sachs;
¢	Trustees or directors of investment companies for which Goldman Sachs or an affiliate acts as sponsor;
¢	Any employee or registered representative of any Authorized Institution (or such Authorized Institutions’ affiliates and subsidiaries) or their respective spouses, children and parents;
¢	Banks, trust companies or other types of depository institutions;
¢	Any state, county or city, or any instrumentality, department, authority or agency thereof, which is prohibited by applicable investment laws from paying a sales charge or commission in connection with the purchase of shares of a Fund;
¢	Employee Benefit Plans, other than Employee Benefit Plans that purchase Class A Shares through brokerage relationships in which sales charges are customarily imposed. Under such circumstances, Plans will be assessed sales charges as described further in “Shareholder Guide—Common Questions Applicable to the Purchase of Class A Shares;”
¢	Investors who purchase Class A Shares through an omnibus account sponsored by an Authorized Institution that has an agreement with the Distributor covering such investors to offer Class A Shares without charging an initial sales charge;
¢	Insurance company separate accounts that make the Funds available as an underlying investment in certain group annuity contracts;
¢	“Wrap” accounts for the benefit of clients of broker-dealers, financial institutions or financial planners, provided they have entered into an agreement with GSAM specifying aggregate minimums and certain operating policies and standards;
¢	Investment advisers investing for accounts for which they receive asset-based fees;
¢	Accounts over which GSAM or its advisory affiliates have investment discretion;
¢	Shareholders who roll over distributions from any tax-qualified Employee Benefit Plan or tax-sheltered annuity to an IRA which invests in the Goldman Sachs Funds if the tax-qualified Employee Benefit Plan or tax-sheltered annuity receives administrative services provided by certain third party administrators that have entered into a special service arrangement with Goldman Sachs relating to such plan or annuity;
¢	State sponsored 529 college savings plans;
¢	Investors that purchase Class A Shares through the GS Retirement Plan Plus and Goldman Sachs 401(k) Programs; or
¢	Former shareholders of certain funds who (i) received shares of a Goldman Sachs Fund in connection with a reorganization of an acquired fund into a Goldman Sachs Fund, (ii) had previously qualified for purchases of Class A shares of the acquired funds without the imposition of a sales load under the guidelines of the applicable acquired fund family, and (iii) as of August 24, 2012 held their Goldman Sachs Fund shares directly with the Goldman Sachs Funds’ Transfer Agent, as long as they continue to hold the shares directly at the Transfer Agent.

You must certify eligibility for any of the above exemptions on your account application and notify your Authorized Institution and the Funds if you no longer are eligible for the exemption.

A Fund will grant you an exemption subject to confirmation of your eligibility by your Authorized Institution. You may be charged a fee by your Authorized Institution.

SHAREHOLDER GUIDE

How Can The Sales Charge On Class A Shares Be Reduced?

¢	Right of Accumulation: When buying Class A Shares in Goldman Sachs Funds, your current aggregate investment determines the initial sales load you pay. You may qualify for reduced sales charges when the current market value of holdings across Class A and/or Class C Shares, plus new purchases, reaches $50,000 or more. Class A and/or Class C Shares of any of the Goldman Sachs Funds may be combined under the Right of Accumulation. If a Fund’s Transfer Agent is properly notified, the “Amount of Purchase” in the chart in the section “What Is The Offering Price of Class A Shares?” will be deemed to include all Class A and/or Class C Shares of the Goldman Sachs Funds that were held at the time of purchase by any of the following persons: (i) you, your spouse, your parents and your children; and (ii) any trustee, guardian or other fiduciary of a single trust estate or a single fiduciary account. This includes, for example, any Class A and/or Class C Shares held at an Authorized Institution other than the one handling your current purchase. For purposes of applying the Right of Accumulation, shares of the Funds and any other Goldman Sachs Funds purchased by an existing client of Goldman Sachs Private Wealth Management or GS Ayco Holding LLC will be combined with Class A and/or Class C Shares and other assets held by all other Goldman Sachs Private Wealth Management accounts or accounts of GS Ayco Holding LLC, respectively. In addition, under some circumstances, Class A and/or Class C Shares of the Funds and Class A and/or Class C Shares of any other Goldman Sachs Fund purchased by partners, directors, officers or employees of certain organizations may be combined for the purpose of determining whether a purchase will qualify for the Right of Accumulation and, if qualifying, the applicable sales charge level. To qualify for a reduced sales load, you or your Authorized Institution must notify the Funds’ Transfer Agent at the time of investment that a quantity discount is applicable. If you do not notify your Authorized Institution at the time of your current purchase or a future purchase that you qualify for a quantity discount, you may not receive the benefit of a reduced sales charge that might otherwise apply. Use of this option is subject to a check of appropriate records.

In some circumstances, other Class A and/or Class C Shares may be aggregated with your current purchase under the Right of Accumulation as described in the SAI. For purposes of determining the “Amount of Purchase,” all Class A and/or Class C Shares currently held will be valued at their current market value.

¢	Statement of Intention: You may obtain a reduced sales charge by means of a written Statement of Intention which expresses your non-binding commitment to invest (not counting reinvestments of dividends and distributions) in the aggregate $50,000 or more within a period of 13 months in Class A Shares of one or more of the Goldman Sachs Funds. Any investments you make during the period will receive the discounted sales load based on the full amount of your investment commitment. Purchases made during the previous 90 days may be included; however, capital appreciation does not apply toward these combined purchases. If the investment commitment of the Statement of Intention is not met prior to the expiration of the 13-month period, the entire amount will be subject to the higher applicable sales charge unless the failure to meet the investment commitment is due to the death of the investor. By selecting the Statement of Intention, you authorize the Transfer Agent to escrow and redeem Class A Shares in your account to pay this additional charge if the Statement of Intention is not met. You must, however, inform the Transfer Agent (either directly or through your Authorized Institution) that the Statement of Intention is in effect each time shares are purchased. Each purchase will be made at the public offering price applicable to a single transaction of the dollar amount specified on the Statement of Intention. The SAI has more information about the Statement of Intention, which you should read carefully.

A COMMON QUESTION APPLICABLE TO THE PURCHASE OF CLASS C SHARES

What Is The Offering Price Of Class C Shares?

You may purchase Class C Shares of the Funds at the next determined NAV without paying an initial sales charge. However, if you redeem Class C Shares within 12 months of purchase, a CDSC of 1% will normally be deducted from the redemption proceeds. In connection with purchases by Employee Benefit Plans, where Class C Shares are redeemed within 12 months of purchase, a CDSC of 1% may be imposed upon the plan sponsor or third party administrator. No CDSC is imposed in connection with an exchange of Class C Shares at the time of such exchange. When Class C Shares are exchanged for Class C Shares of another fund, the period of time that such shares will be subject to a CDSC (if any) will be measured as of the date of the original purchase. With respect to such shares held by Employee Benefit Plans, the CDSC may be imposed on the plan sponsor or third party administrator.

Proceeds from the CDSC are payable to the Distributor and may be used in whole or in part to defray the Distributor’s expenses related to providing distribution-related services to the Funds in connection with the sale of Class C Shares, including the payment of compensation to Authorized Institutions. A commission equal to 1% of the amount invested is normally paid by the Distributor to Authorized Institutions.

COMMON QUESTIONS APPLICABLE TO THE PURCHASE OF CLASS A AND C SHARES

What Else Do I Need To Know About The CDSC On Class A Or C Shares?

¢	The CDSC is based on the lesser of the NAV of the shares at the time of redemption or the original offering price (which is the original NAV).
¢	No CDSC is charged on shares acquired from reinvested dividends or capital gains distributions.
¢	No CDSC is charged on the per share appreciation of your account over the initial purchase price.
¢	When counting the number of months since a purchase of Class A or Class C Shares was made, all purchases made during a month will be combined and considered to have been made on the first day of that month.
¢	To keep your CDSC as low as possible, each time you place a request to sell shares, the Funds will first sell any shares in your account that do not carry a CDSC and then the shares in your account that have been held the longest.

In What Situations May The CDSC On Class A Or C Shares Be Waived Or Reduced?

The CDSC on Class A and Class C Shares that are subject to a CDSC may be waived or reduced if the redemption relates to:

¢	Mandatory retirement distributions or loans to participants or beneficiaries from Employee Benefit Plans;
¢	Hardship withdrawals by a participant or beneficiary in an Employee Benefit Plan;
¢	The separation from service by a participant or beneficiary in an Employee Benefit Plan;
¢	Excess contributions distributed from an Employee Benefit Plan;
¢	Distributions from a qualified Employee Benefit Plan invested in the Goldman Sachs Funds which are being rolled over to an IRA in the same share class of a Goldman Sachs Fund;
¢	The death or disability (as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”)) of a shareholder, participant or beneficiary in an Employee Benefit Plan;
¢	Satisfying the minimum distribution requirements of the Code;
¢	Establishing “substantially equal periodic payments” as described under Section 72(t)(2) of the Code;
¢	Redemption proceeds which are to be reinvested in accounts or non-registered products over which GSAM or its advisory affiliates have investment discretion;
¢	A systematic withdrawal plan. The Funds reserve the right to limit such redemptions, on an annual basis, to 12% of the value of your C Shares and 10% of the value of your Class A Shares;
¢	Redemptions or exchanges of Fund shares held through an Employee Benefit Plan using the Fund as part of a qualified default investment alternative or “QDIA”; or
¢	Other redemptions, at the discretion of the Trust’s officers, relating to shares purchased through Employee Benefit Plans

HOW TO SELL SHARES

How Can I Sell Shares Of The Funds?

Generally, Shares may be sold (redeemed) through your Authorized Institution. Customers of an Authorized Institution will normally give their redemption instructions to the Authorized Institution, and the Authorized Institution will, in turn, place redemption orders with the Funds. Redemptions may be requested by electronic trading platform (through your Authorized Institution), in writing or by telephone (unless the Authorized Institution opts out of the telephone redemption privilege on the account application). Each Fund will generally redeem its Shares upon request on any business day when the Fund is open at the NAV next determined after receipt of such request in proper form, subject to any applicable CDSC. You should contact your Authorized Institution to discuss redemptions and redemption proceeds. Certain Authorized Institutions are authorized to accept redemption requests on behalf of the Funds as described under “How to Buy Shares—Shares Offering.” A Fund may transfer redemption proceeds to an account with your Authorized Institution. In the alternative, your Authorized Institution may request that redemption proceeds be sent to you by check or wire (if the wire instructions are designated in the current records of the Transfer Agent).

Generally, any redemption request that requires money to go to an account or address other than that designated in the current records of the Transfer Agent must be in writing and signed by an authorized person with a Medallion signature guarantee. The written request may be confirmed by telephone with both the requesting party and the designated bank to verify instructions. Other restrictions may apply in these situations.

When Do I Need A Medallion Signature Guarantee To Redeem Shares?

A Medallion signature guarantee may be required if:

¢	A request is made in writing to redeem Class A, Class C or Class IR Shares in an amount over $50,000 via check;

SHAREHOLDER GUIDE

¢	You would like the redemption proceeds sent to an address that is not your address of record; or
¢	You would like the redemption proceeds sent to a domestic bank account that is not designated in the current records of the Transfer Agent.

A Medallion signature guarantee must be obtained from a bank, brokerage firm or other financial intermediary that is a member of an approved Medallion Guarantee Program or that is otherwise approved by the Trust. A notary public cannot provide a Medallion signature guarantee. Additional documentation may be required.

What Do I Need To Know About Telephone Redemption Requests?

The Trust, the Distributor and the Transfer Agent will not be liable for any loss or tax liability you may incur in the event that the Trust accepts unauthorized telephone redemption requests that the Trust reasonably believes to be genuine. The Trust may accept telephone redemption instructions from any person identifying himself or herself as the owner of an account or the owner’s registered representative where the owner has not declined in writing to use this service. Thus, you risk possible losses if a telephone redemption is not authorized by you.

In an effort to prevent unauthorized or fraudulent redemption and exchange requests by telephone, Goldman Sachs and Boston Financial Data Services, Inc. (“BFDS”) each employ reasonable procedures specified by the Trust to confirm that such instructions are genuine. If reasonable procedures are not employed, the Trust may be liable for any loss due to unauthorized or fraudulent transactions. The following general policies are currently in effect:

¢	Telephone requests are recorded.
¢	Proceeds of telephone redemption requests will be sent to your address of record or authorized account designated in the current records of the Transfer Agent (unless you provide written instructions and a Medallion signature guarantee indicating another address or account).
¢	For the 30-day period following a change of address, telephone redemptions will only be filled by a wire transfer to the authorized account designated in the current records of the Transfer Agent (see immediately preceding bullet point). In order to receive the redemption by check during this time period, the redemption request must be in the form of a written, Medallion signature guaranteed letter.
¢	The telephone redemption option does not apply to Shares held in an account maintained and serviced by your Authorized Institution. If your Shares are held in an account with an Authorized Institution, you should contact your registered representative of record, who may make telephone redemptions on your behalf.
¢	The telephone redemption option may be modified or terminated at any time without prior notice.
¢	A Fund may redeem via check up to $50,000 in Class A, Class C and Class IR Shares requested via telephone.

Note: It may be difficult to make telephone redemptions in times of unusual economic or market conditions.

How Are Redemption Proceeds Paid?

By Wire:  You may arrange for your redemption proceeds to be paid as federal funds to an account with your Authorized Institution or to a domestic bank account designated in the current records of the Transfer Agent. In addition, redemption proceeds may be transmitted through an electronic trading platform to an account with your Authorized Institution. The following general policies govern wiring redemption proceeds:

¢	Redemption proceeds will normally be paid in federal funds, between one and three business days following receipt of a properly executed wire transfer redemption request. In certain circumstances, however (such as unusual market conditions or in cases of very large redemptions or excessive trading), it may take up to seven days to pay redemption proceeds.
¢	Redemption requests may only be postponed or suspended for longer than seven days as permitted under Section 22(e) of the Investment Company Act of 1940 (the “Investment Company Act”) if (i) the New York Stock Exchange is closed for trading or trading is restricted; (ii) an emergency exists which makes the disposal of securities owned by a Fund or the fair determination of the value of a Fund’s net assets not reasonably practicable; or (iii) the SEC, by order or regulation, permits the suspension of the right of redemption.
¢	If you are selling shares you recently paid for by check or purchased by Automated Clearing House (“ACH”), the Fund will pay you when your check or ACH has cleared, which may take up to 15 days.
¢	If the Federal Reserve Bank is closed on the day that the redemption proceeds would ordinarily be wired, wiring the redemption proceeds may be delayed until the Federal Reserve Bank reopens.
¢	To change the bank wiring instructions designated in the current records of the Transfer Agent, you must send written instructions signed by an authorized person designated in the current records of the Transfer Agent. A Medallion signature guarantee may be required if you are requesting a redemption in conjunction with the change.

¢	None of the Trust, the Investment Adviser or Goldman Sachs assumes any responsibility for the performance of your bank or any other financial intermediary in the transfer process. If a problem with such performance arises, you should deal directly with your bank or such financial intermediary.

By Check:  You may elect to receive redemption proceeds by check. Redemption proceeds paid by check will normally be mailed to the address of record within three business days of receipt of a properly executed redemption request, except in certain circumstances (such as those set forth above with respect to wire transfer redemption requests). If you are selling shares you recently paid for by check or ACH, the Fund will pay you when your check or ACH has cleared, which may take up to 15 days.

What Else Do I Need To Know About Redemptions?

The following generally applies to redemption requests:

¢	Additional documentation may be required when deemed appropriate by the Transfer Agent. A redemption request will not be in proper form until such additional documentation has been received.
¢	Authorized Institutions are responsible for the timely transmittal of redemption requests by their customers to the Transfer Agent. In order to facilitate the timely transmittal of redemption requests, Authorized Institutions may set times by which they must receive redemption requests. Authorized Institutions may also require additional documentation from you.

The Trust reserves the right to:

¢	Redeem your shares in the event your Authorized Institution’s relationship with Goldman Sachs is terminated, and you do not transfer your account to another Authorized Institution with a relationship with Goldman Sachs or in the event that a Fund is no longer an option in your Employee Benefit Plan or no longer available through your Eligible Fee-Based Program.
¢	Redeem your shares if your account balance is below the required Fund minimum. The Funds will not redeem your shares on this basis if the value of your account falls below the minimum account balance solely as a result of market conditions. A Fund will give you 60 days prior written notice to allow you to purchase sufficient additional shares of the Fund in order to avoid such redemption. Different rules may apply to investors who have established brokerage accounts with Goldman Sachs in accordance with the terms and conditions of their account agreements.
¢	Subject to applicable law, redeem your shares in other circumstances determined by the Board of Trustees to be in the best interest of the Trust.
¢	Pay redemptions by a distribution in-kind of securities (instead of cash). If you receive redemption proceeds in-kind, you should expect to incur transaction costs upon the disposition of those securities.
¢	Reinvest any amounts (e.g., dividends, distributions or redemption proceeds) which you have elected to receive by check should your check remain uncashed for more than 180 days. No interest will accrue on amounts represented by uncashed checks. Your check will be reinvested in your account at the NAV on the day of the reinvestment. When reinvested, those amounts are subject to the risk of loss like any Fund investment. If you elect to receive distributions in cash and a check remains uncashed for more than 180 days, your cash election may be changed automatically to reinvest and your future dividend and capital gains distributions will be reinvested in the Fund at the NAV as of the date of payment of the distribution. This provision may not apply to certain retirement or qualified accounts, accounts with a non-U.S. address or closed accounts. Your participation in a systematic withdrawal program may be terminated if a check remains uncashed.
¢	Charge an additional fee in the event a redemption is made via wire transfer.

None of the Trust, the Investment Adviser or Goldman Sachs will be responsible for any loss in an investor’s account or tax liability resulting from an involuntary redemption.

Can I Reinvest Redemption Proceeds In The Same Or Another Goldman Sachs Fund?

You may redeem shares of a Fund and reinvest a portion or all of the redemption proceeds in the same share class of another Goldman Sachs Fund at NAV. To be eligible for this privilege, you must have held the shares you want to redeem for at least 30 days and you must reinvest the share proceeds within 90 days after you redeem. You should obtain and read the applicable prospectus before investing in any other Goldman Sachs Funds.

You may reinvest redemption proceeds as follows:

¢	If you pay a CDSC upon redemption of Class A or Class C Shares and then reinvest in Class A or Class C Shares of another Goldman Sachs Fund as described above, your account will be credited with the amount of the CDSC you paid. The reinvested shares will, however, continue to be subject to a CDSC. The holding period of the shares acquired through reinvestment will include the holding period of the redeemed shares for purposes of computing the CDSC payable upon a subsequent redemption.

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¢	The reinvestment privilege may be exercised at any time in connection with transactions in which the proceeds are reinvested at NAV in a tax-sheltered Employee Benefit Plan. In other cases, the reinvestment privilege may be exercised once per year upon receipt of a written request.
¢	You may be subject to tax as a result of a redemption. You should consult your tax adviser concerning the tax consequences of a redemption and reinvestment.

Can I Exchange My Investment From One Goldman Sachs Fund To Another Goldman Sachs Fund?

You may exchange shares of a Goldman Sachs Fund at NAV without the imposition of an initial sales charge or CDSC, if applicable, at the time of exchange for certain shares of another Goldman Sachs Fund. Redemption (including by exchange) of certain Goldman Sachs Funds offered in other prospectuses may, however, be subject to a redemption fee for shares that are held for either 30 or 60 days or less, subject to certain exceptions as described in those Goldman Sachs Funds’ prospectuses. The exchange privilege may be materially modified or withdrawn at any time upon 60 days written notice. You should contact your Authorized Institution to arrange for exchanges of shares of a Fund for shares of another Goldman Sachs Fund.

You should keep in mind the following factors when making or considering an exchange:

¢	You should obtain and carefully read the prospectus of the Goldman Sachs Fund you are acquiring before making an exchange. You should be aware that not all Goldman Sachs Funds may offer all share classes.
¢	Currently, the Funds do not impose any charge for exchanges, although the Funds may impose a charge in the future.
¢	The exchanged shares of the new Goldman Sachs Fund may later be exchanged for shares of the same class of the original Fund held at the next determined NAV without the imposition of an initial sales charge or CDSC (but subject to any applicable redemption fee). However, if additional shares of the new Goldman Sachs Fund were purchased after the initial exchange, and that Fund’s shares do not impose a sales charge or CDSC, then the applicable sales charge or CDSC of the original Fund’s shares will be imposed upon the exchange of those shares.
¢	When you exchange shares subject to a CDSC, no CDSC will be charged at that time. However, for purposes of determining the amount of CDSC applicable to those shares acquired in the exchange, the length of time you have owned the shares will be measured from the date you acquired the original shares subject to a CDSC, and the amount and terms of the CDSC will be those applicable to the original shares acquired and will not be affected by a subsequent exchange.
¢	Eligible investors may exchange certain classes of shares for another class of shares of the same Fund. For further information, contact your Authorized Institution.
¢	All exchanges which represent an initial investment in a Goldman Sachs Fund must satisfy the minimum initial investment requirement of that Fund. This requirement may be waived at the discretion of the Trust. Exchanges into a Fund need not meet the traditional minimum investment requirements for that Fund if the entire balance of the original Fund account is exchanged.
¢	Exchanges are available only in states where exchanges may be legally made.
¢	It may be difficult to make telephone exchanges in times of unusual economic or market conditions.
¢	Goldman Sachs and BFDS may use reasonable procedures described under “What Do I Need To Know About Telephone Redemption Requests?” in an effort to prevent unauthorized or fraudulent telephone exchange requests.
¢	Normally, a telephone exchange will be made only to an identically registered account.
¢	Exchanges into Goldman Sachs Funds or certain share classes of Goldman Sachs Funds that are closed to new investors may be restricted.
¢	Exchanges into a Fund from another Goldman Sachs Fund may be subject to any redemption fee imposed by the other Goldman Sachs Fund.

For federal income tax purposes, an exchange from one Goldman Sachs Fund to another is treated as a redemption of the shares surrendered in the exchange, on which you may be subject to tax, followed by a purchase of shares received in the exchange. Exchanges within Employee Benefit Plan accounts will not result in capital gains or loss for federal or state income tax purposes. You should consult your tax adviser concerning the tax consequences of an exchange.

SHAREHOLDER SERVICES

Can I Arrange To Have Automatic Investments Made On A Regular Basis?

You may be able to make automatic investments in Class A and Class C Shares through your bank via ACH transfer or via bank draft each month. The minimum dollar amount for this service is $250 for the initial investment and $50 per month for additional investments. Forms for this option are available online at www.gsamfunds.com and from your Authorized Institution, or you may check the appropriate box on the account application.

Can My Distributions From A Fund Be Invested In Other Goldman Sachs Funds?

You may elect to cross-reinvest distributions paid by a Goldman Sachs Fund in shares of the same class of other Goldman Sachs Funds.

¢	Shares will be purchased at NAV.
¢	You may elect cross-reinvestment into an identically registered account or a similarly registered account provided that at least one name on the account is registered identically.
¢	You cannot make cross-reinvestments into a Goldman Sachs Fund unless that Fund’s minimum initial investment requirement is met.
¢	You should obtain and read the prospectus of the Goldman Sachs Fund into which distributions are invested.

Can I Arrange To Have Automatic Exchanges Made On A Regular Basis?

You may elect to exchange automatically a specified dollar amount of Class A or Class C Shares of a Fund for shares of the same class of other Goldman Sachs Funds.

¢	Shares will be purchased at NAV if a sales charge had been imposed on the initial purchase.
¢	You may elect to exchange into an identically registered account or a similarly registered account provided that at least one name on the account is registered identically.
¢	Shares subject to a CDSC acquired under this program may be subject to a CDSC at the time of redemption from the Goldman Sachs Fund into which the exchange is made depending upon the date and value of your original purchase.
¢	Automatic exchanges are made monthly on the 15th day of each month or the first business day thereafter.
¢	Minimum dollar amount: $50 per month.
¢	You cannot make automatic exchanges into a Goldman Sachs Fund unless that Fund’s minimum initial investment requirement is met.
¢	You should obtain and read the prospectus of the Goldman Sachs Fund into which automatic exchanges are made.
¢	An exchange is considered a redemption and a purchase and therefore may be a taxable transaction.

Can I Have Systematic Withdrawals Made On A Regular Basis?

You may redeem from your Class A or Class C Share account systematically via check or ACH transfer in any amount of $50 or more.

¢	It is normally undesirable to maintain a systematic withdrawal plan at the same time that you are purchasing additional Class A or Class C Shares because of the sales charges that are imposed on certain purchases of Class A Shares and because of the CDSCs that are imposed on certain redemptions of Class A and Class C Shares.
¢	Checks are normally mailed within two business days after your selected systematic withdrawal date of either the 15th or 25th of the month. ACH payments may take up to three business days to post to your account after your selected systematic withdrawal date between, and including, the 3rd and 26th of the month.
¢	Each systematic withdrawal is a redemption and therefore may be a taxable transaction.
¢	The CDSC applicable to Class A or Class C Shares redeemed under the systematic withdrawal plan may be waived. The Funds reserve the right to limit such redemptions, on an annual basis, to 12% each of the value of your Class C Shares and 10% of the value of your Class A Shares.

What Types Of Reports Will I Be Sent Regarding My Investment?

Authorized Institutions are responsible for providing any communication from a Fund to shareholders, including but not limited to, prospectuses, prospectus supplements, proxy materials and notices regarding the source of dividend payments under Section 19 of the Investment Company Act. They may charge additional fees not described in this Prospectus to their customers for such services.

You will be provided with a printed confirmation of each transaction in your account and a quarterly account statement if you invest in Class A, Class C or Class IR Shares and a monthly account statement if you invest in Institutional, Service or Class R6 Shares. If your account is held through your Authorized Institution, you will receive this information from your Authorized Institution.

You will also receive an annual shareholder report containing audited financial statements and a semi-annual shareholder report. If you have consented to the delivery of a single copy of shareholder reports, prospectuses and other information to all shareholders who share the same mailing address with your account, you may revoke your consent at any time by contacting your Authorized Institution or Goldman Sachs Funds at the appropriate phone number found on the back cover of this Prospectus. Each Fund will begin sending individual copies to you within 30 days after receipt of your revocation. If your account is held through an Authorized Institution, please contact the Authorized Institution to revoke your consent.

SHAREHOLDER GUIDE

DISTRIBUTION AND SERVICE FEES

What Are The Different Distribution And/Or Service Fees Paid By The Funds’ Shares?

The Trust has adopted distribution and service plans (each a “Plan”) under which Class A and Class C Shares bear distribution and/or service fees paid to Goldman Sachs, some of which Goldman Sachs may pay to Authorized Institutions. Authorized Institutions seek distribution and/or servicing fee revenues to, among other things, offset the cost of servicing small and medium sized plan investors and providing information about the Funds. If the fees received by Goldman Sachs pursuant to the Plans exceed its expenses, Goldman Sachs may realize a profit from these arrangements. Goldman Sachs generally receives and pays the distribution and service fees on a quarterly basis.

Under the Plans, Goldman Sachs is entitled to a monthly fee from each Fund for distribution services equal, on an annual basis, to 0.25% and 0.75% of each applicable Fund’s average daily net assets attributed to Class A and Class C Shares, respectively. Because these fees are paid out of a Fund’s assets on an ongoing basis, over time, these fees will increase the cost of your investment and may cost you more than paying other types of such charges.

The distribution fees are subject to the requirements of Rule 12b-1 under the Investment Company Act, and may be used (among other things) for:

¢	Compensation paid to and expenses incurred by Authorized Institutions, Goldman Sachs and their respective officers, employees and sales representatives;
¢	Commissions paid to Authorized Institutions;
¢	Allocable overhead;
¢	Telephone and travel expenses;
¢	Interest and other costs associated with the financing of such compensation and expenses;
¢	Printing of prospectuses for prospective shareholders;
¢	Preparation and distribution of sales literature or advertising of any type; and
¢	All other expenses incurred in connection with activities primarily intended to result in the sale of Class A and Class C Shares.

In connection with the sale of Class C Shares, Goldman Sachs normally begins paying the 0.75% distribution fee as an ongoing commission to Authorized Institutions after the shares have been held for one year. Goldman Sachs normally begins accruing the annual 0.25% distribution fee for the Class A Shares as an ongoing commission to Authorized Institutions, immediately. Goldman Sachs generally pays the distribution fee on a quarterly basis.

CLASS C PERSONAL AND ACCOUNT MAINTENANCE SERVICES AND FEES

Class C Plan, Goldman Sachs is also entitled to receive a separate fee equal on an annual basis to 0.25% of each applicable Fund’s average daily net assets attributed to Class B or Class C Shares. This fee is for personal and account maintenance services, and may be used to make payments to Goldman Sachs, Authorized Institutions and their officers, sales representatives and employees for responding to inquiries of, and furnishing assistance to, shareholders regarding ownership of their shares or their accounts or similar services not otherwise provided on behalf of the Funds. If the fees received by Goldman Sachs pursuant to the Plan exceed its expenses, Goldman Sachs may realize a profit from this arrangement.

In connection with the sale of Class C Shares, Goldman Sachs normally begins paying the 0.25% ongoing service fee to Authorized Institutions after the shares have been held for one year.

SERVICE SHARES SERVICE PLAN AND SHAREHOLDER ADMINISTRATION PLAN

The Trust, on behalf of the Emerging Markets Equity Fund, has adopted a Service Plan and Shareholder Administration Plan for Service Shares, pursuant to which Goldman Sachs and certain Authorized Institutions are entitled to receive payments for their services from the Trust. These payments are equal to 0.25% (annualized) for personal and account maintenance services, plus an additional 0.25% (annualized) for shareholder administration services of the average daily net assets of Service Shares of the Fund that are attributable to or held in the name of Goldman Sachs or an Authorized Institution for its customers. Fees for personal and account maintenance services are paid pursuant to the Service Shares’ Service Plan and are subject to the requirements of Rule 12b-1 under the Investment Company Act. Because these fees are paid out of a Fund’s assets on an ongoing basis, over time, these fees will increase the cost of your investment and may cost you more than paying other types of such charges.

RESTRICTIONS ON EXCESSIVE TRADING PRACTICES

Policies and Procedures on Excessive Trading Practices.  In accordance with the policy adopted by the Board of Trustees, the Trust discourages frequent purchases and redemptions of Fund shares and does not permit market timing or other excessive trading practices. Purchases and exchanges should be made with a view to longer-term investment purposes only that are consistent with the investment policies and practices of the respective Fund. Excessive, short-term (market timing) trading practices may disrupt portfolio management strategies, increase brokerage and administrative costs, harm Fund performance and result in dilution in the value of Fund shares held by longer-term shareholders. The Trust and Goldman Sachs reserve the right to reject or restrict purchase or exchange requests from any investor. The Trust and Goldman Sachs will not be liable for any loss resulting from rejected purchase or exchange orders. To minimize harm to the Trust and its shareholders (or Goldman Sachs), the Trust (or Goldman Sachs) will exercise this right if, in the Trust’s (or Goldman Sachs’) judgment, an investor has a history of excessive trading or if an investor’s trading, in the judgment of the Trust (or Goldman Sachs), has been or may be disruptive to a Fund. In making this judgment, trades executed in multiple accounts under common ownership or control may be considered together to the extent they can be identified. No waivers of the provisions of the policy established to detect and deter market timing and other excessive trading activity are permitted that would harm the Trust or its shareholders or would subordinate the interests of the Trust or its shareholders to those of Goldman Sachs or any affiliated person or associated person of Goldman Sachs.

To deter excessive shareholder trading, certain Goldman Sachs Funds offered in other prospectuses impose a redemption fee on redemptions made within 30 or 60 days of purchase, subject to certain exceptions as described in those Goldman Sachs Funds’ prospectuses. As a further deterrent to excessive trading, many foreign equity securities held by the Goldman Sachs Funds are priced by an independent pricing service using fair valuation. For more information on fair valuation, please see “How To Buy Shares—How Are Shares Priced?”

Pursuant to the policy adopted by the Board of Trustees of the Trust, Goldman Sachs has developed criteria that it uses to identify trading activity that may be excessive. Excessive trading activity in a Fund is measured by the number of “round trip” transactions in a shareholder’s account. A “round trip” includes a purchase or exchange into a Fund followed or preceded by a redemption or exchange out of the same Fund. If a Fund detects that a shareholder has completed two or more round trip transactions in a single Fund within a rolling 90-day period, the Fund may reject or restrict subsequent purchase or exchange orders by that shareholder permanently. In addition, a Fund may, in its sole discretion, permanently reject or restrict purchase or exchange orders by a shareholder if the Fund detects other trading activity that is deemed to be disruptive to the management of the Fund or otherwise harmful to the Fund. For purposes of these transaction surveillance procedures, the Funds may consider trading activity in multiple accounts under common ownership, control, or influence. A shareholder that has been restricted from participation in a Fund pursuant to this policy will be allowed to apply for re-entry after one year. A shareholder applying for re-entry must provide assurances acceptable to the Fund that the shareholder will not engage in excessive trading activities in the future.

Goldman Sachs may modify its surveillance procedures and criteria from time to time without prior notice regarding the detection of excessive trading or to address specific circumstances. Goldman Sachs will apply the criteria in a manner that, in Goldman Sachs’ judgment, will be uniform.

Fund shares may be held through omnibus arrangements maintained by Authorized Institutions, such as broker-dealers, investment advisers and insurance companies. In addition, Fund shares may be held in omnibus Employee Benefit Plans, Eligible Fee-Based Programs and other group accounts. Omnibus accounts include multiple investors and such accounts typically provide the Funds with a net purchase or redemption request on any given day where the purchases and redemptions of Fund shares by the investors are netted against one another. The identity of individual investors whose purchase and redemption orders are aggregated are ordinarily not tracked by the Funds on a regular basis. A number of these Authorized Institutions may not have the capability or may not be willing to apply the Funds’ market timing policies or any applicable redemption fee. While Goldman Sachs may monitor share turnover at the omnibus account level, a Fund’s ability to monitor and detect market timing by shareholders or apply any applicable redemption fee in these omnibus accounts may be limited in certain circumstances, and certain of these Authorized Institutions may charge the Fund a fee for providing certain shareholder financial information requested as part of the Fund’s surveillance process. The netting effect makes it more difficult to identify, locate and eliminate market timing activities. In addition, those investors who engage in market timing and other excessive trading activities may employ a variety of techniques to avoid detection. There can be no assurance that the Funds and Goldman Sachs will be able to identify all those who trade excessively or employ a market timing strategy, and curtail their trading in every instance. If necessary, the Trust may prohibit additional purchases of Fund shares by an Authorized Institution or by certain customers of the Authorized Institution. Authorized Institutions may also monitor their customers’ trading activities in the Funds. The criteria used by Authorized Institutions to monitor for excessive trading may differ from the criteria used by the Funds. If an Authorized Institution fails to cooperate in the

SHAREHOLDER GUIDE

implementation or enforcement of the Trust’s excessive trading policies, the Trust may take certain actions including terminating the relationship.

Taxation

As with any investment, you should consider how your investment in the Funds will be taxed. The tax information below is provided as general information. More tax information is available in the SAI. You should consult your tax adviser about the federal, state, local or foreign tax consequences of your investment in the Funds. Except as otherwise noted, the tax information provided assumes that you are a U.S. citizen or resident.

Unless your investment is through an Employee Benefit Plan or other tax-advantaged account, you should carefully consider the possible tax consequences of Fund distributions and the sale of your Fund shares.

DISTRIBUTIONS

Each Fund contemplates declaring as dividends each year all or substantially all of its taxable income. Distributions you receive from the Funds are generally subject to federal income tax, and may also be subject to state or local taxes. This is true whether you reinvest your distributions in additional Fund shares or receive them in cash. For federal tax purposes, the Funds’ distributions attributable to net investment income and short-term capital gains are taxable to you as ordinary income, while distributions of long-term capital gains are taxable to you as long-term capital gains, no matter how long you have owned your Fund shares.

Under current provisions of the Code, the maximum individual rate applicable to long-term capital gains is 15% or 20%, depending on whether the individual’s income exceeds certain threshold amounts. Fund distributions to noncorporate shareholders attributable to dividends received by the Funds from U.S. and certain qualified foreign corporations will generally be taxed at the preferential rates described above, as long as certain other requirements are met. For these lower rates to apply, the noncorporate shareholder must own the relevant Fund shares for at least 61 days during the 121-day period beginning 60 days before the Fund’s ex-dividend date. The amount of a Fund’s distributions that would otherwise qualify for this favorable tax treatment will be reduced as a result of a Fund’s high portfolio turnover rate.

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from a Fund and net gains from redemptions or other taxable dispositions of Fund shares) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Although distributions are generally treated as taxable to you in the year they are paid, distributions declared in October, November or December but paid in January are taxable as if they were paid in December. It is not anticipated that any significant percentage of the Funds’ dividends paid will be eligible for dividends-received deduction. Character and tax status of all distributions will be available to shareholders after the close of each calendar year.

Each Fund may be subject to foreign withholding or other foreign taxes on income or gain from certain foreign securities. In general, each Fund may deduct these taxes in computing its taxable income. Rather than deducting these foreign taxes, each Fund may make an election to treat a proportionate amount of those taxes as constituting a distribution to each shareholder, which would generally allow you either (i) to credit that proportionate amount of taxes against your U.S. Federal income tax liability as a foreign tax credit or (ii) to take that amount as an itemized deduction.

If you buy shares of a Fund before it makes a distribution, the distribution will be taxable to you even though it may actually be a return of a portion of your investment. This is known as “buying into a dividend.”

SALES AND EXCHANGES

Your sale of Fund shares is a taxable transaction for federal income tax purposes, and may also be subject to state and local taxes. For tax purposes, the exchange of your Fund shares for shares of a different Goldman Sachs Fund is the same as a sale. When you sell your shares, you will generally recognize a capital gain or loss in an amount equal to the difference between your adjusted tax basis in the shares and the amount received. Generally, this capital gain or loss is long-term or short-term depending on whether your holding period exceeds one year, except that any loss realized on shares held for six months or less will be treated as a long-term capital loss to the extent of any capital gain dividends that were received on the shares. Additionally, any loss realized on a sale, exchange or redemption of shares of a Fund may be disallowed under “wash sale” rules to the extent the shares disposed of

TAXATION

are replaced with other shares of that Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of that Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

OTHER INFORMATION

When you open your account, you should provide your Social Security Number or tax identification number on your account application. By law, each Fund must withhold 28% of your taxable distributions and any redemption proceeds if you do not provide your correct taxpayer identification number, or certify that it is correct, or if the Internal Revenue Service (“IRS”) instructs the Fund to do so.

The Funds are required to report to you and the IRS annually on Form 1099-B not only the gross proceeds of Fund shares you sell or redeem but also, for shares purchased on or after January 1, 2012, their cost basis. Cost basis will be calculated using the Funds’ default method of average cost, unless you instruct the Fund to use a different methodology. If you would like to use the average cost method of calculation, no action is required. To elect an alternative method, you should contact Goldman Sachs Funds at the address or phone number on the back cover of this Prospectus. If your account is held with an Authorized Institution, contact your representative with respect to reporting of cost basis and available elections for your account.

You should carefully review the cost basis information provided by the Funds and make any additional basis, holding period or other adjustments that are required when reporting these amounts on your federal income tax returns.

Non-U.S. investors will generally be subject to U.S. withholding tax with respect to dividends received from a Fund and may be subject to estate tax with respect to their Fund shares. However, withholding is generally not required on properly designated distributions to non-U.S. investors of long-term capital gains. Under a provision recently extended by Congress, distributions of qualified interest income and short-term capital gains paid to non-U.S. investors would not be subject to withholding through October 31, 2015 (if not extended further by Congress). Although this designation will generally be made by the Funds for distributions of long-term and short-term capital gains, the Funds do not anticipate making any qualified interest income designations. Therefore, all distributions of interest income will generally be subject to withholding when paid to non-U.S. investors. More information about U.S. taxation and non-U.S. investors is included in the SAI.

Effective July 1, 2014, the Funds are required to withhold U.S. tax (at a 30% rate) on payments of dividends and, effective January 1, 2017, on redemption proceeds and certain capital gain dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Shareholders may be requested to provide additional information to enable the Funds to determine whether withholding is required.

Appendix A

Additional Information on Portfolio Risks, Securities and Techniques

A. General Portfolio Risks

The Funds will be subject to the risks associated with equity investments. “Equity investments” may include common stocks, preferred stocks, interests in REITs, convertible debt obligations, convertible preferred stocks, equity interests in trusts, partnerships, joint ventures, limited liability companies and similar enterprises, other investment companies (including ETFs), warrants, stock purchase rights, Depository Receipts and synthetic and derivative instruments (such as participation notes, swaps, options and futures contracts) that have economic characteristics similar to equity securities. In general, the values of equity investments fluctuate in response to the activities of individual companies and in response to general market and economic conditions. Accordingly, the values of the equity investments that a Fund holds may decline over short or extended periods. The stock markets tend to be cyclical, with periods when stock prices generally rise and periods when prices generally decline. This volatility means that the value of your investment in a Fund may increase or decrease. In recent years, certain stock markets have experienced substantial price volatility. To the extent a Fund’s net assets decrease or increase in the future due to price volatility or share redemption or purchase activity, the Fund’s expense ratio may correspondingly increase or decrease from the expense ratio disclosed in this Prospectus.

To the extent a Fund invests in pooled investment vehicles (including investment companies and ETFs), partnerships and REITs, the Fund will be affected by the investment policies, practices and performance of such entities in direct proportion to the amount of assets the Fund invests therein.

To the extent that a Fund invests in fixed income securities, that Fund will also be subject to the risks associated with its fixed income securities. These risks include interest rate risk, credit/default risk and call/extension risk. In general, interest rate risk involves the risk that when interest rates decline, the market value of fixed income securities tends to increase (although many mortgage-related securities will have less potential than other debt securities for capital appreciation during periods of declining rates). Conversely, when interest rates increase, the market value of fixed income securities tends to decline. Credit/default risk involves the risk that an issuer or guarantor could default on its obligations, and a Fund will not recover its investment. Call risk and extension risk are normally present in mortgage-backed securities and asset-backed securities. For example, homeowners have the option to prepay their mortgages. Therefore, the duration of a security backed by home mortgages can either shorten (call risk) or lengthen (extension risk). In general, if interest rates on new mortgage loans fall sufficiently below the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to increase. Conversely, if mortgage loan interest rates rise above the interest rates on existing outstanding mortgage loans, the rate of prepayment would be expected to decrease. In either case, a change in the prepayment rate can result in losses to investors. The same would be true of asset-backed securities such as securities backed by car loans.

A rising interest rate environment could cause the value of a Fund’s fixed income securities to decrease, and fixed income markets to experience increased volatility in addition to heightened levels of liquidity risk. Additionally, decreases in the value of fixed income securities could lead to increased shareholder redemptions, which could impair a Fund’s ability to achieve its investment objective.

The Funds may invest in non-investment grade fixed income securities (commonly known as “junk bonds”), which are rated below investment grade (or determined to be of comparable credit quality, if not rated) at the time of purchase and are therefore considered speculative. Because non-investment grade fixed income securities are issued by issuers with low credit ratings, they pose a greater risk of default than investment grade securities.

The Investment Adviser will not consider the portfolio turnover rate a limiting factor in making investment decisions for a Fund. A high rate of portfolio turnover (100% or more) involves correspondingly greater expenses which must be borne by a Fund and its shareholders, and is also likely to result in higher short-term capital gains taxable to certain shareholders. The portfolio turnover rate is calculated by dividing the lesser of the dollar amount of sales or purchases of portfolio securities by the average monthly value of a Fund’s portfolio securities, excluding securities having a maturity at the date of purchase of one year or less. See “Financial Highlights” in Appendix B for a statement of the Funds’ historical portfolio turnover rates.

APPENDIX A

The Funds may, from time to time, enter into arrangements with certain brokers or other counterparties that require the segregation of collateral. For operational, cost or other reasons, when setting up arrangements relating to the execution/clearing of trades, a Fund may choose to select a segregation model which may not be the most protective option available in the case of a default by a broker or counterparty.

The following sections provide further information on certain types of securities and investment techniques that may be used by the Funds, including their associated risks. Additional information is provided in the SAI, which is available upon request. Among other things, the SAI describes certain fundamental investment restrictions that cannot be changed without shareholder approval. You should note, however, that all investment objectives and all investment policies not specifically designated as fundamental are non-fundamental, and may be changed without shareholder approval. If there is a change in a Fund’s investment objective, you should consider whether that Fund remains an appropriate investment in light of your then current financial position and needs.

B. Other Portfolio Risks

Risks of Investing in Mid-Capitalization and Small-Capitalization Companies.  Each Fund may, to the extent consistent with its investment policies, invest in mid- and small-capitalization companies. Investments in mid- and small-capitalization companies involve greater risk and portfolio price volatility than investments in larger capitalization stocks. Among the reasons for the greater price volatility of these investments are the less certain growth prospects of smaller firms and the lower degree of liquidity in the markets for such securities. Mid- and small-capitalization companies may be thinly traded and may have to be sold at a discount from current market prices or in small lots over an extended period of time. In addition, these securities are subject to the risk that during certain periods the liquidity of particular issuers or industries, or all securities in particular investment categories, will shrink or disappear suddenly and without warning as a result of adverse economic or market conditions, or adverse investor perceptions whether or not accurate. Because of the lack of sufficient market liquidity, a Fund may incur losses because it will be required to effect sales at a disadvantageous time and only then at a substantial drop in price. Mid- and small-capitalization companies include “unseasoned” issuers that do not have an established financial history; often have limited product lines, markets or financial resources; may depend on or use a few key personnel for management; and may be susceptible to losses and risks of bankruptcy. Mid- and small-capitalization companies may be operating at a loss or have significant variations in operating results; may be engaged in a rapidly changing business with products subject to a substantial risk of obsolescence; may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive position; and may have substantial borrowings or may otherwise have a weak financial condition. In addition, these companies may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing, and other capabilities, and a larger number of qualified managerial and technical personnel. Transaction costs for these investments are often higher than those of larger capitalization companies. Investments in mid- and small-capitalization companies may be more difficult to price precisely than other types of securities because of their characteristics and lower trading volumes.

Risks of Foreign Investments.  The Funds will make foreign investments. Foreign investments involve special risks that are not typically associated with U.S. dollar denominated or quoted securities of U.S. issuers. Foreign investments may be affected by changes in currency rates, changes in foreign or U.S. laws or restrictions applicable to such investments and changes in exchange control regulations (e.g., currency blockage). A decline in the exchange rate of the currency (i.e., weakening of the currency against the U.S. dollar) in which a portfolio security is quoted or denominated relative to the U.S. dollar would reduce the value of the portfolio security. In addition, if the currency in which a Fund receives dividends, interest or other payments declines in value against the U.S. dollar before such income is distributed as dividends to shareholders or converted to U.S. dollars, the Fund may have to sell portfolio securities to obtain sufficient cash to pay such dividends.

Certain foreign markets may rely heavily on particular industries or foreign capital and are more vulnerable to diplomatic developments, the imposition of economic sanctions against a particular country or countries, organizations, entities and/or individuals, changes in international trading patterns, trade barriers, and other protectionist or retaliatory measures. International trade barriers or economic sanctions against foreign countries, organizations, entities and/or individuals may adversely affect a Fund’s foreign holdings or exposures.

Brokerage commissions, custodial services and other costs relating to investment in international securities markets generally are more expensive than in the United States. In addition, clearance and settlement procedures may be different in foreign countries and, in certain markets, such procedures have been unable to keep pace with the volume of securities transactions, thus making it difficult to conduct such transactions.

Foreign issuers are not generally subject to uniform accounting, auditing and financial reporting standards comparable to those applicable to U.S. issuers. There may be less publicly available information about a foreign issuer than about a U.S. issuer. In addition, there is generally less government regulation of foreign markets, companies and securities dealers than in the United States, and the legal remedies for investors may be more limited than the remedies available in the United States. Foreign securities markets may have substantially less volume than U.S. securities markets and securities of many foreign issuers are less liquid and more volatile than securities of comparable domestic issuers. Furthermore, with respect to certain foreign countries, there is a possibility of nationalization, expropriation or confiscatory taxation, imposition of withholding or other taxes on dividend or interest payments (or, in some cases, capital gains distributions), limitations on the removal of funds or other assets from such countries, and risks of political or social instability or diplomatic developments which could adversely affect investments in those countries.

Certain foreign investments may become less liquid in response to social, political or market developments or adverse investor perceptions, or become illiquid after purchase by the Fund, particularly during periods of market turmoil. Certain foreign investments may become illiquid when, for instance, there are few, if any, interested buyers and sellers or when dealers are unwilling to make a market for certain securities. When a Fund holds illiquid investments, its portfolio may be harder to value, especially in changing markets.

Concentration of a Fund’s assets in one or a few countries and currencies will subject a Fund to greater risks than if a Fund’s assets were not geographically concentrated.

Investments in foreign securities may take the form of sponsored and unsponsored ADRs, GDRs, EDRs, TDRs or other similar instruments representing securities of foreign issuers. ADRs, GDRs, EDRs and TDRs represent the right to receive securities of foreign issuers deposited in a bank or other depository. ADRs and certain GDRs are traded in the United States. GDRs may be traded in either the United States or in foreign markets. EDRs and TDRs are traded primarily outside the United States. Prices of ADRs are quoted in U.S. dollars. EDRs, GDRs and TDRs are not necessarily quoted in the same currency as the underlying security.

Risks of Sovereign Debt.  Investment in sovereign debt obligations by a Fund involves risks not present in debt obligations of corporate issuers. The issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due in accordance with the terms of such debt, and a Fund may have limited recourse to compel payment in the event of a default. Periods of economic uncertainty may result in the volatility of market prices of sovereign debt, and in turn a Fund’s NAV, to a greater extent than the volatility inherent in debt obligations of U.S. issuers.

A sovereign debtor’s willingness or ability to repay principal and pay interest in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the sovereign debtor’s policy toward international lenders, and the political constraints to which a sovereign debtor may be subject.

Risks of Emerging Countries.  The Funds may invest in securities of issuers located in emerging countries. The risks of foreign investment are heightened when the issuer is located in an emerging country. Emerging countries are generally located in Africa, Asia, the Middle East, Eastern and Central Europe, and Central and South America. A Fund’s purchase and sale of portfolio securities in certain emerging countries may be constrained by limitations relating to daily changes in the prices of listed securities, periodic trading or settlement volume and/or limitations on aggregate holdings of foreign investors. Such limitations may be computed based on the aggregate trading volume by or holdings of a Fund, the Investment Adviser, its affiliates and their respective clients and other service providers. A Fund may not be able to sell securities in circumstances where price, trading or settlement volume limitations have been reached.

Foreign investment in the securities markets of certain emerging countries is restricted or controlled to varying degrees which may limit investment in such countries or increase the administrative costs of such investments. For example, certain Asian countries require governmental approval prior to investments by foreign persons or limit investment by foreign persons to only a specified percentage of an issuer’s outstanding securities or a specific class of securities which may have less advantageous terms (including price) than securities of the issuer available for purchase by nationals. In addition, certain countries may restrict or prohibit investment opportunities in issuers or industries deemed important to national interests. Such restrictions may affect the market price, liquidity and rights of securities that may be purchased by a Fund. The repatriation of both investment income and capital from certain emerging countries is subject to restrictions such as the need for governmental consents. In situations where a country restricts direct investment in securities (which may occur in certain Asian and other countries), a Fund may invest in such countries through other investment funds in such countries.

APPENDIX A

Many emerging countries have experienced currency devaluations and substantial (and, in some cases, extremely high) rates of inflation. Other emerging countries have experienced economic recessions. These circumstances have had a negative effect on the economies and securities markets of such emerging countries. Economies in emerging countries generally are dependent heavily upon commodity prices and international trade and, accordingly, have been and may continue to be affected adversely by the economies of their trading partners, trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which they trade.

Many emerging countries are subject to a substantial degree of economic, political and social instability. Governments of some emerging countries are authoritarian in nature or have been installed or removed as a result of military coups, while governments in other emerging countries have periodically used force to suppress civil dissent. Disparities of wealth, the pace and success of democratization, and ethnic, religious and racial disaffection, among other factors, have also led to social unrest, violence and/or labor unrest in some emerging countries. Unanticipated political or social developments may result in sudden and significant investment losses. Investing in emerging countries involves greater risk of loss due to expropriation, nationalization, confiscation of assets and property or the imposition of restrictions on foreign investments and on repatriation of capital invested. As an example, in the past, some Eastern European governments have expropriated substantial amounts of private property, and many claims of the property owners have never been fully settled. There is no assurance that similar expropriations will not occur in other countries.

A Fund’s investment in emerging countries may also be subject to withholding or other taxes, which may be significant and may reduce the return to the Fund from an investment in issuers in such countries.

Settlement procedures in emerging countries are frequently less developed and reliable than those in the United States and may involve a Fund’s delivery of securities before receipt of payment for their sale. In addition, significant delays may occur in certain markets in registering the transfer of securities. Settlement or registration problems may make it more difficult for a Fund to value its portfolio securities and could cause the Fund to miss attractive investment opportunities, to have a portion of its assets uninvested or to incur losses due to the failure of a counterparty to pay for securities the Fund has delivered or the Fund’s inability to complete its contractual obligations because of theft or other reasons.

The creditworthiness of the local securities firms used by a Fund in emerging countries may not be as sound as the creditworthiness of firms used in more developed countries. As a result, the Fund may be subject to a greater risk of loss if a securities firm defaults in the performance of its responsibilities.

The small size and inexperience of the securities markets in certain emerging countries and the limited volume of trading in securities in those countries may make a Fund’s investments in such countries less liquid and more volatile than investments in countries with more developed securities markets (such as the United States, Japan and most Western European countries). A Fund’s investments in emerging countries are subject to the risk that the liquidity of a particular investment, or investments generally, in such countries will shrink or disappear suddenly and without warning as a result of adverse economic, market or political conditions or adverse investor perceptions, whether or not accurate. Because of the lack of sufficient market liquidity, a Fund may incur losses because it will be required to effect sales at a disadvantageous time and only then at a substantial drop in price. Investments in emerging countries may be more difficult to value precisely because of the characteristics discussed above and lower trading volumes.

A Fund’s use of foreign currency management techniques in emerging countries may be limited. The Investment Adviser anticipates that a significant portion of the Funds’ currency exposure in emerging countries may not be covered by those techniques.

Risks Specific to Greater China.  In addition to the risks listed above, investing in Greater China presents other legal, regulatory, monetary economic and environmental risks.

The People’s Republic of China is dominated by the one-party rule of the Communist Party. Investments in the People’s Republic of China involve the risk of greater control over the economy, political and legal uncertainties and currency fluctuations or blockage. The government of the People’s Republic of China exercises significant control over economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. For over three decades, the government of the People’s Republic of China has been reforming economic and market practices and providing a larger sphere for private ownership of property. While currently contributing to growth and prosperity, the government may decide not to continue to support these economic reform programs and could possibly return to the completely centrally planned economy that existed prior to 1978.

The Chinese government has yet to develop comprehensive securities, corporate, or commercial laws, and the Chinese markets are relatively new and undeveloped. Because the legal system is still developing, it may be more difficult to obtain or enforce judgments. Chinese companies may not be subject to the same disclosure, accounting, auditing and financial reporting standards and practices as U.S. companies. Thus, there may be less information publicly available about Chinese companies than about most U.S. companies. Government supervision and regulation of Chinese stock exchanges, currency markets, trading systems and brokers may be more or less rigorous than that present in the U.S. The procedures and rules governing transactions and custody in Greater China also may involve delays in payment, delivery or recovery of money or investments. The legal and regulatory regime in Greater China, especially as it relates to the securities markets, is constantly evolving, and any changes may either positively or negatively affect the performance of investments in Greater China.

Foreign investments in the People’s Republic of China are somewhat restricted. Securities listed on the Shanghai and Shenzhen Stock Exchanges are divided into two classes of shares: A shares, ownership of which is restricted to Chinese investors and Qualified Foreign Institutional Investors (“QFIIs”) who have obtained QFII quota, and B shares, which may be owned by Chinese and foreign investors. The Funds may obtain exposure to the A share market in the People’s Republic of China by investing in participatory notes issued by banks, broker-dealers and other financial institutions, or other structured or derivative instruments that are designed to replicate, or otherwise provide exposure to, the performance of A shares of Chinese companies. The Funds may also invest directly in B shares on the Shanghai and Shenzhen Stock Exchanges.

The economies of the People’s Republic of China, Hong Kong and Taiwan may differ favorably or unfavorably from the U.S. economy in terms of the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position, among other measures. Rapid industrialization in Greater China has led to widespread environmental degradation. Greater China is also at risk of certain environmental events and natural disasters including earthquakes, droughts, floods, and tsunamis and may demonstrate economic sensitivity to such events.

As a result of investing in the People’s Republic of China, a Fund may be subject to withholding and various other taxes imposed by the People’s Republic of China. To date, a 10% withholding tax has been levied on cash dividends, distributions and interest payments from companies listed in the People’s Republic of China to foreign investors.

However, tax authorities in the People’s Republic of China have not clarified certain aspects of the tax treatment of capital gains arising from securities trading. It is therefore possible that the relevant tax authorities may in the future clarify the tax position and impose an income tax or withholding tax on realized gains from dealing in People’s Republic of China equities. In light of this uncertainty and in order to meet this potential tax liability for capital gains, the Investment Adviser reserves the right to provide for the withholding tax on such gains or income and withhold the tax for the account of a Fund.

The tax law and regulations of the People’s Republic of China are constantly changing, and they may be changed with retrospective effect to the advantage or disadvantage of shareholders. The interpretation and applicability of the tax law and regulations by tax authorities may not be as consistent and transparent as those of more developed nations, and may vary from region to region. It should also be noted that any provision for taxation made by the Investment Adviser may be excessive or inadequate to meet final tax liabilities. Consequently, shareholders may be advantaged or disadvantaged depending upon the final tax liabilities, the level of provision and when they subscribed and/or redeemed their shares of a Fund.

Hong Kong.  Since Hong Kong reverted to Chinese sovereignty in 1997, it has been governed by the Basic Law, a “quasi-constitution.” The Basic Law guarantees a high degree of autonomy in certain matters, including economic, until 2047. Attempts by the government of the People’s Republic of China to exert control over Hong Kong’s economic, political or legal structures or its existing social policy, could negatively affect investor confidence in Hong Kong, which in turn could negatively affect markets and business performance. The economy of Hong Kong may be significantly and adversely affected by increasing competition from the emerging economies of Asia, including that of the People’s Republic of China itself. In addition, the Hong Kong dollar trades within a fixed trading band rate to (or is “pegged” to) the U.S. dollar. This fixed exchange rate has contributed to the growth and stability of the economy, but could be discontinued. It is uncertain what affect any discontinuance of the currency peg and the establishment of an alternative exchange rate system would have on the Hong Kong economy.

Taiwan.  The political reunification of the People’s Republic of China and Taiwan is a highly problematic issue and is unlikely to be settled in the near future. This situation, and the continuing hostility between the People’s Republic of China and Taiwan, poses a threat to Taiwan’s economy and may have an adverse impact on the value of investments in both the People’s Republic of China and Taiwan. Any escalation of hostility between the People’s Republic of China and Taiwan would likely distort Taiwan’s capital accounts, as well as have a significant adverse impact on the value of investments in both countries and in the region.

APPENDIX A

Foreign Custody Risk.  A Fund that invests in foreign securities, may hold such securities and cash with foreign banks, agents, and securities depositories appointed by the Fund’s custodian (each a “Foreign Custodian”). Some Foreign Custodians may be recently organized or new to the foreign custody business. In some countries, Foreign Custodians may be subject to little or no regulatory oversight over or independent evaluation of their operations. Further, the laws of certain countries may place limitations on a Fund’s ability to recover its assets if a Foreign Custodian enters bankruptcy. Investments in emerging markets may be subject to even greater custody risks than investments in more developed markets. Custody services in emerging market countries are very often undeveloped and may be considerably less well regulated than in more developed countries, and thus may not afford the same level of investor protection as would apply in developed countries.

Risk of Equity Swap Transactions.  In a standard “swap” transaction, two parties agree to exchange the returns, differentials in rates of return or some other amount earned or realized on a particular predetermined asset (or group of assets) which may be adjusted for transaction costs, interest payments, dividends paid on the reference asset or other factors. The gross returns to be exchanged or “swapped” between the parties are generally calculated with respect to a “notional amount,” for example, the increase or decrease in value of a particular dollar amount invested in the asset.

Equity swaps may be structured in different ways. For example, when a Fund takes a long position, a counterparty may agree to pay the Fund the amount, if any, by which the notional amount of the equity swap would have increased in value had it been invested in a particular stock (or group of stocks), plus the dividends that would have been received on the stock. In these cases, a Fund may agree to pay to the counterparty interest on the notional amount of the equity swap plus the amount, if any, by which that notional amount would have decreased in value had it been invested in such stock (or group of stocks). Therefore, in this case the return to the Fund on the equity swap should be the gain or loss on the notional amount plus dividends on the stock less the interest paid by the Fund on the notional amount. In other cases, when a Fund takes a short position, a counterparty may agree to pay the Fund the amount, if any, by which the notional amount of the equity swap would have decreased in value had the Fund sold a particular stock (or group of stocks) short, less the dividend expense that the Fund would have paid on the stock (or group of stocks), as adjusted for interest payments or other economic factors.

Under an equity swap, payments may be made at the conclusion of the equity swap or periodically during its term. Sometimes, however, the Investment Adviser may be able to terminate a swap contract prior to its term, subject to any potential termination fee that is in addition to a Fund’s accrued obligations under the swap.

Equity swaps are derivatives and their value can be very volatile. To the extent that the Investment Adviser does not accurately analyze and predict future market trends, the values of assets or economic factors, or the creditworthiness of the counterparty, the Funds may suffer a loss, which may be substantial.

Risks of Derivative Investments.  The Funds may invest in derivative instruments including without limitation, options, futures, options on futures, forward contracts, participation notes, swaps, options on swaps, structured securities and other derivatives relating to foreign currency transactions. Investments in derivative instruments may be for both hedging and nonhedging purposes (that is, to seek to increase total return), although suitable derivative instruments may not always be available to the Investment Adviser for these purposes. Losses from investments in derivative instruments can result from a lack of correlation between changes in the value of derivative instruments and the portfolio assets (if any) being hedged, the potential illiquidity of the markets for derivative instruments, the failure of the counterparty to perform its contractual obligations, or the risks arising from margin requirements and related leverage factors associated with such transactions. Losses may also arise if the Funds receive cash collateral under the transactions and some or all of that collateral is invested in the market. To the extent that cash collateral is so invested, such collateral will be subject to market depreciation or appreciation, and a Fund may be responsible for any loss that might result from its investment of the counterparty’s cash collateral. The use of these management techniques also involves the risk of loss if the Investment Adviser is incorrect in its expectation of the timing or level of fluctuations in securities prices, interest rates or currency prices. Investments in derivative instruments may be harder to value, subject to greater volatility and more likely subject to changes in tax treatment than other investments. For these reasons, the Investment Adviser’s attempts to hedge portfolio risks through the use of derivative instruments may not be successful, and the Investment Adviser may choose not to hedge portfolio risks. Investing for nonhedging purposes presents greater risk of loss.

Risks of Participation Notes.  The Funds may invest in participation notes. Some countries, especially emerging markets countries, do not permit foreigners to participate directly in their securities markets or otherwise present difficulties for efficient foreign investment. A Fund may use participation notes to establish a position in such markets as a substitute for direct investment. Participation notes are issued by banks or broker-dealers and are designed to track the return of a particular underlying equity or debt security, currency or market. When the participation note matures, the issuer of the participation note will pay to, or receive from, a

Fund the difference between the nominal value of the underlying instrument at the time of purchase and that instrument’s value at maturity. Investments in participation notes involve the same risks as are associated with a direct investment in the underlying security, currency or market that they seek to replicate. In addition, participation notes are generally traded over-the-counter and are subject to counterparty risk. Counterparty risk is the risk that the broker-dealer or bank that issues them will not fulfill its contractual obligation to complete the transaction with a Fund. Participation notes constitute general unsecured contractual obligations of the banks or broker-dealers that issue them, and a Fund would be relying on the creditworthiness of such banks or broker-dealers and would have no rights under a participation note against the issuer of the underlying assets. In addition, participation notes may trade at a discount to the value of the underlying securities or markets that they seek to replicate.

Risks of Illiquid Securities.  Each Fund may invest up to 15% of its net assets in illiquid securities which cannot be disposed of in seven days in the ordinary course of business at approximately the price at which the Fund values the investment. Illiquid securities, in which some or all of the Funds may invest, include:

¢	Both domestic and foreign securities that are not readily marketable
¢	Certain stripped mortgage-backed securities
¢	Repurchase agreements and time deposits with a notice or demand period of more than seven days
¢	Certain over-the-counter options
¢	Certain private investments in public equity (“PIPEs”)
¢	Certain structured securities and swap transactions
¢	Certain restricted securities, unless it is determined, based upon a review of the trading markets for a specific restricted security, that such restricted security is liquid because it is so-called “4(2) commercial paper” or is otherwise eligible for resale pursuant to Rule 144A under the Securities Act of 1933 (“144A Securities”).

Investing in 144A Securities may decrease the liquidity of a Fund’s portfolio to the extent that qualified institutional buyers become for a time uninterested in purchasing these restricted securities. The purchase price and subsequent valuation of restricted and illiquid securities normally reflect a discount, which may be significant, from the market price of comparable securities for which a liquid market exists.

Investments purchased by a Fund, particularly debt securities and over-the-counter traded instruments, that are liquid at the time of purchase may subsequently become illiquid due to events relating to the issuer of the securities, markets events, economic conditions or investor perceptions. Domestic and foreign markets are becoming more and more complex and interrelated, so that events in one sector of the market or the economy, or in one geographical region, can reverberate and have negative consequences for other market, economic or regional sectors in a manner that may not be reasonably foreseen. With respect to over-the-counter traded securities, the continued viability of any over-the-counter secondary market depends on the continued willingness of dealers and other participants to purchase the instruments.

If one or more instruments in a Fund’s portfolio become illiquid, the Fund may exceed its 15% limitation in illiquid instruments. In the event that changes in the portfolio or other external events cause the investments in illiquid instruments to exceed 15% of a Fund’s net assets, the Fund must take steps to bring the aggregate amount of illiquid instruments back within the prescribed limitations as soon as reasonably practicable. This requirement would not force a Fund to liquidate any portfolio instrument where the Fund would suffer a loss on the sale of that instrument.

In cases where no clear indication of the value of a Fund’s portfolio instruments is available, the portfolio instruments will be valued at their fair value according to the valuation procedures approved by the Board of Trustees. These cases include, among others, situations where a security or other asset or liability does not have a price source, or the secondary markets on which an investment has previously been traded are no longer viable, due to its lack of liquidity. For more information on fair valuation, please see “Shareholder Guide—How To Buy Shares—How Are Shares Priced?”

Non-Diversification and Geographic Concentration Risks.  The BRIC and N-11 Equity Funds are classified as nondiversified funds under the Investment Company Act and are, therefore, more susceptible to adverse developments affecting any single issuer held in their portfolios, and may be more susceptible to greater losses because of these developments.

In addition, each Fund may invest a significant portion of its total assets in the securities of corporate and government issuers located in a particular foreign country or region. Concentration of the investments of the Funds in issuers located in a particular country or region will subject the Funds, to a greater extent than if investments were less concentrated, to losses arising from adverse developments affecting those issuers or countries.

APPENDIX A

Credit/Default Risks.  Debt securities purchased by the Funds may include U.S. Government Securities (including zero coupon bonds) and securities issued by foreign governments, domestic and foreign corporations, banks and other issuers. Some of these fixed income securities are described in the next section below. Further information is provided in the SAI.

Debt securities rated BBB– or higher by Standard & Poor’s or Baa3 or higher by Moody’s or having a comparable credit rating by another NRSRO are considered “investment grade.” Securities rated BBB– or Baa3 are considered medium-grade obligations with speculative characteristics, and adverse economic conditions or changing circumstances may weaken their issuers’ capacity to pay interest and repay principal. For the purpose of determining compliance with any credit rating requirement, each Fund assigns a security, at the time of purchase, the highest rating by an NRSRO if the security is rated by more than one NRSRO. Therefore, a security will be deemed to have met a rating requirement if it receives the minimum required rating from at least one such rating organization even though it has been rated below the minimum rating by one or more other rating organizations, or if unrated by such rating organizations, the security is determined by the Investment Adviser to be of comparable credit quality. A security satisfies a Fund’s minimum rating requirement regardless of its relative ranking (for example, plus or minus) within a designated major rating category (for example, BBB or Baa). If a security satisfies a Fund’s minimum rating requirement at the time of purchase and is subsequently downgraded below that rating, the Fund will not be required to dispose of the security. If a downgrade occurs, the Investment Adviser will consider which action, including the sale of the security, is in the best interest of a Fund and its shareholders.

The Funds may invest in fixed income securities rated BB+ or Ba1 or below (or comparable unrated securities) which are commonly referred to as “junk bonds.” Junk bonds are considered speculative and may be questionable as to principal and interest payments.

In some cases, junk bonds may be highly speculative, have poor prospects for reaching investment grade standing and be in default. As a result, investment in such bonds will present greater speculative risks than those associated with investment in investment grade bonds. Also, to the extent that the rating assigned to a security in a Fund’s portfolio is downgraded by a rating organization, the market price and liquidity of such security may be adversely affected.

Risks of Initial Public Offerings.  The Funds may invest in IPOs. An IPO is a company’s first offering of stock to the public. IPO risk is the risk that the market value of IPO shares will fluctuate considerably due to factors such as the absence of a prior public market, unseasoned trading, the small number of shares available for trading and limited information about a company’s business model, quality of management, earnings growth potential and other criteria used to evaluate its investment prospects. The purchase of IPO shares may involve high transaction costs. Investments in IPO shares, which are subject to market risk and liquidity risk, involve greater risks than investments in shares of companies that have traded publicly on an exchange for extended periods of time. When a Fund’s asset base is small, a significant portion of the Fund’s performance could be attributable to investments in IPOs, because such investments would have a magnified impact on the Fund. As the Fund’s assets grow, the effect of the Fund’s investments in IPOs on the Fund’s performance probably will decline, which could reduce the Fund’s performance. Because of the price volatility of IPO shares, a Fund may choose to hold IPO shares for a very short period of time. This may increase the turnover of the Fund’s portfolio and may lead to increased expenses to the Fund, such as commissions and transaction costs. By selling IPO shares, a Fund may realize taxable gains it will subsequently distribute to shareholders. In addition, the market for IPO shares can be speculative and/or inactive for extended periods of time. There is no assurance that a Fund will be able to obtain allocable portions of IPO shares. The limited number of shares available for trading in some IPOs may make it more difficult for a Fund to buy or sell significant amounts of shares without an unfavorable impact on prevailing prices. Investors in IPO shares can be affected by substantial dilution in the value of their shares, by sales of additional shares and by concentration of control in existing management and principal shareholders.

Temporary Investment Risks.  Each Fund may, for temporary defensive purposes, invest up to 100% of its total assets in:

¢	U.S. Government Securities
¢	Commercial paper rated at least A-2 by Standard & Poor’s, P-2 by Moody’s or having a comparable credit rating by another NRSRO (or, if unrated, determined by the Investment Adviser to be of comparable credit quality)
¢	Certificates of deposit
¢	Bankers’ acceptances
¢	Repurchase agreements
¢	Non-convertible preferred stocks and non-convertible corporate bonds with a remaining maturity of less than one year
¢	ETFs
¢	Other investment companies
¢	Cash items

When a Fund’s assets are invested in such instruments, the Fund may not be achieving its investment objective.

C. Portfolio Securities and Techniques

This section provides further information on certain types of securities and investment techniques that may be used by the Funds, including their associated risks.

The Funds may purchase other types of securities or instruments similar to those described in this section if otherwise consistent with the Fund’s investment objective and policies. Further information is provided in the SAI, which is available upon request.

Other Investment Companies.  Each Fund may invest in securities of other investment companies, including ETFs, subject to statutory limitations prescribed by the Investment Company Act. These limitations include in certain circumstances a prohibition on any Fund acquiring more than 3% of the voting shares of any other investment company, and a prohibition on investing more than 5% of a Fund’s total assets in securities of any one investment company or more than 10% of its total assets in securities of all investment companies. Many ETFs, however, have obtained exemptive relief from the SEC to permit unaffiliated funds to invest in the ETFs’ shares beyond these statutory limitations, subject to certain conditions and pursuant to a contractual arrangement between the ETFs and the investing funds. A Fund may rely on these exemptive orders to invest in unaffiliated ETFs.

The use of ETFs is intended to help a Fund match the total return of the particular market segments or indices represented by those ETFs, although that may not be the result. Most ETFs are passively-managed investment companies whose shares are purchased and sold on a securities exchange. An ETF represents a portfolio of securities designed to track a particular market segment or index. An investment in an ETF generally presents the same primary risks as an investment in a conventional fund (i.e., one that is not exchange-traded) that has the same investment objectives, strategies and policies. In addition, an ETF may fail to accurately track the market segment or index that underlies its investment objective. The price of an ETF can fluctuate, and a Fund could lose money investing in an ETF. Moreover, ETFs are subject to the following risks that do not apply to conventional funds: (i) the market price of the ETF’s shares may trade at a premium or a discount to their NAV; (ii) an active trading market for an ETF’s shares may not develop or be maintained; and (iii) there is no assurance that the requirements of the exchange necessary to maintain the listing of an ETF will continue to be met or remain unchanged.

Pursuant to an exemptive order obtained from the SEC or under an exemptive rule adopted by the SEC, a Fund may invest in certain other investment companies and money market funds beyond the statutory limits described above. Some of those investment companies and money market funds may be funds for which the Investment Adviser or any of its affiliates serves as investment adviser, administrator or distributor.

A Fund will indirectly bear its proportionate share of any management fees and other expenses paid by such other investment companies, in addition to the fees and expenses regularly borne by the Fund. Although the Funds do not expect to do so in the foreseeable future, each Fund is authorized to invest substantially all of its assets in a single open-end investment company or series thereof that has substantially the same investment objective, policies and fundamental restrictions as the Fund.

Unseasoned Companies.  Each Fund may invest in companies which (together with their predecessors) have operated less than three years. The securities of such companies may have limited liquidity, which can result in their being priced higher or lower than might otherwise be the case. In addition, investments in unseasoned companies are more speculative and entail greater risk than do investments in companies with an established operating record.

Direct Equity Investment.  The BRIC Fund may invest up to 5% of its total assets, and the N-11 Equity Fund may invest up to 15% of its net assets, in direct equity investments. These Funds may invest in direct equity investments that the Investment Adviser expects will become listed or otherwise publicly traded securities. Direct equity investments consist of (i) the private purchase from an enterprise of an equity interest in the enterprise in the form of shares of common stock or equity interests in trusts, partnerships, joint ventures or similar enterprises, and (ii) the purchase of such an equity interest in an enterprise from a principal investor in the enterprise. Direct equity investments are generally considered to be illiquid. To the degree that a Fund invests in direct equity investments that it considers to be illiquid, it will limit such investments so that they, together with the Fund’s other illiquid investments, comply with the Fund’s investment restriction on illiquid securities.

In most cases, a Fund will, at the time of making a direct equity investment, enter into a shareholder or similar agreement with the enterprise and one or more other holders of equity interests in the enterprise. The Investment Adviser anticipates that these agreements may, in appropriate circumstances, provide the Fund with the ability to appoint a representative to the board of directors or similar body of the enterprise, and eventually to dispose of the Fund’s investment in the enterprise through, for

APPENDIX A

example, the listing of the securities or the sale of the securities to the issuer or another investor. In cases where a Fund appoints a representative, the representative would be expected to provide the Fund with the ability to monitor its investment and protect its rights in the investment and will not be appointed for the purpose of exercising management or control of the enterprise. In addition, the Funds intend to make their direct equity investments in such a manner as to avoid subjecting the Funds to unlimited liability with respect to the investments. There can be no assurance that the Funds’ direct equity investments will become listed, or that it will be able to sell any direct equity investment to the issuer or another investor. The extent to which a Fund may make direct equity investments may be limited by considerations relating to its status as a regulated investment company.

Direct equity investments in Chinese companies and companies in the N-11 countries may involve a high degree of business and financial risk that can result in substantial losses. Because of the absence of a public trading market for these investments, the Funds may take longer to liquidate these positions than would be the case for publicly traded securities and the prices on these sales could be less than those originally paid by the Funds or less than what may be considered the fair value of such securities. Further, issuers whose securities are not publicly traded may not be subject to disclosure and other investor protection requirements applicable to publicly traded securities. If such securities are required to be registered under the securities laws of one or more jurisdictions before being resold, the Funds may be required to bear the expenses of registration. Certain of the Funds’ direct equity investments, particularly in China and the N-11 countries, may include investments in smaller, less-seasoned companies, which may involve greater risks. These companies may have limited product lines, markets of financial resources, or they may be dependent on a limited management group.

Convertible Securities.  Each Fund may invest in convertible securities. Convertible securities are preferred stock or debt obligations that are convertible into common stock. Convertible securities generally offer lower interest or dividend yields than non-convertible securities of similar quality. Convertible securities in which a Fund invests are subject to the same rating criteria as its other investments in fixed income securities. Convertible securities have both equity and fixed income risk characteristics. Like all fixed income securities, the value of convertible securities is susceptible to the risk of market losses attributable to changes in interest rates. Generally, the market value of convertible securities tends to decline as interest rates increase and, conversely, to increase as interest rates decline. However, when the market price of the common stock underlying a convertible security exceeds the conversion price of the convertible security, the convertible security tends to reflect the market price of the underlying common stock. As the market price of the underlying common stock declines, the convertible security, like a fixed income security, tends to trade increasingly on a yield basis, and thus may not decline in price to the same extent as the underlying common stock.

Foreign Currency Transactions.  A Fund may, to the extent consistent with its investment policies, purchase or sell foreign currencies on a cash basis or through forward contracts. A forward contract involves an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract. A Fund may engage in foreign currency transactions for hedging purposes and to seek to protect against anticipated changes in future foreign currency exchange rates. In addition, a Fund may enter into foreign currency transactions to seek a closer correlation between the Fund’s overall currency exposures and the currency exposures of the Fund’s performance benchmark. The Funds may also enter into such transactions to seek to increase total return, which presents additional risk.

The Funds may also engage in cross-hedging by using forward contracts in a currency different from that in which the hedged security is denominated or quoted. A Fund may hold foreign currency received in connection with investments in foreign securities when, in the judgment of the Investment Adviser, it would be beneficial to convert such currency into U.S. dollars at a later date (e.g., the Investment Adviser may anticipate the foreign currency to appreciate against the U.S. dollar).

The Funds may, from time to time, engage in non-deliverable forward transactions to manage currency risk or to gain exposure to a currency without purchasing securities denominated in that currency. A non-deliverable forward is a transaction that represents an agreement between a Fund and a counterparty (usually a commercial bank) to buy or sell a specified (notional) amount of a particular currency at an agreed upon foreign exchange rate on an agreed upon future date. If the counterparty defaults, a Fund will have contractual remedies pursuant to the agreement related to the transaction, but the Fund may be delayed or prevented from obtaining payments owed to it pursuant to non-deliverable forward transactions. Such non-deliverable forward transactions will be settled in cash.

Currency exchange rates may fluctuate significantly over short periods of time, causing, along with other factors, a Fund’s NAV to fluctuate (when the Fund’s NAV fluctuates, the value of your shares may go up or down). Currency exchange rates also can be affected unpredictably by the intervention of U.S. or foreign governments or central banks, or the failure to intervene, or by currency controls or political developments in the United States or abroad.

The market in forward foreign currency exchange contracts, currency swaps and other privately negotiated currency instruments offers less protection against defaults by the other party to such instruments than is available for currency instruments traded on an exchange. Such contracts are subject to the risk that the counterparty to the contract will default on its obligations. Because these contracts are not guaranteed by an exchange or clearinghouse, a default on a contract would deprive a Fund of unrealized profits, transaction costs or the benefits of a currency hedge or could force the Fund to cover its purchase or sale commitments, if any, at the current market price.

A Fund is not required to post cash collateral with its non-U.S. counterparties in certain foreign currency transactions. Accordingly, a Fund may remain more fully invested (and more of the Fund’s assets may be subject to investment and market risk) than if it were required to post collateral with its counterparties (which is the case with U.S. counterparties). Because a Fund’s non-U.S. counterparties are not required to post cash collateral with the Fund, the Fund will be subject to additional counterparty risk.

Corporate Debt Obligations.  Corporate debt obligations include bonds, notes, debentures, commercial paper and other obligations of corporations to pay interest and repay principal. Each Fund may invest in corporate debt obligations issued by U.S. and certain non-U.S. issuers which issue securities denominated in the U.S. dollar (including Yankee and Euro obligations as well as other non-U.S. dollar currencies). In addition to obligations of corporations, corporate debt obligations include securities issued by banks and other financial institutions and supranational entities (i.e., the World Bank, the International Monetary Fund, etc.).

Bank Obligations.  Each Fund, other than N-11 Equity Fund, may invest in obligations issued or guaranteed by U.S. or foreign banks. Bank obligations, including without limitation, time deposits, bankers’ acceptances and certificates of deposit, may be general obligations of the parent bank or may be limited to the issuing branch by the terms of the specific obligations or by government regulations. Banks are subject to extensive but different governmental regulations which may limit both the amount and types of loans which may be made and interest rates which may be charged. In addition, the profitability of the banking industry is largely dependent upon the availability and cost of funds for the purpose of financing lending operations under prevailing money market conditions. General economic conditions as well as exposure to credit losses arising from possible financial difficulties of borrowers play an important part in the operation of this industry.

U.S. Government Securities.  Each Fund may invest in U.S. Government Securities. U.S. Government Securities include U.S. Treasury obligations and obligations issued or guaranteed by U.S. government agencies, instrumentalities or sponsored enterprises. U.S. Government Securities may be supported by (i) the full faith and credit of the U.S. Treasury; (ii) the right of the issuer to borrow from the U.S. Treasury; (iii) the discretionary authority of the U.S. government to purchase certain obligations of the issuer; or (iv) only the credit of the issuer. U.S. Government Securities also include Treasury receipts, zero coupon bonds and other stripped U.S. Government Securities, where the interest and principal components are traded independently. U.S. Government Securities may also include Treasury inflation-protected securities whose principal value is periodically adjusted according to the rate of inflation.

U.S. Government Securities are deemed to include (i) securities for which the payment of principal and interest is backed by an irrevocable letter of credit issued by the U.S. government, its agencies, authorities or instrumentalities; and (ii) participations in loans made to foreign governments or their agencies that are so guaranteed. Certain of these participations may be regarded as illiquid. U.S. Government Securities also include zero coupon bonds.

U.S. Government Securities have historically involved little risk of loss of principal if held to maturity. However, no assurance can be given that the U.S. government will be able or willing to repay the principal or interest when due, or will provide financial support to U.S. government agencies, authorities, instrumentalities or sponsored enterprises if it is not obligated to do so by law.

Custodial Receipts and Trust Certificates.  Each Fund may invest in custodial receipts and trust certificates representing interests in securities held by a custodian or trustee. The securities so held may include U.S. Government Securities or other types of securities in which a Fund may invest. The custodial receipts or trust certificates may evidence ownership of future interest payments, principal payments or both on the underlying securities, or, in some cases, the payment obligation of a third party that has entered into an interest rate swap or other arrangement with the custodian or trustee. For certain securities laws purposes, custodial receipts and trust certificates may not be considered obligations of the U.S. government or other issuer of the securities held by the custodian or trustee. If for tax purposes a Fund is not considered to be the owner of the underlying securities held in the custodial or trust account, the Fund may suffer adverse tax consequences. As a holder of custodial receipts and trust certificates, a Fund will bear its proportionate share of the fees and expenses charged to the custodial account or trust. Each Fund may also invest in separately issued interests in custodial receipts and trust certificates.

APPENDIX A

Borrowings.  Each Fund can borrow money from banks and other financial institutions in amounts not exceeding one-third of its total assets (including the amount borrowed or received) for temporary or emergency purposes. A Fund generally may not make additional investments if borrowings exceed 5% of its net assets.

Structured Securities.  Each Fund may invest in structured securities. Structured securities are securities whose value is determined by reference to changes in the value of specific currencies, securities, interest rates, commodities, indices or other financial indicators (the “Reference”) or the relative change in two or more References. Investments in structured securities may provide exposure to certain securities or markets in situations where regulatory or other restrictions prevent direct investments in such issuers or markets.

The interest rate or the principal amount payable upon maturity or redemption may be increased or decreased depending upon changes in the applicable Reference. Structured securities may be positively or negatively indexed, so that appreciation of the Reference may produce an increase or decrease in the interest rate or value of the security at maturity. In addition, changes in the interest rates or the value of the security at maturity may be a multiple of changes in the value of the Reference, effectively leveraging the Fund’s investment so that small changes in the value of the Reference may result in disproportionate gains or losses to the Fund. Consequently, structured securities may present a greater degree of market risk than many types of securities and may be more volatile, less liquid and more difficult to price accurately than less complex securities. Structured securities are also subject to the risk that the issuer of the structured securities may fail to perform its contractual obligations. Certain issuers of structured products may be deemed to be investment companies as defined in the Investment Company Act. As a result, the Fund’s investments in structured securities may be subject to the limits applicable to investments in other investment companies.

Structured securities are considered hybrid instruments because they are derivative investments the value of which depends on, or is derived from or linked to, the value of an underlying asset, interest rate index or commodity. Commodity-linked notes are hybrid instruments because the principal and/or interest payments on these notes is linked to the value of individual commodities, futures contracts or the performance of one or more commodity indices.

Structured securities include, but are not limited to, equity linked notes. An equity linked note is a note whose performance is tied to a single stock, a stock index or a basket of stocks. Equity linked notes combine the principal protection normally associated with fixed income investments with the potential for capital appreciation normally associated with equity investments. Upon the maturity of the note, the holder generally receives a return of principal based on the capital appreciation of the linked securities. Depending on the terms of the note, equity linked notes may also have a “cap” or “floor” on the maximum principal amount to be repaid to holders, irrespective of the performance of the underlying linked securities. For example, a note may guarantee the repayment of the original principal amount invested (even if the underlying linked securities have negative performance during the note’s term), but may cap the maximum payment at maturity at a certain percentage of the issuance price or the return of the underlying linked securities. Alternatively, the note may not guarantee a full return on the original principal, but may offer a greater participation in any capital appreciation of the underlying linked securities. The terms of an equity linked note may also provide for periodic interest payments to holders at either a fixed or floating rate. The secondary market for equity linked notes may be limited, and the lack of liquidity in the secondary market may make these securities difficult to dispose of and to value. Equity linked notes will be considered equity securities for purposes of a Fund’s investment objective and policies.

REITs.  Each Fund may invest in REITs. REITs are pooled investment vehicles that invest primarily in either real estate or real estate related loans. The value of a REIT is affected by changes in the value of the properties owned by the REIT or securing mortgage loans held by the REIT. REITs are dependent upon the ability of the REITs’ managers, and are subject to heavy cash flow dependency, default by borrowers and the qualification of the REITs under applicable regulatory requirements for favorable income tax treatment. REITs are also subject to risks generally associated with investments in real estate including possible declines in the value of real estate, general and local economic conditions, environmental problems and changes in interest rates. To the extent that assets underlying a REIT are concentrated geographically, by property type or in certain other respects, these risks may be heightened. A Fund will indirectly bear its proportionate share of any expenses, including management fees, paid by a REIT in which it invests.

Options on Securities, Securities Indices and Foreign Currencies.  A put option gives the purchaser of the option the right to sell, and the writer (seller) of the option the obligation to buy, the underlying instrument during the option period. A call option gives the purchaser of the option the right to buy, and the writer (seller) of the option the obligation to sell, the underlying instrument during the option period. Each Fund may write (sell) call and put options and purchase put and call options, on any securities and other instruments in which the Fund may invest or any index consisting of securities or other instruments in which it may invest. A Fund may also, to the extent consistent with its investment policies, purchase and write (sell) put and call options on foreign currencies.

The writing and purchase of options is a highly specialized activity which involves special investment risks. Options may be used for either hedging or cross-hedging purposes, or to seek to increase total return (which presents additional risk). The successful use of options depends in part on the ability of the Investment Adviser to anticipate future price fluctuations and the degree of correlation between the options and securities (or currency) markets. If the Investment Adviser is incorrect in its expectation of changes in market prices or determination of the correlation between the instruments or indices on which options are written and purchased and the instruments in a Fund’s investment portfolio, the Fund may incur losses that it would not otherwise incur. The use of options can also increase a Fund’s transaction costs. Options written or purchased by the Funds may be traded on either U.S. or foreign exchanges or over-the-counter. Foreign and over-the-counter options will present greater possibility of loss because of their greater illiquidity and credit risks.

Futures Contracts and Options and Swaps on Futures Contracts.  Futures contracts are standardized, exchange-traded contracts that provide for the sale or purchase of a specified financial instrument or currency at a future time at a specified price. An option on a futures contract gives the purchaser the right (and the writer of the option the obligation) to assume a position in a futures contract at a specified exercise price within a specified period of time. A swap on a futures contract provides an investor with the ability to gain economic exposure to a particular futures market. A futures contract may be based on particular securities, foreign currencies, securities indices and other financial instruments and indices. The Funds may engage in futures transactions on both U.S. and foreign exchanges.

Each Fund may, to the extent consistent with its investment policies, purchase and sell futures contracts, purchase and write call and put options on futures contracts and enter into swaps on futures contracts, in order to seek to increase total return or to hedge against changes in interest rates, securities prices or currency exchange rates, or to otherwise manage its term structure, sector selections and duration in accordance with its investment objective and policies. Each Fund may also, to the extent consistent with its investment policies, enter into closing purchase and sale transactions with respect to such contracts and options.

Futures contracts and related options and swaps present the following risks:

¢	While a Fund may benefit from the use of futures and options and swaps on futures, unanticipated changes in interest rates, securities prices or currency exchange rates may result in poorer overall performance than if the Fund had not entered into any futures contracts, options transactions or swaps.
¢	Because perfect correlation between a futures position and a portfolio position that is intended to be protected is impossible to achieve, the desired protection may not be obtained and a Fund may be exposed to additional risk of loss.
¢	The loss incurred by a Fund in entering into futures contracts and in writing call options and entering into swaps on futures is potentially unlimited and may exceed the amount of the premium received.
¢	Futures markets are highly volatile and the use of futures may increase the volatility of a Fund’s NAV.
¢	As a result of the low margin deposits normally required in futures trading, a relatively small price movement in a futures contract may result in substantial losses to a Fund.
¢	Futures contracts and options and swaps on futures may be illiquid, and exchanges may limit fluctuations in futures contract prices during a single day.
¢	Foreign exchanges may not provide the same protection as U.S. exchanges.

Equity Swaps, Index Swaps and Currency Swaps.  Each Fund may invest in equity swaps, index swaps and currency swaps. Equity swaps allow the parties to a swap agreement to exchange the dividend income or other components of return on an equity investment (for example, a group of equity securities or an index) for another payment stream. An equity swap may be used by a Fund to invest in a market without owning or taking physical custody of securities in circumstances in which direct investment may be restricted for legal reasons or is otherwise deemed impractical or disadvantageous. Index swaps allow one party or both parties to a swap agreement to receive one or more payments based off of the return, performance or volatility of an index or of certain securities which comprise the index. Currency swaps involve the exchange of the parties’ respective rights to make or receive payments in specified currencies.

The value of swaps can be very volatile. To the extent that the Investment Adviser does not accurately analyze and predict the potential relative fluctuation of the components swapped with another party, or the creditworthiness of the counterparty, a Fund may suffer a loss, which may be substantial. The value of some components of a swap (such as the dividends on a common stock) may also be sensitive to changes in interest rates. Furthermore, swaps may be illiquid, and a Fund may be unable to terminate its obligations when desired.

APPENDIX A

Currently, certain standardized swap transactions are subject to mandatory central clearing. Although central clearing is expected to decrease counterparty risk and increase liquidity compared to bilaterally negotiated swaps, central clearing does not eliminate counterparty risk or illiquidity risk entirely.

When-Issued Securities and Forward Commitments.  Each Fund may purchase when-issued securities and make contracts to purchase or sell securities for a fixed price at a future date beyond customary settlement time. When-issued securities are securities that have been authorized, but not yet issued. When-issued securities are purchased in order to secure what is considered to be an advantageous price and yield to the Fund at the time of entering into the transaction. A forward commitment involves the entering into a contract to purchase or sell securities for a fixed price at a future date beyond the customary settlement period.

The purchase of securities on a when-issued or forward commitment basis involves a risk of loss if the value of the security to be purchased declines before the settlement date. Conversely, the sale of securities on a forward commitment basis involves the risk that the value of the securities sold may increase before the settlement date. Although a Fund will generally purchase securities on a when-issued or forward commitment basis with the intention of acquiring the securities for its portfolio, a Fund may dispose of when-issued securities or forward commitments prior to settlement if the Investment Adviser deems it appropriate. When purchasing a security on a when-issued basis or entering into a forward commitment, a Fund must identify on its books liquid assets, or engage in other appropriate measures, to “cover” its obligations.

Non-Investment Grade Fixed Income Securities.  Non-investment grade fixed income securities and unrated securities of comparable credit quality (commonly known as “junk bonds”) are considered speculative. In some cases, these obligations may be highly speculative and have poor prospects for reaching investment grade standing. Non-investment grade fixed income securities are subject to the increased risk of an issuer’s inability to meet principal and interest obligations. These securities, also referred to as high yield securities, may be subject to greater price volatility due to such factors as specific government or municipal developments, interest rate sensitivity, negative perceptions of the junk bond markets generally and less liquidity.

Non-investment grade securities may be issued by governmental bodies that may have difficulty in making all scheduled interest and principal payments. The market value of non-investment grade fixed income securities tends to reflect individual government or municipal developments to a greater extent than that of higher rated securities which react primarily to fluctuations in the general level of interest rates. As a result, a Fund’s ability to achieve its investment objectives may depend to a greater extent on the Investment Adviser’s judgment concerning the creditworthiness of issuers than funds which invest in higher-rated securities. Issuers of non-investment grade fixed income securities may not be able to make use of more traditional methods of financing and their ability to service debt obligations may be affected more adversely than issuers of higher-rated securities by economic downturns, specific corporate or financial developments or the issuer’s inability to meet specific projected business forecasts. Negative publicity about the junk bond market and investor perceptions regarding lower rated securities, whether or not based on fundamental analysis, may depress the prices for such securities.

A holder’s risk of loss from default is significantly greater for non-investment grade fixed income securities than is the case for holders of other debt securities because such non-investment grade securities are generally unsecured and are often subordinated to the rights of other creditors of the issuers of such securities. Investment by a Fund in defaulted securities poses additional risk of loss should nonpayment of principal and interest continue in respect of such securities. Even if such securities are held to maturity, recovery by a Fund of its initial investment and any anticipated income or appreciation is uncertain.

The secondary market for non-investment grade fixed income securities is concentrated in relatively few market makers and is dominated by institutional investors, including mutual funds, insurance companies and other financial institutions. Accordingly, the secondary market for such securities is not as liquid as, and is more volatile than, the secondary market for higher-rated securities. In addition, market trading volume for high yield fixed income securities is generally lower and the secondary market for such securities could shrink or disappear suddenly and without warning as a result of adverse market or economic conditions, independent of any specific adverse changes in the condition of a particular issuer. The lack of sufficient market liquidity may cause a Fund to incur losses because it will be required to effect sales at a disadvantageous time and then only at a substantial drop in price. These factors may have an adverse effect on the market price and the Funds’ ability to dispose of particular portfolio investments. A less liquid secondary market also may make it more difficult for the Funds to obtain precise valuations of the high yield securities in their portfolios.

Credit ratings issued by credit rating agencies are designed to evaluate the safety of principal and interest payments of rated securities. They do not, however, evaluate the market value risk of non-investment grade securities and, therefore, may not fully reflect the true risks of an investment. In addition, credit rating agencies may or may not make timely changes in a rating to reflect changes in the economy or in the conditions of the issuer that affect the market value of the security. Consequently, credit ratings are used only as a preliminary indicator of investment quality.

Repurchase Agreements.  Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. Each Fund may enter into repurchase agreements with counterparties approved by the Investment Adviser pursuant to procedures approved by the Board of Trustees that furnish collateral at least equal in value or market price to the amount of their repurchase obligation. Repurchase agreements involving obligations other than U.S. Government Securities may be subject to additional risks.

If the other party or “seller” defaults, a Fund might suffer a loss to the extent that the proceeds from the sale of the underlying securities and other collateral held by the Fund are less than the repurchase price and the Fund’s costs associated with delay and enforcement of the repurchase agreement. In addition, in the event of bankruptcy of the seller, a Fund could suffer additional losses if a court determines that the Fund’s interest in the collateral is not enforceable.

Certain Funds, together with other registered investment companies having advisory agreements with the Investment Adviser or any of its affiliates, may transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements.

Short Sales Against-the-Box.  The Funds may make short sales against-the-box. A short sale against-the-box means that at all times when a short position is open the Fund will own an equal amount of securities sold short, or securities convertible into or exchangeable for, without payment of any further consideration, an equal amount of the securities of the same issuer as the securities sold short.

Preferred Stock, Warrants and Stock Purchase Rights.  Each Fund may invest in preferred stock, warrants and stock purchase rights (or “rights”). Preferred stocks are securities that represent an ownership interest providing the holder with claims on the issuer’s earnings and assets before common stock owners but after bond owners. Unlike debt securities, the obligations of an issuer of preferred stock, including dividend and other payment obligations, may not typically be accelerated by the holders of such preferred stock on the occurrence of an event of default or other non-compliance by the issuer of the preferred stock.

Warrants and other rights are options to buy a stated number of shares of common stock at a specified price at any time during the life of the warrant or right. The holders of warrants and rights have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer.

Asset Segregation.  As investment companies registered with the SEC, the Funds must identify on their books (often referred to as “asset segregation”) liquid assets, or engage in other SEC or SEC-staff approved or other appropriate measures, to “cover” open positions with respect to certain kinds of derivative instruments. In the case of swaps, futures contracts, options, forward contracts and other derivative instruments that do not cash settle, for example, the Funds must identify on their books liquid assets equal to the full notional amount of the instrument while the positions are open, to the extent there is not an offsetting position. However, with respect to certain swaps, futures contracts, options, forward contracts and other derivative instruments that are required to cash settle, a Fund may identify liquid assets in an amount equal to the Fund’s daily marked-to-market net obligations (i.e., the Fund’s daily net liability) under the instrument, if any, rather than its full notional amount. The Funds reserve the right to modify their asset segregation policies in the future in their discretion, consistent with the 1940 Act and SEC or SEC-staff guidance. By identifying assets equal to only their net obligations under certain instruments, the Funds will have the ability to employ leverage to a greater extent than if the Funds were required to identify assets equal to the full notional amount of the instrument.

Appendix B

Financial Highlights

The financial highlights tables are intended to help you understand a Fund’s financial performance for the past five years (or less if the Fund or a Share Class has been in operation for less than five years) and the fiscal period ended April 30, 2015. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned or lost on an investment in a Fund (assuming reinvestment of all dividends and distributions). Because Class R6 Shares have not commenced operations as of the date of this Prospectus, financial highlights are not available. The information has been audited by PricewaterhouseCoopers LLP, whose report, along with the Funds’ financial statements, is included in the Funds’ most recent annual report (available upon request). The financial statements for the fiscal period ended April 30, 2015 are unaudited.

GOLDMAN SACHS ASIA EQUITY FUND

		Income (loss) from investment operations
Year - Share Class	Net asset value, beginning of year	Net investment income (loss)(a)		Net realized and unrealized gain (loss)	Total from investment operations	Distributions to shareholders from net investment income
FOR THE SIX MONTHS ENDED APRIL 30, (UNAUDITED)
2015 - A	$20.04	$(0.10)		$2.57	$2.47	$—
2015 - C	18.73	(0.16)		2.39	2.23	—
2015 - Institutional	20.99	(0.06)		2.69	2.63	(0.06)
2015 - IR	20.98	(0.08)		2.69	2.61	(0.05)

FOR THE FISCAL YEARS ENDED OCTOBER 31,
2014 - A	19.21	—	(e)(f)	0.91	0.91	(0.08)
2014 - C	18.02	(0.13	)(e)	0.84	0.71	—
2014 - Institutional	20.13	0.12	(e)	0.90	1.02	(0.16)
2014 - IR (Commenced February 28, 2014)	20.71	0.06	(e)	0.21	0.27	—
2013 - A	17.78	0.04		1.51	1.55	(0.12)
2013 - C	16.77	(0.10)		1.43	1.33	(0.08)
2013 - Institutional	18.71	0.12		1.58	1.70	(0.28)
2012 - A	17.33	0.11		0.41	0.52	(0.07)
2012 - C	16.39	(0.03)		0.41	0.38	—
2012 - Institutional	18.24	0.19		0.43	0.62	(0.15)
2011 - A	19.14	0.12		(1.69)	(1.57)	(0.24)
2011 - C	18.12	(0.03)		(1.59)	(1.62)	(0.11)
2011 - Institutional	20.12	0.23		(1.80)	(1.57)	(0.31)
2010 - A	15.39	0.07	(g)	3.84	3.91	(0.16)
2010 - C	14.64	(0.05	)(g)	3.64	3.59	(0.11)
2010 - Institutional	16.16	0.14	(g)	4.03	4.17	(0.21)

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total returns would be reduced if a sales or redemption charge was taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Total returns for periods less than one full year are not annualized.
(c)	The Fund’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short term investments and certain derivatives. If such transactions were included, the Fund’s portfolio turnover rate may be higher.
(d)	Annualized.
(e)	Reflects income recognized from special dividends which amounted to $0.05 per share and 0.25% of average net assets.
(f)	Amount is less than $0.005 per share.
(g)	Reflects income recognized from special dividends which amounted to $0.02 per share and 0.10% of average net assets.

APPENDIX B

Net asset value, end of year	Total return(b)	Net assets, end of year (in 000s)	Ratio of net expenses to average net assets		Ratio of total expenses to average net assets		Ratio of net investment income (loss) to average net assets		Portfolio turnover rate(c)

$22.51	12.33%	$15,432	1.69	%(d)	2.13	%(d)	(0.95	)%(d)	66%
20.96	11.91	2,328	2.44	(d)	2.87	(d)	(1.70	)(d)	66
23.56	12.59	67,656	1.29	(d)	1.73	(d)	(0.55	)(d)	66
23.54	12.50	58	1.44	(d)	1.87	(d)	(0.70	)(d)	66

20.04	4.75	13,711	1.73		2.24		0.02	(e)	169
18.73	4.00	2,114	2.48		3.00		(0.71	)(e)	169
20.99	5.15	62,951	1.32		1.87		0.59	(e)	169
20.98	1.30	51	1.43	(d)	2.06	(d)	0.41	(d)(e)	169
19.21	8.72	14,097	1.72		2.25		0.21		102
18.02	7.87	2,331	2.47		2.99		(0.56)		102
20.13	9.16	43,208	1.32		1.85		0.62		102
17.78	3.05	15,136	1.60		2.24		0.66		83
16.77	2.31	2,684	2.35		2.97		(0.18)		83
18.71	3.50	44,345	1.20		1.79		1.03		83
17.33	(8.33)	39,688	1.60		2.17		0.61		107
16.39	(9.00)	3,219	2.35		2.92		(0.18)		107
18.24	(7.94)	27,071	1.20		1.77		1.15		107
19.14	25.59	47,238	1.60		2.32		0.40	(g)	85
18.12	24.53	4,986	2.35		3.07		(0.32	)(g)	85
20.12	26.05	24,864	1.20		1.92		0.82	(g)	85

GOLDMAN SACHS BRIC FUND

		Income (loss) from investment operations
Year - Share Class	Net asset value, beginning of year	Net investment income (loss)(a)		Net realized and unrealized gain (loss)	Total from investment operations	Distributions to shareholders from net investment income
FOR THE SIX MONTHS ENDED APRIL 30, (UNAUDITED)
2015 - A	$13.21	$(0.04)		$1.19	$1.15	$(0.04)
2015 - C	12.60	(0.08)		1.13	1.05	—
2015 - Institutional	13.50	(0.01)		1.20	1.19	(0.11)
2015 - IR	13.59	(0.02)		1.22	1.20	(0.07)

FOR THE FISCAL YEARS ENDED OCTOBER 31,
2014 - A	13.10	0.06		0.18	0.24	(0.13)
2014 - C	12.49	(0.03)		0.16	0.13	(0.02)
2014 - Institutional	13.40	0.10		0.20	0.30	(0.20)
2014 - IR	13.47	0.10		0.17	0.27	(0.15)
2013 - A	12.71	0.10		0.39	0.49	(0.10)
2013 - C	12.11	—	(e)	0.38	0.38	—
2013 - Institutional	13.01	0.17		0.38	0.55	(0.16)
2013 - IR	13.08	0.12		0.41	0.53	(0.14)
2012 - A	13.13	0.09		(0.51)	(0.42)	—
2012 - C	12.60	—	(e)	(0.49)	(0.49)	—
2012 - Institutional	13.38	0.15		(0.52)	(0.37)	—
2012 - IR	13.47	0.15		(0.54)	(0.39)	—
2011 - A	15.78	0.03		(2.68)	(2.65)	—
2011 - C	15.26	(0.06)		(2.60)	(2.66)	—
2011 - Institutional	16.04	0.18		(2.81)	(2.63)	(0.03)
2011 - IR	16.19	0.03		(2.72)	(2.69)	(0.03)
2010 - A	13.12	(0.03	)(f)	2.69	2.66	—
2010 - C	12.79	(0.13	)(f)	2.60	2.47	—
2010 - Institutional	13.29	0.05	(f)	2.70	2.75	—
2010 - IR (Commenced August 31, 2010)	14.12	(0.02	)(f)	2.09	2.07	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total returns would be reduced if a sales or redemption charge was taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Total returns for periods less than one full year are not annualized.
(c)	The Fund’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short term investments and certain derivatives. If such transactions were included, the Fund’s portfolio turnover rate may be higher.
(d)	Annualized.
(e)	Amount is less than $0.005 per share.
(f)	Reflects income recognized from special dividends which amounted to $0.02 per share and 0.12% of average net assets.

APPENDIX B

Net asset value, end of year	Total return(b)	Net assets, end of year (in 000s)	Ratio of net expenses to average net assets		Ratio of total expenses to average net assets		Ratio of net investment income (loss) to average net assets		Portfolio turnover rate(c)

$14.32	8.77%	$56,346	1.69	%(d)	2.05	%(d)	(0.61	)%(d)	31%
13.65	8.33	38,969	2.44	(d)	2.80	(d)	(1.36	)(d)	31
14.58	8.92	51,842	1.30	(d)	1.65	(d)	(0.22	)(d)	31
14.72	8.91	502	1.44	(d)	1.80	(d)	(0.35	)(d)	31

13.21	1.89	57,505	1.76		2.05		0.48		64
12.60	1.13	41,943	2.51		2.80		(0.25)		64
13.50	2.29	59,702	1.36		1.64		0.73		64
13.59	2.07	660	1.51		1.80		0.76		64
13.10	3.83	90,652	1.76		1.97		0.77		94
12.49	3.06	57,124	2.50		2.72		0.04		94
13.40	4.26	111,712	1.36		1.57		1.29		94
13.47	4.09	851	1.51		1.72		0.93		94
12.71	(3.19)	140,354	1.82		1.96		0.69		82
12.11	(3.88)	81,879	2.57		2.71		(0.02)		82
13.01	(2.76)	164,600	1.42		1.56		1.20		82
13.08	(2.89)	2,292	1.57		1.71		1.19		82
13.13	(16.79)	227,178	1.86		1.92		0.16		91
12.60	(17.43)	114,773	2.61		2.67		(0.41)		91
13.38	(16.45)	219,820	1.46		1.52		1.15		91
13.47	(16.66)	200	1.60		1.66		0.18		91
15.78	20.27	474,512	1.89		1.92		(0.22	)(f)	87
15.26	19.31	178,404	2.64		2.67		(0.96	)(f)	87
16.04	20.69	158,912	1.49		1.52		0.36	(f)	87
16.19	14.66	23	1.64	(d)	1.64	(d)	(0.83	)(d)(f)	87

GOLDMAN SACHS EMERGING MARKETS EQUITY FUND

		Income (loss) from investment operations
Year - Share Class	Net asset value, beginning of year	Net investment income (loss)(a)		Net realized and unrealized gain (loss)	Total from investment operations	Distributions to shareholders from net investment income
FOR THE SIX MONTHS ENDED APRIL 30, (UNAUDITED)
2015 - A	$16.00	$(0.04)		$1.08	$1.04	$—
2015 - C	14.55	(0.09)		0.97	0.88	—
2015 - Institutional	17.08	(0.01)		1.14	1.13	(0.05)
2015 - Service	15.52	(0.05)		1.05	1.00	—
2015 - IR	16.99	(0.02)		1.15	1.13	(0.03)

FOR THE FISCAL YEARS ENDED OCTOBER 31,
2014 - A	15.20	0.03		0.83	0.86	(0.06)
2014 - C	13.87	(0.08)		0.76	0.68	—
2014 - Institutional	16.22	0.10		0.88	0.98	(0.12)
2014 - Service	14.74	0.02		0.80	0.82	(0.04)
2014 - IR	16.14	0.08		0.87	0.95	(0.10)
2013 - A	14.68	0.05		0.54	0.59	(0.07)
2013 - C	13.42	(0.06)		0.51	0.45	—
2013 - Institutional	15.65	0.13		0.58	0.71	(0.14)
2013 - Service	14.24	0.04		0.53	0.57	(0.07)
2013 - IR	15.58	0.10		0.58	0.68	(0.12)
2012 - A	14.66	0.06		(0.04)	0.02	—
2012 - C	13.51	(0.05)		(0.04)	(0.09)	—
2012 - Institutional	15.63	0.12		(0.05)	0.07	(0.05)
2012 - Service	14.24	0.05		(0.05)	— (e)	—
2012 - IR	15.59	0.12		(0.07)	0.05	(0.06)
2011 - A	16.38	0.04		(1.73)	(1.69)	(0.03)
2011 - C	15.20	(0.07)		(1.60)	(1.67)	(0.02)
2011 - Institutional	17.48	0.11		(1.84)	(1.73)	(0.12)
2011 - Service	15.95	0.02		(1.68)	(1.66)	(0.05)
2011 - IR	17.56	0.02		(1.87)	(1.85)	(0.12)
2010 - A	13.37	(0.02	)(f)	3.03	3.01	—
2010 - C	12.50	(0.10	)(f)	2.80	2.70	—
2010 - Institutional	14.22	0.07	(f)	3.20	3.27	(0.01)
2010 - Service	13.03	(0.01	)(f)	2.93	2.92	—
2010 - IR (Commenced August 31, 2010)	15.24	(0.01	)(f)	2.33	2.32	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total returns would be reduced if a sales or redemption charge was taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Total returns for periods less than one full year are not annualized.
(c)	The Fund’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short term investments and certain derivatives. If such transactions were included, the Fund’s portfolio turnover rate may be higher.
(d)	Annualized.
(e)	Amount is less than $0.005 per share.
(f)	Reflects income recognized from special dividends which amounted to $0.02 per share and 0.12% of average net assets.

APPENDIX B

Net asset value, end of year	Total return(b)	Net assets, end of year (in 000s)	Ratio of net expenses to average net assets		Ratio of total expenses to average net assets		Ratio of net investment income (loss) to average net assets		Portfolio turnover rate(c)

$17.04	6.50%	$44,744	1.69	%(d)	1.90	%(d)	(0.50	)%(d)	47%
15.43	6.05	11,371	2.45	(d)	2.65	(d)	(1.27	)(d)	47
18.16	6.67	304,425	1.30	(d)	1.50	(d)	(0.12	)(d)	47
16.52	6.44	18,055	1.80	(d)	2.00	(d)	(0.62	)(d)	47
18.09	6.64	294	1.45	(d)	1.65	(d)	(0.28	)(d)	47

16.00	5.67	28,157	1.70		1.93		0.19		114
14.55	4.90	11,217	2.46		2.68		(0.55)		114
17.08	6.17	303,676	1.30		1.53		0.58		114
15.52	5.55	15,919	1.81		2.03		0.11		114
16.99	5.93	313	1.46		1.68		0.46		114
15.20	4.04	36,578	1.73		1.89		0.32		159
13.87	3.35	11,869	2.48		2.64		(0.44)		159
16.22	4.49	388,046	1.33		1.49		0.80		159
14.74	4.02	14,584	1.83		1.99		0.25		159
16.14	4.37	329	1.48		1.64		0.62		159
14.68	0.14	38,889	1.82		1.94		0.39		119
13.42	(0.66)	15,418	2.57		2.69		(0.35)		119
15.65	0.49	310,167	1.41		1.54		0.80		119
14.24	0.00	15,446	1.91		2.03		0.36		119
15.58	0.35	240	1.55		1.68		0.78		119
14.66	(10.33)	51,221	1.90		1.93		0.24		121
13.51	(11.01)	18,896	2.65		2.68		(0.49)		121
15.63	(9.98)	351,982	1.50		1.53		0.61		121
14.24	(10.43)	14,432	2.00		2.03		0.15		121
15.59	(10.21)	21	1.65		1.68		0.16		121
16.38	22.51	68,118	1.91		1.91		(0.16	)(f)	147
15.20	21.60	23,226	2.66		2.66		(0.73	)(f)	147
17.48	23.04	472,994	1.51		1.51		0.43	(f)	147
15.95	22.41	13,954	2.01		2.01		(0.10	)(f)	147
17.56	15.22	1	1.66	(d)	1.66	(d)	(0.09	)(d)(f)	147

GOLDMAN SACHS N-11 EQUITY FUND

		Income (loss) from investment operations
Year - Share Class	Net asset value, beginning of period	Net investment income (loss)(a)	Net realized and unrealized gain (loss)	Total from investment operations	Distributions to shareholders from net investment income
FOR THE SIX MONTHS ENDED APRIL 30, (UNAUDITED)
2015 - A	$11.25	$0.04	$(0.85)	$(0.81)	$— (d)
2015 - C	10.99	— (d)	(0.82)	(0.82)	—
2015 - Institutional	11.34	0.06	(0.84)	(0.78)	(0.05)
2015 - IR	11.30	0.05	(0.84)	(0.79)	(0.03)

FOR THE FISCAL YEARS ENDED OCTOBER 31,
2014 - A	11.03	0.02	0.26	0.28	(0.06)
2014 - C	10.81	(0.06)	0.25	0.19	(0.01)
2014 - Institutional	11.12	0.06	0.26	0.32	(0.10)
2014 - IR	11.08	0.05	0.25	0.30	(0.08)
2013 - A	10.38	0.01	0.65	0.66	(0.01)
2013 - C	10.25	(0.07)	0.63	0.56	—
2013 - Institutional	10.45	0.05	0.65	0.70	(0.03)
2013 - IR	10.42	0.03	0.65	0.68	(0.02)
2012 - A	9.57	0.01	0.80	0.81	—
2012 - C	9.52	(0.06)	0.79	0.73	—
2012 - Institutional	9.60	0.05	0.80	0.85	—
2012 - IR	9.59	0.02	0.81	0.83	—
2011 - A (Commenced February 28, 2011)	10.00	(0.03)	(0.40)	(0.43)	—
2011 - C (Commenced February 28, 2011)	10.00	(0.08)	(0.40)	(0.48)	—
2011 - Institutional (Commenced February 28, 2011)	10.00	0.02	(0.42)	(0.40)	—
2011 - IR (Commenced February 28, 2011)	10.00	(0.02)	(0.39)	(0.41)	—

(a)	Calculated based on the average shares outstanding methodology.
(b)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total returns would be reduced if a sales or redemption charge was taken into account. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Total returns for periods less than one full year are not annualized.
(c)	The Fund’s portfolio turnover rate is calculated in accordance with regulatory requirements, without regard to transactions involving short term investments and certain derivatives. If such transactions were included, the Fund’s portfolio turnover rate may be higher.
(d)	Amount is less than $0.005 per share.
(e)	Annualized.

APPENDIX B

Net asset value, end of period	Total return(b)	Net assets, end of period (in 000s)	Ratio of net expenses to average net assets		Ratio of total expenses to average net assets		Ratio of net investment income (loss) to average net assets		Portfolio turnover rate(c)

$10.44	(7.19)%	$75,964	1.73	%(e)	2.04	%(e)	0.71	%(e)	27%
10.17	(7.46)	11,955	2.48	(e)	2.79	(e)	(0.04	)(e)	27
10.51	(6.89)	246,303	1.33	(e)	1.64	(e)	1.13	(e)	27
10.48	(6.98)	21,532	1.48	(e)	1.79	(e)	0.93	(e)	27

11.25	2.54	96,440	1.74		2.08		0.20		41
10.99	1.76	15,127	2.49		2.83		(0.54)		41
11.34	2.88	310,186	1.34		1.68		0.57		41
11.30	2.76	27,343	1.49		1.82		0.44		41
11.03	6.31	114,658	1.74		2.12		0.07		53
10.81	5.46	19,018	2.49		2.87		(0.66)		53
11.12	6.73	308,502	1.35		1.72		0.44		53
11.08	6.48	36,429	1.49		1.87		0.26		53
10.38	8.33	35,417	1.79		2.35		0.09		90
10.25	7.53	6,720	2.54		3.12		(0.57)		90
10.45	8.83	111,826	1.39		1.94		0.52		90
10.42	8.73	9,500	1.54		2.05		0.22		90
9.57	(4.20)	18,335	1.82	(e)	3.92	(e)	(0.40	)(e)	73
9.52	(4.70)	3,528	2.57	(e)	4.67	(e)	(1.29	)(e)	73
9.60	(4.00)	42,740	1.42	(e)	3.52	(e)	0.24	(e)	73
9.59	(4.10)	1,448	1.57	(e)	3.67	(e)	(0.28	)(e)	73

Fundamental Emerging Markets Equity Funds Prospectus

FOR MORE INFORMATION

Annual/Semi-annual Report

Additional information about the Funds’ investments is available in the Funds’ annual and semi-annual reports to shareholders. In the Funds’ annual reports, you will find a discussion of the market conditions and investment strategies that significantly affected the Funds’ performance during the last fiscal year.

Statement of Additional Information

Additional information about the Funds and their policies is also available in the Funds’ SAI. The SAI is incorporated by reference into this Prospectus (is legally considered part of this Prospectus).

The Funds’ annual and semi-annual reports and the SAI are available free upon request by calling Goldman Sachs at 1-800-526-7384. You can also access and download the annual and semi-annual reports and the SAI at the Funds’ website: http://www.gsamfunds.com.

From time to time, certain announcements and other information regarding the Funds may be found at http://www.gsamfunds.com/announcements-ind for individual investors or http://www.gsamfunds.com/announcements for advisers.

To obtain other information and for shareholder inquiries:

	Institutional, Service & Class R6	Class A, C & IR
¢ By telephone:	1-800-621-2550	1-800-526-7384
¢ By mail:	Goldman Sachs Funds P.O. Box 06050 Chicago, IL 60606	Goldman Sachs Funds P.O. Box 219711 Kansas City, MO 64121
¢ On the Internet:	SEC EDGAR database – http://www.sec.gov

You may review and obtain copies of Fund documents (including the SAI) by visiting the SEC’s public reference room in Washington, D.C. You may also obtain copies of Fund documents, after paying a duplicating fee, by writing to the SEC’s Public Reference Section, Washington, D.C. 20549-1520 or by electronic request to: publicinfo@sec.gov. Information on the operation of the public reference room may be obtained by calling the SEC at (202) 551-8090.

EMEPRO-R6	The Funds’ investment company registration number is 811-05349. GSAM® is a registered service mark of Goldman, Sachs & Co.

PART B

STATEMENT OF ADDITIONAL INFORMATION

DATED JULY 31, 2015

FUND	CLASS A SHARES	CLASS C SHARES	CLASS R SHARES	CLASS IR SHARES	CLASS R6 SHARES	INSTITUTIONAL SHARES	SERVICE SHARES
GOLDMAN SACHS LARGE CAP VALUE INSIGHTS FUND	GCVAX	GCVCX	GCVRX	GCVTX	GCVUX	GCVIX	GCLSX
GOLDMAN SACHS U.S. EQUITY INSIGHTS FUND	GSSQX	GSUSX	GSURX	GSUTX	GSEUX	GSELX	GSESX
GOLDMAN SACHS LARGE CAP GROWTH INSIGHTS FUND	GLCGX	GLCCX	GLCRX	GLCTX	GLCUX	GCGIX	GSCLX
GOLDMAN SACHS SMALL CAP EQUITY INSIGHTS FUND	GCSAX	GCSCX	GDSRX	GDSTX	GCSUX	GCSIX	GCSSX
GOLDMAN SACHS SMALL CAP VALUE INSIGHTS FUND	GSATX	GSCTX	GTTRX	GTTTX	GTTUX	GSITX	—
GOLDMAN SACHS SMALL CAP GROWTH INSIGHTS FUND	GSAOX	GSCOX	GSROX	GSTOX	GINUX	GSIOX	—
GOLDMAN SACHS INTERNATIONAL EQUITY INSIGHTS FUND	GCIAX	GCICX	GCIRX	GCITX	GCIUX	GCIIX	GCISX
GOLDMAN SACHS INTERNATIONAL SMALL CAP INSIGHTS FUND	GICAX	GICCX	—	GIRLX	GICUX	GICIX	—
GOLDMAN SACHS EMERGING MARKETS EQUITY INSIGHTS FUND	GERAX	GERCX	GRRPX	GIRPX	GERUX	GERIX	—
GOLDMAN SACHS FOCUSED INTERNATIONAL EQUITY FUND	GSIFX	GSICX	—	GIRNX	—	GSIEX	GSISX
GOLDMAN SACHS INTERNATIONAL SMALL CAP FUND	GISAX	GISCX	—	GIRSX	—	GISIX	GISSX
GOLDMAN SACHS EMERGING MARKETS EQUITY FUND	GEMAX	GEMCX	—	GIRMX	GEMUX	GEMIX	GEMSX
GOLDMAN SACHS ASIA EQUITY FUND	GSAGX	GSACX	—	GSAEX	—	GSAIX	—
GOLDMAN SACHS BRIC (BRAZIL, RUSSIA, INDIA, CHINA) FUND	GBRAX	GBRCX	—	GIRBX	—	GBRIX	—
GOLDMAN SACHS STRATEGIC INTERNATIONAL EQUITY FUND	GSAKX	GSCKX	GSRKX	GSTKX	—	GSIKX	—
GOLDMAN SACHS N-11 EQUITY FUND	GSYAX	GSYCX	—	GSYRX	—	GSYIX	—

(Insights and International Equity Funds of Goldman Sachs Trust)

71 South Wacker Drive

Chicago, Illinois 60606

This Statement of Additional Information (the “SAI”) is not a Prospectus. This SAI should be read in conjunction with the prospectuses for the Goldman Sachs Large Cap Value Insights Fund, Goldman Sachs U.S. Equity Insights Fund, Goldman Sachs Large Cap Growth Insights Fund, Goldman Sachs Small Cap Equity Insights Fund, Goldman Sachs Small Cap Value Insights Fund, Goldman Sachs Small Cap Growth Insights Fund, Goldman Sachs International Equity Insights Fund, Goldman Sachs International Small Cap Insights Fund, Goldman Sachs Emerging Markets Equity Insights Fund, Goldman Sachs Focused International Equity Fund, Goldman Sachs International Small Cap Fund, Goldman Sachs Emerging Markets Equity Fund, Goldman Sachs Asia Equity Fund, Goldman Sachs BRIC (Brazil, Russia, India, China) Fund, Goldman Sachs Strategic International Equity Fund and Goldman Sachs N-11 Equity Fund dated July 31, 2015 (the “Prospectuses”), as they may be further amended and/or supplemented from time to time, and which may be obtained without charge from Goldman, Sachs & Co. by calling the applicable telephone number, or writing to one of the addresses, listed below or from institutions (“Authorized Institutions”) acting on behalf of their customers. Effective at the close of business on November 14, 2014, Class B Shares were converted to Class A Shares, including Class B Shares that were scheduled to convert on a later date. No contingent deferred sales charges were assessed in connection with this early conversion.

The audited financial statements and related report of PricewaterhouseCoopers LLP, independent registered public accounting firm, for each Fund contained in each Fund’s 2014 Annual Report and unaudited financial statements contained in each Fund’s 2015 Semi-Annual Report are incorporated herein by reference in the section “FINANCIAL STATEMENTS.” No other portions of each Fund’s Annual Report or Semi-Annual Report are incorporated by reference herein. A Fund’s Annual Report and Semi-Annual Report may be obtained upon request and without charge by calling Goldman, Sachs & Co. toll free at 1-800-526-7384 (for Class A, Class C, Class R and Class IR Shareholders) or 1-800-621-2550 (for Class R6, Institutional and Service Shareholders).

GSAM® is a registered service mark of Goldman, Sachs & Co.

The date of this SAI is July 31, 2015.

-i-

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Investment Adviser to:

Goldman Sachs Large Cap Value Insights Fund

Goldman Sachs U.S. Equity Insights Fund

Goldman Sachs Large Cap Growth Insights Fund

Goldman Sachs Small Cap Equity Insights Fund

Goldman Sachs Small Cap Value Insights Fund

Goldman Sachs Small Cap Growth Insights Fund

Goldman Sachs International Equity Insights Fund

Goldman Sachs International Small Cap Insights Fund

Goldman Sachs Emerging Markets Equity Insights Fund

200 West Street

New York, New York 10282

GOLDMAN SACHS ASSET

MANAGEMENT INTERNATIONAL

Investment Adviser to:

Goldman Sachs Focused International Equity Fund

Goldman Sachs International Small Cap Fund

Goldman Sachs Strategic International Equity Fund

Goldman Sachs Emerging Markets Equity Fund

Goldman Sachs Asia Equity Fund

Goldman Sachs BRIC (Brazil, Russia, India, China) Fund

Goldman Sachs N-11 Equity Fund

Christchurch Court

10-15 Newgate Street

London, England EC1A7HD

GOLDMAN, SACHS & CO.

Distributor

200 West Street

New York, New York 10282

GOLDMAN, SACHS & CO.

Transfer Agent

71 South Wacker Drive

Chicago, Illinois 60606

Toll free (in U.S.) 800-621-2550 (for Class R6, Institutional and Service Shareholders) or 800-526-7384 (for Class A, Class C, Class R and Class IR Shareholders)

-ii-

INTRODUCTION

Goldman Sachs Trust (the “Trust”) is an open-end management investment company. The Trust is organized as a Delaware statutory trust and was established by a Declaration of Trust dated January 28, 1997. The Trust is a successor to a Massachusetts business trust that was combined with the Trust on April 30, 1997. The following series of the Trust are described in this SAI: Goldman Sachs Large Cap Value Insights Fund (“Large Cap Value Insights Fund”), Goldman Sachs U.S. Equity Insights Fund (“U.S. Equity Insights Fund”), Goldman Sachs Large Cap Growth Insights Fund (“Large Cap Growth Insights Fund”), Goldman Sachs Small Cap Equity Insights Fund (“Small Cap Equity Insights Fund”), Goldman Sachs Small Cap Value Insights Fund (“Small Cap Value Insights Fund”), Goldman Sachs Small Cap Growth Insights Fund (“Small Cap Growth Insights Fund”), Goldman Sachs International Equity Insights Fund (“International Equity Insights Fund”), Goldman Sachs International Small Cap Insights Fund (“International Small Cap Insights Fund”), Goldman Sachs Emerging Markets Equity Insights Fund (“Emerging Markets Equity Insights Fund”), Goldman Sachs Focused International Equity Fund (“Focused International Equity Fund”), Goldman Sachs International Small Cap Fund (“International Small Cap Fund”), Goldman Sachs Emerging Markets Equity Fund (“Emerging Markets Equity Fund”), Goldman Sachs Asia Equity Fund (“Asia Equity Fund”), Goldman Sachs BRIC (Brazil, Russia, India, China) Fund (“BRIC Fund”), Goldman Sachs Strategic International Equity Fund (“Strategic International Equity Fund”) and the Goldman Sachs N-11 Equity Fund (“N-11 Equity Fund”) (collectively referred to herein as the “Funds”).

The Trustees of the Trust have authority under the Declaration of Trust to create and classify shares into separate series and to classify and reclassify any series or portfolio of shares into one or more classes without further action by shareholders, and have created the Funds and other series pursuant thereto. Additional series may be added in the future from time to time. The Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights and International Equity Insights Funds currently offer seven classes of shares: Class A, Class C, Class R, Class IR, Class R6, Institutional and Service Shares. The Small Cap Value Insights, Small Cap Growth Insights and Emerging Markets Equity Insights Funds currently offer six classes of shares: Class A, Class C, Class R, Class IR, Class R6 and Institutional Shares. The Emerging Markets Equity Fund currently offers six classes of shares: Class A, Class C, Class IR, Class R6, Institutional and Service Shares. The International Small Cap Insights Fund currently offers five classes of shares: Class A, Class C, Class IR, Class R6 and Institutional Shares. The Strategic International Equity Fund currently offers five classes of shares: Class A, Class C, Class R, Class IR and Institutional Shares. The International Small Cap and Focused International Equity Funds currently offer five classes of shares: Class A, Class C, Class IR, Institutional and Service Shares. The Asia Equity, BRIC and N-11 Equity Funds currently offer four classes of shares: Class A, Class C, Class IR and Institutional Shares. See “SHARES OF THE TRUST.”

Effective at the close of business on November 14, 2014, Class B Shares were converted to Class A Shares, including Class B Shares that were scheduled to convert on a later date. No contingent deferred sales charges were assessed in connection with this early conversion.

The Small Cap Value Insights Fund, Small Cap Growth Insights Fund and Strategic International Equity Fund were launched in connection with the reorganization of the assets and liabilities of the AXA Enterprise Small Company Value Fund, AXA Enterprise Small Company Growth Fund and AXA Enterprise International Growth Fund of AXA Enterprise Funds Trust (the “Predecessor Funds”). At a shareholder meeting held in the second quarter of 2007, the shareholders of the Predecessor Funds approved a proposed agreement and plan of reorganization whereby the Predecessor Funds were reorganized into the Goldman Sachs Small Cap Value Insights Fund, Goldman Sachs Small Cap Growth Insights Fund and Goldman Sachs Strategic International Equity Fund, respectively (the first two under their former names, mentioned above).

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Investment Adviser”), an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), serves as the investment adviser to the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, International Equity Insights, International Small Cap Insights and Emerging Markets Equity Insights Funds. Goldman Sachs Asset Management International (“GSAMI”), also an affiliate of Goldman Sachs, serves as the investment adviser to the Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity and N-11 Equity Funds. GSAM and GSAMI are sometimes referred to individually herein as an “Investment Adviser” and collectively as the “Investment Advisers.” In addition, Goldman Sachs serves as each Fund’s distributor and transfer agent. State Street Bank and Trust Company (“State Street”) serves as the custodian to the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights and Small Cap Growth Insights Funds. JPMorganChase Bank, N.A. (“JPMorganChase”) serves as the custodian to the Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity, International Small Cap Insights, International Equity Insights, Emerging Markets Equity Insights and N-11 Equity Funds.

The following information relates to and supplements the description of each Fund’s investment policies contained in the Prospectuses. See the Prospectuses for a more complete description of the Funds’ investment objectives and policies. Investing in the Funds entails certain risks, and there is no assurance that a Fund will achieve its objective. Capitalized terms used but not defined herein have the same meaning as in the Prospectuses.

INVESTMENT OBJECTIVES AND POLICIES

Each Fund has a distinct investment objective and policies. There can be no assurance that a Fund’s investment objective will be achieved. Each Fund (except the BRIC and N-11 Equity Funds) is a diversified open-end management company as defined in the Investment Company Act of 1940, as amended (the “Act”). The BRIC and N-11 Equity Funds are each non-diversified, open-end management companies (as defined in the Act). The investment objective and policies of each Fund, and the associated risks of each Fund, are discussed in the Funds’ Prospectuses, which should be read carefully before an investment is made. All investment objectives and investment policies not specifically designated as fundamental may be changed without shareholder approval. However, to the extent required by U.S. Securities and Exchange Commission (“SEC”) regulations, shareholders will be provided with sixty days’ notice in the manner prescribed by the SEC before any change in a Fund’s policy to invest at least 80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in the particular type of investment suggested by its name. Additional information about the Funds, their policies, and the investment instruments they may hold is provided below.

Each Fund’s share price will fluctuate with market, economic and, to the extent applicable, foreign exchange conditions, so that an investment in any of the Funds may be worth more or less when redeemed than when purchased. None of the Funds should be relied upon as a complete investment program.

The Trust, on behalf of the Large Cap Value Insights Fund, U.S. Equity Insights Fund, Large Cap Growth Insights Fund, Small Cap Growth Insights Fund, Focused International Equity Fund and BRIC Fund, has filed a notice of eligibility claiming an exclusion from the definition of the term “commodity pool operator” (“CPO”) under the Commodity Exchange Act (“CEA”) and therefore is not subject to registration or regulation as a CPO under the CEA. The Investment Adviser has claimed temporary relief from registration as a CPO under the CEA for the Small Cap Equity Insights Fund, Small Cap Value Insights Fund, International Equity Insights Fund, International Small Cap Insights Fund, Emerging Markets Equity Insights Fund, International Small Cap Fund, Emerging Markets Equity Fund, Asia Equity Fund, Strategic International Equity Fund and N-11 Equity Fund and therefore is not subject to registration or regulation as a CPO under the CEA.

The following discussion supplements the information in the Funds’ Prospectuses.

General Information Regarding The Funds

The Investment Adviser may purchase for the Funds common stocks, preferred stocks, interests in real estate investment trusts, convertible debt obligations, convertible preferred stocks, equity interests in trusts, partnerships, joint ventures, limited liability companies and similar enterprises, shares of other investment companies (including exchange-traded funds (“ETFs”)), warrants, stock purchase rights and synthetic and derivative instruments (such as swaps and futures contracts) that have economic characteristics similar to equity securities (“equity investments”). The Investment Adviser utilizes first-hand fundamental research, including visiting company facilities to assess operations and to meet decision-makers, in choosing a Fund’s securities. The Investment Adviser may also use macro analysis of numerous economic and valuation variables to anticipate changes in company earnings and the overall investment climate. The Investment Adviser is able to draw on the research and market expertise of the Goldman Sachs Global Investment Research Department and other affiliates of the Investment Adviser, as well as information provided by other securities dealers. Equity investments in a Fund’s portfolio will generally be sold when the Investment Adviser believes that the market price fully reflects or exceeds the investments’ fundamental valuation or when other more attractive investments are identified.

Quantitative Style Funds. The U.S. Equity Insights, Large Cap Growth Insights, Large Cap Value Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, International Equity Insights, International Small Cap Insights and Emerging Markets Equity Insights Funds (the “Equity Insights Funds”) are managed using both quantitative and fundamental techniques, in combination with a qualitative overlay. The investment process and the proprietary multifactor models used to implement it are discussed below.

Investment Process. The Investment Adviser begins with a broad universe of U.S. equity investments for the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights and Small Cap Growth Insights Funds (the “Domestic Equity Insights Funds”), and a broad universe of foreign equity investments for International Equity Insights, International Small Cap Insights and Emerging Markets Equity Insights Funds (the “International Insights Funds”). As described more fully below, the Investment Adviser uses proprietary multifactor models (the “Multifactor Models”) that attempt to forecast the returns of different markets, currencies and individual securities.

The Multifactor Models rely on some or all of the following investment themes to forecast the returns of individual securities (although additional themes may be added in the future without prior notice):

•	Valuation: The Valuation theme attempts to capture potential mispricings of securities, typically by comparing a measure of the company’s intrinsic value to its market value.

•	Quality: The Quality theme assesses both firm and management quality.

•	Momentum: The Momentum theme seeks to predict drifts in stock prices caused by delayed investor reaction to company-specific information and information about related companies.

•	Profitability: The Profitability theme seeks to assess whether a company is earning more than its cost of capital.

•	Management: The Management theme assesses the characteristics, policies and strategic decisions of company management.

•	Sentiment: The Sentiment theme reflects selected investment views and decisions of individuals and financial intermediaries.

The Multifactor Models rely on some or all of the following investment themes to forecast the returns of equity and currency markets (although additional themes may be added in the future without prior notice):

•	Valuation: The Valuation theme favors equity and currency markets which appear cheap relative to fundamentals and purchasing power.

•	Momentum: The Momentum theme favors countries and currencies that have had strong recent outperformance.

•	Risk Premium: The Risk Premium theme evaluates whether a country is overcompensating investors for various types of risk.

•	Fund Flows: The Fund Flows theme evaluates the strength of capital market inflows.

•	Macro: The Macro theme assesses a market’s macroeconomic environment and growth prospects.

In building a diversified portfolio for each Equity Insights Fund the Investment Adviser utilizes optimization techniques to seek to construct the most efficient risk/return portfolio given each Equity Insights Fund’s benchmark. Each portfolio is primarily composed of securities that the Investment Adviser believes maximize the portfolio’s risk/return tradeoff characteristics. Each portfolio holds industry weightings similar to those of the relevant Fund’s benchmark.

Multifactor Models. The Multifactor Models are systematic rating systems that seek to forecast the returns of different equity markets, currencies and individual equity investments according to fundamental and other investment characteristics. Each Fund uses one or more Multifactor Models (in combination with a qualitative overlay) that seek to forecast the returns of securities in its portfolio. Each Multifactor Model may incorporate common variables including, but not limited to, measures of value, momentum, profitability, quality, management, sentiment, macroeconomic indicators, risk premia and fund flows. The Investment Adviser believes that all of the factors used in the Multifactor Models impact the performance of the securities, currencies and markets in the forecast universe. As a result of the qualitative overlay, the Funds’ investments may not correspond to, and the Funds may invest in securities, currencies and markets other than, those generated by the Multifactor Models.

The weightings assigned to the factors in the Multifactor Models can be but are not necessarily derived using a statistical formulation that considers each factor’s historical performance, volatility and stability of ranking in different market environments, and judgment. Because they include many disparate factors, the Investment Adviser believes that all the Multifactor Models are broader in scope and provide a more thorough evaluation than traditional investment processes. Securities and markets ranked highest by the relevant Multifactor Model do not have one dominant investment characteristic; rather, they possess an attractive combination of investment characteristics. By using a variety of relevant factors to select securities, currencies or markets, the Investment Adviser believes that the Fund will be better balanced and have more consistent performance than an investment portfolio that uses only one or two factors to select such investments.

From time to time, the Investment Adviser will monitor, and may make changes to, the selection or weight of individual or groups of securities, currencies or markets. Such changes (which may be the result of changes in the Multifactor Models, the method of applying the Multifactor Models or the judgment of the Investment Adviser) may include: (i) evolutionary changes to the structure of the Multifactor Models (e.g., the addition of new factors or a new means of weighting the factors); (ii) changes in trading procedures (e.g., trading frequency or the manner in which a Fund uses futures); or (iii) changes to the weight of individual or groups of securities, currencies or markets based on the Investment Adviser’s judgment. Any such changes will preserve a Fund’s basic investment philosophy of combining qualitative and quantitative methods of selecting investments using a disciplined investment process.

Other Information. Because normal settlement for equity investments is three trading days (for certain international markets settlement may be longer), the Funds will need to hold cash balances to satisfy shareholder redemption requests. Such cash balances will normally range from 2% to 5% of a Fund’s net assets. The U.S. Equity Insights Fund may enter into futures transactions only with respect to the S&P 500TM Index, and the Large Cap Growth Insights, Large Cap Value Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, International Small Cap Insights and Emerging Markets Equity Insights Funds may enter into futures transactions only with respect to a representative index in order to keep a Fund’s effective equity exposure close to 100%. The International Equity Insights Fund may purchase other types of futures contracts. For example, if cash balances are equal to 5% of the net assets, the Fund may enter into long futures contracts covering an amount equal to 5% of the Fund’s net assets. As cash balances fluctuate based on new contributions or withdrawals, a Fund may enter into additional contracts or close out existing positions.

Actively Managed International Equity Funds. The Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity and N-11 Equity Funds (the “International Equity Funds”) are managed using an active international approach, which utilizes a consistent process of stock selection undertaken by portfolio management teams located within each of the major investment regions, including Europe, Asia and the United States. In selecting securities, the Investment Adviser uses a bottom-up strategy based on first-hand fundamental research that is designed to give broad exposure to the available opportunities while seeking to add return primarily through stock selection. Equity investments for these Funds are evaluated based on three key factors—business, management and valuation. The Investment Adviser ordinarily seeks securities that have, in the Investment Adviser’s opinion, superior earnings growth potential, sustainable franchise value with management attuned to creating shareholder value and relatively discounted valuations. In addition, the Investment Adviser uses a multi-factor risk model which seeks to ensure that deviations from the benchmark are justifiable. Additionally, although the focus is bottom-up, the Investment Adviser still considers the macro factors affecting various countries from the view of the individual investor.

DESCRIPTION OF INVESTMENT SECURITIES AND PRACTICES

Asset-Backed Securities

Each Fund (other than the Equity Insights Funds) may invest in asset-backed securities. Asset-backed securities represent participations in, or are secured by and payable from, assets such as motor vehicle installment sales, installment loan contracts, leases of various types of real and personal property, receivables from revolving credit (credit card) agreements and other categories of receivables. Such assets are securitized through the use of trusts and special purpose corporations. Payments or distributions of principal and interest may be guaranteed up to certain amounts and for a certain time period by a letter of credit or a pool insurance policy issued by a financial institution unaffiliated with the trust or corporation, or other credit enhancements may be present.

Such securities are often subject to more rapid repayment than their stated maturity date would indicate as a result of the pass-through of prepayments of principal on the underlying loans. During periods of declining interest rates, prepayment of loans underlying asset-backed securities can be expected to accelerate. Accordingly, a Fund’s ability to maintain positions in such securities will be affected by reductions in the principal amount of such securities resulting from prepayments, and its ability to reinvest the returns of principal at comparable yields is subject to generally prevailing interest rates at that time. To the extent that a Fund invests in asset-backed securities, the values of the Fund’s portfolio securities will vary with changes in market interest rates generally and the differentials in yields among various kinds of asset-backed securities.

Asset-backed securities present certain additional risks because asset-backed securities generally do not have the benefit of a security interest in collateral that is comparable to mortgage assets. Credit card receivables are generally unsecured and the debtors on such receivables are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set-off certain amounts owed on the credit cards, thereby reducing the balance due. Automobile receivables generally are secured, but by automobiles rather than residential real property. Most issuers of automobile receivables permit the loan servicers to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the asset-backed securities. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have a proper security interest in the underlying automobiles. Therefore, if the issuer of an asset-backed security defaults on its payment obligations, there is the possibility that, in some cases, a Fund will be unable to possess and sell the underlying collateral and that the Fund’s recoveries on repossessed collateral may not be available to support payments on these securities.

Bank Obligations

Each Fund may invest in obligations issued or guaranteed by U.S. or foreign banks. Bank obligations, including without limitation, time deposits, bankers’ acceptances and certificates of deposit, may be general obligations of the parent bank or may be limited to the issuing branch by the terms of the specific obligations or by government regulation. Banks are subject to extensive but different governmental regulations which may limit both the amount and types of loans which may be made and interest rates which may be charged. In addition, the profitability of the banking industry is largely dependent upon the availability and cost of funds for the purpose of financing lending operations under prevailing money market conditions. General economic conditions as well as exposure to credit losses arising from possible financial difficulties of borrowers play an important part in the operation of this industry.

Certificates of deposit are certificates evidencing the obligation of a bank to repay funds deposited with it for a specified period of time at a specified rate. Certificates of deposit are negotiable instruments and are similar to saving deposits but have a definite maturity and are evidenced by a certificate instead of a passbook entry. Banks are required to keep reserves against all certificates of deposit. Fixed time deposits are bank obligations payable at a stated maturity date and bearing interest at a fixed rate. Fixed time deposits may be withdrawn on demand by the investor, but may be subject to early withdrawal penalties which vary depending upon market conditions and the remaining maturity of the obligation. The Funds may invest in deposits in U.S. and European banks satisfying the standards set forth above.

Commercial Paper and Other Short-Term Corporate Obligations

The Funds may invest in commercial paper and other short-term obligations issued or guaranteed by U.S. corporations, non-U.S. corporations or other entities. Commercial paper represents short-term unsecured promissory notes issued in bearer form by banks or bank holding companies, corporations and finance companies.

Convertible Securities

Each Fund may invest in convertible securities. Convertible securities are bonds, debentures, notes, preferred stocks or other securities that may be converted into or exchanged for a specified amount of common stock of the same or different issuer within a particular period of time at a specified price or formula. A convertible security entitles the holder to receive interest that is generally paid or accrued on debt or a dividend that is paid or accrued on preferred stock until the convertible security matures or is redeemed, converted or exchanged. Convertible securities have unique investment characteristics, in that they generally (i) have higher yields than common stocks, but lower yields than comparable non-convertible securities, (ii) are less subject to fluctuation in value than the underlying common stock due to their fixed income characteristics and (iii) provide the potential for capital appreciation if the market price of the underlying common stock increases.

The value of a convertible security is a function of its “investment value” (determined by its yield in comparison with the yields of other securities of comparable maturity and quality that do not have a conversion privilege) and its “conversion value” (the security’s worth, at market value, if converted into the underlying common stock). The investment value of a convertible security is influenced by changes in interest rates, with investment value normally declining as interest rates increase and increasing as interest rates decline. The credit standing of the issuer and other factors may also have an effect on the convertible security’s investment value. The conversion value of a convertible security is determined by the market price of the underlying common stock. If the conversion value is low relative to the investment value, the price of the convertible security is governed principally by its investment value. To the extent the market price of the underlying common stock approaches or exceeds the conversion price, the price of the convertible security will be increasingly influenced by its conversion value. A convertible security generally will sell at a premium over its conversion value by the extent to which investors place value on the right to acquire the underlying common stock while holding a fixed income security.

A convertible security may be subject to redemption at the option of the issuer at a price established in the convertible security’s governing instrument. If a convertible security held by a Fund is called for redemption, the Fund will be required to convert the security into the underlying common stock, sell it to a third party or permit the issuer to redeem the security. Any of these actions could have an adverse effect on a Fund’s ability to achieve its investment objective, which, in turn, could result in losses to the Fund.

In evaluating a convertible security, the Investment Adviser will give primary emphasis to the attractiveness of the underlying common stock. Convertible debt securities are equity investments for purposes of each Fund’s investment policies.

Commodity-Linked Notes

The N-11 Equity Fund may invest in commodity-linked notes. Commodity-linked notes are a type of structured note. Commodity-linked notes are privately negotiated structured debt securities indexed to the return of an index such as the Dow Jones-UBS Commodity Index Total Return, which is representative of the commodities market. They are available from a limited number of approved counterparties, and all invested amounts are exposed to the dealer’s credit risk. Commodity-linked notes may be leveraged. For example, if the Fund invests $100 in a three-times leveraged commodity-linked note, it will exchange $100 principal with the dealer to obtain $300 exposure to the commodities market because the value of the note will change by a magnitude of three for every percentage change (positive or negative) in the value of the underlying index. This means a $100 note would be worth $70 if the commodity index decreased by 10 percent. Structured notes also are subject to counterparty risk.

Corporate Debt Obligations

Each Fund may, under normal market conditions, invest in corporate debt obligations, including obligations of industrial, utility and financial issuers. Corporate debt obligations include bonds, notes, debentures and other obligations of corporations to pay interest and repay principal. The Equity Insights Funds may only invest in debt securities that are cash equivalents. Corporate debt obligations are subject to the risk of an issuer’s inability to meet principal and interest payments on the obligations and may also be subject to price volatility due to such factors as market interest rates, market perception of the creditworthiness of the issuer and general market liquidity.

Corporate debt obligations rated BBB or Baa are considered medium grade obligations with speculative characteristics, and adverse economic conditions or changing circumstances may weaken their issuers’ capacity to pay interest and repay principal. Medium to lower rated and comparable non-rated securities tend to offer higher yields than higher rated securities with the same maturities because the historical financial condition of the issuers of such securities may not have been as strong as that of other issuers. The price of corporate debt obligations will generally fluctuate in response to fluctuations in supply and demand for similarly rated securities. In addition, the price of corporate debt obligations will generally fluctuate in response to interest rate levels. Fluctuations in the prices of portfolio securities subsequent to their acquisition will not affect cash income from such securities but will be reflected in each Fund’s net asset value (“NAV”).

Because medium to lower rated securities generally involve greater risks of loss of income and principal than higher rated securities, investors should consider carefully the relative risks associated with investment in securities which carry medium to lower ratings and in comparable unrated securities. In addition to the risk of default, there are the related costs of recovery on defaulted issues. The Investment Adviser will attempt to reduce these risks through portfolio diversification and by analysis of each issuer and its ability to make timely payments of income and principal, as well as broad economic trends and corporate developments.

The Investment Adviser employs its own credit research and analysis, which includes a study of an issuer’s existing debt, capital structure, ability to service debt and pay dividends, sensitivity to economic conditions, operating history and current earnings trend. The Investment Adviser continually monitors the investments in a Fund’s portfolio and evaluates whether to dispose of or to retain corporate debt obligations whose credit ratings or credit quality may have changed. If after its purchase, a portfolio security is assigned a lower rating or ceases to be rated, a Fund may continue to hold the security if the Investment Adviser believes it is in the best interest of the Fund and its shareholders.

Currency Swaps, Mortgage Swaps, Credit Swaps, Total Return Swaps, Options on Swaps, Index Swaps and Interest Rate Swaps, Caps, Floors and Collars

The Funds (other than the Domestic Equity Insights Funds) may enter into currency swaps for both hedging purposes and to seek to increase total return. In addition, certain of the Funds may enter into mortgage, credit, index, interest rate, credit, currency and total return swaps and other interest rate swap arrangements such as rate caps, floors and collars, for both hedging purposes and to seek to increase total return. Certain of the Funds may also purchase and write (sell) options contracts on swaps, commonly referred to as swaptions.

In a standard “swap” transaction, two parties agree to exchange the returns (or differentials in rates of return) or some other amount earned or realized on particular predetermined investments or instruments, which may be adjusted for an interest factor. The gross returns to be exchanged or “swapped” between the parties are generally calculated with respect to a “notional amount,” i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency or security, or in a “basket” of securities representing a particular index. Bilateral swap agreements are two party contracts entered into primarily by institutional investors. Cleared swaps are transacted through futures commission merchants (“FCMs”) that are members of central clearinghouses with the clearinghouse serving as a central counterparty similar to transactions in futures contracts. Funds post initial and variation margin by making payments to their clearing member FCMs.

Currency swaps involve the exchange by a Fund with another party of their respective rights to make or receive payments in specified currencies. Interest rate swaps involve the exchange by a Fund with another party of their respective commitments to pay or receive interest, such as an exchange of fixed rate payments for floating rate payments. Mortgage swaps are similar to interest rate swaps in that they represent commitments to pay and receive interest. The notional principal amount, however, is tied to a reference pool or pools of mortgages. Index swaps involve the exchange by a Fund with another party of payments based on a notional principal amount of a specified index or indices. Total return swaps are contracts that obligate a party to pay or receive interest in exchange for payment by the other party of the total return generated by a security, a basket of securities, an index, or an index component. Interest rate swaps involve the exchange by a Fund with another party of commitments to pay or receive payments for floating rate payments based on interest rates at specified intervals in the future. Two types of interest rate swaps include “fixed-for-floating rate swaps” and “basis swaps.” Fixed-for-floating rate swaps involve the exchange of payments based on a fixed interest rate for payments based on a floating interest rate index. By contrast, basis swaps involve the exchange of payments based on two different floating interest rate indices.

A swaption is an option to enter into a swap agreement. Like other types of options, the buyer of a swaption pays a non-refundable premium for the option and obtains the right, but not the obligation, to enter into or modify an underlying swap or to modify the terms of an existing swap on agreed-upon terms. The seller of a swaption, in exchange for the premium, becomes obligated (if the option is exercised) to enter into or modify an underlying swap on agreed-upon terms, which generally entails a greater risk of loss than incurred in buying a swaption. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payment of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling the interest rate floor. An interest rate collar is the combination of a cap and a floor that preserves a certain return within a predetermined range of interest rates. Because interest rate, mortgage and currency swaps and interest rate caps, floors and collars are individually negotiated, a Fund expects to achieve an acceptable degree of correlation between its portfolio investments and its swap, cap, floor and collar positions.

A great deal of flexibility may be possible in the way swap transactions are structured. However, generally a Fund will enter into interest rate, total return, credit, mortgage and index swaps on a net basis, which means that the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Interest rate, total return, credit, index and mortgage swaps do not normally involve the delivery of securities, other underlying assets or principal. Accordingly, the risk of loss with respect to interest rate, total return, credit, index and mortgage swaps is normally limited to the net amount of interest payments that the Fund is contractually obligated to make. If the other party to an interest rate, total return, credit, index or mortgage swap defaults, the Fund’s risk of loss consists of the net amount of interest payments that the Fund is contractually entitled to receive, if any.

In contrast, currency swaps usually involve the delivery of a gross payment stream in one designated currency in exchange for the gross payment stream in another designated currency. Therefore, the entire payment stream under a currency swap is subject to the risk that the other party to the swap will default on its contractual delivery obligations. A credit swap may have as reference obligations one or more securities that may, or may not, be currently held by a Fund. The protection “buyer” in a credit swap is generally obligated to pay the protection “seller” an upfront or a periodic stream of payments over the term of the swap provided that no credit event, such as a default, on a reference obligation has occurred. If a credit event occurs, the seller generally must pay the buyer the “par value” (full notional value) of the swap in exchange for an equal face amount of deliverable obligations of the reference entity described in the swap, or the seller may be required to deliver the related net cash amount, if the swap is cash settled. A Fund may be either the protection buyer or seller in the transaction. If the Fund is a buyer and no credit event occurs, the Fund may recover nothing if the swap is held through its termination date. However, if a credit event occurs, the buyer generally may elect to receive the full notional value of the swap in exchange for an equal face amount of deliverable obligations of the reference entity whose value may have significantly decreased. As a seller, a Fund generally receives an upfront payment or a rate of income throughout the term of the swap provided that there is no credit event. As the seller, a Fund would effectively add leverage to its portfolio because, in addition to its total net assets, a Fund would be subject to investment exposure on the notional amount of the swap. If a credit event occurs, the value of any deliverable obligation received by the Fund as seller, coupled with the upfront or periodic payments previously received, may be less than the full notional value it pays to the buyer, resulting in a loss of value to the Fund.

To the extent that a Fund’s exposure in a transaction involving a swap, a swaption or an interest rate floor, cap or collar is covered by the identifying cash or liquid assets on the Fund’s books or is covered by other means in accordance with SEC or SEC-staff approved guidance or other appropriate measures, the Funds and their investment advisers believe that the transactions do not constitute senior securities under the Act and, accordingly, will not treat them as being subject to a Fund’s borrowing restrictions. For more information about these practices, see “Description of Investment Securities and Practices – Asset Segregation.”

As a result of new rules adopted in 2012, certain standardized swaps are currently subject to mandatory central clearing. Central clearing is expected to decrease counterparty risk and increase liquidity compared to bilateral swaps because central clearing interposes the central clearinghouse as the counterparty to each participant’s swap. However, central clearing does not eliminate counterparty risk or illiquidity risk entirely. In addition, depending on the size of the Fund and other factors, the margin required under the rules of a clearinghouse and by a clearing member may be in excess of the collateral required to be posted by the Fund to support its obligations under a similar bilateral swap. However, regulators are expected to adopt rules imposing certain margin requirements, including minimums, or uncleared swaps in the near future, which could change this comparison.

The use of swaps, as well as swaptions and interest rate caps, floors and collars, is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. The use of a swap requires an understanding not only of the referenced asset, reference rate, or index but also of the swap itself, without the benefit of observing the performance of the swap under all possible market conditions. If a Fund’s Investment Adviser is incorrect in its forecasts of market values, credit quality, interest rates and currency exchange rates, the investment performance of a Fund would be less favorable than it would have been if this investment technique were not used.

In addition, these transactions can involve greater risks than if a Fund had invested in the reference obligation directly because, in addition to general market risks, swaps are subject to illiquidity risk, counterparty risk, credit risk and pricing risk. Regulators also may impose limits on an entity’s or group of entities’ positions in certain swaps. However, certain risks are reduced (but not eliminated) if the Fund invests in cleared swaps. Because bilateral swap agreements are two party contracts and because they may have terms of greater than seven days, swap transactions may be considered to be illiquid. Moreover, a Fund bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of a swap counterparty. Many swaps are complex and often valued subjectively. Swaps and other derivatives may also be subject to pricing or “basis” risk, which exists when the price of a particular derivative diverges from the price of corresponding cash market instruments. Under certain market conditions it may not be economically feasible to imitate a transaction or liquidate a position in time to avoid a loss or take advantage of an opportunity. If a swap transaction is particularly large or if the relevant market is illiquid, it may not be possible to initiate a transaction or liquidate a position at an advantageous time or price, which may result in significant losses.

Regulators are in the process of development rules that would require trading and execution of most liquid swaps on trading facilities. Moving trading to an exchange-type system may increase market transparency and liquidity but may require the Fund to incur increased expenses to access the same types of swaps.

Rules adopted in 2012 also require centralized reporting of detailed information about many types of cleared and uncleared swaps. This information is available to regulators and, to a more limited extent and on an anonymous basis, to the public. Reporting of swap data may result in greater market transparency, which may be beneficial to funds that use swaps to implement trading strategies. However, these rules place potential additional administrative obligations on these funds, and the safeguards established to protect anonymity may not function as expected.

The swap market has grown substantially in recent years with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the swap market has become relatively liquid in comparison with the markets for other similar instruments which are traded in the interbank market. The investment advisers for the Funds, under the supervision of the Board of Trustees, are responsible for determining and monitoring the liquidity of the Funds’ transactions in swaps, swaptions, caps, floors and collars.

Currency-Linked Notes

The N-11 Equity Fund may invest in currency-linked notes. Currency-linked notes are short- or intermediate-term debt securities whose value at maturity or interest payments are linked to the change in value of the U.S. dollar against the performance of a currency index or one or more foreign currencies. In some cases, these securities pay an amount at maturity based on a multiple of the amount of a currency’s change against the dollar. If they are sold prior to their maturity, their price may be higher or lower than their purchase price as a result of market conditions or changes in the credit quality of the issuer.

Custodial Receipts and Trust Certificates

Each Fund may invest in custodial receipts and trust certificates, which may be underwritten by securities dealers or banks, representing interests in securities held by a custodian or trustee. The securities so held may include U.S. Government securities, municipal securities or other types of securities in which the Funds may invest. The custodial receipts or trust certificates are underwritten by securities dealers or banks and may evidence ownership of future interest payments, principal payments or both on the underlying securities, or, in some cases, the payment obligation of a third party that has entered into an interest rate swap or other arrangement with the custodian or trustee. For certain securities laws purposes, custodial receipts and trust certificates may not be considered obligations of the U.S. Government or other issuer of the securities held by the custodian or trustee. As a holder of custodial receipts and trust certificates, the Funds will bear their proportionate share of the fees and expenses charged to the custodial account or trust. The Funds may also invest in separately issued interests in custodial receipts and trust certificates.

Although under the terms of a custodial receipt or trust certificate the Funds would typically be authorized to assert their rights directly against the issuer of the underlying obligation, the Funds could be required to assert through the custodian bank or trustee those rights as may exist against the underlying issuers. Thus, in the event an underlying issuer fails to pay principal and/or interest when due, the Funds may be subject to delays, expenses and risks that are greater than those that would have been involved if the Funds had purchased a direct obligation of the issuer. In addition, in the event that the trust or custodial account in which the underlying securities have been deposited is determined to be an association taxable as a corporation, instead of a non-taxable entity, the yield on the underlying securities would be reduced in recognition of any taxes paid.

Certain custodial receipts and trust certificates may be synthetic or derivative instruments that have interest rates that reset inversely to changing short-term rates and/or have embedded interest rate floors and caps that require the issuer to pay an adjusted interest rate if market rates fall below or rise above a specified rate. Because some of these instruments represent relatively recent innovations, and the trading market for these instruments is less developed than the markets for traditional types of instruments, it is uncertain how these instruments will perform under different economic and interest-rate scenarios. Also, because these instruments may be leveraged, their market values may be more volatile than other types of fixed income instruments and may present greater potential for capital gain or loss. The possibility of default by an issuer or the issuer’s credit provider may be greater for these derivative instruments than for other types of instruments. In some cases, it may be difficult to determine the fair value of a derivative instrument because of a lack of reliable objective information and an established secondary market for some instruments may not exist. In many cases, the Internal Revenue Service (“IRS”) has not ruled on the tax treatment of the interest or payments received on the derivative instruments and, accordingly, purchases of such instruments are based on the opinion of counsel to the sponsors of the instruments.

Equity Swaps

Each Fund may enter into equity swap contracts to invest in a market without owning or taking physical custody of securities in various circumstances, including circumstances where direct investment in the securities is restricted for legal reasons or is otherwise impracticable. Equity swaps may also be used for hedging purposes or to seek to increase total return. Equity swap contracts may be structured in different ways. For example, a counterparty may agree to pay the Fund the amount, if any, by which the notional amount of the equity swap contract would have increased in value had it been invested in particular stocks (or a group of stocks), plus the dividends that would have been received on those stocks. In these cases, a Fund may agree to pay to the counterparty a floating rate of interest on the notional amount of the equity swap contract plus the amount, if any, by which that notional amount would have decreased in value had it been invested in such stocks. Therefore, the return to a Fund on the equity swap contract should be the gain or loss on the notional amount plus dividends on the stocks less the interest paid by the Fund on the notional amount. In other cases, the counterparty and the Fund may each agree to pay the other the difference between the relative investment performances that would have been achieved if the notional amount of the equity swap contract had been invested in different stocks (or a group of stocks).

A Fund will generally enter into equity swaps on a net basis, which means that the two payment streams are netted out, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. Payments may be made at the conclusion of an equity swap contract or periodically during its term. Equity swaps normally do not involve the delivery of securities or other underlying assets. Accordingly, the risk of loss with respect to equity swaps is normally limited to the net amount of payments that a Fund is contractually obligated to make. If the other party to an equity swap defaults, a Fund’s risk of loss consists of the net amount of payments that the Fund is contractually entitled to receive, if any. Inasmuch as these transactions are entered into for hedging purposes or are offset cash or liquid assets identified on the Funds’ books to cover the Funds’ exposure, the Funds and their Investment Advisers believe that transactions do not constitute senior securities under the Act and, accordingly, will not treat them as being subject to a Fund’s borrowing restrictions.

A Fund’s ability to enter into certain swap transactions may be limited by tax considerations.

Equity-Linked Structured Notes

The International Equity Funds may invest in equity-linked structured notes. Equity-linked structured notes are derivatives that are specifically designed to combine the characteristics of one or more underlying securities and their equity derivatives in a single note form. The return and/or yield or income component may be based on the performance of the underlying equity securities, an equity index, and/or option positions. Equity-linked structured notes are typically offered in limited transactions by financial institutions in either registered or non-registered form. An investment in equity-linked notes creates exposure to the credit risk of the issuing financial institution, as well as to the market risk of the underlying securities. There is no guaranteed return of principal with these securities and the appreciation potential of these securities may be limited by a maximum payment or call right. In certain cases, equity-linked notes may be more volatile and less liquid than less complex securities or other types of fixed-income securities. Such securities may exhibit price behavior that does not correlate with other fixed-income securities.

Events Relating to the Mortgage- and Asset-Backed Securities Markets and the Overall Economy

The unprecedented disruption in the residential mortgage-backed securities market (and in particular, the “subprime” residential mortgage market), the broader mortgage-backed securities market and the asset-backed securities market in 2008 and 2009 resulted in downward price pressures and increasing foreclosures and defaults in residential and commercial real estate. Concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the mortgage market and a depressed real estate market contributed to increased volatility and diminished expectations for the economy and markets going forward, and contributed to dramatic declines in the housing market, with falling home prices and increasing foreclosures and unemployment, and significant asset write-downs by financial institutions. These conditions prompted a number of financial institutions to seek additional capital, to merge with other institutions and, in some cases, to fail or seek bankruptcy protection. Between 2008-2009, the market for Mortgage-Backed Securities (as well as other asset-backed securities) was particularly adversely impacted by, among other factors, the failure and subsequent sale of Bear, Stearns & Co. Inc. to J.P. Morgan Chase, the merger of Bank of America Corporation and Merrill Lynch & Co., the insolvency of Washington Mutual Inc., the failure and subsequent bankruptcy of Lehman Brothers Holdings, Inc., the extension of approximately $152 billion in emergency credit by the U.S. Department of the Treasury to American International Group Inc., and, as described above, the conservatorship and the control by the U.S. Government of Freddie Mac and Fannie Mae. The global markets also saw an increase in volatility due to uncertainty surrounding the level and sustainability of sovereign debt of certain countries that are part of the European Union (“EU”), including Greece, Spain, Portugal, Ireland and Italy, as well as the sustainability of the EU itself. Concerns over the level and sustainability of the sovereign debt of the United States have aggravated this volatility. No assurance can be made that this uncertainty will not lead to further disruption of the credit markets in the United States or around the globe. These events, coupled with the general global economic downturn, have resulted in a substantial level of uncertainty in the financial markets, particularly with respect to mortgage-related investments.

These events may lead to further declines in income from, or the value of, real estate, including the real estate which secures the Mortgage-Backed Securities which may be held by a Fund. Additionally, a lack of credit liquidity, adjustments of mortgages to higher rates and decreases in the value of real property have occurred and may reoccur, and potentially prevent borrowers from refinancing their mortgages, which may increase the likelihood of default on their mortgage loans. These economic conditions, coupled with high levels of real estate inventory and elevated incidence of underwater mortgages, may also adversely affect the amount of proceeds the holder of a mortgage loan or mortgage-backed securities (including the Mortgaged-Backed Securities in which certain Funds may invest) would realize in the event of a foreclosure or other exercise of remedies. Moreover, even if such Mortgage-Backed Securities are performing as anticipated, the value of such securities in the secondary market may nevertheless fall or continue to fall as a result of deterioration in general market conditions for such Mortgage-Backed Securities or other asset-backed or structured products. Trading activity associated with market indices may also drive spreads on those indices wider than spreads on Mortgage-Backed Securities, thereby resulting in a decrease in value of such Mortgage-Backed Securities, including the Mortgage-Backed Securities which may be owned by a Fund.

The U.S. Government, the Federal Reserve, the Treasury, the SEC, the Federal Deposit Insurance Corporation (the “FDIC”) and other governmental and regulatory bodies have taken or are considering taking actions to address the financial crisis. These actions include, but are not limited to, the enactment by the U.S. Congress of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”), which was signed into law on July 21, 2010 and imposes a new regulatory framework over the U.S. financial services industry and the consumer credit markets in general, and the promulgation of additional regulations in this area which could affect these securities. Given the broad scope, sweeping nature, and relatively recent enactment of some of these regulatory measures, the potential impact they could have on any of the asset-backed or Mortgage-Backed Securities which may be held by the Funds is unknown. There can be no assurance that these measures will not have an adverse effect on the value or marketability of any asset-backed or Mortgage-Backed Securities which may be held by the Funds. Furthermore, no assurance can be made that the U.S. Government or any U.S. regulatory body (or other authority or regulatory body) will not continue to take further legislative or regulatory action in response to the economic crisis or otherwise, and the effect of such actions, if taken, cannot be known.

Among its other provisions, the Dodd-Frank Act creates a liquidation framework under which the FDIC, may be appointed as receiver following a “systemic risk determination” by the Secretary of Treasury (in consultation with the President) for the resolution of certain nonbank financial companies and other entities, defined as “covered financial companies”, and commonly referred to as “systemically important entities”, in the event such a company is in default or in danger of default and the resolution of such a company under other applicable law would have serious adverse effects on financial stability in the United States, and also for the resolution of certain of their subsidiaries. No assurances can be given that this new liquidation framework would not apply to the originators of asset-backed securities, including Mortgage-Backed Securities, or their respective subsidiaries, including the issuers and depositors of such securities, although the expectation embedded in the Dodd-Frank Act is that the framework will be invoked only very rarely. Guidance from the FDIC indicates that such new framework will largely be exercised in a manner consistent with the existing bankruptcy laws, which is the insolvency regime that would otherwise apply to the sponsors, depositors and issuing entities with respect to asset-backed securities, including Mortgage-Backed Securities. The application of such liquidation framework to such entities could result in decreases or delays in amounts paid on, and hence the market value of, the Mortgage-Backed or asset-backed securities that may be owned by a Fund.

Delinquencies, defaults and losses on residential mortgage loans may increase substantially over certain periods, which may affect the performance of the Mortgage-Backed Securities in which certain Funds may invest. Mortgage loans backing non-agency Mortgage-Backed Securities are more sensitive to economic factors that could affect the ability of borrowers to pay their obligations under the mortgage loans backing these securities. In addition, housing prices and appraisal values in many states and localities over certain periods have declined or stopped appreciating. A continued decline or an extended flattening of those values may result in additional increases in delinquencies and losses on Mortgage-Backed Securities generally (including the Mortgaged-Backed Securities that the Funds may invest in as described above).

The foregoing adverse changes in market conditions and regulatory climate may reduce the cash flow which a Fund, to the extent it invests in Mortgage-Backed Securities or other asset-backed securities, receives from such securities and increase the incidence and severity of credit events and losses in respect of such securities. In addition, interest rate spreads for Mortgage-Backed Securities and other asset-backed securities are subject to widening and increased volatility due to these adverse changes in market conditions. In the event that interest rate spreads for Mortgage-Backed Securities and other asset-backed securities widen following the purchase of such assets by a Fund, the market value of such securities is likely to decline and, in the case of a substantial spread widening, could decline by a substantial amount. Furthermore, adverse changes in market conditions may result in reduced liquidity in the market for Mortgage-Backed Securities and other asset-backed securities (including the Mortgaged-Backed Securities and other asset-backed securities in which certain Funds may invest) and increased unwillingness by banks, financial institutions and investors to extend credit to servicers, originators and other participants in the market for Mortgage-Backed and other asset-backed securities. As a result, the liquidity and/or the market value of any Mortgage-Backed or asset-backed securities that are owned by a Fund may experience further declines after they are purchased by the Fund.

Foreign Government Obligations. Foreign government obligations include securities, instruments and obligations issued or guaranteed by a foreign government, its agencies, instrumentalities or sponsored enterprises. Investment in foreign government obligations can involve a high degree of risk. The governmental entity that controls the repayment of foreign government obligations may not be able or willing to repay the principal and/or interest when due in accordance with the terms of such debt. A governmental entity’s willingness or ability to repay principal and interest due in a timely manner may be affected by, among other factors, its cash flow situation, the extent of its foreign reserves, the availability of sufficient foreign exchange on the date a payment is due, the relative size of the debt service burden to the economy as a whole, the governmental entity’s policy towards the International Monetary Fund and the political constraints to which a governmental entity may be subject. Governmental entities may also be dependent on expected disbursements from foreign governments, multilateral agencies and others abroad to reduce principal and interest on their debt. The commitment on the part of these governments, agencies and others to make such disbursements may be conditioned on a governmental entity’s implementation of economic reforms and/or economic performance and the timely service of such debtor’s obligations. Failure to implement such reforms, achieve such levels of economic performance or repay principal or interest when due may result in the cancellation of such third parties’ commitments to lend funds to the governmental entity, which may further impair such debtor’s ability or willingness to service its debts in a timely manner. Consequently, governmental entities may default on their debt. Holders of foreign government obligations (including the Funds) may be requested to participate in the rescheduling of such debt and to extend further loans to governmental agencies.

Foreign Securities

Each Fund may invest in securities of foreign issuers, including securities quoted or denominated in a currency other than U.S. dollars, and each Fund (other than the Domestic Equity Insights Funds) will invest primarily in foreign securities under normal circumstances. With respect to the Domestic Equity Insights Funds, equity securities of foreign issuers must be traded in the United States.

Investments in foreign securities may offer potential benefits not available from investments solely in U.S. dollar-denominated or quoted securities of domestic issuers. Such benefits may include the opportunity to invest in foreign issuers that appear, in the opinion of the Investment Adviser, to offer the potential for better long term growth of capital and income than investments in U.S. securities, the opportunity to invest in foreign countries with economic policies or business cycles different from those of the United States and the opportunity to reduce fluctuations in portfolio value by taking advantage of foreign securities markets that do not necessarily move in a manner parallel to U.S. markets. Investing in the securities of foreign issuers also involves, however, certain special risks, including those discussed in the Funds’ Prospectuses and those set forth below, which are not typically associated with investing in U.S. dollar-denominated securities or quoted securities of U.S. issuers. Many of these risks are more pronounced for investments in emerging economies.

With respect to investments in certain foreign countries, there exist certain economic, political and social risks, including the risk of adverse political developments, nationalization, military unrest, social instability, war and terrorism, confiscation without fair compensation, expropriation or confiscatory taxation, limitations on the movement of funds and other assets between different countries, or diplomatic developments, any of which could adversely affect a Fund’s investments in those countries. Governments in certain foreign countries continue to participate to a significant degree, through ownership interest or regulation, in their respective economies. Action by these governments could have a significant effect on market prices of securities and dividend payments.

From time to time, certain of the companies in which a Fund may invest may operate in, or have dealings with, countries subject to sanctions or embargos imposed by the U.S. Government and the United Nations and/or countries identified by the U.S. Government as state sponsors of terrorism. For example, the United Nations Security Council has imposed certain sanctions relating to Iran and Sudan and both countries are embargoed countries by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury.

In addition, from time to time, certain of the companies in which a Fund may invest may engage in, or have dealings with countries or companies that engage in, activities that may not be considered socially and/or environmentally responsible. Such activities may relate to human rights issues (such as patterns of human rights abuses or violations, persecution or discrimination), impacts to local communities in which companies operate and environmental sustainability. For a description of the Investment Adviser’s approach to responsible and sustainable investing, please see GSAM’s Statement on Responsible and Sustainable Investing at https://assetmanagement.gs.com/content/gsam/us/en/advisors/about-gsam/citizenship.html.

As a result, a company may suffer damage to its reputation if it is identified as a company which engages in, or has dealings with countries or companies that engage in, the above referenced activities. As an investor in such companies, a Fund would be indirectly subject to those risks.

The Investment Adviser is committed to complying fully with sanctions in effect as of the date of this Statement of Additional Information and any other applicable sanctions that may be enacted in the future with respect to Sudan or any other country.

Many countries throughout the world are dependent on a healthy U.S. economy and are adversely affected when the U.S. economy weakens or its markets decline. Additionally, many foreign country economies are heavily dependent on international trade and are adversely affected by protective trade barriers and economic conditions of their trading partners. Protectionist trade legislation enacted by those trading partners could have a significant adverse affect on the securities markets of those countries. Individual foreign economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position.

Investments in foreign securities often involve currencies of foreign countries. Accordingly, a Fund may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations and may incur costs in connection with conversions between various currencies. The Funds (other than the Domestic Equity Insights Funds) may be subject to currency exposure independent of their securities positions. To the extent that a Fund is fully invested in foreign securities while also maintaining net currency positions, it may be exposed to greater combined risk.

Currency exchange rates may fluctuate significantly over short periods of time. They generally are determined by the forces of supply and demand in the foreign exchange markets and the relative merits of investments in different countries, actual or anticipated changes in interest rates and other complex factors, as seen from an international perspective. Currency exchange rates also can be affected unpredictably by intervention (or the failure to intervene) by U.S. or foreign governments or central banks or by currency controls or political developments in the United States or abroad. To the extent that a portion of a Fund’s total assets, adjusted to reflect the Fund’s net position after giving effect to currency transactions, is denominated or quoted in the currencies of foreign countries, the Fund will be more susceptible to the risk of adverse economic and political developments within those countries. A Fund’s net currency positions may expose it to risks independent of its securities positions.

Because foreign issuers generally are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to U.S. companies, there may be less publicly available information about a foreign company than about a U.S. company. Volume and liquidity in most foreign securities markets are less than in the United States and securities of many foreign companies are less liquid and more volatile than securities of comparable U.S. companies. The securities of foreign issuers may be listed on foreign securities exchanges or traded in foreign over-the-counter markets. Fixed commissions on foreign securities exchanges are generally higher than negotiated commissions on U.S. exchanges, although each Fund endeavors to achieve the most favorable net results on its portfolio transactions. There is generally less government supervision and regulation of foreign securities exchanges, brokers, dealers and listed and unlisted companies than in the United States, and the legal remedies for investors may be more limited than the remedies available in the United States. For example, there may be no comparable provisions under certain foreign laws to insider trading and similar investor protections that apply with respect to securities transactions consummated in the United States. Mail service between the United States and foreign countries may be slower or less reliable than within the United States, thus increasing the risk of delayed settlement of portfolio transactions or loss of certificates for portfolio securities.

Foreign markets also have different clearance and settlement procedures, and in certain markets there have been times when settlements have been unable to keep pace with the volume of securities transactions, making it difficult to conduct such transactions. Such delays in settlement could result in temporary periods when some of a Fund’s assets are uninvested and no return is earned on such assets. The inability of a Fund to make intended security purchases due to settlement problems could cause the Fund to miss attractive investment opportunities. Inability to dispose of portfolio securities due to settlement problems could result either in losses to the Fund due to subsequent declines in value of the portfolio securities or, if the Fund has entered into a contract to sell the securities, in possible liability to the purchaser.

Each Fund may invest in foreign securities which take the form of sponsored and unsponsored American Depositary Receipts (“ADRs”), Global Depositary Receipts (“GDRs”), European Depositary Receipts (“EDRs”) (except for the Domestic Equity Insights Funds) or other similar instruments representing securities of foreign issuers (together, “Depositary Receipts”). ADRs represent the right to receive securities of foreign issuers deposited in a domestic bank or a correspondent bank. ADRs are traded on domestic exchanges or in the U.S. over-the-counter market and, generally, are in registered form. EDRs, GDRs and TDRs are receipts evidencing an arrangement with a non-U.S. bank similar to that for ADRs and are designed for use in the non-U.S. securities markets. EDRs, GDRs and TDRs are not necessarily quoted in the same currency as the underlying security.

To the extent a Fund acquires Depositary Receipts through banks which do not have a contractual relationship with the foreign issuer of the security underlying the Depositary Receipts to issue and service such unsponsored Depositary Receipts, there is an increased possibility that the Fund will not become aware of and be able to respond to corporate actions such as stock splits or rights offerings involving the foreign issuer in a timely manner. In addition, the lack of information may result in inefficiencies in the valuation of such instruments. Investment in Depositary Receipts does not eliminate all the risks inherent in investing in securities of non-U.S. issuers. The market value of Depositary Receipts is dependent upon the market value of the underlying securities and fluctuations in the relative value of the currencies in which the Depositary Receipts and the underlying securities are quoted. However, by investing in Depositary Receipts, such as ADRs, which are quoted in U.S. dollars, a Fund may avoid currency risks during the settlement period for purchases and sales.

As described more fully below, each Fund (except the Domestic Equity Insights Funds) may invest in countries with emerging economies or securities markets. Political and economic structures in many of such countries may be undergoing significant evolution and rapid development, and such countries may lack the social, political and economic stability characteristic of more developed countries. Certain of such countries have in the past failed to recognize private property rights and have at times nationalized or expropriated the assets of private companies. As a result, the risks described above, including the risks of nationalization or expropriation of assets, may be heightened. See “Investing in Emerging Countries” below.

Forward Foreign Currency Exchange Contracts. The Domestic Equity Insights Funds may enter into forward foreign currency exchange contracts for hedging purposes and to seek to protect against anticipated changes in future foreign currency exchange rates. The International Insights Funds and International Equity Funds may enter into forward foreign currency exchange contracts for hedging purposes, to seek to protect against anticipated changes in future foreign currency exchange rates and to seek to increase total return. A forward foreign currency exchange contract involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract agreed upon by the parties, at a price set at the time of the contract. These contracts are traded in the interbank market between currency traders (usually large commercial banks) and their customers. A forward contract generally has no deposit requirement, and no commissions are generally charged at any stage for trades.

At the maturity of a forward contract a Fund may either accept or make delivery of the currency specified in the contract or, at or prior to maturity, enter into a closing transaction involving the purchase or sale of an offsetting contract. Closing transactions with respect to forward contracts are usually effected with the currency trader who is a party to the original forward contract.

A Fund may enter into forward foreign currency exchange contracts in several circumstances. First, when a Fund enters into a contract for the purchase or sale of a security denominated or quoted in a foreign currency, or when a Fund anticipates the receipt in a foreign currency of dividend or interest payments on such a security which it holds, the Fund may desire to “lock in” the U.S. dollar price of the security or the U.S. dollar equivalent of such dividend or interest payment, as the case may be. By entering into a forward contract for the purchase or sale, for a fixed amount of dollars, of the amount of foreign currency involved in the underlying transactions, the Fund will attempt to protect itself against an adverse change in the relationship between the U.S. dollar and the subject foreign currency during the period between the date on which the security is purchased or sold, or on which the dividend or interest payment is declared, and the date on which such payments are made or received.

Additionally, when the Investment Adviser believes that the currency of a particular foreign country may suffer a substantial decline against the U.S. dollar, it may enter into a forward contract to sell, for a fixed amount of U.S. dollars, the amount of foreign currency approximating the value of some or all of a Fund’s portfolio securities quoted or denominated in such foreign currency. The precise matching of the forward contract amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of those securities between the date on which the contract is entered into and the date it matures. Using forward contracts to protect the value of a Fund’s portfolio securities against a decline in the value of a currency does not eliminate fluctuations in the underlying prices of the securities. It simply establishes a rate of exchange, which a Fund can achieve at some future point in time. The precise projection of short-term currency market movements is not possible, and short-term hedging provides a means of fixing the U.S. dollar value of only a portion of a Fund’s foreign assets.

Funds may engage in cross-hedging by using forward contracts in one currency to hedge against fluctuations in the value of securities quoted or denominated in a different currency. In addition, certain Funds may enter into foreign currency transactions to seek a closer correlation between a Fund’s overall currency exposure and the currency exposure of a Fund’s performance benchmark.

While a Fund may enter into forward contracts to reduce currency exchange rate risks, transactions in such contracts involve certain other risks. Thus, while a Fund may benefit from such transactions, unanticipated changes in currency prices may result in a poorer overall performance for the Fund than if it had not engaged in any such transactions. Moreover, there may be imperfect correlation between a Fund’s portfolio holdings of securities quoted or denominated in a particular currency and forward contracts entered into by such Fund. Such imperfect correlation may cause a Fund to sustain losses which will prevent the Fund from achieving a complete hedge or expose the Fund to risk of foreign exchange loss.

Markets for trading foreign forward currency contracts offer less protection against defaults than is available when trading in currency instruments on an exchange. Forward contracts are subject to the risk that the counterparty to such contract will default on its obligations. Because a forward foreign currency exchange contract is not guaranteed by an exchange or clearinghouse, a default on the contract would deprive a Fund of unrealized profits, transaction costs or the benefits of a currency hedge or force the Fund to cover its purchase or sale commitments, if any, at the current market price. In addition, the institutions that deal in forward currency contracts are not required to continue to make markets in the currencies they trade and these markets can experience periods of illiquidity. To the extent that a portion of a Fund’s total assets, adjusted to reflect the Fund’s net position after giving effect to currency transactions, is denominated or quoted in the currencies of foreign countries, the Fund will be more susceptible to the risk of adverse economic and political developments within those countries.

Futures Contracts and Options on Futures Contracts

Each Fund may purchase and sell futures contracts and may also purchase and write call and put options on futures contracts. The Large Cap Value Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, International Small Cap Insights and Emerging Markets Equity Insights Funds may only enter into such transactions with respect to a representative index. The U.S. Equity Insights Fund may enter into futures transactions only with respect to the S&P 500 Index. The other Funds may purchase and sell futures contracts based on various securities, securities indices, foreign currencies and other financial instruments and indices. Each Fund may engage in futures and related options transactions in order to seek to increase total return or to hedge against changes in interest rates, securities prices or, to the extent a Fund invests in foreign securities, currency exchange rates, or to otherwise manage its term structure, sector selection and duration in accordance with its investment objective and policies. Each Fund may also enter into closing purchase and sale transactions with respect to such contracts and options.

Futures contracts entered into by a Fund have historically been traded on U.S. exchanges or boards of trade that are licensed and regulated by the Commodity Futures Trading Commission (“CFTC”) or with respect to certain funds, on foreign exchanges. More recently, certain futures may also be traded either over-the-counter or on trading facilities such as derivatives transaction execution facilities, exempt boards of trade or electronic trading facilities that are licensed and/or regulated to varying degrees by the CFTC. Also, certain single stock futures and narrow based security index futures may be traded either over-the-counter or on trading facilities such as contract markets, derivatives transaction execution facilities and electronic trading facilities that are licensed and/or regulated to varying degrees by both the CFTC and the SEC, or on foreign exchanges.

Neither the CFTC, National Futures Association (“NFA”) NFA, SEC nor any domestic exchange regulates activities of any foreign exchange or boards of trade, including the execution, delivery and clearing of transactions, or has the power to compel enforcement of the rules of a foreign exchange or board of trade or any applicable foreign law. This is true even if the exchange is formally linked to a domestic market so that a position taken on the market may be liquidated by a transaction on another market. Moreover, such laws or regulations will vary depending on the foreign country in which the foreign futures or foreign options transaction occurs. For these reasons, a Fund’s investments in foreign futures or foreign options transactions may not be provided the same protections in respect of transactions on United States exchanges. In particular, persons who trade foreign futures or foreign options contracts may not be afforded certain of the protective measures provided by the CEA, the CFTC’s regulations and the rules of the NFA and any domestic exchange, including the right to use reparations proceedings before the CFTC and arbitration proceedings provided by the NFA or any domestic futures exchange. Similarly, those persons may not have the protection of the U.S. securities laws.

Futures Contracts. A futures contract may generally be described as an agreement between two parties to buy and sell particular financial instruments for an agreed price during a designated month (or to deliver the final cash settlement price, in the case of a contract relating to an index or otherwise not calling for physical delivery at the end of trading in the contract).

When interest rates are rising or securities prices are falling, a Fund can seek through the sale of futures contracts to offset a decline in the value of its current portfolio securities. When interest rates are falling or securities prices are rising, a Fund, through the purchase of futures contracts, can attempt to secure better rates or prices than might later be available in the market when it effects anticipated purchases. Similarly, each Fund (other than the Domestic Equity Insights Funds) can purchase and sell futures contracts on a specified currency in order to seek to increase total return or to protect against changes in currency exchange rates. For example, each Fund (other than the Domestic Equity Insights Funds) can purchase futures contracts on foreign currency to establish the price in U.S. dollars of a security quoted or denominated in such currency that the Fund has acquired or expects to acquire. In addition, certain Funds may enter into futures transactions to seek a closer correlation between a Fund’s overall currency exposures and the currency exposures of a Fund’s performance benchmark.

Positions taken in the futures market are not normally held to maturity, but are instead liquidated through offsetting transactions which may result in a profit or a loss. While a Fund will usually liquidate futures contracts on securities or currency in this manner, a Fund may instead make or take delivery of the underlying securities or currency whenever it appears economically advantageous for the Fund to do so. A clearing corporation associated with the exchange on which futures are traded guarantees that, if still open, the sale or purchase will be performed on the settlement date.

Hedging Strategies Using Futures Contracts. When a Fund uses futures for hedging purposes, the Fund often seeks to establish with more certainty than would otherwise be possible the effective price or rate of return on portfolio securities (or securities that the Fund proposes to acquire) or the exchange rate of currencies in which portfolio securities are quoted or denominated. A Fund may, for example, take a “short” position in the futures market by selling futures contracts to seek to hedge against an anticipated rise in interest rates or a decline in market prices or (other than the Domestic Equity Insights Funds) foreign currency rates that would adversely affect the dollar value of such Fund’s portfolio securities. Such futures contracts may include contracts for the future delivery of securities held by a Fund or securities with characteristics similar to those of a Fund’s portfolio securities. Similarly, each Fund (other than the Domestic Equity Insights Funds) may sell futures contracts on a currency in which its portfolio securities are quoted or denominated, or sell futures contracts on one currency to seek to hedge against fluctuations in the value of securities quoted or denominated in a different currency if there is an established historical pattern of correlation between the two currencies. If, in the opinion of the Investment Adviser, there is a sufficient degree of correlation between price trends for a Fund’s portfolio securities and futures contracts based on other financial instruments, securities indices or other indices, the Fund may also enter into such futures contracts as part of a hedging strategy. Although under some circumstances prices of securities in a Fund’s portfolio may be more or less volatile than prices of such futures contracts, the Investment Advisers will attempt to estimate the extent of this volatility difference based on historical patterns and compensate for any such differential by having the Fund enter into a greater or lesser number of futures contracts or by attempting to achieve only a partial hedge against price changes affecting a Fund’s portfolio securities. When hedging of this character is successful, any depreciation in the value of portfolio securities will be substantially offset by appreciation in the value of the futures position. On the other hand, any unanticipated appreciation in the value of a Fund’s portfolio securities would be substantially offset by a decline in the value of the futures position.

On other occasions, a Fund may take a “long” position by purchasing such futures contracts. This may be done, for example, when a Fund anticipates the subsequent purchase of particular securities when it has the necessary cash, but expects the prices or currency exchange rates then available in the applicable market to be less favorable than prices or rates that are currently available.

High Yield Securities

The International Equity Funds may invest in bonds rated BB+ or below by Standard & Poor’s Rating Group (“Standard & Poor’s”) or Ba1 or below by Moody’s Investors Service, Inc. (“Moody’s”) (or comparable rated and unrated securities). These bonds are commonly referred to as “junk bonds,” are non-investment grade and are considered speculative. Each of the International Equity Funds may invest up to 20% of its net assets in non-investment grade securities. The ability of issuers of high-yield securities to make principal and interest high yield securities payments may be questionable because such issuers are often less creditworthy or are highly leveraged. High yield securities are also issued by governmental issuers that may have difficulty in making all scheduled interest and principal payments. In some cases, high yield securities may be highly speculative, have poor prospects for reaching investment grade standing and be in default. As a result, investment in such bonds will entail greater risks than those associated with investment grade bonds (i.e., bonds rated AAA, AA, A or BBB by Standard & Poor’s or Aaa, Aa, A or Baa by Moody’s). Analysis of the creditworthiness of issuers of high yield securities may be more complex than for issuers of higher quality debt securities, and the ability of a Fund to achieve its investment objective may, to the extent of its investments in high yield securities, be more dependent upon such creditworthiness analysis than would be the case if the Fund were investing in higher quality securities. See Appendix A for a description of the corporate bond and preferred stock ratings by Standard & Poor’s, Moody’s, Fitch, Inc. (“Fitch”) and Dominion Bond Rating Service Limited (“DBRS”).

The market values of high yield, fixed income securities tend to reflect individual corporate or municipal developments to a greater extent than do those of higher rated securities, which react primarily to fluctuations in the general level of interest rates. Issuers of high yield securities that are highly leveraged may not be able to make use of more traditional methods of financing. Their ability to service debt obligations may be more adversely affected by economic downturns or their inability to meet specific projected business forecasts than would be the case for issuers of higher-rated securities. Negative publicity about the junk bond market and investor perceptions regarding lower-rated securities, whether or not based on fundamental analysis, may depress the prices for high yield securities.

In the lower quality segments of the fixed income securities market, changes in perceptions of issuers’ creditworthiness tend to occur more frequently and in a more pronounced manner than do changes in higher quality segments of the fixed income securities market, resulting in greater yield and price volatility.

Another factor which causes fluctuations in the prices of high yield securities is the supply and demand for similarly rated securities. In addition, the prices of investments fluctuate in response to the general level of interest rates. Fluctuations in the prices of portfolio securities subsequent to their acquisition will not affect cash income from such securities but will be reflected in a Fund’s NAV.

The risk of loss from default for the holders of high yield securities is significantly greater than is the case for holders of other debt securities because high yield securities are generally unsecured and are often subordinated to the rights of other creditors of the issuers of such securities. Investment by a Fund in already defaulted securities poses an additional risk of loss should nonpayment of principal and interest continue in respect of such securities. Even if such securities are held to maturity, recovery by a Fund of its initial investment and any anticipated income or appreciation is uncertain. In addition, a Fund may incur additional expenses to the extent that it is required to seek recovery relating to the default in the payment of principal or interest on such securities or otherwise protect its interests. A Fund may be required to liquidate other portfolio securities to satisfy annual distribution obligations of the Fund in respect of accrued interest income on securities which are subsequently written off, even though the Fund has not received any cash payments of such interest.

The secondary market for high yield securities is concentrated in relatively few markets and is dominated by institutional investors, including mutual funds, insurance companies and other financial institutions. Accordingly, the secondary market for such securities may not be as liquid as and may be more volatile than the secondary market for higher-rated securities. In addition, the trading volume for high-yield securities is generally lower than that of higher rated securities and the secondary market for high yield securities could contract under adverse market or economic conditions independent of any specific adverse changes in the condition of a particular issuer. These factors may have an adverse effect on the ability of a Fund to dispose of particular portfolio investments when needed to meet their redemption requests or other liquidity needs. The Investment Adviser could find it difficult to sell these investments or may be able to sell the investments only at prices lower than if such investments were widely traded. Prices realized upon the sale of such lower rated or unrated securities, under these circumstances, may be less than the prices used in calculating the NAV of the Funds. A less liquid secondary market also may make it more difficult for the Fund to obtain precise valuations of the high yield securities in their portfolios.

The adoption of new legislation could adversely affect the secondary market for high yield securities and the financial condition of issuers of these securities. The form of any future legislation, and the probability of such legislation being enacted, is uncertain.

Non-investment grade securities also present risks based on payment expectations. High yield securities frequently contain “call” or buy-back features which permit the issuer to call or repurchase the security from its holder. If an issuer exercises such a “call option” and redeems the security, a Fund may have to replace such security with a lower-yielding security, resulting in a decreased return for investors. In addition, if a Fund experiences net redemptions of its shares, it may be forced to sell its higher-rated securities, resulting in a decline in the overall credit quality of its portfolio and increasing its exposure to the risks of high yield securities.

Credit ratings issued by credit rating agencies are designed to evaluate the safety of principal and interest payments of rated securities. They do not, however, evaluate the market value risk of non-investment grade securities and, therefore, may not fully reflect the true risks of an investment. In addition, credit rating agencies may or may not make timely changes in a rating to reflect changes in the economy or in the conditions of the issuer that affect the market value of the security. Consequently, credit ratings are used only as a preliminary indicator of investment quality. Investments in non-investment grade and comparable unrated obligations will be more dependent on the Investment Adviser’s credit analysis than would be the case with investments in investment-grade debt obligations. The Investment Adviser employs its own credit research and analysis, which includes a study of an issuer’s existing debt, capital structure, ability to service debt and to pay dividends, sensitivity to economic conditions, operating history and current earnings trends. The Investment Adviser continually monitors the investments in the Funds’ portfolios and evaluates whether to dispose of or to retain non-investment grade and comparable unrated securities whose credit ratings or credit quality may have changed. If after its purchase, a portfolio security is assigned a lower rating or ceases to be rated, a Fund may continue to hold the security if the Investment Adviser believes it is in the best interest of the Fund and its shareholders.

An economic downturn could severely affect the ability of highly leveraged issuers of junk bond investments to service their debt obligations or to repay their obligations upon maturity. Factors having an adverse impact on the market value of junk bonds will have an adverse effect on a Fund’s NAV to the extent it invests in such investments. In addition, a Fund may incur additional expenses to the extent it is required to seek recovery upon a default in payment of principal or interest on its portfolio holdings.

Investing in Asia. Although many countries in Asia have experienced a relatively stable political environment over the last decade, there is no guarantee that such stability will be maintained in the future. As an emerging region, many factors may affect such stability on a country-by-country as well as on a regional basis – increasing gaps between the rich and poor, agrarian unrest, instability of existing coalitions in politically-fractionated countries, hostile relations with neighboring countries, and ethnic, religious and racial disaffection – and may result in adverse consequences to a Fund. The political history of some Asian countries has been characterized by political uncertainty, intervention by the military in civilian and economic spheres, and political corruption. Such developments, if they continue to occur, could reverse favorable trends toward market and economic reform, privatization, and removal of trade barriers, and could result in significant disruption to securities markets.

The legal infrastructure in each of the countries in Asia is unique and often undeveloped. In most cases, securities laws are evolving and far from adequate for the protection of the public from serious fraud. Investment in Asian securities involves considerations and possible risks not typically involved with investment in other issuers, including changes in governmental administration or economic or monetary policy or changed circumstances in dealings between nations. The application of tax laws (e.g., the imposition of withholding taxes on dividend or interest payments) or confiscatory taxation may also affect investment in Asian securities. Higher expenses may result from investments in Asian securities than would from investments in other securities because of the costs that must be incurred in connection with conversions between various currencies and brokerage commissions that may be higher than more established markets. Asian securities markets also may be less liquid, more volatile and less subject to governmental supervision than elsewhere. Investments in countries in the region could be affected by other factors not present elsewhere, including lack of uniform accounting, auditing and financial reporting standards, inadequate settlement procedures and potential difficulties in enforcing contractual obligations.

Some Asian economies have limited natural resources, resulting in dependence on foreign sources for energy and raw materials and economic vulnerability to global fluctuations of price and supply. Certain countries in Asia are especially prone to natural disasters, such as flooding, drought and earthquakes. Combined with the possibility of man-made disasters, the occurrence of such disasters may adversely affect companies in which a Fund is invested and, as a result, may result in adverse consequences to the Fund.

Many of the countries in Asia periodically have experienced significant inflation. Should the governments and central banks of the countries in Asia fail to control inflation, this may have an adverse effect on the performance of a Fund’s investments in Asian securities. Several of the countries in Asia remain dependent on the U.S. economy as their largest export customer, and future barriers to entry into the U.S. market or other important markets could adversely affect a Fund’s performance. Intraregional trade is becoming an increasingly significant percentage of total trade for the countries in Asia. Consequently, the intertwined economies are becoming increasingly dependent on each other, and any barriers to entry to markets in Asia in the future may adversely affect a Fund’s performance.

Certain Asian countries may have managed currencies which are maintained at artificial levels to the U.S. dollar rather than at levels determined by the market. This type of system can lead to sudden and large adjustments in the currency which, in turn, can have a disruptive and negative effect on foreign investors. Certain Asian countries also may restrict the free conversion of their currency into foreign currencies, including the U.S. dollar. There is no significant foreign exchange market for certain currencies, and it would, as a result, be difficult to engage in foreign currency transactions designed to protect the value of a Fund’s interests in securities denominated in such currencies.

Although the Funds will generally attempt to invest in those markets which provide the greatest freedom of movement of foreign capital, there is no assurance that this will be possible or that certain countries in Asia will not restrict the movement of foreign capital in the future. Changes in securities laws and foreign ownership laws may have an adverse effect on a Fund.

Investing in Bangladesh. Bangladesh is facing many economic hurdles, including weak political institutions, poor infrastructure, lack of privatization of industry, and unemployment. Confrontational tendencies in Bangladeshi politics, including violent protests, raise concerns about political stability and could weigh on business sentiment and capital investment. Inadequate investment in the power sector has led to electricity shortages which continue to hamper Bangladesh’s business environment. Many Bangladeshi industries are dependent upon exports and international trade and may demonstrate high volatility in response to economic conditions abroad.

Bangladesh’s developing capital markets rely primarily on domestic investors. The 2010-2011 overheating of the stock market and subsequent correction underscored weaknesses in capital markets and regulatory oversight.

Bangladesh is located in a part of the world that has historically been prone to natural disasters such as monsoons, earthquakes and typhoons, and is economically sensitive to environmental events. Any such event could result in a significant adverse impact on Bangladesh’s economy.

Investing in Brazil. In addition to the risks listed above under “Foreign Securities” and “Investing in Emerging Countries,” investing in Brazil presents additional risks.

Under current Brazilian law, a Fund may repatriate income received from dividends and interest earned on its investments in Brazilian securities. A Fund may also repatriate net realized capital gains from its investments in Brazilian securities. Additionally, whenever there occurs a serious imbalance in Brazil’s balance of payments or serious reasons to foresee the imminence of such an imbalance, under current Brazilian law the Monetary Council may, for a limited period, impose restrictions on foreign capital remittances abroad. Exchange control regulations may restrict repatriation of investment income, capital or the proceeds of securities sales by foreign investors.

Brazil suffers from chronic structural public sector deficits. In addition, disparities of wealth, the pace and success of democratization and capital market development, and ethnic and racial hostilities have led to social and labor unrest and violence in the past, and may do so again in the future.

Additionally, the Brazilian securities markets are smaller, less liquid and more volatile than domestic markets. The market for Brazilian securities is influenced by economic and market conditions of certain countries, especially emerging market countries in Central and South America. Brazil has historically experienced high rates of inflation and may continue to do so in the future. Appreciation of the Brazilian currency (the real) relative to the U.S. dollar may lead to a deterioration of Brazil’s current account and balance of payments as well as limit the growth of exports. Inflationary pressures may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect a Fund’s investments.

Investing in Egypt. Historically, Egypt’s national politics have been characterized by periods of instability and social unrest. Poor living standards, disparities of wealth and limitations on political freedom have contributed to the unstable environment. Unanticipated or sudden political or social developments may result in sudden and significant investment losses. Egypt has experienced acts of terrorism, internal political conflict, popular unrest associated with demands for improved political, economic and social conditions, strained international relations due to territorial disputes, regional military conflicts, internal insurgencies and other security concerns. These situations may cause uncertainty in the Egyptian market and may adversely affect the performance of the Egyptian economy.

Even as Egypt has chosen its democratically-elected president and ratified a new constitution after the unrest in 2011, the country remains divided politically. The Egyptian government sought to increase social spending to address public dissatisfaction, but their ability to do so has been hampered by political uncertainty which caused economic growth to slow significantly, reducing the government’s revenues. Since 2011, the government has drawn down foreign exchange reserves and has depended on foreign assistance, particularly from Gulf countries, to finance imports and energy products and prevent further devaluation of the Egyptian pound, fearing higher inflation from a weaker currency. Although there has been increasing economic liberalization and limited political liberalization in recent years, there is no guarantee that this trend will continue, particularly if there is a political transition.

Egypt’s economy is dependent on trade with certain key trading partners including the United States. Reduction in spending by these economies on Egyptian products and services or negative changes in any of these economies may cause an adverse impact on Egypt’s economy. Trade may also be negatively affected by trade barriers, exchange controls, managed adjustments in relative currency values and other government imposed or negotiated protectionist measures.

Egypt has entered into, and is implementing, a bilateral investment treaty with the United States, which is designed to encourage and protect U.S. investment in Egypt. However, there may be a risk of loss due to expropriation and/or nationalization of assets, confiscation of assets and property or the imposition of restrictions on foreign investments and on repatriation of capital invested, particularly if the bilateral investment treaty with the United States is not fully implemented or fails in its purpose. Other diplomatic developments could adversely affect investments in Egypt, particularly as Egypt is involved in negotiations for various regional conflicts.

The Egyptian economy is heavily dependent on tourism, export of oil and gas, and shipping services revenues from the Suez Canal. Tourism receipts are vulnerable to terrorism, spillovers from conflicts in the region, and political instability. As Egypt produces and exports oil and gas, any acts of terrorism or armed conflict causing disruptions of oil and gas exports could affect the Egyptian economy and, thus, adversely affect the financial condition, results of operations or prospects of companies in which certain Funds may invest. Furthermore, any acts of terrorism or armed conflict in Egypt or regionally could divert demand for the use of the Suez Canal, thereby reducing revenues from the Suez Canal.

Investing in Emerging Countries. The International Equity Funds and International Insights Funds are intended for long-term investors who can accept the risks associated with investing primarily in equity and equity-related securities of foreign issuers, including emerging country issuers, as well as the risks associated with investments quoted or denominated in foreign currencies.

The securities markets of emerging countries are less liquid and subject to greater price volatility, and have a smaller market capitalization, than the U.S. securities markets. In certain countries, there may be fewer publicly traded securities and the market may be dominated by a few issuers or sectors. Issuers and securities markets in such countries are not subject to as extensive and frequent accounting, financial and other reporting requirements or as comprehensive government regulations as are issuers and securities markets in the U.S. In particular, the assets and profits appearing on the financial statements of emerging country issuers may not reflect their financial position or results of operations in the same manner as financial statements for U.S. issuers. Substantially less information may be publicly available about emerging country issuers than is available about issuers in the United States.

Emerging country securities markets are typically marked by a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of ownership of such securities by a limited number of investors. The markets for securities in certain emerging countries are in the earliest stages of their development. Even the markets for relatively widely traded securities in emerging countries may not be able to absorb, without price disruptions, a significant increase in trading volume or trades of a size customarily undertaken by institutional investors in the securities markets of developed countries. The limited size of many of these securities markets can cause prices to be erratic for reasons apart from factors that affect the soundness and competitiveness of the securities issuers. For example, prices may be unduly influenced by traders who control large positions in these markets. Additionally, market making and arbitrage activities are generally less extensive in such markets, which may contribute to increased volatility and reduced liquidity of such markets. The limited liquidity of emerging country securities may also affect a Fund’s ability to accurately value its portfolio securities or to acquire or dispose of securities at the price and time it wishes to do so or in order to meet redemption requests.

With respect to investments in certain emerging market countries, antiquated legal systems may have an adverse impact on the Funds. For example, while the potential liability of a shareholder in a U.S. corporation with respect to acts of the corporation is generally limited to the amount of the shareholder’s investment, the notion of limited liability is less clear in certain emerging market countries. Similarly, the rights of investors in emerging market companies may be more limited than those of shareholders of U.S. corporations.

Transaction costs, including brokerage commissions or dealer mark-ups, in emerging countries may be higher than in the United States and other developed securities markets. In addition, existing laws and regulations are often inconsistently applied. As legal systems in emerging countries develop, foreign investors may be adversely affected by new or amended laws and regulations. In circumstances where adequate laws exist, it may not be possible to obtain swift and equitable enforcement of the law.

Custodial and/or settlement systems in emerging markets countries may not be fully developed. To the extent a Fund invests in emerging markets, Fund assets that are traded in such markets and which have been entrusted to such sub-custodians in those markets may be exposed to risks for which the sub-custodian will have no liability.

Foreign investment in the securities markets of certain emerging countries is restricted or controlled to varying degrees. These restrictions may limit a Fund’s investment in certain emerging countries and may increase the expenses of the Fund. Certain emerging countries require governmental approval prior to investments by foreign persons or limit investment by foreign persons to only a specified percentage of an issuer’s outstanding securities or a specific class of securities which may have less advantageous terms (including price) than securities of the company available for purchase by nationals. In addition, the repatriation of both investment income and capital from emerging countries may be subject to restrictions which require governmental consents or prohibit repatriation entirely for a period of time. Even where there is no outright restriction on repatriation of capital, the mechanics of repatriation may affect certain aspects of the operation of a Fund. A Fund may be required to establish special custodial or other arrangements before investing in certain emerging countries.

Emerging countries may be subject to a substantially greater degree of economic, political and social instability and disruption than is the case in the United States, Japan and most Western European countries. This instability may result from, among other things, the following: (i) authoritarian governments or military involvement in political and economic decision making, including changes or attempted changes in governments through extra-constitutional means; (ii) popular unrest associated with demands for improved political, economic or social conditions; (iii) internal insurgencies; (iv) hostile relations with neighboring countries; (v) ethnic, religious and racial disaffection or conflict; and (vi) the absence of developed legal structures governing foreign private investments and private property. Such economic, political and social instability could disrupt the principal financial markets in which the Funds may invest and adversely affect the value of the Funds’ assets. A Fund’s investments can also be adversely affected by any increase in taxes or by political, economic or diplomatic developments.

The economies of emerging countries may differ unfavorably from the U.S. economy in such respects as growth of gross domestic product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payments. Many emerging countries have experienced in the past, and continue to experience, high rates of inflation. In certain countries inflation has at times accelerated rapidly to hyperinflationary levels, creating a negative interest rate environment and sharply eroding the value of outstanding financial assets in those countries. Other emerging countries, on the other hand, have recently experienced deflationary pressures and are in economic recessions. The economies of many emerging countries are heavily dependent upon international trade and are accordingly affected by protective trade barriers and the economic conditions of their trading partners. In addition, the economies of some emerging countries are vulnerable to weakness in world prices for their commodity exports.

A Fund’s income and, in some cases, capital gains from foreign stocks and securities will be subject to applicable taxation in certain of the countries in which it invests, and treaties between the U.S. and such countries may not be available in some cases to reduce the otherwise applicable tax rates. See “TAXATION.”

Investing in Europe. The Fund may operate in euros and/or may hold euros and/or euro-denominated bonds and other obligations. The euro requires participation of multiple sovereign states forming the Euro zone and is therefore sensitive to the credit, general economic and political position of each such state, including each state’s actual and intended ongoing engagement with and/or support for the other sovereign states then forming the European Union (“EU”), in particular those within the Euro zone. Changes in these factors might materially adversely impact the value of securities that the Fund has invested in.

European countries can be significantly affected by the tight fiscal and monetary controls that the European Economic and Monetary Union (“EMU”) imposes for membership. Europe’s economies are diverse, its governments are decentralized, and its cultures vary widely. Several EU countries, including Greece, Ireland, Italy, Spain and Portugal, have faced budget issues, some of which may have negative long-term effects for the economies of those countries and other EU countries. There is continued concern about national-level support for the euro and the accompanying coordination of fiscal and wage policy among EMU member countries. Member countries are required to maintain tight control over inflation, public debt, and budget deficit to qualify for membership in the EMU. These requirements can severely limit the ability of EMU member countries to implement monetary policy to address regional economic conditions.

Economic challenges facing the region include high levels of public debt, significant rates of unemployment, aging populations, and heavy regulation in certain economic sectors. European policy makers have taken unprecedented steps to respond to the economic crisis and to boost growth in the region, which has increased the risk that regulatory uncertainty could negatively affect the value of a Fund’s investments.

As the EU continues to grow in size with the addition of new member countries, the candidate countries’ accessions may become more controversial to the existing EU members. Some member states may repudiate certain candidate countries joining the EU upon concerns about the possible economic, immigration and cultural implications. Also, Russia may be opposed to the expansion of the EU to members of the former Soviet bloc and may, at times, take actions that could negatively impact EU economic activity.

Investing in Greater China. Investing in Greater China (the People’s Republic of China, Hong Kong and Taiwan) involves a high degree of risk and special considerations not typically associated with investing in other more established economies or securities markets. Such risks may include: (a) greater social, economic and political uncertainty (including the risk of armed conflict); (b) the risk of nationalization or expropriation of assets or confiscatory taxation; (c) dependency on exports and the corresponding importance of international trade; (d) increasing competition from Asia’s other low-cost emerging economies; (e) greater price volatility and significantly smaller market capitalization of securities markets; (f) substantially less liquidity, particularly of certain share classes of Chinese securities; (g) currency exchange rate fluctuations and the lack of available currency hedging instruments; (h) higher rates of inflation; (i) controls on foreign investment and limitations on repatriation of invested capital and on a Fund’s ability to exchange local currencies for U.S. dollars; (j) greater governmental involvement in and control over the economy; (k) uncertainty regarding the People’s Republic of China’s commitment to economic reforms; (l) the fact that Chinese companies may be smaller, less seasoned and newly-organized companies; (m) the differences in, or lack of, auditing and financial reporting standards which may result in unavailability of material information about issuers; (n) the fact that statistical information regarding the economy of Greater China may be inaccurate or not comparable to statistical information regarding the U.S. or other economies; (o) less extensive, and still developing, legal systems and regulatory frameworks regarding the securities markets, business entities and commercial transactions; (p) the fact that the settlement period of securities transactions in foreign markets may be longer; (q) the fact that it may be more difficult, or impossible, to obtain and/or enforce a judgment than in other countries; and (r) the rapid and erratic nature of growth, particularly in the People’s Republic of China, resulting in inefficiencies and dislocations.

The People’s Republic of China is dominated by the one-party rule of the Communist Party. Investments in China involve the risk of greater control over the economy, political and legal uncertainties and currency fluctuations or blockage. The government of the People’s Republic of China exercises significant control over economic growth through the allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. For over three decades, the government of the People’s Republic of China has been reforming economic and market practices and providing a larger sphere for private ownership of property. While currently contributing to growth and prosperity, the government may decide not to continue to support these economic reform programs and could possibly return to the completely centrally planned economy that existed prior to 1978. China’s ability to develop and sustain a credible legal, regulatory, monetary and socioeconomic system could influence the course of outside investment.

Since the global economic crisis in 2008, the Chinese government has taken unprecedented steps to shore up economic growth. However, the results of these measures are unpredictable. Over the long term, the country’s major challenges include worsening environmental conditions and widening urban and rural income gap.

The willingness and ability of the government of the People’s Republic of China to support Greater China markets is uncertain. Taiwan and Hong Kong do not exercise the same level of control over their economies as does the People’s Republic of China, but changes to their political and economic relationships with the People’s Republic of China could adversely impact a Fund’s investments in Taiwan and Hong Kong. The relationship between the People’s Republic of China and Taiwan is a highly problematic issue and is unlikely to be settled in the near future. This situation, and the continuing hostility between the People’s Republic of China and Taiwan, poses a threat to Taiwan’s economy and may have an adverse impact on the value of a Fund’s investments in Greater China.

Greater China has historically been prone to natural disasters such as earthquakes, droughts, floods and tsunamis and is economically sensitive to environmental events. Any such event could cause a significant impact on the economy of, or investments in, Greater China.

Investing in India. In addition to the risks listed above under “Foreign Securities” and “Investing in Emerging Countries,” investing in India presents additional risks.

The value of a Fund’s investments in Indian securities may be affected by political and economic developments, changes in government regulation and government intervention, high rates of inflation or interest rates and withholding tax affecting India. The risk of loss may also be increased because there may be less information available about Indian issuers because they are not subject to the extensive accounting, auditing and financial reporting standards and practices which are applicable in the U.S. and other developed countries. A large proportion of the shares of many Indian companies may be held by a limited number of persons and financial institutions, which may limit the number of shares available for investment. There is also a lower level of regulation and monitoring of the Indian securities market and its participants than in other more developed markets.

The laws in India relating to limited liability of corporate shareholders, fiduciary duties of officers and directors, and the bankruptcy of state enterprises are generally less well developed than or different from such laws in the United States. It may be more difficult to obtain or enforce a judgment in the courts in India than it is in the United States. India also has less developed clearance and settlement procedures, and there have been times when settlements have been unable to keep pace with the volume of securities and have been significantly delayed. The Indian stock exchanges have in the past been subject to repeated closure and there can be no certainty that this will not recur. In addition, significant delays are common in registering transfers of securities and a Fund may be unable to sell securities until the registration process is completed and may experience delays in receipt of dividends and other entitlements.

Foreign investment in the securities of issuers in India is usually restricted or controlled to some degree. In India, “Foreign Institutional Investors” (“FIIs”) may predominately invest in exchange-traded securities (and securities to be listed, or those approved on the over-the-counter exchange of India) subject to the conditions specified in certain guidelines for direct foreign investment. FIIs have to apply for registration to the Securities and Exchange Board of India (“SEBI”) and to the Reserve Bank of India for permission to trade in Indian securities. GSAM is a registered FII and the inclusion of the Fund in GSAM’s registration was approved by SEBI. The Fund’s continued ability to invest in India is dependent on its continuing to meet current and future requirements placed on FIIs by SEBI. If the Fund (or the Investment Adviser) were to fail to meet applicable requirements in the future, the Fund would no longer be permitted to invest directly in Indian securities, may not be able to pursue its principal strategy and may be forced to liquidate. FIIs are required to observe certain investment restrictions, including an account ownership ceiling of 5% of the total issued share capital of any one company. In addition, the shareholdings of all registered FIIs, together with the shareholdings of non-resident Indian individuals and foreign bodies corporate substantially owned by non-resident Indians, may not exceed 40% of the issued share capital of any one company (subject to that company’s approval). Only registered FIIs and non-Indian mutual funds that comply with certain statutory conditions may make direct portfolio investments in exchange-traded Indian securities. Under the current guidelines, income, gains and initial capital with respect to such investments are freely repatriable, subject to payment of applicable Indian taxes. However, the guidelines covering foreign investment are relatively new and evolving and there can be no assurance that these investment control regimes will not change in a way that makes it more difficult or impossible for a Fund to implement its investment objective or repatriate its income, gains and initial capital from India.

A tax of 10% plus surcharges is currently imposed on gains from sales of equities held not more than one year and sold on a recognized stock exchange in India. There is no tax on gains from sales of equities held for more than one year and sold on a recognized stock exchange in India. Gains from sales of equity securities in other cases are taxed at a rate of 30% plus surcharges (for securities held not more than one year) and 10% (for securities held for more than one year). Securities transaction tax applies for specified transactions at specified rates. India imposes a tax on interest on securities at a rate of 20% plus surcharges. This tax is imposed on the investor. India imposes a tax on dividends paid by an Indian company at a rate of 12.5% plus surcharges. This tax is imposed on the company that pays the dividends. The Investment Adviser will take into account the effects of local taxation on investment returns. In the past, these taxes have sometimes been substantial.

The Indian population is composed of diverse religious, linguistic and ethnic groups. Religious and border disputes continue to pose problems for India. From time to time, India has experienced internal disputes between religious groups within the country. In addition, India has faced, and continues to face, military hostilities with neighboring countries and regional countries. These events could adversely influence the Indian economy and, as a result, negatively affect a Fund’s investments.

Investing in Indonesia. Indonesia has experienced currency devaluations, substantial rates of inflation, widespread corruption and economic recessions. The Indonesian government may exercise substantial influence over many aspects of the private sector and may own or control many companies. Indonesia’s securities laws are unsettled and judicial enforcement of contracts with foreign entities is inconsistent, often as a result of pervasive corruption. Indonesia has a history of political and military unrest including acts of terrorism, outbreaks of violence and civil unrest due to territorial disputes, historical animosities and domestic ethnic and religious conflicts. Indonesia’s democracy has a relatively short history, increasing the risk of political instability.

The Indonesian securities market is an emerging market characterized by a small number of company listings, high price volatility and a relatively illiquid secondary trading environment. These factors, coupled with restrictions on investment by foreigners and other factors, limit the supply of securities available for investment by a Fund. This will affect the rate at which the Funds are able to invest in Indonesian securities, the purchase and sale prices for such securities and the timing of purchases and sales. The limited liquidity of the Indonesian securities markets may also affect a Fund’s ability to acquire or dispose of securities at a price and time that it wishes to do so. Accordingly, in periods of rising market prices, a Fund may be unable to participate in such price increases fully to the extent that it is unable to acquire desired portfolio positions quickly; conversely the Fund’s inability to dispose fully and promptly of positions in declining markets will cause its net asset value to decline as the value of unsold positions is marked to lower prices.

The market for Indonesian securities is directly influenced by the flow of international capital, and economic and market conditions of certain countries. Adverse economic conditions or developments in other emerging market countries, especially in the Southeast Asia region, have at times significantly affected the availability of credit in the Indonesian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Indonesia. Adverse conditions or changes in relationships with Indonesia’s major trading partners, including Japan, China, and the U.S., may also significantly impact on the Indonesian economy. As a commodity exporter, Indonesia is susceptible to world prices for their exports, including crude oil.

Indonesia is located in a part of the world that has historically been prone to natural disasters such as tsunamis, earthquakes, volcanoes, and typhoons, and is economically sensitive to environmental events. Any such event could result in a significant adverse impact on Indonesia’s economy.

Investing in Japan. Japan’s economy is heavily dependent upon international trade and is especially sensitive to any adverse effects arising from trade tariffs and other protectionist measures, as well as the economic condition of its trading partners. Japan’s high volume of exports has caused trade tensions with Japan’s primary trading partners, particularly with the United States. The relaxing of official and de facto barriers to imports, or hardships created by the actions of trading partners, could adversely affect Japan’s economy. Because the Japanese economy is so dependent on exports, any fall-off in exports may be seen as a sign of economic weakness, which may adversely affect Japanese markets. In addition, Japan’s export industry, its most important economic sector, depends heavily on imported raw materials and fuels, including iron ore, copper, oil and many forest products. Japan has historically depended on oil for most of its energy requirements. Almost all of its oil is imported, the majority from the Middle East. In the past, oil prices have had a major impact on the domestic economy, but more recently Japan has worked to reduce its dependence on oil by encouraging energy conservation and use of alternative fuels. However, Japan remains sensitive to fluctuations in commodity prices, and a substantial rise in world oil or commodity prices could have a negative effect on its economy.

The Japanese yen has fluctuated widely during recent periods and may be affected by currency volatility elsewhere in Asia, especially Southeast Asia. In addition, the yen has had a history of unpredictable and volatile movements against the U.S. dollar. A weak yen is disadvantageous to U.S. shareholders investing in yen-denominated securities. A strong yen, however, could be an impediment to strong continued exports and economic recovery, because it makes Japanese goods sold in other countries more expensive and reduces the value of foreign earnings repatriated to Japan.

The performance of the global economy could have a major impact upon equity returns in Japan. As a result of the strong correlation with the economy of the U.S., Japan’s economy and its stock market are vulnerable to any unfavorable economic conditions in the U.S. and poor performance of U.S. stock markets. The growing economic relationship between Japan and its other neighboring countries in the Southeast Asia region, especially China, also exposes Japan’s economy to changes to the economic climates in those countries.

Like many developed countries, Japan faces challenges to its competitiveness. Growth slowed markedly in the 1990s and Japan’s economy fell into a long recession. After a few years of mild recovery in the mid-2000s, the Japanese economy fell into another recession in part due to the recent global economic crisis. This economic recession was likely compounded by an unstable financial sector, low domestic consumption, and certain corporate structural weaknesses, which remain some of the major issues facing the Japanese economy. Japan is reforming its political process and deregulating its economy to address this situation. However, there is no guarantee that these efforts will succeed in making the performance of the Japanese economy more competitive.

Japan has experienced natural disasters, such as earthquakes and tidal waves, of varying degrees of severity. The risks of such phenomena, and the resulting damage, continue to exist and could have a severe and negative impact on a Fund’s holdings in Japanese securities. Japan also has one of the world’s highest population densities. A significant percentage of the total population of Japan is concentrated in the metropolitan areas of Tokyo, Osaka, and Nagoya. Therefore, a natural disaster centered in or very near to one of these cities could have a particularly devastating effect on Japan’s financial markets. Japan’s recovery from the recession has been affected by economic distress resulting from the earthquake and resulting tsunami that struck northeastern Japan in March 2011 causing major damage along the coast, including damage to nuclear power plants in the region. Since the earthquake, Japan’s financial markets have fluctuated dramatically. The disaster caused large personal losses, reduced energy supplies, disrupted manufacturing, resulted in significant declines in stock market prices and resulted in an appreciable decline in Japan’s economic output. Although production levels are recovering in some industries as work is shifted to factories in areas not directly affected by the disaster, the timing of a full economic recovery is uncertain, and foreign business whose supply chains are dependent on production or manufacturing in Japan may decrease their reliance on Japanese industries in the future.

Investing in Mexico. Since the period of economic turmoil surrounding the devaluation of the peso in 1994, which triggered the worst recession in over 50 years, Mexico has experienced a period of general economic recovery. Mexico’s economic growth continues to attract direct foreign investment, although at a slower pace than in the past due to the global deceleration. Economic and social concerns persist, however, with respect to low real wages, underemployment for a large segment of the population, inequitable income distribution and few advancement opportunities for the large impoverished population in the southern states. Although inflation currently remains under control, Mexico has a history of high inflation and substantial devaluations of the peso, causing currency instabilities. These economic and political issues have caused volatility in the Mexican securities markets.

Mexico’s free market economy contains a mixture of modern and outmoded industry and agriculture, increasingly dominated by the private sector. Recent administrations have begun a process of privatization of certain entities and industries including seaports, railroads, telecommunications, electricity generation, natural gas distribution and airports. In some instances, however, newly privatized entities have suffered losses due to an inability to adjust quickly to a competitive environment or to changing regulatory and legal standards. Recently, the Mexican government has been aiming to improve competitiveness and economic growth of the Mexican economy through a legislative reform agenda. The Mexican government has passed education, energy, financial, fiscal and telecommunications reform legislation. However, the Fund cannot predict whether these reforms will result in positive changes in Mexican governmental and economic policy.

The Mexican economy is heavily dependent on trade with, and foreign investment from, the U.S. and Canada, which are Mexico’s principal trading partners. Any changes in the supply, demand, price or other economic components of Mexico’s imports or exports, as well as any reductions in foreign investment from, or changes in the economies of, the U.S. or Canada, may have an adverse impact on the Mexican economy. In particular, Mexico’s economy is very dependent on oil exports and susceptible to fluctuations in the price of oil. Mexico and the U.S. entered into the North American Free Trade Agreement (NAFTA) in 1994 as well as a second treaty, the Security and Prosperity Partnership of North America, in 2005. These treaties may impact the trading relationship between Mexico and the U.S. and further Mexico’s dependency on the U.S. economy. In an effort to expand trade with Pacific countries, Mexico formally joined the Trans-Pacific Partnership negotiations in 2012 and formed the Pacific Alliance with Peru, Columbia and Chile.

Mexico is subject to social and political instability as a result of a recent rise in criminal activity, including violent crimes and terrorist actions committed by certain political and drug trade organizations. A general escalation of violent crime has led to uncertainty in the Mexican market and adversely affected the performance of the Mexican economy. Violence near border areas, as well as border-related political disputes, may lead to strained international relations.

Some recent elections have been contentious and closely-decided, and changes in political parties or other political events may affect the economy and cause instability. Corruption remains widespread in Mexican institutions and infrastructure is underdeveloped. Mexico has historically been prone to natural disasters such as tsunamis, volcanoes, hurricanes and destructive earthquakes, which may adversely impact its economy.

Investing in Nigeria. Nigeria is endowed with vast resources of oil and gas, which provide strong potential for economic growth. However, dependence on oil revenues leaves Nigeria vulnerable to volatility in world oil prices and dependant on international trade. In addition, Nigeria suffers from poverty, marginalization of key regions, and ethnic and religious divides. Under-investment and corruption have slowed infrastructure development, leading to major electricity shortages, among other things. Electricity shortages have led many businesses to make costly private arrangements for generation of power. Excessive regulation, an unreliable justice system, government corruption, and high inflation are other risks faced by Nigerian companies.

Because Nigeria is heavily dependent upon international trade, its economy may be negatively affected by any trade barriers, exchange controls, managed adjustments in relative currency values or other protectionist measures imposed or negotiated by the countries with which it trades. The Nigerian economy may also be adversely affected by economic conditions in the countries with which it trades.

Militancy in the Niger Delta region, which has had a significant impact on crude oil production in recent years, has subsided following a government amnesty initiative in 2009. However, political activism and violence in the Delta region, as well as religious riots in the north, continue to have an effect on the Nigerian economy. Religious tension, often fueled by politicians, may increase in the near future, especially as other African countries are experiencing similar religious and political discontent.

Nigeria is also subject to the risks of investing in African countries generally. Many African countries historically have suffered from political, economic, and social instability. Political risks may include substantial government control over the private sector, corrupt leaders, expropriation and/or nationalization of assets, restrictions on and government intervention in international trade, confiscatory taxation, civil unrest, social instability as a result of religious, ethnic and/or socioeconomic unrest, suppression of opposition parties or fixed elections, terrorism, coups, and war. Certain African markets may face a higher concentration of market capitalization, greater illiquidity and greater price volatility than that found in more developed markets of Western Europe or the United States. Certain governments in Africa restrict or control to varying degrees the ability of foreign investors to invest in securities of issuers located or operating in those countries. Securities laws in many countries in Africa are relatively new and unsettled and, consequently, there is a risk of rapid and unpredictable change in laws regarding foreign investment, securities regulation, title to securities and shareholder rights. Accordingly, foreign investors may be adversely affected by new or amended laws and regulations.

Investing in Pakistan. The Pakistani population is comprised of diverse religious, linguistic and ethnic groups which may sometimes be resistant to the central government’s control. Acts of terrorism and armed clashes between Pakistani troops, local tribesmen, the Taliban and foreign extremists have resulted in population displacement and civil unrest. Pakistan, a nuclear power, also has a history of hostility with neighboring countries, most notably with India, also a nuclear power. These hostilities sometimes result in armed conflict and acts of terrorism. Even in the absence of armed conflict, the potential threat of war with India may depress economic growth in Pakistan. Further, Pakistan’s geographic location between Afghanistan and Iran increases the risk that it may be involved in or affected by international conflicts. Pakistan’s economic growth is due in large part to high levels of foreign aid, loans and debt forgiveness. However, this support may be reduced or terminated in response to a change in the political leadership of Pakistan. Unanticipated political or social developments may affect the value of a Fund’s investments and the availability to a Fund of additional investments.

Pakistan’s economy is heavily dependent on exports. Pakistan’s key trading and foreign investment partner is the United States. Reduction in spending on Pakistani products and services, or changes in the U.S. economy, foreign policy, trade regulation or currency exchange rate may adversely impact the Pakistani economy.

The stock markets in the region are undergoing a period of growth and change, which may result in trading or price volatility and difficulties in the settlement and recording of transactions, and in interpreting and applying the relevant laws and regulations. The securities industries in Pakistan are comparatively underdeveloped. A Fund may be unable to sell securities where the registration process is incomplete and may experience delays in receipt of dividends. If trading volume is limited by operational difficulties, the ability of a Fund to invest its assets in Pakistan may be impaired. Settlement of securities transactions in Pakistan are subject to risk of loss, may be delayed and are generally less frequent than in the United States, which could affect the liquidity of a Fund’s assets. In addition, disruptions due to work stoppages and trading improprieties in these securities markets have caused such markets to close. If extended closings were to occur in stock markets where a Fund was heavily invested, the Fund’s ability to redeem Fund shares could become correspondingly impaired. To mitigate these risks, the Fund may maintain a higher cash position than it otherwise would, thereby possibly diluting its return, or the Fund may have to sell more liquid securities which it would not otherwise choose to sell.

Pakistan is located in a part of the world that has historically been prone to natural disasters including floods and earthquakes and is economically sensitive to environmental events. Any such event could result in a significant adverse impact on Pakistan’s economy.

Investing in the Philippines. Investments in the Philippines may be negatively affected by slow or negative growth rates and economic instability in the Philippines and in Asia. The Philippines’ economy is dependent on exports, particularly electronics and semiconductors. The Philippines’ reliance on these sectors makes it vulnerable to economic declines in the information technology sector. In addition, the Philippines’ dependence on exports ties the growth of its economy to those of its key trading partners, including the U.S., China, Japan and Singapore. Nonetheless, as a result of minimal exposure to troubled international securities, lower dependence on exports, high domestic rates of consumption and large remittances received from large overseas populations, the Philippines was able to weather the recent global economic and financial downturns better than its regional peers. However, reduction in spending on products and services from the Philippines, or changes in trade regulations or currency exchange rates in any of its key trading partners, may adversely impact the Philippine economy.

In the past, the Philippines has experienced periods of slow or negative growth, high inflation, significant devaluation of the peso, imposition of exchange controls, debt restructuring and electricity shortages and blackouts. From mid-1997 to 1999, the Asian economic crisis adversely affected the Philippine economy and caused a significant depreciation of the Peso and increases in interest rates. These factors had a material adverse impact on the ability of many Philippine companies to meet their debt-servicing obligations. While the Philippines has recovered from the Asian economic crisis, it continues to face a significant budget deficit, limited foreign currency reserves and a volatile Peso exchange rate.

Political concerns, including uncertainties over the economic policies of the Philippine government, the large budget deficit and unsettled political conditions, could materially affect the financial and economic conditions of Philippine companies in which certain Funds may invest. The Philippines has experienced a high level of debt and public spending, which may stifle economic growth or contribute to prolonged periods of recession. Investments in Philippine companies will also subject the Funds to risks associated with government corruption, including lack of transparency and contradictions in regulations, appropriation of assets, graft, excessive and/or unpredictable taxation, and an unreliable judicial system.

The Philippines has historically been prone to incidents of political and religious related violence and terrorism, and may continue to experience this in the future.

The Philippines is located in a part of the world that has historically been prone to natural disasters such as tsunamis, earthquakes, volcanoes, and typhoons and is economically sensitive to environmental events. Any such event could result in a significant adverse impact on the Philippines’ economy.

Investing in Russia. In addition to the risks listed above under “Foreign Securities” and “Investing in Emerging Countries,” investing in Russia presents additional risks. Investing in Russian securities is highly speculative and involves significant risks and special considerations not typically associated with investing in the securities markets of the U.S. and most other developed countries. Over the past century, Russia has experienced political, social and economic turbulence and has endured decades of communist rule under which tens of millions of its citizens were collectivized into state agricultural and industrial enterprises. Since the collapse of the Soviet Union, Russia’s government has been faced with the daunting task of stabilizing its domestic economy, while transforming it into a modern and efficient structure able to compete in international markets and respond to the needs of its citizens. However, to date, many of the country’s economic reform initiatives have floundered as the proceeds of International Monetary Fund and other economic assistance have been squandered or stolen. In this environment, there is always the risk that the nation’s government will abandon the current program of economic reform and replace it with radically different political and economic policies that would be detrimental to the interests of foreign investors. This could entail a return to a centrally planned economy and nationalization of private enterprises similar to what existed under the old Soviet Union.

Many of Russia’s businesses have failed to mobilize the available factors of production because the country’s privatization program virtually ensured the predominance of the old management teams that are largely non-market-oriented in their management approach. Poor accounting standards, inept management, pervasive corruption, insider trading and crime, and inadequate regulatory protection for the rights of investors all pose a significant risk, particularly to foreign investors. In addition, there is the risk that the Russian tax system will not be reformed to prevent inconsistent, retroactive, and/or exorbitant taxation, or, in the alternative, the risk that a reformed tax system may result in the inconsistent and unpredictable enforcement of the new tax laws.

Compared to most national stock markets, the Russian securities market suffers from a variety of problems not encountered in more developed markets. There is little long-term historical data on the Russian securities market because it is relatively new and a substantial proportion of securities transactions in Russia are privately negotiated outside of stock exchanges. The inexperience of the Russian securities market and the limited volume of trading in securities in the market may make obtaining accurate prices on portfolio securities from independent sources more difficult than in more developed markets. Additionally, because of less stringent auditing and financial reporting standards that apply to U.S. companies, there is little solid corporate information available to investors. As a result, it may be difficult to assess the value or prospects of an investment in Russian companies. Stocks of Russian companies also may experience greater price volatility than stocks of U.S. companies.

Because of the recent formation of the Russian securities market as well as the underdeveloped state of the banking and telecommunications systems, settlement, clearing and registration of securities transactions are subject to significant risks. Ownership of shares (except where shares are held through depositories that meet the requirements of the Act) is defined according to entries in the company’s share register and normally evidenced by extracts from the register or by formal share certificates. However, these services are carried out by the companies themselves or by registrars located throughout Russia. These registrars are not necessarily subject to effective state supervision nor are they licensed with any governmental entity, and it is possible for the Fund to lose its registration through fraud, negligence, or even mere oversight. While the Fund will endeavor to ensure that its interest continues to be appropriately recorded either itself or through a custodian or other agent inspecting the share register and by obtaining extracts of share registers through regular confirmations, these extracts have no legal enforceability and it is possible that subsequent illegal amendment or other fraudulent act may deprive the Fund of its ownership rights or improperly dilute its interests. In addition, while applicable Russian regulations impose liability on registrars for losses resulting from their errors, it may be difficult for the Fund to enforce any rights it may have against the registrar or issuer of the securities in the event of loss of share registration. Furthermore, significant delays or problems may occur in registering the transfer of securities, which could cause the Fund to incur losses due to a counterparty’s failure to pay for securities the Fund has delivered or the Fund’s inability to complete its contractual obligations because of theft or other reasons. The Fund also may experience difficulty in obtaining and/or enforcing judgments in Russia. In 2013, Russia implemented the National Settlement Depository (NSD) as a recognized central securities depository (CSD). Title to Russian equities is now based on the records of the Depository rather than the registrars. The implementation of the NSD is expected to enhance the efficiency and transparency of the Russian securities market and decrease risk of loss in connection with recording and transferring title to securities.

The Russian economy is heavily dependent upon the export of a range of commodities including most industrial metals, forestry products, oil, and gas. Accordingly, it is strongly affected by international commodity prices and is particularly vulnerable to any weakening in global demand for these products.

Foreign investors also face a high degree of currency risk when investing in Russian securities and a lack of available currency hedging instruments. In a surprise move in August 1998, Russia devalued the ruble, defaulted on short-term domestic bonds, and imposed a moratorium on the repayment of its international debt and the restructuring of the repayment terms. These actions have negatively affected Russian borrowers’ ability to access international capital markets and have had a damaging impact on the Russian economy. In light of these and other government actions, foreign investors face the possibility of further devaluations. In addition, there is the risk that the government may impose capital controls on foreign portfolio investments in the event of extreme financial or political crisis. Such capital controls would prevent the sale of a portfolio of foreign assets and the repatriation of investment income and capital.

Russia’s government has begun to take bolder steps, including use of the military, to re-assert its regional geo-political influence. These steps may increase tensions between its neighbors and Western countries, which may adversely affect its economic growth. These developments may continue for some time and create uncertainty in the region. Russia’s actions have induced the United States and other countries to impose economic sanctions and may result in additional sanctions in the future. Such sanctions, which impact many sectors of the Russian economy, may cause a decline in the value and liquidity of Russian securities and adversely affect the performance of the Fund or make it difficult for the Fund to achieve its investment objectives. In certain instances, sanctions could prohibit the Fund from buying or selling Russian securities, rendering any such securities held by the Fund unmarketable for an indefinite period of time. In addition, such sanctions, and the Russian government’s response, could result in a downgrade in Russia’s credit rating, devaluation of its currency and/or increased volatility with respect to Russian securities.

Investing in Turkey. Certain political, economic, legal and currency risks have contributed to a high level of price volatility in the Turkish equity and currency markets. Turkey has experienced periods of substantial inflation, currency devaluations and severe economic recessions, any of which may have a negative effect on the Turkish economy and securities market. Turkey has also experienced a high level of debt and public spending, which may stifle Turkish economic growth, contribute to prolonged periods of recession or lower Turkey’s sovereign debt rating.

Turkey has begun a process of privatization of certain entities and industries. In some instances, however, newly privatized entities have suffered losses due to an inability to adjust quickly to a competitive environment or to changing regulatory and legal standards. Privatized industries also run the risk of re-nationalization.

Historically, Turkey’s national politics have been unpredictable and subject to influence by the military, and its government may be subject to sudden change. Disparities of wealth, the pace and success of democratization and capital market development and religious and racial disaffection have also led to social and political unrest. Unanticipated or sudden political or social developments may result in sudden and significant investment losses.

Investing in Vietnam. While Vietnam has been experiencing a period of rapid economic growth, the country remains relatively poor, with under-developed infrastructure and a lack of sophisticated or high tech industries. Risks of investing in Vietnam include, among others, expropriation and/or nationalization of assets, political instability, including authoritarian and/or military involvement in governmental decision-making, and social instability as a result of religious, ethnic and/or socioeconomic unrest.

Vietnam is currently experiencing a high inflation rate, which is at least partially a result of the country’s large trade deficit. Due to governmental focus on economic growth at the expense of currency stability, the inflation rate may continue at a high level and economic stability could be threatened.

Vietnam may be heavily dependent upon international trade and, consequently, may have been and may continue to be, negatively affected by trade barriers, exchange controls, managed adjustments in relative currency values and other protectionist measures imposed or negotiated by the countries with which it trades. The economy of Vietnam also has been and may continue to be adversely affected by economic conditions in the countries with which it trades.

The Vietnamese economy also suffers from excessive intervention by the Communist government. Many companies listed on the exchanges are still partly state-owned and have a degree of state influence in their operations. The government of Vietnam continues to hold, on average, more than one-third of the equity in privatized enterprises. State owned and operated companies tend to be less efficient than privately owned companies, due to lack of market competition.

The government of Vietnam may restrict or control to varying degrees the ability of foreign investors to invest in securities of issuers operating in Vietnam. Only a small percentage of the shares of privatized companies are held by investors. These restrictions and/or controls may at times limit or prevent foreign investment in securities of issuers located in Vietnam. Moreover, governmental approval prior to investments by foreign investors may be required in Vietnam and may limit the amount of investments by foreign investors in a particular industry and/or issuer and may limit such foreign investment to a certain class of securities of an issuer that may have less advantageous rights than the classes available for purchase by domiciliaries of Vietnam and/or impose additional taxes on foreign investors. These factors make investing in issuers located in Vietnam significantly riskier than investing in issuers located in more developed countries, and could a cause a decline in the value of a Fund’s shares. In addition, the government of Vietnam may levy withholding or other taxes on dividend and interest income. Although a portion of these taxes may be recoverable, any non-recovered portion of foreign withholding taxes will reduce the income received from investments in such countries.

Investment in Vietnam may be subject to a greater degree of risk associated with governmental approval in connection with the repatriation of capital by foreign investors. Vietnamese authorities have in the past imposed arbitrary repatriation taxes on foreign owners. In addition, there is the risk that if Vietnam’s balance of payments declines, Vietnam may impose temporary restrictions on foreign capital remittances. Consequently, a Fund could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital, as well as by the application to a Fund of any restrictions on investments. Additionally, investments in Vietnam may require a Fund to adopt special procedures, seek local government approvals or take other actions, each of which may involve additional costs to the Fund.

Current investment regulations in Vietnam require the Funds to execute trades of securities of Vietnamese companies through a single broker. As a result, the Adviser will have less flexibility to choose among brokers on behalf of the Funds than is typically the case for investment managers. In addition, because the process of purchasing securities in Vietnam requires that payment to the local broker occur prior to receipt of securities, failure of the broker to deliver the securities will adversely affect the applicable Fund.

Vietnam is also subject to certain environmental risks, including typhoons and floods, as well as rapid environmental degradation due to industrialization and lack of regulation.

Investing in Other N-11 Countries. In addition to the risks listed above under “Foreign Securities” and “Investing in Emerging Countries,” investments in N-11 countries present additional risks. The “N-11 countries” are countries that have been identified by the Goldman Sachs Global Economics, Commodities, and Strategy Research Team as the “Next Eleven” emerging countries (i.e., after Brazil, Russia, India and China) that share the potential to experience high economic growth and be important contributors to global gross domestic product (GDP) in the future. The N-11 countries are Bangladesh, Egypt, Indonesia, Iran, Mexico, Nigeria, Pakistan, Philippines, South Korea, Turkey and Vietnam. The Funds will not invest in issuers organized under the laws of Iran, or domiciled in Iran, or in certain other issuers as necessary to comply with U.S. economic sanctions against Iran.

Investment in Unseasoned Companies

Each Fund may invest in companies (including predecessors) which have operated less than three years. The securities of such companies may have limited liquidity, which can result in their being priced higher or lower than might otherwise be the case. In addition, investments in unseasoned companies are more speculative and entail greater risk than do investments in companies with an established operating record.

Lending of Portfolio Securities

Each Equity Insights Fund may lend its portfolio securities to brokers, dealers and other institutions, including Goldman Sachs. By lending its securities, a Fund attempts to increase its net investment income.

Securities loans are required to be secured continuously by collateral in cash, cash equivalents, letters of credit or U.S. Government securities, which are obligations issued or guaranteed by the U.S. Government, its agencies, instrumentalities or sponsored enterprises (“U.S. Government Securities”) equal to at least 100% of the value of the loaned securities. This collateral must be valued, or “marked to market,” daily. Borrowers are required to furnish additional collateral to the Fund as necessary to fully cover their obligations.

With respect to loans that are collateralized by cash, the Fund may reinvest that cash in short-term investments and pay the borrower a pre-negotiated fee or “rebate” from any return earned on the investment. Investing the collateral subjects it to market depreciation or appreciation, and a Fund is responsible for any loss that may result from its investment of the borrowed collateral. Cash collateral may be invested in, among other things, other registered or unregistered funds, including private investing funds or money market funds that are managed by the Investment Adviser or its affiliates, and which pay the Investment Adviser or its affiliates for their services. If a Fund would receive non-cash collateral, the Fund receives a fee from the borrower equal to a negotiated percentage of the market value of the loaned securities.

For the duration of any securities loan, a Fund will continue to receive the equivalent of the interest, dividends or other distributions paid by the issuer on the loaned securities. A Fund will not have the right to vote its loaned securities during the period of the loan, but the Fund may attempt to recall a loaned security in anticipation of a material vote if it desires to do so. A Fund will have the right to terminate a loan at any time and recall the loaned securities within the normal and customary settlement time for securities transactions.

Securities lending involves certain risks. A Fund may lose money on its investment of cash collateral, resulting in a loss of principal, or may fail to earn sufficient income on its investment to cover the fee or rebate it has agreed to pay the borrower. A Fund may incur losses in connection with its securities lending activities that exceed the value of the interest income and fees received in connection with such transactions. Securities lending subjects a Fund to the risk of loss resulting from problems in the settlement and accounting process, and to additional credit, counterparty and market risk. These risks could be greater with respect to non-U.S. securities. Engaging in securities lending could have a leveraging effect, which may intensify the other risks associated with investments in a Fund. In addition, a Fund bears the risk that the price of the securities on loan will increase while they are on loan, or that the price of the collateral will decline in value during the period of the loan, and that the counterparty will not provide, or will delay in providing, additional collateral. A Fund also bears the risk that a borrower may fail to return securities in a timely manner or at all, either because the borrower fails financially or for other reasons. If a borrower of securities fails financially, a Fund may also lose its rights in the collateral. A Fund could experience delays and costs in recovering loaned securities or in gaining access to and liquidating the collateral, which could result in actual financial loss and which could interfere with portfolio management decisions or the exercise of ownership rights in the loaned securities. If a Fund is not able to recover the securities lent, the Fund may sell the collateral and purchase replacement securities in the market. However, a Fund will incur transaction costs on the purchase of replacement securities. These events could trigger adverse tax consequences for the Fund. In determining whether to lend securities to a particular borrower, and throughout the period of the loan, the creditworthiness of the borrower will be considered and monitored. Loans will only be made to firms deemed to be of good standing, and where the consideration that can be earned currently from securities loans of this type is deemed to justify the attendant risk. It is intended that the value of securities loaned by a Fund will not exceed one-third of the value of the Fund’s total assets (including the loan collateral).

The Fund will consider the loaned securities as assets of the Fund, but will not consider any collateral as a Fund asset except when determining total assets for the purpose of the above one-third limitation. Loan collateral (including any investment of the collateral) is not subject to the percentage limitations stated elsewhere in this SAI or in the Prospectuses regarding investing in fixed income securities and cash equivalents.

The Board of Trustees has approved each Equity Insights Fund’s participation in a securities lending program and has adopted policies and procedures relating thereto. Under the current securities lending program, the Equity Insights Funds have retained an affiliate of the Investment Adviser to serve as their securities lending agent.

For its services, the securities lending agent may receive a fee from a Fund, including a fee based on the returns earned on the Fund’s investment of cash received as collateral for the loaned securities. In addition, a Fund may make brokerage and other payments to Goldman Sachs and its affiliates in connection with the Fund’s portfolio investment transactions. A Fund’s Board of Trustees periodically reviews reports on securities loan transactions for which a Goldman Sachs affiliate has acted as lending agent for compliance with the Fund’s securities lending procedures. Goldman Sachs may also be approved as a borrower under a Fund’s securities lending program, subject to certain conditions.

Low Exercise Price Options

From time to time, the International Equity Funds may use non-standard warrants, including low exercise price warrants or low exercise price options (“LEPOs”), to gain exposure to issuers in certain countries. LEPOs are different from standard warrants in that they do not give their holders the right to receive a security of the issuer upon exercise. Rather, LEPOs pay the holder the difference in price of the underlying security between the date the LEPO was purchased and the date it is sold. Additionally, LEPOs entail the same risks as other over-the-counter derivatives. These include the risk that the counterparty or issuer of the LEPO may not be able to fulfill its obligations, that the holder and counterparty or issuer may disagree as to the meaning or application of contractual terms, or that the instrument may not perform as expected. Additionally, while LEPOs may be listed on an exchange, there is no guarantee that a liquid market will exist or that the counterparty or issuer of a LEPO will be willing to repurchase such instrument when the Fund wishes to sell it.

Mortgage Loans and Mortgage-Backed Securities

Each Fund (other than the Equity Insights Funds) may invest in mortgage loans, mortgage pass-through securities and other securities representing an interest in or collateralized by adjustable and fixed rate mortgage loans (“Mortgage-Backed Securities”).

Mortgage-Backed Securities are subject to both call risk and extension risk. Because of these risks, these securities can have significantly greater price and yield volatility than traditional fixed income securities.

General Characteristics of Mortgage Backed Securities.

In general, each mortgage pool underlying Mortgage-Backed Securities consists of mortgage loans evidenced by promissory notes secured by first mortgages or first deeds of trust or other similar security instruments creating a first lien on owner occupied and non-owner occupied one-unit to four-unit residential properties, multi-family (i.e., five units or more) properties, agricultural properties, commercial properties and mixed use properties (the “Mortgaged Properties”). The Mortgaged Properties may consist of detached individual dwelling units, multi-family dwelling units, individual condominiums, townhouses, duplexes, triplexes, fourplexes, row houses, individual units in planned unit developments, other attached dwelling units (“Residential Mortgaged Properties”) or commercial properties, such as office properties, retail properties, hospitality properties, industrial properties, healthcare related properties or other types of income producing real property (“Commercial Mortgaged Properties”). Residential Mortgaged Properties may also include residential investment properties and second homes. In addition, the Mortgage-Backed Securities which are residential mortgage-backed securities may also consist of mortgage loans evidenced by promissory notes secured entirely or in part by second priority mortgage liens on Residential Mortgaged Properties.

The investment characteristics of adjustable and fixed rate Mortgage-Backed Securities differ from those of traditional fixed income securities. The major differences include the payment of interest and principal on Mortgage-Backed Securities on a more frequent (usually monthly) schedule, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed income securities. As a result, if a Fund purchases Mortgage-Backed Securities at a premium, a faster than expected prepayment rate will reduce both the market value and the yield to maturity from their anticipated levels. A prepayment rate that is slower than expected will have the opposite effect, increasing yield to maturity and market value. Conversely, if a Fund purchases Mortgage-Backed Securities at a discount, faster than expected prepayments will increase, while slower than expected prepayments will reduce yield to maturity and market value. To the extent that a Fund invests in Mortgage-Backed Securities, the Investment Adviser may seek to manage these potential risks by investing in a variety of Mortgage-Backed Securities and by using certain hedging techniques.

Prepayments on a pool of mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic, social and other factors (such as changes in mortgagor housing needs, job transfers, unemployment, mortgagor equity in the mortgage properties and servicing decisions). The timing and level of prepayments cannot be predicted. A predominant factor affecting the prepayment rate on a pool of mortgage loans is the difference between the interest rates on outstanding mortgage loans and prevailing mortgage loan interest rates (giving consideration to the cost of any refinancing). Generally, prepayments on mortgage loans will increase during a period of falling mortgage interest rates and decrease during a period of rising mortgage interest rates. Accordingly, the amounts of prepayments available for reinvestment by a Fund are likely to be greater during a period of declining mortgage interest rates. If general interest rates decline, such prepayments are likely to be reinvested at lower interest rates than a Fund was earning on the Mortgage-Backed Securities that were prepaid. Due to these factors, Mortgage-Backed Securities may be less effective than U.S. Treasury and other types of debt securities of similar maturity at maintaining yields during periods of declining interest rates. Because a Fund’s investments in Mortgage-Backed Securities are interest-rate sensitive, a Fund’s performance will depend in part upon the ability of the Fund to anticipate and respond to fluctuations in market interest rates and to utilize appropriate strategies to maximize returns to the Fund, while attempting to minimize the associated risks to its investment capital. Prepayments may have a disproportionate effect on certain Mortgage-Backed Securities and other multiple class pass-through securities, which are discussed below.

The rate of interest paid on Mortgage-Backed Securities is normally lower than the rate of interest paid on the mortgages included in the underlying pool due to (among other things) the fees paid to any servicer, special servicer and trustee for the trust fund which holds the mortgage pool, other costs and expenses of such trust fund, fees paid to any guarantor, such as Ginnie Mae (as defined below) or to any credit enhancers, mortgage pool insurers, bond insurers and/or hedge providers, and due to any yield retained by the issuer. Actual yield to the holder may vary from the coupon rate, even if adjustable, if the Mortgage-Backed Securities are purchased or traded in the secondary market at a premium or discount. In addition, there is normally some delay between the time the issuer receives mortgage payments from the servicer and the time the issuer (or the trustee of the trust fund which holds the mortgage pool) makes the payments on the Mortgage-Backed Securities, and this delay reduces the effective yield to the holder of such securities.

The issuers of certain mortgage-backed obligations may elect to have the pool of mortgage loans (or indirect interests in mortgage loans) underlying the securities treated as a Real Estate Mortgage Investment Conduit (“REMIC”), which is subject to special federal income tax rules. A description of the types of mortgage loans and mortgage-backed securities in which certain of the Funds may invest is provided below. The descriptions are general and summary in nature, and do not detail every possible variation of the types of securities that are permissible investments for a Fund.

Certain General Characteristics of Mortgage Loans

Adjustable Rate Mortgage Loans (“ARMs”). Each Fund (other than the Equity Insights Funds) may invest in ARMs. ARMs generally provide for a fixed initial mortgage interest rate for a specified period of time. Thereafter, the interest rates (the “Mortgage Interest Rates”) may be subject to periodic adjustment based on changes in the applicable index rate (the “Index Rate”). The adjusted rate would be equal to the Index Rate plus a fixed percentage spread over the Index Rate established for each ARM at the time of its origination. ARMs allow a Fund to participate in increases in interest rates through periodic increases in the securities coupon rates. During periods of declining interest rates, coupon rates may readjust downward resulting in lower yields to a Fund.

Adjustable interest rates can cause payment increases that some mortgagors may find difficult to make. However, certain ARMs may provide that the Mortgage Interest Rate may not be adjusted to a rate above an applicable lifetime maximum rate or below an applicable lifetime minimum rate for such ARM. Certain ARMs may also be subject to limitations on the maximum amount by which the Mortgage Interest Rate may adjust for any single adjustment period (the “Maximum Adjustment”). Other ARMs (“Negatively Amortizing ARMs”) may provide instead or as well for limitations on changes in the monthly payment on such ARMs. Limitations on monthly payments can result in monthly payments which are greater or less than the amount necessary to amortize a Negatively Amortizing ARM by its maturity at the Mortgage Interest Rate in effect in any particular month. In the event that a monthly payment is not sufficient to pay the interest accruing on a Negatively Amortizing ARM, any such excess interest is added to the principal balance of the loan, causing negative amortization, and will be repaid through future monthly payments. It may take borrowers under Negatively Amortizing ARMs longer periods of time to build up equity and may increase the likelihood of default by such borrowers. In the event that a monthly payment exceeds the sum of the interest accrued at the applicable Mortgage Interest Rate and the principal payment which would have been necessary to amortize the outstanding principal balance over the remaining term of the loan, the excess (or “accelerated amortization”) further reduces the principal balance of the ARM. Negatively Amortizing ARMs do not provide for the extension of their original maturity to accommodate changes in their Mortgage Interest Rate. As a result, unless there is a periodic recalculation of the payment amount (which there generally is), the final payment may be substantially larger than the other payments. After the expiration of the initial fixed rate period and upon the periodic recalculation of the payment to cause timely amortization of the related mortgage loan, the monthly payment on such mortgage loan may increase substantially which may, in turn, increase the risk of the borrower defaulting in respect of such mortgage loan. These limitations on periodic increases in interest rates and on changes in monthly payments protect borrowers from unlimited interest rate and payment increases, but may result in increased credit exposure and prepayment risks for lenders. When interest due on a mortgage loan is added to the principal balance of such mortgage loan, the related mortgaged property provides proportionately less security for the repayment of such mortgage loan. Therefore, if the related borrower defaults on such mortgage loan, there is a greater likelihood that a loss will be incurred upon any liquidation of the mortgaged property which secures such mortgage loan.

ARMs also have the risk of prepayment. The rate of principal prepayments with respect to ARMs has fluctuated in recent years. The value of Mortgage-Backed Securities collateralized by ARMs is less likely to rise during periods of declining interest rates than the value of fixed-rate securities during such periods. Accordingly, ARMs may be subject to a greater rate of principal repayments in a declining interest rate environment resulting in lower yields to a Fund. For example, if prevailing interest rates fall significantly, ARMs could be subject to higher prepayment rates (than if prevailing interest rates remain constant or increase) because the availability of low fixed-rate mortgages may encourage mortgagors to refinance their ARMs to “lock-in” a fixed-rate mortgage. On the other hand, during periods of rising interest rates, the value of ARMs will lag behind changes in the market rate. ARMs are also typically subject to maximum increases and decreases in the interest rate adjustment which can be made on any one adjustment date, in any one year, or during the life of the security. In the event of dramatic increases or decreases in prevailing market interest rates, the value of a Fund’s investment in ARMs may fluctuate more substantially because these limits may prevent the security from fully adjusting its interest rate to the prevailing market rates. As with fixed-rate mortgages, ARM prepayment rates vary in both stable and changing interest rate environments.

There are two main categories of indices which provide the basis for rate adjustments on ARMs: those based on U.S. Treasury securities and those derived from a calculated measure, such as a cost of funds index or a moving average of mortgage rates. Indices commonly used for this purpose include the one-year, three-year and five-year constant maturity Treasury rates, the three-month Treasury bill rate, the 180-day Treasury bill rate, rates on longer-term Treasury securities, the 11th District Federal Home Loan Bank

Cost of Funds, the National Median Cost of Funds, the one-month, three-month, six-month or one-year London Interbank Offered Rate (“LIBOR”), the prime rate of a specific bank, or commercial paper rates. Some indices, such as the one-year constant maturity Treasury rate, closely mirror changes in market interest rate levels. Others, such as the 11th District Federal Home Loan Bank Cost of Funds index, tend to lag behind changes in market rate levels and tend to be somewhat less volatile. The degree of volatility in the market value of ARMs in a Fund’s portfolio and, therefore, in the NAV of the Fund’s shares, will be a function of the length of the interest rate reset periods and the degree of volatility in the applicable indices.

Fixed-Rate Mortgage Loans. Generally, fixed-rate mortgage loans included in mortgage pools (the “Fixed-Rate Mortgage Loans”) will bear simple interest at fixed annual rates and have original terms to maturity ranging from 5 to 40 years. Fixed-Rate Mortgage Loans generally provide for monthly payments of principal and interest in substantially equal installments for the term of the mortgage note in sufficient amounts to fully amortize principal by maturity, although certain Fixed-Rate Mortgage Loans provide for a large final “balloon” payment upon maturity.

Certain Legal Considerations of Mortgage Loans. The following is a discussion of certain legal and regulatory aspects of the mortgage loans in which the Funds may invest. This discussion is not exhaustive, and does not address all of the legal or regulatory aspects affecting mortgage loans. These regulations may impair the ability of a mortgage lender to enforce its rights under the mortgage documents. These regulations may also adversely affect a Fund’s investments in Mortgage-Backed Securities (including those issued or guaranteed by the U.S. Government, its agencies or instrumentalities) by delaying the Fund’s receipt of payments derived from principal or interest on mortgage loans affected by such regulations.

1.	Foreclosure. A foreclosure of a defaulted mortgage loan may be delayed due to compliance with statutory notice or service of process provisions, difficulties in locating necessary parties or legal challenges to the mortgagee’s right to foreclose. Depending upon market conditions, the ultimate proceeds of the sale of foreclosed property may not equal the amounts owed on the Mortgage-Backed Securities. Furthermore, courts in some cases have imposed general equitable principles upon foreclosure generally designed to relieve the borrower from the legal effect of default and have required lenders to undertake affirmative and expensive actions to determine the causes for the default and the likelihood of loan reinstatement.

2.	Rights of Redemption. In some states, after foreclosure of a mortgage loan, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property, which right may diminish the mortgagee’s ability to sell the property.

3.	Legislative Limitations. In addition to anti-deficiency and related legislation, numerous other federal and state statutory provisions, including the federal bankruptcy laws and state laws affording relief to debtors, may interfere with or affect the ability of a secured mortgage lender to enforce its security interest. For example, a bankruptcy court may grant the debtor a reasonable time to cure a default on a mortgage loan, including a payment default. The court in certain instances may also reduce the monthly payments due under such mortgage loan, change the rate of interest, reduce the principal balance of the loan to the then-current appraised value of the related mortgaged property, alter the mortgage loan repayment schedule and grant priority of certain liens over the lien of the mortgage loan. If a court relieves a borrower’s obligation to repay amounts otherwise due on a mortgage loan, the mortgage loan servicer will not be required to advance such amounts, and any loss may be borne by the holders of securities backed by such loans. In addition, numerous federal and state consumer protection laws impose penalties for failure to comply with specific requirements in connection with origination and servicing of mortgage loans.

4.	“Due-on-Sale” Provisions. Fixed-rate mortgage loans may contain a so-called “due-on-sale” clause permitting acceleration of the maturity of the mortgage loan if the borrower transfers the property. The Garn-St. Germain Depository Institutions Act of 1982 sets forth nine specific instances in which no mortgage lender covered by that Act may exercise a “due-on-sale” clause upon a transfer of property. The inability to enforce a “due-on-sale” clause or the lack of such a clause in mortgage loan documents may result in a mortgage loan being assumed by a purchaser of the property that bears an interest rate below the current market rate.

5.	Usury Laws. Some states prohibit charging interest on mortgage loans in excess of statutory limits. If such limits are exceeded, substantial penalties may be incurred and, in some cases, enforceability of the obligation to pay principal and interest may be affected.

6.

Recent Governmental Action, Legislation and Regulation. The rise in the rate of foreclosures of properties in certain states or localities has resulted in legislative, regulatory and enforcement action in such states or localities seeking to prevent or restrict foreclosures, particularly in respect of residential mortgage loans. Actions have also been brought against issuers and underwriters of residential Mortgage-Backed Securities collateralized by such residential mortgage loans and investors in such residential Mortgage-Backed Securities. Legislative or regulatory initiatives by federal, state or local legislative bodies or administrative agencies, if enacted or adopted, could delay foreclosure or the exercise of other remedies, provide new defenses to foreclosure, or otherwise impair the ability of the loan servicer to foreclose or realize on a defaulted residential mortgage loan included in a pool of residential mortgage loans backing such residential Mortgage-Backed Securities. While the nature or extent of limitations on foreclosure or exercise of other remedies that may be enacted cannot be predicted, any such governmental actions that interfere with the foreclosure process could increase the costs of such foreclosures or exercise of other remedies in respect of residential mortgage loans which collateralize Mortgage-Backed Securities held by a Fund, delay the timing or reduce the amount of recoveries on defaulted residential mortgage loans which collateralize Mortgage-Backed Securities held by a Fund, and consequently, could adversely impact the yields and distributions a Fund may receive in respect of its ownership of Mortgage-Backed Securities collateralized by residential mortgage loans. For example, the Helping Families Save Their Homes Act of 2009 authorized bankruptcy courts to assist bankrupt borrowers by restructuring residential mortgage loans secured by a lien on the borrower’s primary residence. Bankruptcy judges are permitted to reduce the interest rate of the bankrupt borrower’s residential mortgage loan, extend its term to maturity to up to 40 years or take other actions to reduce the borrower’s monthly payment. As a result, the value of, and the cash flows in respect of, the Mortgage-Backed Securities collateralized by these residential mortgage loans may be adversely impacted, and, as a consequence, a Fund’s investment in such Mortgage-Backed Securities could be adversely impacted. Other federal legislation, including the Home Affordability Modification Program (“HAMP”), encourages servicers to modify residential mortgage loans that are either already in default or are at risk of imminent default. Furthermore, HAMP provides incentives for servicers to modify residential mortgage loans that are contractually current. This program, as well other legislation and/or governmental intervention designed to protect consumers, may have an adverse impact on servicers of residential mortgage loans by increasing costs and expenses of these servicers while at the same time decreasing servicing cash flows. Such increased financial pressures may have a negative effect on the ability of servicers to pursue collection on residential mortgage loans that are experiencing increased delinquencies and defaults and to maximize recoveries on the sale of underlying residential mortgaged properties following foreclosure. Other legislative or regulatory actions include insulation of servicers from liability for modification of residential mortgage loans without regard to the terms of the applicable servicing agreements. The foregoing legislation and current and future governmental regulation activities may have the effect of reducing returns to a Fund to the extent it has invested in Mortgage-Backed Securities collateralized by these residential mortgage loans.

Government Guaranteed Mortgage-Backed Securities. There are several types of government guaranteed Mortgage-Backed Securities currently available, including guaranteed mortgage pass-through certificates and multiple class securities, which include guaranteed Real Estate Mortgage Investment Conduit Certificates (“REMIC Certificates”), other collateralized mortgage obligations and stripped Mortgage-Backed Securities. Each of the Funds is permitted to invest in other types of Mortgage-Backed Securities that may be available in the future to the extent consistent with its investment policies and objective.

A Fund’s investments in Mortgage-Backed Securities may include securities issued or guaranteed by the U.S. Government or one of its agencies, authorities, instrumentalities or sponsored enterprises, such as the Government National Mortgage Association (“Ginnie Mae”), the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”). Ginnie Mae securities are backed by the full faith and credit of the U.S. Government, which means that the U.S. Government guarantees that the interest and principal will be paid when due. Fannie Mae and Freddie Mac securities are not backed by the full faith and credit of the U.S. Government. Fannie Mae and Freddie Mac have the ability to borrow from the U.S. Treasury, and as a result, they have historically been viewed by the market as high quality securities with low credit risks. From time to time, proposals have been introduced before Congress for the purpose of restricting or eliminating federal sponsorship of Fannie Mae and Freddie Mac. The Trust cannot predict what legislation, if any, may be proposed in the future in Congress as regards such sponsorship or which proposals, if any, might be enacted. Such proposals, if enacted, might materially and adversely affect the availability of government guaranteed Mortgage-Backed Securities and the liquidity and value of a Fund’s portfolio.

There is risk that the U.S. Government will not provide financial support to its agencies, authorities, instrumentalities or sponsored enterprises. A Fund may purchase U.S. Government securities that are not backed by the full faith and credit of the U.S. Government, such as those issued by Fannie Mae and Freddie Mac. The maximum potential liability of the issuers of some U.S. Government securities held by a Fund may greatly exceed such issuers’ current resources, including such issuers’ legal right to support from the U.S. Treasury. It is possible that these issuers will not have the funds to meet their payment obligations in the future.

Below is a general discussion of certain types of guaranteed Mortgage-Backed Securities in which each Fund (other than the Equity Insights Funds) may invest.

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Ginnie Mae Certificates. Ginnie Mae is a wholly-owned corporate instrumentality of the United States. Ginnie Mae is authorized to guarantee the timely payment of the principal of and interest on certificates that are based on and backed by a pool of mortgage loans insured by the Federal Housing Administration (“FHA”), or guaranteed by the Veterans Administration (“VA”), or by pools of other eligible mortgage loans. In order to meet its obligations under any guaranty,

Ginnie Mae is authorized to borrow from the United States Treasury in an unlimited amount. The National Housing Act provides that the full faith and credit of the U.S. Government is pledged to the timely payment of principal and interest by Ginnie Mae of amounts due on Ginnie Mae certificates.

•	Fannie Mae Certificates. Fannie Mae is a stockholder-owned corporation chartered under an act of the United States Congress. Generally, Fannie Mae Certificates are issued and guaranteed by Fannie Mae and represent an undivided interest in a pool of mortgage loans (a “Pool”) formed by Fannie Mae. A Pool consists of residential mortgage loans either previously owned by Fannie Mae or purchased by it in connection with the formation of the Pool. The mortgage loans may be either conventional mortgage loans (i.e., not insured or guaranteed by any U.S. Government agency) or mortgage loans that are either insured by the FHA or guaranteed by the VA. However, the mortgage loans in Fannie Mae Pools are primarily conventional mortgage loans. The lenders originating and servicing the mortgage loans are subject to certain eligibility requirements established by Fannie Mae. Fannie Mae has certain contractual responsibilities. With respect to each Pool, Fannie Mae is obligated to distribute scheduled installments of principal and interest after Fannie Mae’s servicing and guaranty fee, whether or not received, to Certificate holders. Fannie Mae also is obligated to distribute to holders of Certificates an amount equal to the full principal balance of any foreclosed mortgage loan, whether or not such principal balance is actually recovered. The obligations of Fannie Mae under its guaranty of the Fannie Mae Certificates are obligations solely of Fannie Mae. See “Certain Additional Information with Respect to Freddie Mac and Fannie Mae” below.

•	Freddie Mac Certificates. Freddie Mac is a publicly held U.S. Government sponsored enterprise. A principal activity of Freddie Mac currently is the purchase of first lien, conventional, residential and multifamily mortgage loans and participation interests in such mortgage loans and their resale in the form of mortgage securities, primarily Freddie Mac Certificates. A Freddie Mac Certificate represents a pro rata interest in a group of mortgage loans or participations in mortgage loans (a “Freddie Mac Certificate group”) purchased by Freddie Mac. Freddie Mac guarantees to each registered holder of a Freddie Mac Certificate the timely payment of interest at the rate provided for by such Freddie Mac Certificate (whether or not received on the underlying loans). Freddie Mac also guarantees to each registered Certificate holder ultimate collection of all principal of the related mortgage loans, without any offset or deduction, but does not, generally, guarantee the timely payment of scheduled principal. The obligations of Freddie Mac under its guaranty of Freddie Mac Certificates are obligations solely of Freddie Mac. See “Certain Additional Information with Respect to Freddie Mac and Fannie Mae” below.

The mortgage loans underlying the Freddie Mac and Fannie Mae Certificates consist of adjustable rate or fixed-rate mortgage loans with original terms to maturity of up to forty years. These mortgage loans are usually secured by first liens on one-to-four-family residential properties or multi-family projects. Each mortgage loan must meet the applicable standards set forth in the law creating Freddie Mac or Fannie Mae. A Freddie Mac Certificate group may include whole loans, participation interests in whole loans, undivided interests in whole loans and participations comprising another Freddie Mac Certificate group.

Conventional Mortgage Loans. The conventional mortgage loans underlying the Freddie Mac and Fannie Mae Certificates consist of adjustable rate or fixed-rate mortgage loans normally with original terms to maturity of between five and thirty years. Substantially all of these mortgage loans are secured by first liens on one- to four-family residential properties or multi-family projects. Each mortgage loan must meet the applicable standards set forth in the law creating Freddie Mac or Fannie Mae. A Freddie Mac Certificate group may include whole loans, participation interests in whole loans, undivided interests in whole loans and participations comprising another Freddie Mac Certificate group.

Certain Additional Information with Respect to Freddie Mac and Fannie Mae. The volatility and disruption that impacted the capital and credit markets during late 2008 and into 2009 have led to increased market concerns about Freddie Mac’s and Fannie Mae’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the federal government. On September 6, 2008, both Freddie Mac and Fannie Mae were placed under the conservatorship of the Federal Housing Finance Agency (“FHFA”). Under the plan of conservatorship, the FHFA has assumed control of, and generally has the power to direct, the operations of Freddie Mac and Fannie Mae, and is empowered to exercise all powers collectively held by their respective shareholders, directors and officers, including the power to (1) take over the assets of and operate Freddie Mac and Fannie Mae with all the powers of the shareholders, the directors, and the officers of Freddie Mac and Fannie Mae and conduct all business of Freddie Mac and Fannie Mae; (2) collect all obligations and money due to Freddie Mac and Fannie Mae; (3) perform all functions of Freddie Mac and Fannie Mae which are consistent with the conservator’s appointment; (4) preserve and conserve the assets and property of Freddie Mac and Fannie Mae; and (5) contract for assistance in fulfilling any function, activity, action or duty of the conservator. In addition, in connection with the actions taken by the FHFA, the U.S. Treasury has entered into certain preferred stock purchase agreements with each of Freddie Mac and Fannie Mae which established the U.S. Treasury as the holder of a new class of senior preferred stock in each of Freddie Mac and Fannie Mae, which stock was issued in connection with financial contributions from the Treasury to Freddie Mac and Fannie Mae. The conditions attached to the financial contribution made by the U.S. Treasury to Freddie Mac and Fannie Mae and the issuance of this senior preferred stock place significant restrictions on the activities of Freddie Mac and Fannie Mae. Freddie Mac and Fannie Mae must obtain the consent of the U.S. Treasury to, among other things, (i) make any payment to purchase or redeem its capital stock or pay any dividend other than in respect of the senior preferred stock issued to the U.S. Treasury, (ii) issue capital stock of any kind, (iii) terminate the conservatorship of the FHFA except in connection with a receivership, or (iv) increase its debt beyond certain specified levels. In addition, significant restrictions were placed on the maximum size of each of Freddie Mac’s and Fannie Mae’s respective portfolios of mortgages and Mortgage-Backed Securities, and the purchase agreements entered into by Freddie Mac and Fannie Mae provide that the maximum size of their portfolios of these assets must decrease by a specified percentage each year. On June 16, 2010, FHFA ordered Fannie Mae and Freddie Mac’s stock de-listed from the New York Stock Exchange (“NYSE”) after the price of common stock in Fannie Mae fell below the NYSE minimum average closing price of $1 for more than 30 days.

The future status and role of Freddie Mac and Fannie Mae could be impacted by (among other things) the actions taken and restrictions placed on Freddie Mac and Fannie Mae by the FHFA in its role as conservator, the restrictions placed on Freddie Mac’s and Fannie Mae’s operations and activities as a result of the senior preferred stock investment made by the U.S. Treasury, market responses to developments at Freddie Mac and Fannie Mae, and future legislative and regulatory action that alters the operations, ownership, structure and/or mission of these institutions, each of which may, in turn, impact the value of, and cash flows on, any Mortgage-Backed Securities guaranteed by Freddie Mac and Fannie Mae, including any such Mortgage-Backed Securities held by a Fund.

Privately Issued Mortgage-Backed Securities. Each Fund (other than the Equity Insights Funds) may invest in privately issued Mortgage-Backed Securities. Privately issued Mortgage-Backed Securities are generally backed by pools of conventional (i.e., non-government guaranteed or insured) mortgage loans. The seller or servicer of the underlying mortgage obligations will generally make representations and warranties to certificate-holders as to certain characteristics of the mortgage loans and as to the accuracy of certain information furnished to the trustee in respect of each such mortgage loan. Upon a breach of any representation or warranty that materially and adversely affects the interests of the related certificate-holders in a mortgage loan, the seller or servicer generally will be obligated either to cure the breach in all material respects, to repurchase the mortgage loan or, if the related agreement so provides, to substitute in its place a mortgage loan pursuant to the conditions set forth therein. Such a repurchase or substitution obligation may constitute the sole remedy available to the related certificate-holders or the trustee for the material breach of any such representation or warranty by the seller or servicer.

Mortgage Dollar Rolls

A Fund may enter into mortgage dollar rolls, in which a Fund sells securities for delivery in the current month and simultaneously contracts with the same counterparty to repurchase similar, but not identical securities on a specified future date. During the roll period, a Fund loses the right to receive principal and interest paid on the securities sold. However, a Fund would benefit to the extent of any difference between the price received for the securities sold and the lower forward price for the future purchase or fee income plus the interest earned on the cash proceeds of the securities sold until the settlement date of the forward purchase. All cash proceeds will be invested in instruments that are permissible investments for the applicable Fund. Each Fund will, until the settlement date, identify cash or liquid assets on its books, as permitted by applicable law, in an amount equal to its forward purchase price.

For financial reporting and tax purposes, the Funds treat mortgage dollar rolls as two separate transactions; one involving the purchase of a security and a separate transaction involving a sale. The Funds do not currently intend to enter into mortgage dollar rolls for financing and do not treat them as borrowings.

Mortgage dollar rolls involve certain risks including the following: if the broker-dealer to whom a Fund sells the security becomes insolvent, a Fund’s right to purchase or repurchase the mortgage-related securities subject to the mortgage dollar roll may be restricted. Also, the instrument which a Fund is required to repurchase may be worth less than an instrument which a Fund originally held. Successful use of mortgage dollar rolls will depend upon the Investment Adviser’s ability to manage a Fund’s interest rate and mortgage prepayments exposure. For these reasons, there is no assurance that mortgage dollar rolls can be successfully employed. The use of this technique may diminish the investment performance of a Fund compared with what such performance would have been without the use of mortgage dollar rolls.

Mortgage Pass-Through Securities

To the extent consistent with their investment policies, each Fund (other than the Equity Insights Funds) may invest in both government guaranteed and privately issued mortgage pass-through securities (“Mortgage Pass-Throughs”) that are fixed or adjustable rate Mortgage-Backed Securities which provide for monthly payments that are a “pass-through” of the monthly interest and principal payments (including any prepayments) made by the individual borrowers on the pooled mortgage loans, net of any fees or other amounts paid to any guarantor, administrator and/or servicer of the underlying mortgage loans. The seller or servicer of the underlying mortgage obligations will generally make representations and warranties to certificate-holders as to certain characteristics of the mortgage loans and as to the accuracy of certain information furnished to the trustee in respect of each such mortgage loan. Upon a breach of any representation or warranty that materially and adversely affects the interests of the related certificate-holders in a mortgage loan, the seller or servicer generally may be obligated either to cure the breach in all material respects, to repurchase the mortgage loan or, if the related agreement so provides, to substitute in its place a mortgage loan pursuant to the conditions set forth therein. Such a repurchase or substitution obligation may constitute the sole remedy available to the related certificate-holders or the trustee for the material breach of any such representation or warranty by the seller or servicer.

The following discussion describes certain aspects of only a few of the wide variety of structures of Mortgage Pass-Throughs that are available or may be issued.

General Description of Certificates. Mortgage Pass-Throughs may be issued in one or more classes of senior certificates and one or more classes of subordinate certificates. Each such class may bear a different pass-through rate. Generally, each certificate will evidence the specified interest of the holder thereof in the payments of principal or interest or both in respect of the mortgage pool comprising part of the trust fund for such certificates.

Any class of certificates may also be divided into subclasses entitled to varying amounts of principal and interest. If a REMIC election has been made, certificates of such subclasses may be entitled to payments on the basis of a stated principal balance and stated interest rate, and payments among different subclasses may be made on a sequential, concurrent, pro rata or disproportionate basis, or any combination thereof. The stated interest rate on any such subclass of certificates may be a fixed rate or one which varies in direct or inverse relationship to an objective interest index.

Generally, each registered holder of a certificate will be entitled to receive its pro rata share of monthly distributions of all or a portion of principal of the underlying mortgage loans or of interest on the principal balances thereof, which accrues at the applicable mortgage pass-through rate, or both. The difference between the mortgage interest rate and the related mortgage pass-through rate (less the amount, if any, of retained yield) with respect to each mortgage loan will generally be paid to the servicer as a servicing fee. Because certain adjustable rate mortgage loans included in a mortgage pool may provide for deferred interest (i.e., negative amortization), the amount of interest actually paid by a mortgagor in any month may be less than the amount of interest accrued on the outstanding principal balance of the related mortgage loan during the relevant period at the applicable mortgage interest rate. In such event, the amount of interest that is treated as deferred interest will generally be added to the principal balance of the related mortgage loan and will be distributed pro rata to certificate-holders as principal of such mortgage loan when paid by the mortgagor in subsequent monthly payments or at maturity.

Ratings. The ratings assigned by a rating organization to Mortgage Pass-Throughs generally address the likelihood of the receipt of distributions on the underlying mortgage loans by the related certificate-holders under the agreements pursuant to which such certificates are issued. A rating organization’s ratings normally take into consideration the credit quality of the related mortgage pool, including any credit support providers, structural and legal aspects associated with such certificates, and the extent to which the payment stream on such mortgage pool is adequate to make payments required by such certificates. A rating organization’s ratings on such certificates do not, however, constitute a statement regarding frequency of prepayments on the related mortgage loans. In addition, the rating assigned by a rating organization to a certificate may not address the possibility that, in the event of the insolvency of the issuer of certificates where a subordinated interest was retained, the issuance and sale of the senior certificates may be recharacterized as a financing and, as a result of such recharacterization, payments on such certificates may be affected. A rating organization may downgrade or withdraw a rating assigned by it to any Mortgage Pass-Through at any time, and no assurance can be made that any ratings on any Mortgage Pass-Throughs included in a Fund will be maintained, or that if such ratings are assigned, they will not be downgraded or withdrawn by the assigning rating organization.

In the past, rating agencies have placed on credit watch or downgraded the ratings previously assigned to a large number of mortgage-backed securities (which may include certain of the Mortgage-Backed Securities in which certain of the Funds may have invested or may in the future be invested), and may continue to do so in the future. In the event that any Mortgage-Backed Security held by a Fund is placed on credit watch or downgraded, the value of such Mortgage-Backed Security may decline and the Fund may consequently experience losses in respect of such Mortgage-Backed Security.

Credit Enhancement. Mortgage pools created by non-governmental issuers generally offer a higher yield than government and government-related pools because of the absence of direct or indirect government or agency payment guarantees. To lessen the effect of failures by obligors on underlying assets to make payments, Mortgage Pass-Throughs may contain elements of credit support. Credit support falls generally into two categories: (i) liquidity protection and (ii) protection against losses resulting from default by an obligor on the underlying assets. Liquidity protection refers to the provision of advances, generally by the entity administering the pools of mortgages, the provision of a reserve fund, or a combination thereof, to ensure, subject to certain limitations, that scheduled payments on the underlying pool are made in a timely fashion. Protection against losses resulting from default ensures ultimate payment of the obligations on at least a portion of the assets in the pool. Such credit support can be provided by, among other things, payment guarantees, letters of credit, pool insurance, subordination, or any combination thereof.

Subordination; Shifting of Interest; Reserve Fund. In order to achieve ratings on one or more classes of Mortgage Pass-Throughs, one or more classes of certificates may be subordinate certificates which provide that the rights of the subordinate certificate-holders to receive any or a specified portion of distributions with respect to the underlying mortgage loans may be subordinated to the rights of the senior certificate holders. If so structured, the subordination feature may be enhanced by distributing to the senior certificate-holders on certain distribution dates, as payment of principal, a specified percentage (which generally declines over time) of all principal payments received during the preceding prepayment period (“shifting interest credit enhancement”). This will have the effect of accelerating the amortization of the senior certificates while increasing the interest in the trust fund evidenced by the subordinate certificates. Increasing the interest of the subordinate certificates relative to that of the senior certificates is intended to preserve the availability of the subordination provided by the subordinate certificates. In addition, because the senior certificate-holders in a shifting interest credit enhancement structure are entitled to receive a percentage of principal prepayments which is greater than their proportionate interest in the trust fund, the rate of principal prepayments on the mortgage loans may have an even greater effect on the rate of principal payments and the amount of interest payments on, and the yield to maturity of, the senior certificates.

In addition to providing for a preferential right of the senior certificate-holders to receive current distributions from the mortgage pool, a reserve fund may be established relating to such certificates (the “Reserve Fund”). The Reserve Fund may be created with an initial cash deposit by the originator or servicer and augmented by the retention of distributions otherwise available to the subordinate certificate-holders or by excess servicing fees until the Reserve Fund reaches a specified amount.

The subordination feature, and any Reserve Fund, are intended to enhance the likelihood of timely receipt by senior certificate-holders of the full amount of scheduled monthly payments of principal and interest due to them and will protect the senior certificate-holders against certain losses; however, in certain circumstances the Reserve Fund could be depleted and temporary shortfalls could result. In the event that the Reserve Fund is depleted before the subordinated amount is reduced to zero, senior certificate-holders will nevertheless have a preferential right to receive current distributions from the mortgage pool to the extent of the then outstanding subordinated amount. Unless otherwise specified, until the subordinated amount is reduced to zero, on any distribution date any amount otherwise distributable to the subordinate certificates or, to the extent specified, in the Reserve Fund will generally be used to offset the amount of any losses realized with respect to the mortgage loans (“Realized Losses”). Realized Losses remaining after application of such amounts will generally be applied to reduce the ownership interest of the subordinate certificates in the mortgage pool. If the subordinated amount has been reduced to zero, Realized Losses generally will be allocated pro rata among all certificate-holders in proportion to their respective outstanding interests in the mortgage pool.

Alternative Credit Enhancement. As an alternative, or in addition to the credit enhancement afforded by subordination, credit enhancement for Mortgage Pass-Throughs may be provided through bond insurers, or at the mortgage loan-level through mortgage insurance, hazard insurance, or through the deposit of cash, certificates of deposit, letters of credit, a limited guaranty or by such other methods as are acceptable to a rating agency. In certain circumstances, such as where credit enhancement is provided by bond insurers, guarantees or letters of credit, the security is subject to credit risk because of its exposure to the credit risk of an external credit enhancement provider.

Voluntary Advances. Generally, in the event of delinquencies in payments on the mortgage loans underlying the Mortgage Pass-Throughs, the servicer may agree to make advances of cash for the benefit of certificate-holders, but generally will do so only to the extent that it determines such voluntary advances will be recoverable from future payments and collections on the mortgage loans or otherwise.

Optional Termination. Generally, the servicer may, at its option with respect to any certificates, repurchase all of the underlying mortgage loans remaining outstanding at such time if the aggregate outstanding principal balance of such mortgage loans is less than a specified percentage (generally 5-10%) of the aggregate outstanding principal balance of the mortgage loans as of the cut-off date specified with respect to such series.

Multiple Class Mortgage-Backed Securities and Collateralized Mortgage Obligations. Each Fund (other than the Equity Insights Funds) may invest in multiple class securities including collateralized mortgage obligations (“CMOs”) and REMIC Certificates. These securities may be issued by U.S. Government agencies, instrumentalities or sponsored enterprises such as Fannie Mae or Freddie Mac or by trusts formed by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, insurance companies, investment banks and special purpose subsidiaries of the foregoing. In general, CMOs are debt obligations of a legal entity that are collateralized by, and multiple class Mortgage-Backed Securities represent direct ownership interests in, a pool of mortgage loans or Mortgage-Backed Securities the payments on which are used to make payments on the CMOs or multiple class Mortgage-Backed Securities.

Fannie Mae REMIC Certificates are issued and guaranteed as to timely distribution of principal and interest by Fannie Mae. In addition, Fannie Mae will be obligated to distribute the principal balance of each class of REMIC Certificates in full, whether or not sufficient funds are otherwise available.

Freddie Mac guarantees the timely payment of interest on Freddie Mac REMIC Certificates and also guarantees the payment of principal as payments are required to be made on the underlying mortgage participation certificates (“PCs”). PCs represent undivided interests in specified level payment, residential mortgages or participations therein purchased by Freddie Mac and placed in a PC pool. With respect to principal payments on PCs, Freddie Mac generally guarantees ultimate collection of all principal of the related mortgage loans without offset or deduction but the receipt of the required payments may be delayed. Freddie Mac also guarantees timely payment of principal of certain PCs.

CMOs and guaranteed REMIC Certificates issued by Fannie Mae and Freddie Mac are types of multiple class Mortgage-Backed Securities. The REMIC Certificates represent beneficial ownership interests in a REMIC trust, generally consisting of mortgage loans or Fannie Mae, Freddie Mac or Ginnie Mae guaranteed Mortgage-Backed Securities (the “Mortgage Assets”). The obligations of Fannie Mae or Freddie Mac under their respective guaranty of the REMIC Certificates are obligations solely of Fannie Mae or Freddie Mac, respectively. See “Certain Additional Information with Respect to Freddie Mac and Fannie Mae.”

CMOs and REMIC Certificates are issued in multiple classes. Each class of CMOs or REMIC Certificates, often referred to as a “tranche,” is issued at a specific adjustable or fixed interest rate and must be fully retired no later than its final distribution date. Principal prepayments on the mortgage loans or the Mortgage Assets underlying the CMOs or REMIC Certificates may cause some or all of the classes of CMOs or REMIC Certificates to be retired substantially earlier than their final distribution dates. Generally, interest is paid or accrues on all classes of CMOs or REMIC Certificates on a monthly basis.

The principal of and interest on the Mortgage Assets may be allocated among the several classes of CMOs or REMIC Certificates in various ways. In certain structures (known as “sequential pay” CMOs or REMIC Certificates), payments of principal, including any principal prepayments, on the Mortgage Assets generally are applied to the classes of CMOs or REMIC Certificates in the order of their respective final distribution dates. Thus, no payment of principal will be made on any class of sequential pay CMOs or REMIC Certificates until all other classes having an earlier final distribution date have been paid in full.

Additional structures of CMOs and REMIC Certificates include, among others, “parallel pay” CMOs and REMIC Certificates. Parallel pay CMOs or REMIC Certificates are those which are structured to apply principal payments and prepayments of the Mortgage Assets to two or more classes concurrently on a proportionate or disproportionate basis. These simultaneous payments are taken into account in calculating the final distribution date of each class.

A wide variety of REMIC Certificates may be issued in parallel pay or sequential pay structures. These securities include accrual certificates (also known as “Z-Bonds”), which only accrue interest at a specified rate until all other certificates having an earlier final distribution date have been retired and are converted thereafter to an interest-paying security, and planned amortization class (“PAC”) certificates, which are parallel pay REMIC Certificates that generally require that specified amounts of principal be applied on each payment date to one or more classes or REMIC Certificates (the “PAC Certificates”), even though all other principal payments and prepayments of the Mortgage Assets are then required to be applied to one or more other classes of the PAC Certificates. The scheduled principal payments for the PAC Certificates generally have the highest priority on each payment date after interest due has been paid to all classes entitled to receive interest currently. Shortfalls, if any, are added to the amount payable on the next payment date. The PAC Certificate payment schedule is taken into account in calculating the final distribution date of each class of PAC. In order to create PAC tranches, one or more tranches generally must be created that absorb most of the volatility in the underlying mortgage assets. These tranches tend to have market prices and yields that are much more volatile than other PAC classes.

Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities (“CMBS”) are a type of Mortgage Pass-Through that are primarily backed by a pool of commercial mortgage loans. The commercial mortgage loans are, in turn, generally secured by commercial mortgaged properties (such as office properties, retail properties, hospitality properties, industrial properties, healthcare related properties or other types of income producing real property). CMBS generally entitle the holders thereof to receive payments that depend primarily on the cash flow from a specified pool of commercial or multifamily mortgage loans. CMBS will be affected by payments, defaults, delinquencies and losses on the underlying mortgage loans. The underlying mortgage loans generally are secured by income producing properties such as office properties, retail properties, multifamily properties, manufactured housing, hospitality properties, industrial properties and self storage properties. Because issuers of CMBS have no significant assets other than the underlying commercial real estate loans and because of the significant credit risks inherent in the underlying collateral, credit risk is a correspondingly important consideration with respect to the related CMBS. Certain of the mortgage loans underlying CMBS constituting part of the collateral interests may be delinquent, in default or in foreclosure.

Commercial real estate lending may expose a lender (and the related Mortgage-Backed Security) to a greater risk of loss than certain other forms of lending because it typically involves making larger loans to single borrowers or groups of related borrowers. In addition, in the case of certain commercial mortgage loans, repayment of loans secured by commercial and multifamily properties depends upon the ability of the related real estate project to generate income sufficient to pay debt service, operating expenses and leasing commissions and to make necessary repairs, tenant improvements and capital improvements, and in the case of loans that do not fully amortize over their terms, to retain sufficient value to permit the borrower to pay off the loan at maturity through a sale or refinancing of the mortgaged property. The net operating income from and value of any commercial property is subject to various risks, including changes in general or local economic conditions and/or specific industry segments; declines in real estate values; declines in rental or occupancy rates; increases in interest rates, real estate tax rates and other operating expenses; changes in governmental rules, regulations and fiscal policies; acts of God; terrorist threats and attacks and social unrest and civil disturbances. In addition, certain of the mortgaged properties securing the pools of commercial mortgage loans underlying CMBS may have a higher degree of geographic concentration in a few states or regions. Any deterioration in the real estate market or economy or adverse events in such states or regions, may increase the rate of delinquency and default experience (and as a consequence, losses) with respect to mortgage loans related to properties in such state or region. Pools of mortgaged properties securing the commercial mortgage loans underlying CMBS may also have a higher degree of concentration in certain types of commercial properties. Accordingly, such pools of mortgage loans represent higher exposure to risks particular to those types of commercial properties. Certain pools of commercial mortgage loans underlying CMBS consist of a fewer number of mortgage loans with outstanding balances that are larger than average. If a mortgage pool includes mortgage loans with larger than average balances, any realized losses on such mortgage loans could be more severe, relative to the size of the pool, than would be the case if the aggregate balance of the pool were distributed among a larger number of mortgage loans. Certain borrowers or affiliates thereof relating to certain of the commercial mortgage loans underlying CMBS may have had a history of bankruptcy. Certain mortgaged properties securing the commercial mortgage loans underlying CMBS may have been exposed to environmental conditions or circumstances. The ratings in respect of certain of the CMBS comprising the Mortgage-Backed Securities may have been withdrawn, reduced or placed on credit watch since issuance. In addition, losses and/or appraisal reductions may be allocated to certain of such CMBS and certain of the collateral or the assets underlying such collateral may be delinquent and/or may default from time to time.

CMBS held by a Fund may be subordinated to one or more other classes of securities of the same series for purposes of, among other things, establishing payment priorities and offsetting losses and other shortfalls with respect to the related underlying mortgage loans. Realized losses in respect of the mortgage loans included in the CMBS pool and trust expenses generally will be allocated to the most subordinated class of securities of the related series. Accordingly, to the extent any CMBS is or becomes the most subordinated class of securities of the related series, any delinquency or default on any underlying mortgage loan may result in shortfalls, realized loss allocations or extensions of its weighted average life and will have a more immediate and disproportionate effect on the related CMBS than on a related more senior class of CMBS of the same series. Further, even if a class is not the most subordinate class of securities, there can be no assurance that the subordination offered to such class will be sufficient on any date to offset all losses or expenses incurred by the underlying trust. CMBS are typically not guaranteed or insured, and distributions on such CMBS generally will depend solely upon the amount and timing of payments and other collections on the related underlying commercial mortgage loans.

Options on Futures Contracts. The acquisition of put and call options on futures contracts will give a Fund the right (but not the obligation), for a specified price, to sell or to purchase, respectively, the underlying futures contract at any time during the option period. As the purchaser of an option on a futures contract, a Fund obtains the benefit of the futures position if prices move in a favorable direction but limits its risk of loss in the event of an unfavorable price movement to the loss of the premium and transaction costs.

The writing of a call option on a futures contract generates a premium which may partially offset a decline in the value of a Fund’s assets. By writing a call option, a Fund becomes obligated, in exchange for the premium, to sell a futures contract if the option is exercised, which may have a value higher than the exercise price. The writing of a put option on a futures contract generates a premium, which may partially offset an increase in the price of securities that a Fund intends to purchase. However, a Fund becomes obligated (upon the exercise of the option) to purchase a futures contract if the option is exercised, which may have a value lower than the exercise price. Thus, the loss incurred by a Fund in writing options on futures is potentially unlimited and may exceed the amount of the premium received. A Fund will incur transaction costs in connection with the writing of options on futures.

The holder or writer of an option on a futures contract may terminate its position by selling or purchasing an offsetting option on the same financial instrument. There is no guarantee that such closing transactions can be effected. A Fund’s ability to establish and close out positions on such options will be subject to the development and maintenance of a liquid market.

Other Considerations. A Fund will engage in transactions in futures contracts and related options transactions only to the extent such transactions are consistent with the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) for maintaining its qualification as a regulated investment company for federal income tax purposes. Transactions in futures contracts and options on futures involve brokerage costs, require margin deposits and, in certain cases, require the Fund to identify on its books cash or liquid assets. A Fund may cover its transactions in futures contracts and related options by identifying on its books cash or liquid assets or by other means, in any manner permitted by applicable law. For more information about these practices, see “Description of Investment Securities and Practices – Asset Segregation.”

While transactions in futures contracts and options on futures may reduce certain risks, such transactions themselves entail certain other risks. Thus, unanticipated changes in interest rates, securities prices or currency exchange rates may result in a poorer overall performance for a Fund than if it had not entered into any futures contracts or options transactions. When futures contracts and options are used for hedging purposes, perfect correlation between a Fund’s futures positions and portfolio positions may be impossible to achieve, particularly where futures contracts based on individual equity or corporate fixed income securities are currently not available. In the event of an imperfect correlation between a futures position and a portfolio position which is intended to be protected, the desired protection may not be obtained and a Fund may be exposed to risk of loss.

In addition, it is not possible for a Fund to hedge fully or perfectly against currency fluctuations affecting the value of securities quoted or denominated in foreign currencies because the value of such securities is likely to fluctuate as a result of independent factors unrelated to currency fluctuations. The profitability of a Fund’s trading in futures depends upon the ability of the Investment Advisers to analyze correctly the futures markets.

Non-Diversified Status

Because each of the BRIC and N-11 Equity Funds are “non-diversified” under the Act, each Fund is subject only to certain federal tax diversification requirements. Pursuant to such requirements, a Fund must diversify its holdings so that, in general, at the close of each quarter of its taxable year, (a) at least 50% of the fair market value of the Fund’s total (gross) assets is comprised of cash, cash items, U.S. Government securities, securities of other regulated investment companies and other securities limited in respect of any one issuer to an amount not greater in value than 5% of the value of the Fund’s total assets and to not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of its total (gross) assets is invested in the securities of any one issuer (other than U.S. Government securities and securities of other regulated investment companies), two or more issuers controlled by the Fund and engaged in the same, similar or related trades or businesses, or certain publicly traded partnerships.

Options on Securities and Securities Indices and Foreign Currencies

Writing and Purchasing Call and Put Options on Securities and Securities Indices. Each Fund may write (sell) call and put options on any securities in which it may invest or any securities index consisting of securities in which it may invest. A Fund may write such options on securities that are listed on national domestic securities exchanges or foreign securities exchanges or traded in the over-the-counter market. The Funds may also, to the extent each invests in foreign securities, write (sell) put and call options on foreign currencies. A call option written by a Fund obligates that Fund to sell specified securities to the holder of the option at a specified price if the option is exercised on or before the expiration date. Depending upon the type of call option, the purchaser of a call option either (i) has the right to any appreciation in the value of the security over a fixed price (the “exercise price”) on a certain date in the future (the “expiration date”) or (ii) has the right to any appreciation in the value of the security over the exercise price at any time prior to the expiration of the option. If the purchaser exercises the option, a Fund pays the purchaser the difference between the price of the security and the exercise price of the option. The premium, the exercise price and the market value of the security determine the gain or loss realized by a Fund as the seller of the call option. A Fund can also repurchase the call option prior to the expiration date, ending its obligation. In this case, the cost of entering into closing purchase transactions will determine the gain or loss realized by the Fund. All call options written by a Fund are covered, which means that such Fund will own the securities subject to the option as long as the option is outstanding or such Fund will use the other methods described below. A Fund’s purpose in writing call options is to realize greater income than would be realized on portfolio securities transactions alone. However, a Fund may forego the opportunity to profit from an increase in the market price of the underlying security.

A put option written by a Fund obligates the Fund to purchase specified securities from the option holder at a specified price if the option is exercised on or before the expiration date. All put options written by a Fund would be covered, which means that such Fund will identify on its books cash or liquid assets with a value at least equal to the exercise price of the put option (less any margin on deposit) or will use the other methods described below. For more information about these practices, see “Description of Investment Securities and Practices – Asset Segregation.”

The purpose of writing such options is to generate additional income for the Fund. However, in return for the option premium, each Fund accepts the risk that it may be required to purchase the underlying securities at a price in excess of the securities’ market value at the time of purchase.

In the case of a call option, the option may be “covered” if a Fund owns the instrument underlying the call or has an absolute and immediate right to acquire that instrument without additional cash consideration (or, if additional cash consideration is required, liquid assets in such amount are identified on the Fund’s books) upon conversion or exchange of other instruments held by it. A call option may also be covered if a Fund holds a call on the same instrument as the option written where the exercise price of the option held is (i) equal to or less than the exercise price of the option written, or (ii) greater than the exercise price of the option written provided the Fund identifies liquid assets in the amount of the difference. A put option may also be covered if a Fund holds a put on the same instrument as the option written where the exercise price of the option held is (i) equal to or higher than the exercise price of the option written, or (ii) less than the exercise price of the option written provided the Fund identifies on its books liquid assets in the amount of the difference. A Fund may also cover options on securities by identifying cash or liquid assets, as permitted by applicable law, with a value, when added to any margin on deposit that is equal to the market value of the securities in the case of a call option. Identified cash or liquid assets may be quoted or denominated in any currency. A Fund may also cover options on securities by identifying cash or liquid assets, as permitted by applicable law, with a value, when added to any margin on deposit that is equal to the market value of the securities in the case of a call option. Identified cash or liquid assets may be quoted or denominated in any currency.

Each Fund may also write (sell) call and put options on any securities index comprised of securities in which it may invest. Options on securities indices are similar to options on securities, except that the exercise of securities index options requires cash payments and does not involve the actual purchase or sale of securities. In addition, securities index options are designed to reflect price fluctuations in a group of securities or segment of the securities market rather than price fluctuations in a single security.

A Fund may cover call options on a securities index by owning securities whose price changes are expected to be similar to those of the underlying index, or by having an absolute and immediate right to acquire such securities without additional cash consideration (or for additional consideration which has been identified by the Fund on its books) upon conversion or exchange of other securities in its portfolio. A Fund may also cover call and put options by identifying cash or liquid assets, as permitted by applicable law, with a value, when added to any margin on deposit, that is equal to the market value of the underlying securities in the case of a call option, or the exercise price in the case of a put option, or by owning offsetting options as described above.

A Fund may terminate its obligations under an exchange-traded call or put option by purchasing an option identical to the one it has written. Obligations under over-the-counter options may be terminated only by entering into an offsetting transaction with the counterparty to such option. Such purchases are referred to as “closing purchase transactions.”

Each Fund may also purchase put and call options on any securities in which it may invest or any securities index comprised of securities in which it may invest. A Fund may also enter into closing sale transactions in order to realize gains or minimize losses on options it had purchased.

A Fund may purchase call options in anticipation of an increase, or put options in anticipation of a decrease (“protective puts”), in the market value of securities or other instruments of the type in which it may invest. The purchase of a call option would entitle a Fund, in return for the premium paid, to purchase specified securities or other instruments at a specified price during the option period. A Fund would ordinarily realize a gain on the purchase of a call option if, during the option period, the value of such securities exceeded the sum of the exercise price, the premium paid and transaction costs; otherwise the Fund would realize either no gain or a loss on the purchase of the call option.

The purchase of a put option would entitle a Fund, in exchange for the premium paid, to sell specified securities or other instruments at a specified price during the option period. The purchase of protective puts is designed to offset or hedge against a decline in the market value of a Fund’s securities or other instruments. Put options may also be purchased by a Fund for the purpose of affirmatively benefiting from a decline in the price of securities or other instruments which it does not own. A Fund would ordinarily realize a gain if, during the option period, the value of the underlying securities or other instruments decreased below the exercise price sufficiently to cover the premium and transaction costs; otherwise the Fund would realize either no gain or a loss on the purchase of the put option. Gains and losses on the purchase of put options may be offset by countervailing changes in the value of the underlying portfolio securities or other instruments.

A Fund would purchase put and call options on securities indices for the same purposes as it would purchase options on individual securities.

Risks Associated with Options Transactions. There is no assurance that a liquid secondary market on an options exchange will exist for any particular exchange-traded option or at any particular time. If a Fund is unable to effect a closing purchase transaction with respect to options it has written, the Fund will not be able to sell the underlying securities or dispose of the assets identified on its books to cover the position until the options expire or are exercised. Similarly, if a Fund is unable to effect a closing sale transaction with respect to options it has purchased, it will have to exercise the options in order to realize any profit and will incur transaction costs upon the purchase or sale of underlying securities.

Reasons for the absence of a liquid secondary market on an exchange include the following: (i) there may be insufficient trading interest in certain options; (ii) restrictions may be imposed by an exchange on opening or closing transactions or both; (iii) trading halts, suspensions or other restrictions may be imposed with respect to particular classes or series of options; (iv) unusual or unforeseen circumstances may interrupt normal operations on an exchange; (v) the facilities of an exchange or the Options Clearing Corporation may not at all times be adequate to handle current trading volume; or (vi) one or more exchanges could, for economic or other reasons, decide or be compelled at some future date to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that exchange (or in that class or series of options) would cease to exist, although outstanding options on that exchange that had been issued by the Options Clearing Corporation as a result of trades on that exchange would continue to be exercisable in accordance with their terms.

There can be no assurance that higher trading activity, order flow or other unforeseen events will not, at times, render certain of the facilities of the Options Clearing Corporation or various exchanges inadequate. Such events have, in the past, resulted in the institution by an exchange of special procedures, such as trading rotations, restrictions on certain types of order or trading halts or suspensions with respect to one or more options. These special procedures may limit liquidity.

A Fund may purchase and sell both options that are traded on U.S. and foreign exchanges and options traded over-the-counter with broker-dealers who make markets in these options. The ability to terminate over-the-counter options is more limited than with exchange-traded options and may involve the risk that broker-dealers participating in such transactions will not fulfill their obligations.

Transactions by a Fund in options will be subject to limitations established by each of the exchanges, boards of trade or other trading facilities on which such options are traded governing the maximum number of options in each class which may be written or purchased by a single investor or group of investors acting in concert regardless of whether the options are written or purchased on the same or different exchanges, boards of trade or other trading facility or are held in one or more accounts or through one or more brokers. Thus, the number of options which a Fund may write or purchase may be affected by options written or purchased by other investment advisory clients of the Investment Advisers. An exchange, board of trade or other trading facility may order the liquidation of positions found to be in excess of these limits, and it may impose certain other sanctions.

The writing and purchase of options is a highly specialized activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions. The use of options to seek to increase total return involves the risk of loss if the Investment Adviser is incorrect in its expectation of fluctuations in securities prices or interest rates. The successful use of options for hedging purposes also depends in part on the ability of the Investment Adviser to manage future price fluctuations and the degree of correlation between the options and securities (or currency) markets. If the Investment Adviser is incorrect in its expectation of changes in securities prices or determination of the correlation between the securities or securities indices on which options are written and purchased and the securities in a Fund’s investment portfolio, the Fund may incur losses that it would not otherwise incur. The writing of options could increase a Fund’s portfolio turnover rate and, therefore, associated brokerage commissions or spreads.

Writing and Purchasing Call and Put Options on Currency. A Fund may, to the extent that it invests in foreign securities, write and purchase put and call options on foreign currencies for the purpose of protecting against declines in the U.S. dollar value of foreign portfolio securities and against increases in the U.S. dollar cost of foreign securities to be acquired. As with other kinds of option transactions, however, the writing of an option on foreign currency will constitute only a partial hedge, up to the amount of the premium received. If an option that a Fund has written is exercised, the Fund could be required to purchase or sell foreign currencies at disadvantageous exchange rates, thereby incurring losses. The purchase of an option on foreign currency may constitute an effective hedge against exchange rate fluctuations; however, in the event of exchange rate movements adverse to a Fund’s position, the Fund may forfeit the entire amount of the premium plus related transaction costs. Options on foreign currencies may be traded on U.S. and foreign exchanges or over-the-counter.

Options on currency may also be used for cross-hedging purposes, which involves writing or purchasing options on one currency to seek to hedge against changes in exchange rates for a different currency with a pattern of correlation, or to seek to increase total return when the Investment Adviser anticipates that the currency will appreciate or depreciate in value, but the securities quoted or denominated in that currency do not present attractive investment opportunities and are not included in the Fund’s portfolio.

A currency call option written by a Fund obligates a Fund to sell a specified currency to the holder of the option at a specified price if the option is exercised before the expiration date. A currency put option written by a Fund obligates the Fund to purchase a specified currency from the option holder at a specified price if the option is exercised before the expiration date. The writing of currency options involves a risk that a Fund will, upon exercise of the option, be required to sell currency subject to a call at a price that is less than the currency’s market value or be required to purchase currency subject to a put at a price that exceeds the currency’s market value. Written put and call options on foreign currencies may be covered in a manner similar to written put and call options on securities and securities indices described under “Writing and Purchasing Call and Put Options on Securities and Securities Indices” above.

A Fund may terminate its obligations under a call or put option by purchasing an option identical to the one it has written. Such purchases are referred to as “closing purchase transactions.” A Fund may enter into closing sale transactions in order to realize gains or minimize losses on options purchased by the Fund.

A Fund may purchase call options on foreign currency in anticipation of an increase in the U.S. dollar value of currency in which securities to be acquired by a Fund are quoted or denominated. The purchase of a call option would entitle the Fund, in return for the premium paid, to purchase specified currency at a specified price during the option period. A Fund would ordinarily realize a gain if, during the option period, the value of such currency exceeded the sum of the exercise price, the premium paid and transaction costs; otherwise the Fund would realize either no gain or a loss on the purchase of the call option.

A Fund may purchase put options in anticipation of a decline in the U.S. dollar value of currency in which securities in its portfolio are quoted or denominated (“protective puts”). The purchase of a put option would entitle a Fund, in exchange for the premium paid, to sell specified currency at a specified price during the option period. The purchase of protective puts is usually designed to offset or hedge against a decline in the dollar value of a Fund’s portfolio securities due to currency exchange rate fluctuations. A Fund would ordinarily realize a gain if, during the option period, the value of the underlying currency decreased below the exercise price sufficiently to more than cover the premium and transaction costs; otherwise the Fund would realize either no gain or a loss on the purchase of the put option. Gains and losses on the purchase of protective put options would tend to be offset by countervailing changes in the value of the underlying currency.

In addition to using options for the hedging purposes described above, the Funds may use options on currency to seek to increase total return. The Funds may write (sell) put and call options on any currency in an attempt to realize greater income than would be realized on portfolio securities transactions alone. However, in writing call options for additional income, the Funds may forego the opportunity to profit from an increase in the market value of the underlying currency. Also, when writing put options, the Funds accept, in return for the option premium, the risk that they may be required to purchase the underlying currency at a price in excess of the currency’s market value at the time of purchase.

Special Risks Associated with Options on Currency. An exchange-traded options position may be closed out only on an options exchange that provides a secondary market for an option of the same series. Although a Fund will generally purchase or write only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market on an exchange will exist for any particular option, or at any particular time. For some options no secondary market on an exchange may exist. In such event, it might not be possible to effect closing transactions in particular options, with the result that a Fund would have to exercise its options in order to realize any profit and would incur transaction costs upon the sale of underlying securities pursuant to the exercise of put options. If a Fund as an option writer is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying currency (or security quoted or denominated in that currency), or dispose of the identified assets, until the option expires or it delivers the underlying currency upon exercise.

There is no assurance that higher than anticipated trading activity or other unforeseen events might not, at times, render certain of the facilities of the Options Clearing Corporation inadequate, and thereby result in the institution by an exchange of special procedures which may interfere with the timely execution of customers’ orders.

A Fund may purchase and write over-the-counter options to the extent consistent with its limitation on investments in illiquid securities. Trading in over-the-counter options is subject to the risk that the other party will be unable or unwilling to close out options purchased or written by a Fund.

The amount of the premiums, which a Fund may pay or receive, may be adversely affected as new or existing institutions, including other investment companies, engage in or increase their option purchasing and writing activities.

Asset Segregation

As investment companies registered with the SEC, the Funds must identify on their books (often referred to as “asset segregation”) liquid assets, or engage in other SEC or SEC-staff approved or other appropriate measures, to “cover” open positions with respect to certain kinds of derivative instruments. In the case of swaps, futures contracts, options, forward contracts and other derivative instruments that do not cash settle, for example, a Fund must identify on its books liquid assets equal to the full notional amount of the instrument while the positions are open, to the extent there is not an offsetting position. However, with respect to certain swaps, futures contracts, options, forward contracts and other derivative instruments that are required to cash settle, a Fund may identify liquid assets in an amount equal to the Fund’s daily marked-to-market net obligations (i.e., the Fund’s daily net liability) under the instrument, if any, rather than its full notional amount. The Funds reserve the right to modify their asset segregation policies in the future in their discretion, consistent with the 1940 Act and SEC or SEC-staff guidance. By identifying assets equal to only its net obligations under certain instruments, a Fund will have the ability to employ leverage to a greater extent than if the Fund were required to identify assets equal to the full notional amount of the instrument.

Optimized Portfolio as Listed Securities

The International Equity Funds may invest in optimized portfolio as listed securities (“OPALS”). OPALS represent an interest in a basket of securities of companies primarily located in a specific country generally designed to track an index for that country. Investments in OPALS are subject to the same risks inherent in directly investing in foreign securities and also have the risk that they will not track the underlying index. In addition, because the OPALS are not registered under applicable securities laws, they may only be sold to certain classes of investors, and it may be more difficult for the Fund to sell OPALS than other types of securities. However, the OPALS may generally be exchanged with the issuer for the underlying securities, which may be more readily tradable.

Participation Notes

Each International Equity Fund may invest in participation notes. Some countries, especially emerging markets countries, do not permit foreigners to participate directly in their securities markets or otherwise present difficulties for efficient foreign investment. The Funds may use participation notes to establish a position in such markets as a substitute for direct investment. Participation notes are issued by banks or broker-dealers and are designed to track the return of a particular underlying equity or debt security, currency or market. When a participation note matures, the issuer of the participation note will pay to, or receive from, the Fund the difference between the nominal value of the underlying instrument at the time of purchase and that instrument’s value at maturity. Investments in participation notes involve the same risks associated with a direct investment in the underlying security, currency or market that they seek to replicate. In addition, participation notes are generally traded over-the-counter and are subject to counterparty risk. Counterparty risk is the risk that the broker-dealer or bank that issues them will not fulfill its contractual obligation to complete the transaction with a Fund. Participation notes constitute general unsecured contractual obligations of the banks or broker-dealers that issue them, and a Fund would be relying on the creditworthiness of such banks or broker-dealers and would have no rights under a participation note against the issuer of the underlying assets. In addition, participation notes may trade at a discount to the value of the underlying securities or markets that they seek to replicate.

Pooled Investment Vehicles

Each Fund may invest in securities of pooled investment vehicles, including other investment companies and ETFs. A Fund will indirectly bear its proportionate share of any management fees and other expenses paid by pooled investment vehicles in which it invests, in addition to the management fees (and other expenses) paid by the Fund. A Fund’s investments in other investment companies are subject to statutory limitations prescribed by the Act, including in certain circumstances a prohibition on the Fund acquiring more than 3% of the voting shares of any other investment company, and a prohibition on investing more than 5% of the Fund’s total assets in securities of any one investment company or more than 10% of its total assets in the securities of all investment companies. Many ETFs, however, have obtained exemptive relief from the SEC to permit unaffiliated funds (such as the Funds) to invest in their shares beyond these statutory limits, subject to certain conditions and pursuant to contractual arrangements between the ETFs and the investing funds. A Fund may rely on these exemptive orders in investing in ETFs. Moreover, pursuant to an exemptive order obtained from the SEC or under an exemptive rule adopted by the SEC, the Funds may invest in investment companies and money market funds for which an Investment Adviser, or any of its affiliates, serves as investment adviser, administrator and/or distributor. However, to the extent that a Fund invests in a money market fund for which an Investment Adviser or any of its affiliates acts as investment adviser, the management fees payable by the Fund to the Investment Adviser will, to the extent required by the SEC, be reduced by an amount equal to the Fund’s proportionate share of the management fees paid by such money market fund to its investment adviser. Although the Funds do not expect to do so in the foreseeable future, each Fund is authorized to invest substantially all of its assets in a single open-end investment company or series thereof that has substantially the same investment policies and fundamental restrictions as the Fund. Additionally, if any Fund serves as an “underlying Fund” to another Goldman Sachs Fund, that Fund may invest a percentage of its assets in other investment companies only if those instruments are consistent with applicable law and/or exemptive relief obtained from the SEC.

Each Fund (other than the Domestic Equity Insights Funds) may purchase shares of investment companies investing primarily in foreign securities, including “country funds.” Country funds have portfolios consisting primarily of securities of issuers located in specified foreign countries or regions.

ETFs are shares of pooled investment vehicles issuing shares which are traded like traditional equity securities on a stock exchange. An ETF represents a portfolio of securities or other assets, which is often designed to track a particular market segment or index. An investment in an ETF, like one in any pooled investment vehicle, carries risks of its underlying securities or other assets.

An ETF may fail to accurately track the returns of the market segment or index that it is designed to track, and the price of an ETF’s shares may fluctuate or lose money. In addition, because they, unlike other pooled investment vehicles, are traded on an exchange, ETFs are subject to the following risks: (i) the market price of the ETF’s shares may trade at a premium or discount to the ETF’s NAV; (ii) an active trading market for an ETF may not develop or be maintained; and (iii) there is no assurance that the requirements of the exchange necessary to maintain the listing of the ETF will continue to be met or remain unchanged. In the event substantial market or other disruptions affecting ETFs should occur in the future, the liquidity and value of a Fund’s shares could also be substantially and adversely affected.

Portfolio Turnover

Each Fund may engage in active short-term trading to benefit from price disparities among different issues of securities or among the markets for equity securities, or for other reasons. As a result of active management, it is anticipated that the portfolio turnover rate may vary greatly from year to year as well as within a particular year, and may be affected by changes in the holdings of specific issuers, changes in country and currency weightings, cash requirements for redemption of shares and by requirements which enable the Funds to receive favorable tax treatment. The Funds are not restricted by policy with regard to portfolio turnover and will make changes in their investment portfolio from time to time as business and economic conditions as well as market prices may dictate. Portfolio turnover is subject to many factors, including but not limited to market conditions, model development and portfolio construction considerations. It can change from year to year without notice.

During the fiscal year ended October 31, 2014, the Emerging Markets Equity Fund, Focused International Equity Fund and Emerging Market Equity Insights Funds’ portfolio turnover rates decreased significantly, and the Asia Equity Fund’s portfolio turnover rate increased significantly. With respect to the Emerging Markets Equity Fund, a high portfolio turnover rate in 2013 was due to rebalancing trades with the addition of a new portfolio manager; the portfolio turnover rate was subsequently lowered in 2014. With respect to the Focused International Equity Fund, the variation was attributable to the performance of international stocks throughout the year. With respect to the Emerging Market Equity Insights Fund, the variation was due to the portfolio managers’ decision to revise the trading optimization parameters of the Fund. The increase in the portfolio turnover rate for the Asia Equity Fund was due to significant volatility in small capitalization securities.

Preferred Securities

Each Fund may invest in preferred securities. Unlike debt securities, the obligations of an issuer of preferred stock, including dividend and other payment obligations, may not typically be accelerated by the holders of preferred stock on the occurrence of an event of default (such as a covenant default or filing of a bankruptcy petition) or other non-compliance by the issuer with the terms of the preferred stock. Often, however, on the occurrence of any such event of default or non-compliance by the issuer, preferred stockholders will be entitled to gain representation on the issuer’s board of directors or increase their existing board representation. In addition, preferred stockholders may be granted voting rights with respect to certain issues on the occurrence of any event of default.

Real Estate Investment Trusts

Each Fund may invest in shares of real estate investment trusts (“REITs”). REITs are pooled investment vehicles which invest primarily in real estate or real estate related loans. REITs are generally classified as equity REITs, mortgage REITs or a combination of equity and mortgage REITs. Equity REITs invest the majority of their assets directly in real property and derive income primarily from the collection of rents. Equity REITs can also realize capital gains by selling properties that have appreciated in value. Mortgage REITs invest the majority of their assets in real estate mortgages and derive income from the collection of interest payments. Like regulated investment companies such as the Funds, REITs are not taxed on income distributed to shareholders provided they comply with certain requirements under the Code. A Fund will indirectly bear its proportionate share of any expenses paid by REITs in which it invests in addition to the expenses paid by a Fund.

Investing in REITs involves certain unique risks. Equity REITs may be affected by changes in the value of the underlying property owned by such REITs, while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, are not diversified (except to the extent the Code requires), and are subject to the risks of financing projects. REITs are subject to heavy cash flow dependency, default by borrowers, self-liquidation, and the possibilities of failing to qualify for the exemption from tax for distributed income under the Code and failing to maintain their exemptions from the Act. REITs (especially mortgage REITs) are also subject to interest rate risks.

Repurchase Agreements

Each Fund may enter into repurchase agreements with counterparties approved by the Investment Adviser pursuant to procedures approved by the Board of Trustees that furnish collateral at least equal in value or market price to the amount of their repurchase obligation. The Funds (except the Domestic Equity Insights Funds) may also enter into repurchase agreements involving obligations other than U.S. Government securities, which may be subject to special risks and may not have the benefit of certain protections in the event of the counterparty’s insolvency. A repurchase agreement is an arrangement under which a Fund purchases securities and the seller agrees to repurchase the securities within a particular time and at a specified price. Custody of the securities is maintained by a Fund’s custodian (or subcustodian). The repurchase price may be higher than the purchase price, the difference being income to a Fund, or the purchase and repurchase prices may be the same, with interest at a stated rate due to a Fund together with the repurchase price on repurchase. In either case, the income to a Fund is unrelated to the interest rate on the security subject to the repurchase agreement.

For purposes of the Act and generally for tax purposes, a repurchase agreement is deemed to be a loan from a Fund to the seller of the security. For other purposes, it is not always clear whether a court would consider the security purchased by a Fund subject to a repurchase agreement as being owned by a Fund or as being collateral for a loan by a Fund to the seller. In the event of commencement of bankruptcy or insolvency proceedings with respect to the seller of the security before repurchase of the security under a repurchase agreement, a Fund may encounter delay and incur costs before being able to sell the security. Such a delay may involve loss of interest or a decline in price of the security. If the court characterizes the transaction as a loan and a Fund has not perfected a security interest in the security, a Fund may be required to return the security to the seller’s estate and be treated as an unsecured creditor of the seller. As an unsecured creditor, a Fund would be at risk of losing some or all of the principal and interest involved in the transaction.

Apart from the risk of bankruptcy or insolvency proceedings, there is also the risk that the seller may fail to repurchase the security. However, if the market value of the security subject to the repurchase agreement becomes less than the repurchase price (including accrued interest), a Fund will direct the seller of the security to deliver additional securities so that the market value of all securities subject to the repurchase agreement equals or exceeds the repurchase price. Certain repurchase agreements which provide for settlement in more than seven days can be liquidated before the nominal fixed term on seven days or less notice. Such repurchase agreements will be regarded as liquid instruments.

The Funds, together with other registered investment companies having advisory agreements with the Investment Advisers or their affiliates, may transfer uninvested cash balances into a single joint account, the daily aggregate balance of which will be invested in one or more repurchase agreements.

Short Sales

The International Small Cap Insights and Emerging Markets Equity Insights Funds may engage in short sales. Short sales are transactions in which a Fund sells a security it does not own in anticipation of a decline in the market value of that security. To complete such a transaction, the Fund must borrow the security to make delivery to the buyer. The Fund then is obligated to replace the security borrowed by purchasing it at the market price at the time of replacement. The price at such time may be more or less than the price at which the security was sold by the Fund. Until the security is replaced, the Fund is required to pay to the lender amounts equal to any dividend which accrues during the period of the loan. To borrow the security, the Fund also may be required to pay a premium, which would increase the cost of the security sold. There will also be other costs associated with short sales.

A Fund will incur a loss as a result of the short sale if the price of the security increases between the date of the short sale and the date on which the Fund replaces the borrowed security. The Fund will realize a gain if the security declines in price between those dates. This result is the opposite of what one would expect from a cash purchase of a long position in a security. The amount of any gain will be decreased, and the amount of any loss increased, by the amount of any premium or amounts in lieu of interest the Fund may be required to pay in connection with a short sale, and will be also decreased by any transaction or other costs.

Until a Fund replaces a borrowed security in connection with a short sale, the Fund will (a) identify on its books cash or liquid assets at such a level that the identified assets plus any amount deposited as collateral will equal the current value of the security sold short or (b) otherwise cover its short position in accordance with applicable law.

There is no guarantee that a Fund will be able to close out a short position at any particular time or at an acceptable price. During the time that a Fund is short a security, it is subject to the risk that the lender of the security will terminate the loan at a time when the Fund is unable to borrow the same security from another lender. If that occurs, the Fund may be “bought in” at the price required to purchase the security needed to close out the short position, which may be a disadvantageous price.

Each Fund may engage in short sales against the box. As noted above, a short sale is made by selling a security the seller does not own. A short sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain, at no added cost, securities identical to those sold short. It may be entered into by a Fund, for example, to lock in a sales price for a security the Fund does not wish to sell immediately. If a Fund sells securities short against the box, it may protect itself from loss if the price of the securities declines in the future, but will lose the opportunity to profit on such securities if the price rises.

If a Fund effects a short sale of securities at a time when it has an unrealized gain on the securities, it may be required to recognize that gain as if it had actually sold the securities (as a “constructive sale”) on the date it effects the short sale. However, such constructive sale treatment may not apply if a Fund closes out the short sale with securities other than the appreciated securities held at the time of the short sale and if certain other conditions are satisfied. Uncertainty regarding the tax consequences of effecting short sales may limit the extent to which a Fund may effect short sales.

Temporary Investments

Each Fund may, for temporary defensive purposes, invest a certain percentage (and up to 100% with respect to all Funds other than the Large Cap Growth Insights Fund, Large Cap Value Insights Fund, Small Cap Equity Insights Fund, Small Cap Growth Insights Fund, Small Cap Value Insights Fund and U.S. Equity Insights Fund) of its total assets in: U.S. Government Securities; commercial paper rated at least A-2 by Standard & Poor’s, P-2 by Moody’s or having a comparable credit rating by another Nationally Recognized Statistical Rating Organization (“NRSRO”) (or, if unrated, determined by the Investment Adviser to be of comparable credit quality); certificates of deposit; bankers’ acceptances; repurchase agreements; non-convertible preferred stocks and non-convertible corporate bonds with a remaining maturity of less than one year; ETFs; other investment companies; and cash items. When a Fund’s assets are invested in such instruments, the Fund may not be achieving its investment objective.

U.S. Government Securities

Each Fund may invest in U.S. Government Securities. Some U.S. Government securities (such as Treasury bills, notes and bonds, which differ only in their interest rates, maturities and times of issuance) are supported by the full faith and credit of the United States. Others, such as obligations issued or guaranteed by U.S. Government agencies, instrumentalities or sponsored enterprises, are supported either by (i) the right of the issuer to borrow from the U.S. Treasury, (ii) the discretionary authority of the U.S. Government to purchase certain obligations of the issuer or (iii) only the credit of the issuer. The U.S. Government is under no legal obligation, in general, to purchase the obligations of its agencies, instrumentalities or sponsored enterprises. No assurance can be given that the U.S. Government will provide financial support to U.S. Government agencies, instrumentalities or sponsored enterprises in the future, and the U.S. Government may be unable to pay debts when due.

U.S. Government securities include (to the extent consistent with the Act) securities for which the payment of principal and interest is backed by an irrevocable letter of credit issued by the U.S. Government, or its agencies, instrumentalities or sponsored enterprises. U.S. Government securities may also include (to the extent consistent with the Act) participations in loans made to foreign governments or their agencies that are guaranteed as to principal and interest by the U.S. Government or its agencies, instrumentalities or sponsored enterprises. The secondary market for certain of these participations is extremely limited. In the absence of a suitable secondary market, such participations are regarded as illiquid.

Each Fund may also purchase U.S. Government securities in private placements and may also invest in separately traded principal and interest components of securities guaranteed or issued by the U.S. Treasury that are traded independently under the separate trading of registered interest and principal of securities program (“STRIPS”). Each Fund may also invest in zero coupon U.S. Treasury securities and in zero coupon securities issued by financial institutions which represent a proportionate interest in underlying U.S. Treasury securities.

Variable and Floating Rate Securities

The interest rates payable on certain debt securities in which a Fund may invest are not fixed and may fluctuate based upon changes in market rates. Variable and floating rate obligations are debt instruments issued by companies or other entities with interest rates that reset periodically (typically, daily, monthly, quarterly, or semi-annually) in response to changes in the market rate of interest on which the interest rate is based. Moreover, such obligations may fluctuate in value in response to interest rate changes if there is a delay between changes in market interest rates and the interest reset date for the obligation, or for other reasons. The value of these obligations is generally more stable than that of a fixed rate obligation in response to changes in interest rate levels, but they may decline in value if their interest rates do not rise as much, or as quickly, as interest rates in general. Conversely, floating rate securities will not generally increase in value if interest rates decline.

Warrants and Stock Purchase Rights

Each Fund may invest in warrants or stock purchase rights (“rights”) (in addition to those acquired in units or attached to other securities) which entitle the holder to buy equity securities at a specific price for a specific period of time. A Fund will invest in warrants and rights only if such equity securities are deemed appropriate by the Investment Adviser for investment by the Fund. The Equity Insights Funds have no present intention of acquiring warrants or rights. Warrants and rights have no voting rights, receive no dividends and have no rights with respect to the assets of the issuer.

When-Issued Securities and Forward Commitments

Each Fund may purchase securities on a when-issued basis or purchase or sell securities on a forward commitment basis beyond the customary settlement time. These transactions involve a commitment by a Fund to purchase or sell securities at a future date. The price of the underlying securities (usually expressed in terms of yield) and the date when the securities will be delivered and paid for (the settlement date) are fixed at the time the transaction is negotiated. When-issued purchases and forward commitment transactions are negotiated directly with the other party, and such commitments are not traded on exchanges. A Fund will generally purchase securities on a when-issued basis or purchase or sell securities on a forward commitment basis only with the intention of completing the transaction and actually purchasing or selling the securities. If deemed advisable as a matter of investment strategy, however, a Fund may dispose of or negotiate a commitment after entering into it. A Fund may also sell securities it has committed to purchase before those securities are delivered to the Fund on the settlement date. A Fund may realize a capital gain or loss in connection with these transactions. For purposes of determining a Fund’s duration, the maturity of when-issued or forward commitment securities will be calculated from the commitment date. A Fund is generally required to identify on its books, until three days prior to the settlement date, cash and liquid assets in an amount sufficient to meet the purchase price unless the Fund’s obligations are otherwise covered. Alternatively, a Fund may enter into offsetting contracts for the forward sale of other securities that it owns. Securities purchased or sold on a when-issued or forward commitment basis involve a risk of loss if the value of the security to be purchased declines prior to the settlement date or if the value of the security to be sold increases prior to the settlement date.

Zero Coupon Bonds

Each Fund’s investments in fixed income securities may include zero coupon bonds. Zero coupon bonds are debt obligations issued or purchased at a discount from face value. The discount approximates the total amount of interest the bonds would have accrued and compounded over the period until maturity. A zero coupon bond pays no interest to its holder during its life and its value consists of the difference between its face value at maturity and its cost. Such investments benefit the issuer by mitigating its need for cash to meet debt service but also require a higher rate of return to attract investors who are willing to defer receipt of such cash. Such investments may experience greater volatility in market value than debt obligations which provide for regular payments of interest. Moreover, zero coupon bonds involve the additional risk that, unlike securities that periodically pay interest to maturity, the Fund will realize no cash until a specified future payment date unless a portion of such securities is sold and, if the issuer of such securities defaults, the Fund may obtain no return at all on its investment. The valuation of such investments requires judgment regarding the collection of futures payments. The Fund will accrue income on such investments for each taxable year which (net of deductible expenses, if any) is distributable to shareholders and which, because no cash is generally received at the time of accrual, may require the liquidation of other portfolio securities to obtain sufficient cash to satisfy the Fund’s distribution obligations.

Special Note Regarding Market Events

Events in the financial sector over the past several years have resulted in reduced liquidity in credit and fixed income markets and in an unusually high degree of volatility in the financial markets, both domestically and internationally. While entire markets have been impacted, issuers that have exposure to the real estate, mortgage and credit markets have been particularly affected. These events and the potential for continuing market turbulence may have an adverse effect on the Funds’ investments. It is uncertain how long these conditions will continue.

The instability in the financial markets led the U.S. Government to take a number of unprecedented actions designed to support certain financial institutions and certain segments of the financial markets. Federal, state, and foreign governments, regulatory agencies, and self -regulatory organizations may take actions that affect the regulation of the instruments in which the Funds invest, or the issuers of such instruments, in ways that are unforeseeable. Such legislation or regulation could limit or preclude the Funds’ ability to achieve their investment objectives.

Governments or their agencies may also acquire distressed assets from financial institutions and acquire ownership interests in those institutions. The implications of government ownership and disposition of these assets are unclear, and such ownership or disposition may have positive or negative effects on the liquidity, valuation and performance of the Funds’ portfolio holdings.

Special Note Regarding Operational and Cyber Security Risks

An investment in a Fund may be negatively impacted because of the operational risks arising from factors such as processing errors and human errors, inadequate or failed internal or external processes, failures in systems and technology, changes in personnel, and errors caused by third-party service providers or trading counterparties. Although the Funds attempt to minimize such failures through controls and oversight, it is not possible to identify all of the operational risks that may affect a Fund or to develop processes and controls that completely eliminate or mitigate the occurrence of such failures. A Fund and its shareholders could be negatively impacted as a result.

Each Fund is also susceptible to operational and information security risks resulting from cyber-attacks. In general, cyber-attacks result from deliberate attacks, but other events may have effects similar to those caused by cyber-attacks. Cyber-attacks include, among others, stealing or corrupting confidential information and other data that is maintained online or digitally for financial gain, denial-of-service attacks on websites causing operational disruption, and the unauthorized release of confidential information and other data. Cyber-attacks affecting a Fund or its investment adviser, sub-adviser, custodian, transfer agent, intermediary or other third-party service provider may adversely impact the Fund and its shareholders. These cyber-attacks have the ability to cause significant disruptions and impact business operations; to result in financial losses; to prevent shareholders from transacting business; to interfere with the Funds’ calculation of NAV and to lead to violations of applicable privacy and other laws, regulatory fines, penalties, reputational damage, reimbursement or other compensation costs and/or additional compliance costs. Similar to operational risk in general, the Funds and their service providers, including GSAM, have instituted risk management systems designed to minimize the risks associated with cyber security. However, there is a risk that these systems will not succeed (or that any remediation efforts will not be successful), especially because the Funds do not directly control the risk management systems of the service providers to the Funds, their trading counterparties or the issuers in which a Fund may invest. Moreover, there is a risk that cyber-attacks will not be detected.

INVESTMENT RESTRICTIONS

The investment restrictions set forth below have been adopted by the Trust as fundamental policies that cannot be changed with respect to a Fund without the affirmative vote of the holders of a majority of the outstanding voting securities (as defined in the Act) of the affected Fund. The investment objective of each Fund and all other investment policies or practices of each Fund are considered by the Trust not to be fundamental and accordingly may be changed without shareholder approval. For purposes of the Act, a “majority” of the outstanding voting securities means the lesser of (i) 67% or more of the shares of the Trust or a Fund present at a meeting, if the holders of more than 50% of the outstanding shares of the Trust or a Fund are present or represented by proxy, or (ii) more than 50% of the shares of the Trust or a Fund.

For purposes of the following limitations (except for the asset coverage requirement with respect to borrowings, which is subject to different requirements under the Act), any limitation which involves a maximum percentage shall not be considered violated unless an excess over the percentage occurs immediately after, and is caused by, an acquisition or encumbrance of securities or assets of, or borrowings by, a Fund. With respect to the Funds’ fundamental investment restriction number (2) below, asset coverage of at least 300% (as defined in the Act), inclusive of any amounts borrowed, must be maintained at all times.

Fundamental Investment Restrictions

As a matter of fundamental policy, a Fund may not:

All Funds Except the N-11 Equity Fund

(1)	Invest 25% or more of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry (excluding the U.S. Government or any of its agencies or instrumentalities).

N-11 Equity Fund

(1)	Invest more than 25% of its total assets in the securities of one or more issuers conducting their principal business activities in the same industry (excluding the U.S. Government or any of its agencies or instrumentalities), except that the Fund may invest up to 35% of its total assets in the securities of issuers conducting their principal business activities in the same industry if, at the time of investment, that industry represents 20% or more of the Fund’s benchmark index.

Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, International Equity Insights, Focused International, International Small Cap, Emerging Markets Equity and Asia Equity Funds

(2)	Borrow money, except (a) each Fund may borrow from banks (as defined in the Act) or through reverse repurchase agreements in amounts up to 33-1/3% of its total assets (including the amount borrowed), (b) each Fund may, to the extent permitted by applicable law, borrow up to an additional 5% of its total assets for temporary purposes, (c) each Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities, (d) each Fund may purchase securities on margin to the extent permitted by applicable law and (e) each Fund may engage in transactions in mortgage dollar rolls which are accounted for as financings.

The following interpretation applies to, but is not part of, this fundamental policy: In determining whether a particular investment in portfolio instruments or participation in portfolio transactions is subject to this borrowing policy, the accounting treatment of such instrument or participation shall be considered, but shall not by itself be determinative. Whether a particular instrument or transaction constitutes a borrowing shall be determined by the Board, after consideration of all of the relevant circumstances.

Small Cap Value Insights, Small Cap Growth Insights, International Small Cap Insights, Emerging Markets Equity Insights, BRIC, Strategic International Equity and N-11 Equity Funds

(2)	Borrow money, except (a) each Fund, to the extent permitted by applicable law, may borrow from banks (as defined in the Act), other affiliated investment companies and other persons or through reverse repurchase agreements in amounts up to 33 1/3% of its total assets (including the amount borrowed), (b) each Fund may, to the extent permitted by applicable law, borrow up to an additional 5% of its total assets for temporary purposes, (c) each Fund may obtain such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities, (d) each Fund may purchase securities on margin to the extent permitted by applicable law and (e) each Fund may engage in transactions in mortgage dollar rolls which are accounted for as financings.

The following interpretation applies to, but is not part of, this fundamental policy: In determining whether a particular investment in portfolio instruments or participation in portfolio transactions is subject to this borrowing policy, the accounting treatment of such instrument or participation shall be considered, but shall not by itself be determinative. Whether a particular instrument or transaction constitutes a borrowing shall be determined by the Board, after consideration of all of the relevant circumstances.

Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, International Equity Insights, Focused International, International Small Cap, Emerging Markets Equity and Asia Equity Funds

(3)	Make loans, except through (a) the purchase of debt obligations in accordance with the Fund’s investment objective and policies, (b) repurchase agreements with banks, brokers, dealers and other financial institutions, (c) loans of securities as permitted by applicable law.

Small Cap Value Insights, Small Cap Growth Insights, International Small Cap Insights, Emerging Markets Equity Insights, BRIC, Strategic International Equity and N-11 Equity Funds

(3)	Make loans, except through (a) the purchase of debt obligations in accordance with the Fund’s investment objective and policies, (b) repurchase agreements with banks, brokers, dealers and other financial institutions, (c) loans of securities as permitted by applicable law, and (d) loans to affiliates of the Funds to the extent permitted by law.

All Funds

(4)	Underwrite securities issued by others, except to the extent that the sale of portfolio securities by the Fund may be deemed to be an underwriting.

All Funds

(5)	Purchase, hold or deal in real estate, although a Fund may purchase and sell securities that are secured by real estate or interests therein, securities of real estate investment trusts and mortgage-related securities and may hold and sell real estate acquired by a Fund as a result of the ownership of securities.

All Funds

(6)	Invest in commodities or commodity contracts, except that the Fund may invest in currency and financial instruments and contracts that are commodities or commodity contracts.

All Funds

(7)	Issue senior securities to the extent such issuance would violate applicable law.

All Funds Except the BRIC and N-11 Equity Funds

(8)	Make any investment inconsistent with the Fund’s classification as a diversified company under the Act.

Each Fund may, notwithstanding any other fundamental investment restriction or policy, invest some or all of its assets in a single open-end investment company or series thereof with substantially the same fundamental investment restrictions and policies as the Fund.

For purposes of the Funds’ industry concentration policies, the Investment Advisers may analyze the characteristics of a particular issuer and instrument and may assign an industry classification consistent with those characteristics. The Investment Advisers may, but need not, consider industry classifications provided by third parties, and the classifications applied to Fund investments will be informed by applicable law.

Non-Fundamental Investment Restrictions

In addition to the fundamental policies mentioned above, the Trustees have adopted the following non-fundamental policies which can be changed or amended by action of the Trustees without approval of shareholders. Again, for purposes of the following limitations, any limitation which involves a maximum percentage shall not be considered violated unless an excess over the percentage occurs immediately after, and is caused by, an acquisition of securities by the Fund.

A Fund may not:

(a)	Invest in companies for the purpose of exercising control or management.

(b)	Invest more than 15% of the Fund’s net assets in illiquid investments including illiquid repurchase agreements with a notice or demand period of more than seven days, securities which are not readily marketable and restricted securities not eligible for resale pursuant to Rule 144A under the Securities Act of 1933, as amended (the “1933 Act”).

(c)	Purchase additional securities if the Fund’s borrowings (excluding covered mortgage dollar rolls and such short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities) exceed 5% of its net assets.

(d)	Make short sales of securities, except: (i) the International Small Cap Insights and Emerging Markets Equity Insights Funds may make short sales of securities, and (ii) a Fund may make short sales against the box.

TRUSTEES AND OFFICERS

The Trust’s Leadership Structure

The business and affairs of the Funds are managed under the direction of the Board of Trustees (the “Board”), subject to the laws of the State of Delaware and the Trust’s Declaration of Trust. The Trustees are responsible for deciding matters of overall policy and reviewing the actions of the Trust’s service providers. The officers of the Trust conduct and supervise each Fund’s daily business operations. Trustees who are not deemed to be “interested persons” of the Trust as defined in the Act are referred to as “Independent Trustees.” Trustees who are deemed to be “interested persons” of the Trust are referred to as “Interested Trustees.” The Board is currently composed of ten Independent Trustees and two Interested Trustees. The Board has selected an Independent Trustee to act as Chairman, whose duties include presiding at meetings of the Board and acting as a focal point to address significant issues that may arise between regularly scheduled Board and Committee meetings. In the performance of the Chairman’s duties, the Chairman will consult with the other Independent Trustees and the Funds’ officers and legal counsel, as appropriate. The Chairman may perform other functions as requested by the Board from time to time.

The Board meets as often as necessary to discharge its responsibilities. Currently, the Board conducts regular, in-person meetings at least six times a year, and holds special in-person or telephonic meetings as necessary to address specific issues that require attention prior to the next regularly scheduled meeting. In addition, the Independent Trustees meet at least annually to review, among other things, investment management agreements, distribution (Rule 12b-1) and/or service plans and related agreements, transfer agency agreements and certain other agreements providing for the compensation of Goldman Sachs and/or its affiliates by the Funds, and to consider such other matters as they deem appropriate.

The Board has established five standing committees — Audit, Governance and Nominating, Compliance, Valuation and Contract Review Committees. The Board may establish other committees, or nominate one or more Trustees to examine particular issues related to the Board’s oversight responsibilities, from time to time. Each Committee meets periodically to perform its delegated oversight functions and reports its findings and recommendations to the Board. For more information on the Committees, see the section “STANDING BOARD COMMITTEES,” below.

The Trustees have determined that the Trust’s leadership structure is appropriate because it allows the Trustees to effectively perform their oversight responsibilities.

Trustees of the Trust

Information pertaining to the Trustees of the Trust as of July 31, 2015 is set forth below.

Independent Trustees

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Ashok N. Bakhru Age: 73	Chairman of the Board of Trustees	Since 1996 (Trustee since 1991)	Mr. Bakhru is retired. He was formerly Director, Apollo Investment Corporation (a business development company) (2008–2013); President, ABN Associates (a management and financial consulting firm) (1994–1996 and 1998–2012); Trustee, Scholarship America (1998–2005); Trustee, Institute for Higher Education Policy (2003–2008); Director, Private Equity Investors–III and IV (1998–2007), and Equity-Linked Investors II (April 2002–2007). Chairman of the Board of Trustees—Goldman Sachs Fund Complex.	133	None

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Kathryn A. Cassidy Age: 61	Trustee	Since 2015	Ms. Cassidy is retired. Formerly, she was Advisor to the Chairman (May 2014–December 2014); and Senior Vice President and Treasurer (2008–2014), General Electric Company & General Electric Capital Corporation (technology and financial services companies). Trustee—Goldman Sachs Fund Complex.	113	None

John P. Coblentz, Jr. Age: 74	Trustee	Since 2003	Mr. Coblentz is retired. Formerly, he was Partner, Deloitte & Touche LLP (a professional services firm) (1975–2003); Director, Emerging Markets Group, Ltd. (2004–2006); and Director, Elderhostel, Inc. (2006–2012). Trustee—Goldman Sachs Fund Complex.	133	None

Diana M. Daniels Age: 66	Trustee	Since 2007	Ms. Daniels is retired. Formerly, she was Vice President, General Counsel and Secretary, The Washington Post Company (1991–2006). Ms. Daniels is a Trustee Emeritus and serves as a Presidential Councillor of Cornell University (2013–Present); Member, Advisory Board, Psychology Without Borders (international humanitarian aid organization) (2007–Present), and former Member of the Legal Advisory Board, New York Stock Exchange (2003–2006) and of the Corporate Advisory Board, Standish Mellon Management Advisors (2006–2007). Trustee—Goldman Sachs Fund Complex.	113	None

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Joseph P. LoRusso Age: 58	Trustee	Since 2010	Mr. LoRusso is retired. Formerly, he was President, Fidelity Investments Institutional Services Co. (“FIIS”) (2002–2008); Director, FIIS (2002–2008); Director, Fidelity Investments Institutional Operations Company (2003–2007); Executive Officer, Fidelity Distributors Corporation (2007–2008). Trustee—Goldman Sachs Fund Complex.	113	None

Herbert J. Markley Age: 65	Trustee	Since 2013	Mr. Markley is retired. Formerly, he was Executive Vice President, Deere & Company (an agricultural and construction equipment manufacturer) (2007–2009); and President, Agricultural Division, Deere & Company (2001–2007). Trustee—Goldman Sachs Fund Complex.	113	None

Jessica Palmer Age: 66	Trustee	Since 2007	Ms. Palmer is retired. She is Director, Emerson Center for the Arts and Culture (2011–Present); and was formerly a Consultant, Citigroup Human Resources Department (2007–2008); Managing Director, Citigroup Corporate and Investment Banking (previously, Salomon Smith Barney/Salomon Brothers) (1984–2006). Ms. Palmer was a Member of the Board of Trustees of Indian Mountain School (private elementary and secondary school) (2004–2009). Trustee—Goldman Sachs Fund Complex.	113	None

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Richard P. Strubel Age: 75	Trustee	Since 1987	Mr. Strubel is retired. Formerly, he served as Chairman of the Board of Trustees, Northern Funds (a family of retail and institutional mutual funds managed by Northern Trust Investments, Inc.) (2008–2014) and Trustee (1982–2014); Director, Cardean Learning Group (provider of educational services via the internet) (2003–2008); and Director, Gildan Activewear Inc. (a clothing marketing and manufacturing company) (2000–2014). He serves as Trustee Emeritus, The University of Chicago (1987–Present). Trustee—Goldman Sachs Fund Complex.	133	None

Roy W. Templin Age: 54	Trustee	Since 2013	Mr. Templin is retired. He is Chairman of the Board of Directors, Con-Way Incorporated (2014–Present); and was formerly Executive Vice President and Chief Financial Officer, Whirlpool Corporation (an appliance manufacturer and marketer) (2004–2012). Trustee—Goldman Sachs Fund Complex.	113	Con-Way Incorporated (a transportation, logistics and supply-chain management and logistics services company)

Gregory G. Weaver Age: 63	Trustee	Since 2015	Mr. Weaver is retired. Formerly, he was Chairman and Chief Executive Officer, Deloitte & Touche LLP (a professional services firm) (2001–2005 and 2012–2014); and Member of the Board of Directors, Deloitte & Touche LLP (2006–2012). Trustee—Goldman Sachs Fund Complex.	113	None

Interested Trustees

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
James A. McNamara* Age: 52	President and Trustee	Since 2007	Managing Director, Goldman Sachs (December 1998–Present); Director of Institutional Fund Sales, GSAM (April 1998–December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993–April 1998). President—Goldman Sachs Fund Complex (November 2007–Present); Senior Vice President—Goldman Sachs Fund Complex (May 2007–November 2007); and Vice President—Goldman Sachs Fund Complex (2001–2007). Trustee—Goldman Sachs Fund Complex (November 2007–Present and December 2002–May 2004).	132	None

Name, Address and Age[1]	Position(s) Held with the Trust	Term of Office and Length of Time Served[2]	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Trustee[3]	Other Directorships Held by Trustee[4]
Alan A. Shuch* Age: 65	Trustee	Since 1990	Advisory Director—GSAM (May 1999–Present); Consultant to GSAM (December 1994–May 1999); and Limited Partner, Goldman Sachs (December 1994–May 1999). Trustee—Goldman Sachs Fund Complex.	113	None

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, 200 West Street, New York, New York, 10282, Attn: Caroline Kraus.
[2]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) December 31st of the year in which the Trustee turns 74 years of age, subject to waiver by a majority of the Trustees (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust. By resolution of the Board of Trustees determining that an extension of service would be beneficial to the Trust, the retirement age has been extended with respect to Richard P. Strubel.
[3]	The Goldman Sachs Fund Complex includes the Trust and Goldman Sachs Variable Insurance Trust (“GSVIT”). As of July 31, 2015, the Trust consisted of 99 portfolios (89 of which offered shares to the public) and GSVIT consisted of 14 portfolios. The Goldman Sachs Fund Complex also includes, with respect to Messrs. Bakhru, Coblentz and Strubel, Goldman Sachs Trust II (“GSTII”), Goldman Sachs BDC, Inc. (“GSBDC”), Goldman Sachs MLP Income Opportunities Fund (“GSMLP”), Goldman Sachs MLP and Energy Renaissance Fund (“GSMER”) and Goldman Sachs ETF Trust (“GSETF”), and with respect to Mr. McNamara, GSTII, GSMLP, GSMER and GSETF. GSTII consisted of six portfolios. GSBDC, GSMLP and GSMER each consisted of one portfolio. GSETF consisted of eleven portfolios (none of which offered shares to the public).
[4]	This column includes only directorships of companies required to report to the SEC under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.

The significance or relevance of a Trustee’s particular experience, qualifications, attributes and/or skills is considered by the Board on an individual basis. Experience, qualifications, attributes and/or skills common to all Trustees include the ability to critically review, evaluate and discuss information provided to them and to interact effectively with the other Trustees and with representatives of the Investment Adviser and its affiliates, other service providers, legal counsel and the Funds’ independent registered public accounting firm, the capacity to address financial and legal issues and exercise reasonable business judgment, and a commitment to the representation of the interests of the Funds and their shareholders. The Governance and Nominating Committee’s charter contains certain other factors that are considered by the Governance and Nominating Committee in identifying and evaluating potential nominees to serve as Independent Trustees. Based on each Trustee’s experience, qualifications, attributes and/or skills, considered individually and with respect to the experience, qualifications, attributes and/or skills of other Trustees, the Board has concluded that each Trustee should serve as a Trustee. Below is a brief discussion of the experience, qualifications, attributes and/or skills of each individual Trustee as of July 31, 2015 that led the Board to conclude that such individual should serve as a Trustee.

Ashok N. Bakhru. Mr. Bakhru has served as a Trustee since 1991 and Chairman of the Board since 1996. Previously, Mr. Bakhru served as Director, Apollo Investment Corporation (a business development company) (2008–2013), and President of ABN Associates, a management and financial consulting firm, and was the Chief Financial Officer, Chief Administrative Officer and Director of Coty Inc., a multinational cosmetics, fragrance and personal care company. In addition, Mr. Bakhru formerly held several senior management positions at Scott Paper Company, a major manufacturer of paper products, including Senior Vice President and Chief Financial Officer. Mr. Bakhru also serves on the Governing Council of the Independent Directors Council and the Board of Governors of the Investment Company Institute. He also serves on the Advisory Board of BoardIQ, an investment publication. In addition, Mr. Bakhru has served as Director of Equity-Linked Investments II and Private Equity Investors III and IV, which are private equity partnerships based in New York City. Mr. Bakhru was also a Director of Arkwright Mutual Insurance Company. Based on the foregoing, Mr. Bakhru is experienced with financial and investment matters.

Kathryn A. Cassidy. Ms. Cassidy became a Trustee in 2015. Previously, Ms. Cassidy held several senior management positions at General Electric Company (“GE”) and General Electric Capital Corporation (“GECapital”) and its subsidiaries, where she worked for 35 years, most recently as Advisor to the Chairman of GECapital and Senior Vice President and Treasurer of GE and GECapital. As Senior Vice President and Treasurer, Ms. Cassidy led capital markets and treasury matters of multiple initial public offerings. Ms. Cassidy was responsible for managing global treasury operations, including global funding, hedging, derivative accounting and execution, cash and liquidity management, cash operations and treasury services, and global regulatory compliance and reporting for liquidity, derivatives, market risk and counterparty credit risk. Ms. Cassidy also serves as a Director of buildOn, a not-for-profit organization. Based on the foregoing, Ms. Cassidy is experienced with financial and investment matters.

John P. Coblentz, Jr. Mr. Coblentz has served as Trustee since 2003. Mr. Coblentz has been designated as the Board’s “audit committee financial expert” given his extensive accounting and finance experience. Mr. Coblentz was a partner with Deloitte & Touche LLP for 28 years. While at Deloitte & Touche LLP, Mr. Coblentz was lead partner responsible for all auditing and accounting services to a variety of large, global companies, a significant portion of which operated in the financial services industry. Mr. Coblentz was also the national managing partner for the firm’s risk management function, a member of the firm’s Management Committee and the first managing partner of the firm’s Financial Advisory Services practice, which brought together the firm’s mergers and acquisition services, forensic and dispute services, corporate finance, asset valuation and reorganization businesses under one management structure. He served as a member of the firm’s Board of Directors. Mr. Coblentz is a certified public accountant. Based on the foregoing, Mr. Coblentz is experienced with accounting, financial and investment matters.

Diana M. Daniels. Ms. Daniels has served as Trustee since 2007. Ms. Daniels also serves as a Trustee Emeritus and Presidential Councillor of Cornell University. Ms. Daniels held several senior management positions at The Washington Post Company and its subsidiaries, where she worked for 29 years. While at The Washington Post Company, Ms. Daniels served as Vice President, General Counsel, Secretary to the Board of Directors and Secretary to the Audit Committee. Previously, Ms. Daniels served as Vice President and General Counsel of Newsweek, Inc. Ms. Daniels also serves on the Governing Council of the Independent Directors Council of the Investment Company Institute. Ms. Daniels has also served as Vice Chair and Chairman of the Executive Committee of the Board of Trustees of Cornell University and as a member of the Corporate Advisory Board of Standish Mellon Management Advisors and of the Legal Advisory Board of New York Stock Exchange. Ms. Daniels is also a member of the American Law Institute and of the Advisory Council of the Inter-American Press Association. Based on the foregoing, Ms. Daniels is experienced with legal, financial and investment matters.

Joseph P. LoRusso. Mr. LoRusso has served as Trustee since 2010. Mr. LoRusso held a number of senior management positions at Fidelity Investments for over 15 years, where he was most recently President of Fidelity Investments Institutional Services Co. (“FIIS”). As President of FIIS, Mr. LoRusso oversaw the development, distribution and servicing of Fidelity’s investment and retirement products through various financial intermediaries. Previously, he served as President, Executive Vice President and Senior Vice President of Fidelity Institutional Retirement Services Co., where he helped establish Fidelity’s 401(k) business and built it into the largest in the U.S. In these positions, he oversaw sales, marketing, implementation, client services, operations and technology. Mr. LoRusso also served on Fidelity’s Executive Management Committee. Prior to his experience with Fidelity, he was Second Vice President in the Investment and Pension Group of John Hancock Mutual Life Insurance, where he had responsibility for developing and running the company’s 401(k) business. Previously, he worked at The Equitable (now a subsidiary of AXA Financial), where he was Product Manager of the company’s then-nascent 401(k) business, and at Arthur Andersen & Co. (now Accenture), as a Senior Consultant within the firm’s consulting practice. Based on the foregoing, Mr. LoRusso is experienced with financial and investment matters.

Herbert J. (H.J.) Markley. Mr. Markley has served as a Trustee since 2013. Previously, Mr. Markley held several senior management positions at Deere & Company, where he worked for 35 years, including Executive Vice President of Worldwide Parts Service, Global Supply Management and Logistics, Enterprise Information Technology and Corporate Communications. Mr. Markley’s experience at Deere included managing manufacturing and engineering facilities, including the two largest manufacturing facilities and a joint venture with Hitachi. He later served as Senior Vice President of Worldwide Human Resources where he helped to lay the foundation for a new human resources system, and as a President of the Agricultural Division, Deere’s largest business unit. In addition to his work with Deere, Mr. Markley has served on the Boards of Directors of the Dubuque Chamber of Commerce, the First National Bank of Dubuque, the University of Dubuque and the Iowa Public Television Foundation as well as the Board of Overseers of the Amos Tuck School of Business at Dartmouth College. Based on the foregoing, Mr. Markley is experienced with financial and investment matters.

Jessica Palmer. Ms. Palmer has served as Trustee since 2007. Ms. Palmer serves as a Director of Emerson Center for the Arts and Culture, a not-for-profit organization. Ms. Palmer worked at Citigroup Corporate and Investment Banking (previously, Salomon Smith Barney/Salomon Brothers) for over 20 years, where she was a Managing Director. While at Citigroup Corporate and Investment Banking, Ms. Palmer was Head of Global Risk Management, Chair of the Global Commitment Committee, Co-Chair of International Investment Banking (New York) and Head of Fixed Income Capital Markets. Ms. Palmer was also a member of the Management Committee and Risk Management Operating Committee of Citigroup, Inc. Prior to that, Ms. Palmer was a Vice President at Goldman Sachs in its international corporate finance department. Ms. Palmer was also Assistant Vice President of the International Division at Wells Fargo Bank, N.A. Ms. Palmer was also a member of the Board of Trustees of a private elementary and secondary school. Based on the foregoing, Ms. Palmer is experienced with financial and investment matters.

Richard P. Strubel. Mr. Strubel has served as Trustee since 1987. He formerly served as Chairman of the Board of Trustees of the Northern Funds, which is a family of retail and institutional mutual funds managed by Northern Trust Investments, Inc. Mr. Strubel also served on the board of Gildan Activewear Inc., which is listed on the New York Stock Exchange (“NYSE”). Mr. Strubel was Vice-Chairman of the Board of Cardean Learning Group (formerly known as Unext), and previously served as Unext’s President and Chief Operating Officer. Mr. Strubel was Managing Director of Tandem Partners, Inc., a privately-held management services firm, and served as President and Chief Executive Officer of Microdot, Inc. Previously, Mr. Strubel served as President of Northwest Industries, then a NYSE-listed company, a conglomerate with various operating entities located around the country. Before joining Northwest, Mr. Strubel was an associate and later managing principal of Fry Consultants, a management consulting firm based in Chicago. Mr. Strubel is also a Trustee Emeritus of the University of Chicago and is an adjunct professor at the University of Chicago Booth School of Business. Based on the foregoing, Mr. Strubel is experienced with financial and investment matters.

Roy W. Templin. Mr. Templin has served as a Trustee since 2013. Mr. Templin is Chairman of the Board of Directors of Con-Way Incorporated, a transportation, logistics and supply-chain management services company. Mr. Templin held a number of senior management positions at Whirlpool Corporation, an appliance manufacturer and marketer, including Executive Vice President and Chief Financial Officer, Vice President and Corporate Controller there. At Whirlpool, Mr. Templin served on the Executive Committee and was responsible for all aspects of finance globally, including treasury, accounting, risk management, investor relations, internal auditing, tax and facilities. Prior to joining Whirlpool, Mr. Templin served in several roles at Kimball International, a furniture and electronic assemblies manufacturer, including Vice President of Finance and Chief Accounting Officer. Mr. Templin was also a Director of Corporate Finance for Cummins, Inc., a diesel engine manufacturer, a Director of Financial Development at NCR Corporation, a computer hardware and electronics company, and a member of the audit staff of Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Templin is a certified public accountant, a certified management accountant and a member of the Institute of Management Accountants Accounting Honor Society Advisory Board. Based on the foregoing, Mr. Templin is experienced with accounting, financial and investment matters.

Gregory G. Weaver. Mr. Weaver became a Trustee in 2015. Previously, Mr. Weaver was a partner with Deloitte & Touche LLP for 30 years. He was the firm’s first chairman and chief executive officer from 2001–2005, and was elected to serve a second term (2012–2014). While serving as chairman at Deloitte & Touche LLP, Mr. Weaver led the audit and enterprise risk services practice, overseeing all operations, strategic positioning, audit quality, and talent matters. Mr. Weaver also served as a member of the firm’s Board of Directors for six years where he served on the Governance Committee and Partner Earnings and Benefits Committee and was chairman of the Elected Leaders Committee and Strategic Investment Committee. Mr. Weaver is also a Board member and Finance Committee chair of the National Council for Minorities in Engineering. Mr. Weaver has also served as President of the Council of Boy Scouts of America in Long Rivers, Connecticut, President of A Better Chance in Glastonbury, Connecticut, as a member of the Financial Accounting Standards Advisory Council and as a board member of the Stan Ross Department of Accountancy, Baruch College. Based on the foregoing, Mr. Weaver is experienced with accounting, financial and investment matters.

James A. McNamara. Mr. McNamara has served as Trustee and President of the Trust since 2007 and has served as an officer of the Trust since 2001. Mr. McNamara is a Managing Director at Goldman Sachs. Mr. McNamara is currently head of Global Third Party Distribution at GSAM, where he was previously head of U.S. Third Party Distribution. Prior to that role, Mr. McNamara served as Director of Institutional Fund Sales. Prior to joining Goldman Sachs, Mr. McNamara was Vice President and Manager at Dreyfus Institutional Service Corporation. Based on the foregoing, Mr. McNamara is experienced with financial and investment matters.

Alan A. Shuch. Mr. Shuch has served as a Trustee since 1990. Mr. Shuch is an Advisory Director to Goldman Sachs. Mr. Shuch serves on the Board of Trustees of a number of Cayman funds managed by GSAM and previously served on the Board of Trustees of a number of Luxembourg and Dublin funds managed by GSAM. He serves on GSAM’s Valuation Committees. Prior to retiring as a general partner of Goldman Sachs in 1995, Mr. Shuch was president and chief operating officer of GSAM which he founded in 1988. Mr. Shuch joined the Goldman Sachs Fixed Income Division in 1976. He was instrumental in building Goldman Sachs’ Corporate Bond Department and served as co-head of the Global Fixed Income Sales and the High Yield Bond and Preferred Stock Departments. He headed the Portfolio Restructuring and Fixed Income Quantitative and Credit Research Departments. Mr. Shuch also served on a variety of firm-wide committees including the International Executive, New Product and Strategic Planning Committees and was a member of the Stone Street/Bridge Street Private Equity Board. Mr. Shuch also served on Wharton’s Graduate Executive Board. Based on the foregoing, Mr. Shuch is experienced with financial and investment matters.

Officers of the Trust

Information pertaining to the officers of the Trust as of July 31, 2015 is set forth below.

Name, Age and Address	Position(s) Held with the Trust	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years
James A. McNamara 200 West Street New York, NY 10282 Age: 52	Trustee and President	Since 2007

Managing Director, Goldman Sachs (December 1998 – Present); Director of Institutional Fund Sales, GSAM (April 1998 – December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993 – April 1998).

President, Goldman Sachs Fund Complex (November 2007 – Present); Senior Vice President, Goldman Sachs Fund Complex (May 2007 – November 2007); and Vice President, Goldman Sachs Fund Complex (2001 – 2007).

Trustee—Goldman Sachs Fund Complex (November 2007 – Present and December 2002 – May 2004).

Scott M. McHugh 200 West Street New York, NY 10282 Age: 43	Treasurer, Senior Vice President and Principal Financial Officer	Since 2009 (Principal Financial Officer since 2013)

Vice President, Goldman Sachs (February 2007 – Present); Assistant Treasurer of certain mutual funds administered by DWS Scudder (2005 – 2007); and Director (2005 – 2007), Vice President (2000 – 2005), and Assistant Vice President (1998 – 2000), Deutsche Asset Management or its predecessor (1998 – 2007).

Principal Financial Officer, Goldman Sachs Fund Complex (November 2013 – Present); Treasurer—Goldman Sachs Fund Complex (October 2009 – Present); Senior Vice President—Goldman Sachs Fund Complex (November 2009 – Present); and Assistant Treasurer—Goldman Sachs Fund Complex (May 2007 – October 2009).

Gazala Khan 200 West Street New York, NY 10282 Age: 45	Chief Compliance Officer	Since 2009	Vice President, GSAM Compliance (June 2009 – Present). Chief Compliance Officer—Goldman Sachs Fund Complex.

Name, Age and Address	Position(s) Held with the Trust	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years
Philip V. Giuca, Jr. 30 Hudson Street Jersey City, NJ 07302 Age: 53	Assistant Treasurer	Since 1997	Managing Director, Goldman Sachs (January 2014 – Present); and Vice President, Goldman Sachs (May 1992 – December 2013). Assistant Treasurer—Goldman Sachs Fund Complex.

Peter W. Fortner 30 Hudson Street Jersey City, NJ 07302 Age: 57	Assistant Treasurer	Since 2000	Vice President, Goldman Sachs (July 2000 – Present); and Principal Financial Officer, Commerce Bank Mutual Fund Complex (2008 – Present). Assistant Treasurer—Goldman Sachs Fund Complex.

Kenneth G. Curran 30 Hudson Street Jersey City, NJ 07302 Age: 51	Assistant Treasurer	Since 2001	Vice President, Goldman Sachs (November 1998 – Present); and Senior Tax Manager, KPMG Peat Marwick (accountants) (August 1995 – October 1998). Assistant Treasurer—Goldman Sachs Fund Complex.

Robert McCormack 30 Hudson Street Jersey City, NJ 07302 Age: 41	Assistant Treasurer	Since 2012	Vice President, Goldman Sachs (December 2008 – Present); and Associate, Goldman Sachs (September 2005 – December 2008). Assistant Treasurer—Goldman Sachs Fund Complex.

Tunde J. Reddy 30 Hudson Street Jersey City, NJ 07302 Age: 42	Assistant Treasurer	Since 2014	Managing Director, Goldman Sachs (September 2011 – Present); and Managing Director, JPMorgan Chase (January 2009 – September 2011). Assistant Treasurer—Goldman Sachs Fund Complex.

Allison Fracchiolla 30 Hudson Street Jersey City, NJ 07302 Age: 32	Assistant Treasurer	Since 2014	Vice President, Goldman Sachs (January 2013 – Present); Associate, Goldman Sachs (December 2008 – December 2012) Assistant Treasurer—Goldman Sachs Fund Complex.

Jesse Cole 71 South Wacker Drive Chicago, IL 60606 Age: 52	Vice President	Since 1998

Managing Director, Goldman Sachs (December 2006 – Present); Vice President, GSAM (June 1998 – Present); and Vice President, AIM Management Group, Inc. (investment adviser) (April 1996 – June 1998).

Vice President—Goldman Sachs Fund Complex.

Kerry K. Daniels 71 South Wacker Drive Chicago, IL 60606 Age: 52	Vice President	Since 2000	Vice President, GSAM Control Oversight, Goldman Sachs (1986 – Present). Vice President—Goldman Sachs Fund Complex.

Miriam L. Cytryn 200 West Street New York, NY 10282 Age: 57	Vice President	Since 2008

Vice President, GSAM (2008 – Present); Vice President of Divisional Management, Investment Management Division (2007 – 2008); Vice President and Chief of Staff, GSAM US Distribution (2003 – 2007); and Vice President of Employee Relations, Goldman Sachs (1996 – 2003).

Vice President—Goldman Sachs Fund Complex.

Name, Age and Address	Position(s) Held with the Trust	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years
Mark Heaney River Court 120 Fleet Street London, EC4A 2BE, UK Age: 47	Vice President	Since 2010

Executive Director, GSAM (May 2005 – Present); Director of Operations (UK and Ireland), Invesco Asset Management (May 2004 – March 2005); Global Head of Investment Administration, Invesco Asset Management (September 2001 – May 2004); Managing Director (Ireland), Invesco Asset Management (March 2000 – September 2001); and Director of Investment Administration, Invesco Asset Management (December 1998 – March 2000).

Vice President—Goldman Sachs Fund Complex.

Greg R. Wilson 200 West Street New York, NY 10282 Age: 42	Vice President	Since 2013

Managing Director, Goldman Sachs (January 2011 – Present); Head of the North American Sub-Advisory & Platform Distribution Group, GSAM (April 2010 – Present); and Business Development and Relationship Management Sub-Advisory & Platform Distribution Group, GSAM (May 2003 – April 2010).

Vice President—Goldman Sachs Fund Complex.

Kathryn Quirk 200 West Street New York, NY 10282 Age: 62	Vice President	Since 2013

Vice President, Goldman Sachs (September 2013 – Present); Vice President and Corporate Counsel, Prudential Insurance Company of America (September 2004 – December 2012); Deputy Chief Legal Officer, Asset Management, Prudential Insurance Company of America (September 2010 – December 2012); Co-Chief Legal Officer, Prudential Investment Management, Inc. (July 2008 – June 2012); Chief Legal Officer, Prudential Investments LLC (July 2005 – June 2012); Chief Legal Officer, Prudential Mutual Funds (September 2004 – June 2012).

Vice President—Goldman Sachs Fund Complex.

Lawrence J. Restieri 200 West Street New York, NY 10282 Age: 47	Vice President	Since 2013	Managing Director, Goldman Sachs (2006 – Present). Vice President—Goldman Sachs Fund Complex.

Rachel Schnoll 200 West Street New York, NY 10282 Age: 45	Vice President	Since 2013	Managing Director, Goldman Sachs (2014 – Present); Vice President, Goldman Sachs (2003 – 2013); Associate, Goldman Sachs (1999 – 2002). Vice President—Goldman Sachs Fund Complex.

Ken Cawley 71 South Wacker Drive Chicago, IL 60606 Age: 45	Vice President	Since 2014

Vice President, Goldman Sachs (December 1999 – Present); Associate (December 1996 – December 1999); Associate, Discover Financial (August 1994 – December 1996).

Vice President—Goldman Sachs Fund Complex.

Thomas J. Davis 200 West Street New York, NY 10282 Age: 51	Vice President	Since 2015	Managing Director, Goldman Sachs (2008 – Present); Analyst, Goldman Sachs (1990 – 2008). Vice President—Goldman Sachs Fund Complex.

Stephen J. DeAngelis 1735 Market Street, 26th Fl Philadelphia, PA 19103 Age: 49	Vice President	Since 2015

Managing Director, Goldman Sachs (December 2009 – Present); Vice President, Goldman Sachs (July 2007 – December 2009); President, ADVISORport, Inc. (October 1999 – June 2007); Senior Vice President, Delaware Capital Management (December 1995 – September 1999); Vice President, Brinker Capital (June 1992 – November 1995).

Vice President—Goldman Sachs Fund Complex.

Name, Age and Address	Position(s) Held with the Trust	Term of Office and Length of Time Served[1]	Principal Occupation(s) During Past 5 Years
Caroline L. Kraus 200 West Street New York, NY 10282 Age: 38	Secretary	Since 2012

Vice President, Goldman Sachs (August 2006 – Present); Associate General Counsel, Goldman Sachs (2012 – Present); Assistant General Counsel, Goldman Sachs (August 2006 – December 2011); and Associate, Weil, Gotshal & Manges, LLP (2002 – 2006).

Secretary—Goldman Sachs Fund Complex (August 2012 – Present); and Assistant Secretary—Goldman Sachs Fund Complex (June 2012 – August 2012).

David A. Fishman 200 West Street New York, NY 10282 Age: 50	Assistant Secretary	Since 2001	Managing Director, Goldman Sachs (December 2001 – Present); and Vice President, Goldman Sachs (1997 – December 2001). Assistant Secretary—Goldman Sachs Fund Complex.

Danny Burke 200 West Street New York, NY 10282 Age: 52	Assistant Secretary	Since 2001	Vice President, Goldman Sachs (1987 – Present). Assistant Secretary—Goldman Sachs Fund Complex.

Deborah Farrell 30 Hudson Street Jersey City, NJ 07302 Age: 44	Assistant Secretary	Since 2007	Vice President, Goldman Sachs (2005 – Present); Associate, Goldman Sachs (2001 – 2005); and Analyst, Goldman Sachs (1994 – 2005). Assistant Secretary—Goldman Sachs Fund Complex.

Patrick T. O’Callaghan 200 West Street New York, NY 10282 Age: 43	Assistant Secretary	Since 2009	Vice President, Goldman Sachs (2000 – Present); Associate, Goldman Sachs (1998 – 2000); and Analyst, Goldman Sachs (1995 – 1998). Assistant Secretary—Goldman Sachs Fund Complex.

James P. McCarthy 200 West Street New York, NY 10282 Age: 51	Assistant Secretary	Since 2009	Managing Director, Goldman Sachs (2003 – Present); Vice President, Goldman Sachs (1996 – 2003); and Portfolio Manager, Goldman Sachs (1995 – 1996). Assistant Secretary—Goldman Sachs Fund Complex.

Andrew Murphy 200 West Street New York, NY 10282 Age: 42	Assistant Secretary	Since 2010

Vice President, Goldman Sachs (April 2009 – Present); Associate General Counsel, Goldman Sachs (December 2010 – Present); Assistant General Counsel, Goldman Sachs (April 2009 – December 2010); Attorney, Axiom Legal (2007 – 2009); and Vice President and Counsel, AllianceBernstein, L.P. (2001 – 2007).

Assistant Secretary—Goldman Sachs Fund Complex.

Robert Griffith 200 West Street New York, NY 10282 Age: 40	Assistant Secretary	Since 2011

Vice President, Goldman Sachs (August 2011 – Present); Associate General Counsel, Goldman Sachs (December 2014 – Present); Assistant General Counsel, Goldman Sachs (August 2011 – December 2014); Vice President and Counsel, Nomura Holding America, Inc. (2010 – 2011); and Associate, Simpson Thacher & Bartlett LLP (2005 – 2010).

Assistant Secretary—Goldman Sachs Fund Complex.

Matthew Wolfe 200 West Street New York, NY 10282 Age: 32	Assistant Secretary	Since 2012

Vice President, Goldman Sachs (July 2012 – Present); Assistant General Counsel, Goldman Sachs (July 2012 – Present); and Associate, Dechert LLP (2007 – 2012).

Assistant Secretary—Goldman Sachs Fund Complex.

Francesca Mead 200 West Street New York, NY 10282 Age: 35	Assistant Secretary	Since 2014

Vice President, Goldman Sachs (April 2014 – Present); Assistant General Counsel, Goldman Sachs (April 2014 – Present); Associate, Paul, Weiss, Rifkind, Wharton & Garrison LLP (2012 – 2014); and Associate, Sidley Austin LLP (2009 – 2012).

Assistant Secretary—Goldman Sachs Fund Complex.

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.

Standing Board Committees

The Audit Committee oversees the audit process and provides assistance to the Board with respect to fund accounting, tax compliance and financial statement matters. In performing its responsibilities, the Audit Committee selects and recommends annually to the Board an independent registered public accounting firm to audit the books and records of the Trust for the ensuing year, and reviews with the firm the scope and results of each audit. All of the Independent Trustees serve on the Audit Committee. The Audit Committee held six meetings during the fiscal year ended October 31, 2014.

The Governance and Nominating Committee has been established to: (i) assist the Board in matters involving mutual fund governance, which includes making recommendations to the Board with respect to the effectiveness of the Board in carrying out its responsibilities in governing the Funds and overseeing their management; (ii) select and nominate candidates for appointment or election to serve as Independent Trustees; and (iii) advise the Board on ways to improve its effectiveness. All of the Independent Trustees serve on the Governance and Nominating Committee. The Governance and Nominating Committee held three meetings during the fiscal year ended October 31, 2014. As stated above, each Trustee holds office for an indefinite term until the occurrence of certain events. In filling Board vacancies, the Governance and Nominating Committee will consider nominees recommended by shareholders. Nominee recommendations should be submitted to the Trust at its mailing address stated in the Funds’ Prospectuses and should be directed to the attention of the Goldman Sachs Trust Governance and Nominating Committee.

The Compliance Committee has been established for the purpose of overseeing the compliance processes: (i) of the Funds; and (ii) insofar as they relate to services provided to the Funds, of the Funds’ investment advisers, distributor, administrator (if any), and transfer agent, except that compliance processes relating to the accounting and financial reporting processes, and certain related matters, are overseen by the Audit Committee. In addition, the Compliance Committee provides assistance to the full Board with respect to compliance matters. The Compliance Committee met three times during the fiscal year ended October 31, 2014. All of the Independent Trustees serve on the Compliance Committee.

The Valuation Committee is authorized to act for the Board in connection with the valuation of portfolio securities held by the Funds in accordance with the Trust’s Valuation Procedures. Messrs. McNamara and Shuch serve on the Valuation Committee, together with certain employees of GSAM who are not Trustees. The Valuation Committee met twelve times during the fiscal year ended October 31, 2014. The Valuation Committee reports periodically to the Board.

The Contract Review Committee has been established for the purpose of overseeing the processes of the Board for reviewing and monitoring performance under the Funds’ investment management, distribution, transfer agency, and certain other agreements with the Funds’ Investment Adviser and its affiliates. The Contract Review Committee is also responsible for overseeing the Board’s processes for considering and reviewing performance under the operation of the Funds’ distribution, service, shareholder administration and other plans, and any agreements related to the plans, whether or not such plans and agreements are adopted pursuant to Rule 12b-1 under the Act. The Contract Review Committee also provides appropriate assistance to the Board in connection with the Board’s approval, oversight and review of the Funds’ other service providers including, without limitation, the Funds’ custodian/accounting agent, sub-transfer agents, professional (legal and accounting) firms and printing firms. The Contract Review Committee met three times during the fiscal year ended October 31, 2014. All of the Independent Trustees serve on the Contract Review Committee.

Risk Oversight

The Board is responsible for the oversight of the activities of the Funds, including oversight of risk management. Day-to-day risk management with respect to the Funds is the responsibility of GSAM or other service providers (depending on the nature of the risk), subject to supervision by GSAM. The risks of the Funds include, but are not limited to, investment risk, compliance risk, operational risk, reputational risk, credit risk and counterparty risk. Each of GSAM and the other service providers have their own independent interest in risk management and their policies and methods of risk management may differ from the Funds and each other’s in the setting of priorities, the resources available or the effectiveness of relevant controls. As a result, the Board recognizes that it is not possible to identify all of the risks that may affect the Funds or to develop processes and controls to eliminate or mitigate their occurrence or effects, and that some risks are simply beyond the control of the Funds or GSAM, its affiliates or other service providers.

The Board effectuates its oversight role primarily through regular and special meetings of the Board and Board committees. In certain cases, risk management issues are specifically addressed in presentations and discussions. For example, GSAM has an independent dedicated Market Risk Group that assists GSAM in managing investment risk. Representatives from the Market Risk

Group regularly meet with the Board to discuss their analysis and methodologies. In addition, investment risk is discussed in the context of regular presentations to the Board on Fund strategy and performance. Other types of risk are addressed as part of presentations on related topics (e.g. compliance policies) or in the context of presentations focused specifically on one or more risks. The Board also receives reports from GSAM management on operational risks, reputational risks and counterparty risks relating to the Funds.

Board oversight of risk management is also performed by various Board committees. For example, the Audit Committee meets with both the Funds’ independent registered public accounting firm and GSAM’s internal audit group to review risk controls in place that support the Funds as well as test results, and the Compliance Committee meets with the CCO and representatives of GSAM’s compliance group to review testing results of the Funds’ compliance policies and procedures and other compliance issues. Board oversight of risk is also performed as needed between meetings through communications between GSAM and the Board. The Board may, at any time and in its discretion, change the manner in which it conducts risk oversight. The Board’s oversight role does not make the Board a guarantor of the Fund’s investments or activities.

Trustee Ownership of Fund Shares

The following table shows the dollar range of shares beneficially owned by each Trustee in the Funds and other portfolios of the Goldman Sachs Fund Complex as of December 31, 2014, unless otherwise noted.

Name of Trustee	Dollar Range of Equity Securities in the Funds(1)	Aggregate Dollar Range of Equity Securities in All Portfolios in Fund Complex Overseen By Trustee
Ashok N. Bakhru	None	Over $100,000
Kathryn A. Cassidy[2]	—	—
John P. Coblentz, Jr.	Emerging Markets Equity: $10,001 - $50,000	Over $100,000
Diana M. Daniels	None	Over $100,000
Joseph P. LoRusso	None	Over $100,000
Herbert J. Markley	Focused International Equity: $10,001 - $50,000 Large Cap Value Insights: $10,001 - $50,000	Over $100,000
James A. McNamara	Focused International Equity: $10,001 - $50,000	Over $100,000
Jessica Palmer	None	Over $100,000
Alan A. Shuch	None	Over $100,000
Richard P. Strubel	None	Over $100,000
Roy W. Templin	International Small Cap: Over $100,000	Over $100,000
Gregory G. Weaver[2]	—	—

[1]	Includes the value of shares beneficially owned by each Trustee in each Fund described in this SAI.
[2]	Ms. Cassidy and Mr. Weaver began serving as Trustees effective February 1, 2015.

As of January 31, 2015, the Trustees and Officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Funds.

Board Compensation

Each Independent Trustee is compensated with a unitary annual fee for his or her services as a Trustee of the Trust and as a member of the Governance and Nominating Committee, Compliance Committee, Contract Review Committee, and Audit Committee. The Chairman and “audit committee financial expert” receive additional compensation for their services. The Independent Trustees are also reimbursed for reasonable travel expenses incurred in connection with attending meetings. The Trust may also pay the reasonable incidental costs of a Trustee to attend training or other types of conferences relating to the investment company industry.

The following tables set forth certain information with respect to the compensation of each Trustee of the Trust for the fiscal year ended October 31, 2014.

Trustee Compensation

	Fund
Name of Trustee	Large Cap Value Insights	U.S. Equity Insights	Large Cap Growth Insights	Small Cap Equity Insights
Ashok N. Bakhru[1]	$3,478	$3,483	$3,490	$3,401
Kathryn A. Cassidy[2]	—	—	—	—
John P. Coblentz, Jr.[3]	2,638	2,642	2,647	2,580
Diana M. Daniels	2,278	2,282	2,286	2,228
Joseph P. LoRusso	2,278	2,282	2,286	2,228
Herbert J. Markley	2,278	2,282	2,286	2,228
James A. McNamara[4]	—	—	—	—
Jessica Palmer	2,278	2,282	2,286	2,228
Alan A. Shuch[4]	—	—	—	—
Richard P. Strubel	2,278	2,282	2,286	2,228
Roy W. Templin	2,278	2,282	2,286	2,228
Gregory G. Weaver[2]	—	—	—	—

Name of Trustee	International Small Cap Insights	Emerging Markets Equity Insights	International Equity Insights	Small Cap Value Insights
Ashok N. Bakhru[1]	$3,639	$3,602	$3,753	$3,371
Kathryn A. Cassidy[2]	—	—	—	—
John P. Coblentz, Jr.[3]	2,761	2,732	2,847	2,558
Diana M. Daniels	2,384	2,360	2,458	2,209
Joseph P. LoRusso	2,384	2,360	2,458	2,209
Herbert J. Markley	2,384	2,360	2,458	2,209
James A. McNamara[4]	—	—	—	—
Jessica Palmer	2,384	2,360	2,458	2,209
Alan A. Shuch[4]	—	—	—	—
Richard P. Strubel	2,384	2,360	2,458	2,209
Roy W. Templin	2,384	2,360	2,458	2,209
Gregory G. Weaver[2]	—	—	—	—

Name of Trustee	Small Cap Growth Insights	Focused International Equity	International Small Cap	Emerging Markets Equity
Ashok N. Bakhru[1]	$3,336	$3,420	$3,400	$3,483
Kathryn A. Cassidy[2]	—	—	—	—
John P. Coblentz, Jr.[3]	2,531	2,594	2,579	2,642
Diana M. Daniels	2,186	2,241	2,227	2,282
Joseph P. LoRusso	2,186	2,241	2,227	2,282
Herbert J. Markley	2,186	2,241	2,227	2,282
James A. McNamara[4]	—	—	—	—
Jessica Palmer	2,186	2,241	2,227	2,282
Alan A. Shuch[4]	—	—	—	—
Richard P. Strubel	2,186	2,241	2,227	2,282
Roy W. Templin	2,186	2,241	2,227	2,282
Gregory G. Weaver[2]	—	—	—	—

Name of Trustee	Asia Equity	BRIC	Strategic International Equity	N-11 Equity
Ashok N. Bakhru[1]	$3,339	$3,400	$3,341	$3,516
Kathryn A. Cassidy[2]
John P. Coblentz, Jr.[3]	2,533	2,579	2,534	2,667
Diana M. Daniels	2,187	2,227	2,189	2,303
Joseph P. LoRusso	2,187	2,227	2,189	2,303
Herbert J. Markley	2,187	2,227	2,189	2,303
James A. McNamara[4]	—	—	—	—
Jessica Palmer	2,187	2,227	2,189	2,303
Alan A. Shuch[4]	—	—	—	—
Richard P. Strubel	2,187	2,227	2,189	2,303
Roy W. Templin	2,187	2,227	2,189	2,303
Gregory G. Weaver[2]

Name of Trustee	Pension or Retirement Benefits Accrued as Part Of the Trust’s Expenses	Total Compensation From Fund Complex (including the Funds)*
Ashok N. Bakhru[1]	$0	$711,583
Kathryn A. Cassidy[2]	—	—
John P. Coblentz, Jr.[3]	0	556,611
Diana M. Daniels	0	286,333
Joseph P. LoRusso	0	286,333
Herbert J. Markley	0	286,333
James A. McNamara[4]	—	—
Jessica Palmer	0	286,333
Alan A. Shuch[4]	—	—
Richard P. Strubel	0	487,833
Roy W. Templin	0	286,333
Gregory G. Weaver[2]	—	—

*	Represents fees paid to each Trustee during the fiscal year ended October 31, 2014 from the Goldman Sachs Fund Complex.
[1]	Includes compensation as Board Chairman.
[2]	Ms. Cassidy and Mr. Weaver began serving as Trustees effective February 1, 2015.
[3]	Includes compensation as “audit committee financial expert,” as defined in Item 3 of Form N-CSR.
[4]	Messrs. McNamara and Shuch are Interested Trustees, and as such, receive no compensation from the Funds or the Goldman Sachs Fund Complex.

Miscellaneous

The Trust, its Investment Advisers and principal underwriter have adopted codes of ethics under Rule 17j-1 of the Act that permit personnel subject to their particular codes of ethics to invest in securities, including securities that may be purchased or held by the Funds.

MANAGEMENT SERVICES

As stated in the Funds’ Prospectuses, GSAM, 200 West Street, New York, New York 10282, serves as Investment Adviser to the Equity Insights Funds. GSAM is a wholly-owned subsidiary of The Goldman Sachs Group, Inc. and an affiliate of Goldman Sachs. Prior to the end of April 2003, Goldman Sachs Asset Management, a business unit of the Investment Management Division of Goldman Sachs, served as the investment adviser to the Large Cap Value Insights, Large Cap Growth Insights, Small Cap Equity Insights and International Equity Insights Funds (under their former names). In April 2003, GSAM assumed investment advisory responsibilities for those Funds. GSAMI, Christchurch Court, 10-15 Newgate Street, London, England EC1A7HD, serves as Investment Adviser to the International Equity Funds. GSAMI is also an affiliate of Goldman Sachs. See “Service Providers” in the Funds’ Prospectuses for a description of the applicable Investment Adviser’s duties to the Funds.

Founded in 1869, Goldman Sachs Group, Inc. is a publicly-held financial holding company and a leading global investment banking, securities and investment management firm. Goldman Sachs is a leader in developing portfolio strategies and in many fields of investing and financing, participating in financial markets worldwide and serving individuals, institutions, corporations and governments. Goldman Sachs is also among the principal market sources for current and thorough information on companies, industrial sectors, markets, economies and currencies, and trades and makes markets in a wide range of equity and debt securities 24 hours a day. The firm is headquartered in New York with offices in countries throughout the world. It has trading professionals throughout the United States, as well as in London, Frankfurt, Tokyo, Seoul, Sao Paulo and other major financial centers around the world. The active participation of Goldman Sachs in the world’s financial markets enhances its ability to identify attractive investments. Goldman Sachs has agreed to permit the Funds to use the name “Goldman Sachs” or a derivative thereof as part of each Fund’s name for as long as each Fund’s Management Agreement (as described below) is in effect.

The Management Agreement provides that GSAM and GSAMI, in their capacity as Investment Advisers, may render similar services to others so long as the services under the Management Agreement are not impaired thereby. The Funds’ Management Agreement was most recently approved by the Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to such agreement or “interested persons” (as such term is defined in the Act) of any party thereto (the “non-interested Trustees”) on June 12, 2014. A discussion regarding the Trustees’ basis for approving the Management Agreement on behalf of each Fund in 2014 is available in the Funds’ annual reports for the fiscal year ended October 31, 2014.

These management arrangements were last approved by the shareholders of the Funds then in existence on April 21, 1997. The management arrangements for those Funds that commenced investment operations after April 21, 1997 were last approved by the initial sole shareholder of each such Fund, prior to the Fund’s commencement of operations.

The Management Agreement will remain in effect until June 30, 2015 and will continue in effect with respect to each Fund from year to year thereafter provided such continuance is specifically approved at least annually by (i) the vote of a majority of such Fund’s outstanding voting securities or a majority of the Trustees of the Trust, and (ii) the vote of a majority of the non-interested Trustees of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

The Management Agreement will terminate automatically if assigned (as defined in the Act). The Management Agreement is terminable at any time without penalty by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the applicable Fund on 60 days’ written notice to the applicable Investment Adviser or by the Investment Adviser on 60 days’ written notice to the Trust.

Pursuant to the Management Agreement, the Investment Advisers are entitled to receive the fees set forth below, payable monthly based on each Fund’s average daily net assets. Also included below are the actual management fee rates paid by each Fund (after reflection of any management fee waivers, as indicated) for the fiscal year ended October 31, 2014.

Fund	Contractual Rate	Actual Rate for the Fiscal Year Ended October 31, 2014
GSAM
Large Cap Value Insights Fund	0.60% on the first $1 billion 0.54% over $1 billion up to $2 billion 0.51% over $2 billion up to $5 billion 0.50% over $5 billion up to $8 billion 0.49% over $8 billion	0.52	%*
U.S. Equity Insights Fund	0.65% on the first $1 billion 0.59% over $1 billion up to $2 billion 0.56% over $2 billion up to $5 billion 0.55% over $5 billion up to $8 billion 0.54% over $8 billion	0.52	%*
Large Cap Growth Insights Fund	0.65% on the first $1 billion 0.59% over $1 billion up to $2 billion 0.56% over $2 billion up to $5 billion 0.55% over $5 billion up to $8 billion 0.54% over $8 billion	0.52	%*
Small Cap Equity Insights Fund	0.85% on the first $2 billion 0.77% over $2 billion up to $5 billion 0.73% over $5 billion up to $8 billion 0.72% over $8 billion	0.82	%*
Small Cap Value Insights Fund	0.85% on the first $2 billion 0.77% over $2 billion up to $5 billion 0.73% over $5 billion up to $8 billion 0.72% over $8 billion	0.81	%*
Small Cap Growth Insights Fund	0.85% on the first $2 billion 0.77% over $2 billion up to $5 billion 0.73% over $5 billion up to $8 billion 0.72% over $8 billion	0.84	%*

Fund	Contractual Rate	Actual Rate for the Fiscal Year Ended October 31, 2014
International Equity Insights Fund	0.85% on the first $1 billion 0.77% over $1 billion up to $2 billion 0.73% over $2 billion up to $5 billion 0.72% over $5 billion up to $8 billion 0.71% over $8 billion	0.85%
International Small Cap Insights Fund	0.85% on the first $2 billion 0.77% over $2 billion up to $5 billion 0.73% over $5 billion up to $8 billion 0.72% over $8 billion	0.85%
Emerging Markets Equity Insights Fund	1.00% on the first $2 billion 0.90% over $2 billion up to $5 billion 0.86% over $5 billion up to $8 billion 0.84% over $8 billion	1.00%
GSAMI
Focused International Equity Fund	1.00% on the first $1 billion 0.90% over $1 billion up to $2 billion 0.86% over $2 billion up to $5 billion 0.84% over $5 billion up to $8 billion 0.82% over $8 billion	0.86	%*
International Small Cap Fund	1.10% on the first $2 billion 0.99% over $2 billion up to $5 billion 0.94% over $5 billion up to $8 billion 0.92% over $8 billion	1.02	%*
Emerging Markets Equity Fund	1.20% on the first $2 billion 1.08% over $2 billion up to $5 billion 1.03% over $5 billion up to $8 billion 1.01% over $8 billion	1.02	%*
Asia Equity Fund	1.00% on the first $1 billion 0.90% over $1 billion up to $2 billion 0.86% over $2 billion up to $5 billion 0.84% over $5 billion up to $8 billion 0.82% over $8 billion	1.00	%*
BRIC Fund	1.30% on first $2 billion 1.17% over $2 billion up to $5 billion 1.11% over $5 billion up to $8 billion 1.09% over $8 billion	1.04	%*
Strategic International Equity Fund	0.85% on the first $1 billion 0.77% over $1 billion up to $2 billion 0.73% over $2 billion up to $5 billion 0.72% over $5 billion up to $8 billion 0.71% over $8 billion	0.85%
N-11 Equity Fund	1.30% on first $2 billion 1.24% over $2 billion up to $5 billion 1.21% over $5 billion up to $8 billion 1.19% over $8 billion	1.13	%*

*	Effective July 31, 2015, the Investment Adviser agreed to waive a portion of its management fees, such that the effective net management fee rates would not exceed 0.52%, 0.52%, 0.52%, 0.82%, 0.81%, 0.84%, 0.86%, 1.02%, 1.02%, 1.04% and 1.13% for the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, Focused International Equity, International Small Cap, Emerging Markets Equity, BRIC and N-11 Equity Funds, respectively. Where the application of the above contractual management fee breakpoint schedule would result in a lower management fee rate, the breakpoint schedule would be applied to the Fund’s assets. These fee waiver arrangements will remain in effect through at least July 31, 2016, and prior to such date the Investment Adviser may not terminate the arrangements without the approval of the Board of Trustees. In the absence of such fee waivers, the effective management fee rates for the fiscal year ended October 31, 2014 for the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, Focused International Equity, International Small Cap, Emerging Markets Equity, BRIC and N-11 Equity Funds would have been equal to 0.60%, 0.65%, 0.65%, 0.85%, 0.85%, 0.85%, 1.00%, 1.10%, 1.20%, 1.30% and 1.30%, respectively.

For the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012, the amounts of the fees incurred by each of the following Funds under the Management Agreement were as follows (with and without the fee limitations that were then in effect):

Fund	Fiscal year ended October 31, 2014		Fiscal year ended October 31, 2013		Fiscal year ended October 31, 2012
	With Fee Limitations	Without Fee Limitations	With Fee Limitations	Without Fee Limitations	With Fee Limitations	Without Fee Limitations
Large Cap Value Insights Fund	$7,303,950	$7,628,213	$1,840,467	$2,165,258	$2,591,168	$3,048,433
U.S. Equity Insights Fund	6,734,094	7,258,089	1,716,608	2,187,833	1,719,589	2,191,633
Large Cap Growth Insights Fund	2,091,513	2,631,342	1,805,113	2,300,637	2,945,610	3,754,209
Small Cap Equity Insights Fund	2,345,343	2,407,134	1,758,214	1,829,580	1,561,318	1,638,420
International Equity Insights Fund	8,063,145	8,063,145	8,209,611	8,209,611	8,507,681	8,507,681
Focused International Equity Fund	2,228,115	2,584,295	1,395,950	1,485,051	1,292,478	1,374,974
International Small Cap Fund	2,084,749	2,249,102	1,361,005	1,386,207	698,245	711,174
Emerging Markets Equity Fund	3,812,967	4,485,843	4,540,913	5,245,547	4,290,934	4,767,707
Asia Equity Fund	703,889	703,889	610,893	610,893	672,258	672,258
BRIC Fund	2,007,106	2,508,884	3,595,069	4,302,292	5,292,927	5,930,603
Small Cap Value Insights Fund	2,209,338	2,266,332	1,110,276	1,165,106	1,066,036	1,118,680
Small Cap Growth Insights Fund	508,590	515,439	405,444	414,561	350,133	367,424
Strategic International Equity Fund	649,800	649,800	516,980	516,980	468,602	468,602
International Small Cap Insights Fund	6,577,416	6,577,416	2,814,046	2,814,046	2,300,192	2,300,192
Emerging Markets Equity Insights Fund	6,646,145	6,646,145	5,901,129	5,901,129	3,443,207	3,443,207
N-11 Equity Fund	5,095,787	5,862,404	4,043,538	4,602,740	1,239,666	1,354,258

In addition to providing advisory services, under the Management Agreement, each Investment Adviser also: (i) supervises all non-advisory operations of each Fund; (ii) provides personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of each Fund; (iii) arranges for at each Fund’s expense: (a) the preparation of all required tax returns, (b) the preparation and submission of reports to existing shareholders, (c) the periodic updating of prospectuses and statements of additional information and (d) the preparation of reports to be filed with the SEC and other regulatory authorities; (iv) maintains each Fund’s records; and (v) provides office space and all necessary office equipment and services.

Portfolio Managers – Other Accounts Managed by the Portfolio Managers

The following tables disclose other accounts within each type of category listed below for which the portfolio managers are jointly and primarily responsible for day to day portfolio management as of October 31, 2014.

For each portfolio manager listed below, the total number of accounts managed is a reflection of accounts within the strategy they oversee or manage, as well as accounts which participate in the sector in which they manage. There are multiple portfolio managers involved with each account.

	Number of Other Accounts Managed and Total Assets by Account Type						Number of Accounts and Total Assets for Which Advisory Fee is Performance Based
	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts		Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Name of Portfolio Manager	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed
Large Cap Value Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
U.S. Equity Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
Large Cap Growth Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
Small Cap Equity Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
Small Cap Value Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
Small Cap Growth Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—
International Equity Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
William Fallon	10	$3.2 billion	12	$1.9 billion	6	$0.9 billion	—	—	—	—	1	$0.08 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
James Park	10	$3.2 billion	12	$1.9 billion	6	$1.0 billion	—	—	—	—	1	$0.1 billion
Takashi Suwabe	6	$1.7 billion	11	$2.9 billion	10	$4.6 billion	—	—	—	—	2	$1.1 billion
Denis Suvorov	6	$1.7 billion	8	$2.0 billion	7	$2.5 billion	—	—	—	—	2	$1.1 billion
International Small Cap Insights
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
Takashi Suwabe	6	$1.7 billion	11	$2.9 billion	10	$4.6 billion	—	—	—	—	2	$1.1 billion
Denis Suvorov	6	$1.7 billion	8	$2.0 billion	7	$2.5 billion	—	—	—	—	2	$1.1 billion
Emerging Markets Equity Insights Fund
Ron Hua	19	$4.6 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
William Fallon	10	$3.2 billion	12	$1.9 billion	6	$0.9 billion	—	—	—	—	1	$0.08 billion
Len Ioffe	17	$4.4 billion	15	$3.7 billion	14	$5.2 billion	—	—	—	—	2	$1.1 billion
Osman Ali	18	$5.0 billion	15	$3.7 billion	14	$5. 2 billion	—	—	—	—	2	$1.1 billion
James Park	10	$3.2 billion	12	$1.9 billion	6	$1.0 billion	—	—	—	—	1	$0.1 billion
Dennis Walsh	12	$3.0 billion	5	$1.1 billion	4	$0.6 billion	—	—	—	—	—	—

	Number of Other Accounts Managed and Total Assets by Account Type						Number of Accounts and Total Assets for Which Advisory Fee is Performance Based
	Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts		Registered Investment Companies		Other Pooled Investment Vehicles		Other Accounts
Name of Portfolio Manager	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed	Number of Accounts	Assets Managed
Focused International Equity Fund
Alexis Deladerrière	2	$0.5 billion	—	—	1	$0.1 billion	—	—	—	—	—	—
Suneil Mahindru	1	$0.2 billion	4	$9 million	3	$0.4 billion	—	—	—	—	—	—
International Small Cap Fund
Gaurav Rege	1	$0.1 billion	—	—	1	$0.1 billion	—	—	—	—	—	—
Emerging Markets Equity Fund
Basak Yavuz	1	$79 million	1	$0.1 billion	—	—	—	—	—	—	—	—
Prashant Khemka	—	—	—	—	—	—	—	—	—	—	—	—
Asia Equity Fund
Kevin Ohn	1	$0.1 billion	1	$11 million	1	$0.1 billion	—	—	—	—	—	—
Alina Chiew	3	$0.9 billion	2	$0.4 billion	3	$0.2 billion	—	—	—	—	1	$0.17 billion
BRIC Fund
Basak Yavuz	1	$79 million	1	$0.1 billion	—	—	—	—	—	—	—	—
Prashant Khemka	—	—	—	—	—	—	—	—	—	—	—	—
Strategic International Equity Fund
Suneil Mahindru	1	$0.2 billion	4	$9 million	3	$0.2 billion	—	—	—	—	—	—
Alexis Deladerrière	2	$0.5 billion	—	—	1	$0.1 billion	—	—	—	—	—	—
N-11 Equity Fund
Basak Yavuz	1	$79 million	1	$0.1 billion	—	—	—	—	—	—	—	—
Prashant Khemka	—	—	—	—	—	—	—	—	—	—	—	—

Conflicts of Interest. The Investment Advisers’ portfolio managers are often responsible for managing one or more of the Funds as well as other accounts, including proprietary accounts, separate accounts and other pooled investment vehicles, such as unregistered hedge funds. A portfolio manager may manage a separate account or other pooled investment vehicle which may have materially higher fee arrangements than the Fund and may also have a performance-based fee. The side-by-side management of these funds may raise potential conflicts of interest relating to cross trading, the allocation of investment opportunities and the aggregation and allocation of trades.

The Investment Advisers have a fiduciary responsibility to manage all client accounts in a fair and equitable manner. They seek to provide best execution of all securities transactions and aggregate and then allocate securities to client accounts in a fair and timely manner. To this end, the Investment Advisers have developed policies and procedures designed to mitigate and manage the potential conflicts of interest that may arise from side-by-side management. In addition, the Investment Advisers and the Funds have adopted policies limiting the circumstances under which cross-trades may be effected between a Fund and another client account. The Investment Advisers conduct periodic reviews of trades for consistency with these policies. For more information about conflicts of interests that may arise in connection with the portfolio manager’s management of the Funds’ investments and the investments of other accounts, see “POTENTIAL CONFLICTS OF INTEREST – Potential Conflicts Relating to the Allocation of Investment Opportunities Among the Funds and Other Goldman Sachs Accounts and Potential Conflicts Relating to Goldman Sachs’ and the Investment Adviser’s Proprietary Activities and Activities on Behalf of Other Accounts.”

Portfolio Managers — Compensation

Compensation for portfolio managers of the Investment Advisers is comprised of a base salary and discretionary variable compensation. The base salary is fixed from year to year. Year-end discretionary variable compensation is primarily a function of each portfolio manager’s individual performance and his or her contribution to overall team performance; the performance of the Investment Advisers and Goldman Sachs; the team’s net revenues for the past year which in part is derived from advisory fees, and for certain accounts, performance-based fees; and anticipated compensation levels among competitor firms. Portfolio managers are rewarded, in part, for their delivery of investment performance, measured on a pre-tax basis, which is reasonably expected to meet or exceed the expectations of clients and fund shareholders in terms of: excess return over an applicable benchmark, peer group ranking, risk management and factors specific to certain funds such as yield or regional focus. Performance is judged over 1-, 3- and 5-year time horizons.

For compensation purposes, the benchmarks for these Funds are:

U.S. Equity Insights Fund: S&P 500® Index

Small Cap Equity Insights Fund: Russell 2000® Index

Large Cap Value Insights Fund: Russell 1000® Value Index

Large Cap Growth Insights Fund: Russell 1000® Growth Index

Small Cap Value Insights Fund: Russell 2000® Value Index

Small Cap Growth Insights Team: Russell 2000® Growth Index

International Equity Insights Fund: MSCI® Europe, Australia, Far East (“EAFE®”) Index (net of withholding taxes, unhedged)

International Small Cap Insights Fund: MSCI® EAFE Small Cap Index (net of dividend withholding taxes)

Emerging Markets Equity Insights Fund: MSCI® Emerging Markets Index (net of dividend withholding taxes)

Focused International Equity Fund: MSCI® EAFE® (net, unhedged) Index

International Small Cap Fund: S&P Developed Ex-U.S. Small Cap (net) Index

Emerging Markets Equity Fund: MSCI® Emerging Markets (net, unhedged, USD) Index

Asia Equity Fund: MSCI® All Country Asia ex-Japan (net, USD, unhedged) Index

BRIC Fund (Brazil, Russia, India, China): MSCI BRIC (net, unhedged, USD) Index

Strategic International Equity Fund: MSCI® EAFE® (net, unhedged) Index

N-11 Equity Fund: MSCI® GDP Weighted N-11 ex-Iran (net, unhedged) Index

The discretionary variable compensation for portfolio managers is also significantly influenced by: (1) effective participation in team research discussions and process; and (2) management of risk in alignment with the targeted risk parameter and investment objective of the fund. Other factors may also be considered including: (1) general client/shareholder orientation and (2) teamwork and leadership. Portfolio managers may receive equity-based awards as part of their discretionary variable compensation.

Other Compensation—In addition to base salary and discretionary variable compensation, the Investment Adviser has a number of additional benefits in place including (1) a 401k program that enables employees to direct a percentage of their pretax salary and bonus income into a tax-qualified retirement plan; and (2) investment opportunity programs in which certain professionals may participate subject to certain eligibility requirements.

Portfolio Managers – Portfolio Managers’ Ownership of Securities in the Funds They Manage

The following table shows the portfolio managers’ ownership of securities in the Funds they manage as of October 31, 2014:

Name of Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned by Portfolio Manager
Large Cap Value Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	$10,001 - $50,000
Osman Ali	$1 - $10,000
Dennis Walsh	$10,001 - $50,000
U.S. Equity Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	None
Osman Ali	$1 - $10,000
Dennis Walsh	None
Large Cap Growth Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	$10,001 - $50,000
Osman Ali	$1 - $10,000
Dennis Walsh	None
Small Cap Equity Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	$100,001 - $500,000
Osman Ali	$1 - $10,000
Dennis Walsh	None
Small Cap Value Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	$10,001 - $50,000
Osman Ali	$1 - $10,000
Dennis Walsh	None
Small Cap Growth Insights Fund
Len Ioffe	$1 - $10,000
Ron Hua	$10,001 - $50,000
Osman Ali	$1 - $10,000
Dennis Walsh	None
International Equity Insights Fund
Len Ioffe	$10,001 - $50,000
Ron Hua	$100,001 - $500,000
Willam Fallon	$100,001 - $500,000
James Park	$50,001 - $100,000
Osman Ali	None
Takashi Suwabe	None
Denis Suvorov	$1 - $10,000
International Small Cap Insights Fund
Len Ioffe	$10,001 - $50,000
Ron Hua	$100,001 - $500,000
Osman Ali	$10,001 - $50,000
Takashi Suwabe	$50,001 - $100,000
Denis Suvorov	$1 - $10,000
Emerging Markets Equity Insights Fund
Len Ioffe	$100,001 - $500,000
Ron Hua	$100,001 - $500,000
William Fallon	$100,001 - $500,000
Dennis WalshOver $100,000	$100,001 - $500,000
James Park	None

Name of Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned by Portfolio Manager
Osman Ali	None
Focused International Equity Fund
Alexis Deladerrière	None
Suneil Mahindru	None
International Small Cap Fund
Gaurav Rege	None
Emerging Markets Equity Fund
Basak Yavuz	None
Prashant Khemka	None
Asia Equity Fund
Kevin Ohn	None
Alina Chiew	None
BRIC Fund
Basak Yavuz	None
Prashant Khemka	None
Strategic International Equity Fund
Suneil Mahindru	None
Alexis Deladerrière	None
N-11 Equity Fund
Basak Yavuz	None
Prashant Khemka	None

Distributor and Transfer Agent

Goldman Sachs, 200 West Street, New York, New York 10282, serves as the exclusive distributor of shares of the Funds pursuant to a “best efforts” arrangement as provided by a distribution agreement with the Trust on behalf of each Fund. Shares of the Funds are offered and sold on a continuous basis by Goldman Sachs, acting as agent. Pursuant to the distribution agreement, after the Prospectuses and periodic reports have been prepared, set in type and mailed to shareholders, Goldman Sachs will pay for the printing and distribution of copies thereof used in connection with the offering to prospective investors. Goldman Sachs will also pay for other supplementary sales literature and advertising costs. Goldman Sachs may enter into sales agreements with certain Authorized Institutions to solicit subscriptions for Class A, Class C, Class R, Class IR and Class R6 Shares of the Funds. Goldman Sachs receives a portion of the sales charge imposed on the sale, in the case of Class A Shares, or redemption, in the case of Class C Shares (and in certain cases, Class A Shares), of such Fund shares.

Goldman Sachs retained approximately the following combined commissions on sales of Class A, Class B and Class C Shares during the following periods:

Fund	Fiscal year ended October 31, 2014(1)	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$7,860	$2,651	$2,924
U.S. Equity Insights Fund	9,764	9,039	7,781
Large Cap Growth Insights Fund	11,913	3,284	3,925
Small Cap Equity Insights Fund	2,865	2,051	5,656
Small Cap Value Insights Fund	3,566	3,946	3,685
Small Cap Growth Insights Fund	2,615	1,814	2,064
International Equity Insights Fund	6,058	4,609	5,118
International Small Cap Insights Fund	52,151	11,525	1,083
Emerging Markets Equity Insights Fund	1,913	2,991	1,025

Fund	Fiscal year ended October 31, 2014(1)	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Focused International Equity Fund	10,129	2,662	2,150
International Small Cap Fund	3,218	1,121	2,004
Emerging Markets Equity Fund	6,241	6,627	6,670
Asia Equity Fund	2,326	3,850	433
BRIC Fund	7,093	14,966	25,925
Strategic International Equity Fund	2,638	1,843	1,308
N-11 Equity Fund	5,737	37,471	15,964

1	Effective at the close of business on November 14, 2014, Class B Shares converted to Class A shares, including Class B Shares that were scheduled to convert on a later date.

Dealer Reallowances. Class A Shares of the Funds are sold subject to a front-end sales charge, as described in the Prospectuses and in this SAI in the section “SHARES OF THE TRUST.” Goldman Sachs may pay commissions to Authorized Institutions that sell Class A Shares of the Funds in the form of a “reallowance” of all or a portion of the sales charge paid on the purchase of those shares. Goldman Sachs reallows the following amounts, expressed as a percentage of each Fund’s offering price with respect to purchases under $50,000:

Fund	Dealer Reallowance as Percentage of Offering Price
Large Cap Value Insights Fund	4.76%
U.S. Equity Insights Fund	4.93%
Large Cap Growth Insights Fund	4.78%
Small Cap Equity Insights Fund	4.97%
Small Cap Value Insights Fund	4.98%
Small Cap Growth Insights Fund	5.01%
International Equity Insights Fund	6.44%
International Small Cap Insights Fund	6.24%
Emerging Markets Equity Insights Fund	5.93%
Focused International Equity Fund	6.20%
International Small Cap Fund	6.18%
Emerging Markets Equity Fund	6.43%
Asia Equity Fund	6.47%
BRIC Fund	6.28%
Strategic International Equity Fund	6.21%
N-11 Equity Fund	6.43%

Dealer allowances may be changed periodically. During special promotions, the entire sales charge may be reallowed to Authorized Institutions. Authorized Institutions to whom substantially the entire sales charge is reallowed may be deemed to be “underwriters” under the 1933 Act.

Transfer Agent: Goldman Sachs, 71 South Wacker Drive, Chicago, IL 60606 serves as the Trust’s transfer and dividend disbursing agent. Under its transfer agency agreement with the Trust, Goldman Sachs has undertaken with the Trust to (i) record the issuance, transfer and redemption of shares, (ii) provide purchase and redemption confirmations and quarterly statements, as well as certain other statements, (iii) provide certain information to the Trust’s custodian and the relevant sub-custodian in connection with redemptions, (iv) provide dividend crediting and certain disbursing agent services, (v) maintain shareholder accounts, (vi) provide certain state Blue Sky and other information, (vii) provide shareholders and certain regulatory authorities with tax-related information, (viii) respond to shareholder inquiries, and (ix) render certain other miscellaneous services. For its transfer agency and dividend disbursing agent services, Goldman Sachs is entitled to receive a fee equal, on an annualized basis, to 0.02% of average daily net assets with respect to each Fund’s Class R6 Shares (as applicable), 0.04% of average daily net assets with respect to each Fund’s Institutional and Service Shares (as applicable) and 0.19% of average daily net assets with respect to each Fund’s Class A, Class C, Class R and Class IR Shares (as applicable). Goldman Sachs may pay to certain intermediaries who perform transfer agent services to shareholders a networking or sub-transfer agent fee. These payments will be made from the transfer agency fees noted above and in the Funds’ Prospectuses.

As compensation for services rendered to the Trust by Goldman Sachs as transfer dividend disbursing agent and the assumption by Goldman Sachs of the expenses related thereto, Goldman Sachs received fees for the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012 from each of the following Funds as follows under the fee schedules then in effect, except for Class R6 Shares which have not commenced operations as of the date of this SAI.

Fund	Class A, B and C fiscal year ended October 31, 2014(1)	Institutional Shares fiscal year ended October 31, 2014	Service Shares fiscal year ended October 31, 2014	Class R and IR fiscal year ended October 31, 2014
Large Cap Value Insights Fund	$135,257	$124,959	$2,115	$4,754
U.S. Equity Insights Fund	585,545	33,378	432	2,028
Large Cap Growth Insights Fund	190,887	120,600	54	5,171
Small Cap Equity Insights Fund	119,489	53,556	897	16,202
Small Cap Value Insights Fund [2]	239,216	5,548	—	5,151
Small Cap Growth Insights Fund [2]	79,214	10,192	—	685
International Equity Insights Fund	175,567	340,802	1,720	800
International Small Cap Insights Fund [3]	257,979	248,822	—	30,370
Emerging Markets Equity Insights Fund [4]	62,131	252,228	—	2,561
Focused International Equity Fund [5]	160,734	68,103	143	6,117
International Small Cap Fund [5]	36,121	72,615	424	5,428
Emerging Markets Equity Fund [5]	86,961	124,945	6,145	627
Asia Equity Fund [6]	31,953	21,420	—	40
BRIC Fund [3]	225,641	29,330	—	1,725
Strategic International Equity Fund	59,759	17,959	—	188
N-11 Equity Fund [3]	227,143	120,831	—	55,728

[1]	Effective at the close of business on November 14, 2014, Class B Shares converted to Class A shares, including Class B Shares that were scheduled to convert on a later date.
[2]	This Fund does not offer Service Shares.
[3]	This Fund does not offer Class R or Service Shares.
[4]	This Fund does not offer Service Shares. This Fund also did not offer Class R Shares as of October 31, 2014.
[5]	This Fund does not offer Class R Shares.
[6]	This Fund does not offer Class R, Class IR or Service Shares.

Fund	Class A, B and C fiscal year ended October 31, 2013	Institutional Shares fiscal year ended October 31, 2013	Service Shares fiscal year ended October 31, 2013	Class R and IR fiscal year ended October 31, 2013
Large Cap Value Insights Fund	$153,862	$109,941	$1,902	$547
U.S. Equity Insights Fund	539,454	20,357	410	1,425
Large Cap Growth Insights Fund	188,140	101,227	422	1,518
Small Cap Equity Insights Fund	111,486	57,925	937	6,964
Small Cap Value Insights Fund [1]	231,477	5,247	—	4,034
Small Cap Growth Insights Fund [1]	70,178	4,574	—	761
International Equity Insights Fund	272,834	326,426	2,884	647
International Small Cap Insights Fund [2]	52,561	120,986	—	1,782
Emerging Markets Equity Insights Fund [3]	62,550	222,637	—	1,145
Focused International Equity Fund [4]	134,343	30,711	130	1,322
International Small Cap Fund[4]	25,858	44,305	362	1,412
Emerging Markets Equity Fund[4]	105,710	145,809	6,681	515
Asia Equity Fund [5]	33,591	17,360	—	—
BRIC Fund [2]	342,306	59,627	—	3,267
Strategic International Equity Fund	58,258	12,027	—	172
N-11 Equity Fund [2]	184,026	93,058	—	46,661

[1]	This Fund does not offer Service Shares.
[2]	This Fund does not offer Class B, Class R or Service Shares.
[3]	This Fund does not offer Class B or Service Shares. This Fund also did not offer Class R Shares as of October 31, 2013.
[4]	This Fund does not offer Class R Shares.
[5]	This Fund does not offer Class R, Class IR or Service Shares.

Fund	Class A, B and C fiscal year ended October 31, 2012	Institutional Shares fiscal year ended October 31, 2012	Service Shares fiscal year ended October 31, 2012	Class R and IR fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$264,760	$144,941	$2,502	$221
U.S. Equity Insights Fund	571,477	14,010	401	703
Large Cap Growth Insights Fund	322,047	162,651	435	678
Small Cap Equity Insights Fund	151,638	42,198	753	10,583
Small Cap Value Insights Fund [1]	234,734	2,912	—	1,493
Small Cap Growth Insights Fund [1]	67,623	2,962	—	438
International Equity Insights Fund	482,408	298,133	3,909	262
International Small Cap Insights Fund [2]	46,376	98,342	—	661
Emerging Markets Equity Insights Fund [3]	51,028	126,952	—	162
Focused International Equity Fund [4]	195,358	13,749	115	37
International Small Cap Fund[4]	39,994	17,084	297	284
Emerging Markets Equity Fund[4]	128,296	125,767	6,055	440
Asia Equity Fund [5]	68,221	12,528	—	—
BRIC Fund [2]	511,062	73,920	—	4,603
Strategic International Equity Fund	84,244	4,291	—	120
N-11 Equity Fund [2]	51,978	28,739	—	9,442

[1]	This Fund does not offer Service Shares.
[2]	This Fund does not offer Class B, Class R or Service Shares.
[3]	This Fund does not offer Class B or Service Shares. This Fund also did not offer Class R Shares as of October 31, 2012.
[4]	This Fund does not offer Class R Shares.
[5]	This Fund does not offer Class R, Class IR or Service Shares.

The Trust’s distribution and transfer agency agreements each provide that Goldman Sachs may render similar services to others so long as the services Goldman Sachs provides thereunder are not impaired thereby. Such agreements also provide that the Trust will indemnify Goldman Sachs against certain liabilities.

Expenses

The Trust, on behalf of each Fund, is responsible for the payment of each Fund’s respective expenses. The expenses include, without limitation, the fees payable to the Investment Advisers, service fees and shareholder administration fees paid to Authorized Institutions, the fees and expenses of the Trust’s custodian and sub-custodians, transfer agent fees and expenses, pricing service fees and expenses, brokerage fees and commissions, filing fees for the registration or qualification of the Trust’s shares under federal or state securities laws, expenses of the organization of the Funds, fees and expenses incurred by the Trust in connection with membership in investment company organizations including, but not limited to, the Investment Company Institute, taxes, interest, costs of liability insurance, fidelity bonds or indemnification, any costs, expenses or losses arising out of any liability of, or claim for damages or other relief asserted against, the Trust for violation of any law, legal, tax and auditing fees and expenses (including the cost of legal and certain accounting services rendered by employees of Goldman Sachs or its affiliates with respect to the Trust), expenses of preparing and setting in type Prospectuses, SAIs, proxy material, reports and notices and the printing and distributing of the same to the Trust’s shareholders and regulatory authorities, any expenses assumed by a Fund pursuant to its distribution and service plans, compensation and expenses of its Independent Trustees, the fees and expenses of pricing services, dividend expenses on short sales and extraordinary expenses, if any, incurred by the Trust. Except for fees and expenses under any service plan, shareholder administration plan or distribution and service plans applicable to a particular class and transfer agency fees and expenses, all Fund expenses are borne on a non-class specific basis.

Fees and expenses borne by the Funds relating to legal counsel, registering shares of a Fund, holding meetings and communicating with shareholders may include an allocable portion of the cost of maintaining an internal legal and compliance department. Each Fund may also bear an allocable portion of the Investment Adviser’s costs of performing certain accounting services not being provided by a Fund’s custodian.

The imposition of the Investment Advisers’ fees, as well as other operating expenses, will have the effect of reducing the total return to investors. From time to time, the Investment Adviser may waive receipt of its fees and/or assume certain expenses of a Fund, which would have the effect of lowering that Fund’s overall expense ratio and increasing total return to investors at the time such amounts are waived or assumed, as the case may be.

As of July 31, 2015, the Investment Advisers have agreed to reduce or limit certain “Other Expenses” (excluding acquired fund fees and expenses, transfer agency fees and expenses, service fees and shareholder administration fees (as applicable), taxes, interest, brokerage fees, shareholder meeting, litigation, indemnification and other extraordinary expenses) to the following annual percentage rates of each Fund’s average daily net assets through at least July 31, 2016:

Fund	Other Expenses
Large Cap Value Insights Fund	0.004%
U.S. Equity Insights Fund	0.004%
Large Cap Growth Insights Fund	0.004%
Small Cap Equity Insights Fund	0.004%
Small Cap Value Insights Fund	0.004%
Small Cap Growth Insights Fund	0.004%
International Equity Insights Fund	0.004%
International Small Cap Insights Fund	0.014%
Emerging Markets Equity Insights Fund	0.144%
Focused International Equity Fund	0.014%
International Small Cap Fund	0.034%
Emerging Markets Equity Fund	0.264%
Asia Equity Fund	0.254%
BRIC Fund	0.264%
Strategic International Equity Fund	0.014%
N-11 Equity Fund	0.164%

Such reductions or limits, if any, are calculated monthly on a cumulative basis during each Fund’s fiscal year. The Investment Adviser may not terminate the arrangements prior to July 31, 2016 without the approval of the Board of Trustees. The expense limitation may be modified or terminated by the Investment Adviser at its discretion and without shareholder approval after such date, although the Investment Adviser does not presently intend to do so. The Funds’ “Other Expenses” may be further reduced by any custody and transfer agency fee credits received by the Funds.

Reimbursement

For the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012, the amounts of certain “Other Expenses” of each of the following Funds were reduced by the Investment Advisers in the following amounts under expense limitations that were then in effect:

Fund	Fiscal year ended October 31, 2014	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$375,218	$371,388	$333,466
U.S. Equity Insights Fund	438,038	401,717	359,733
Large Cap Growth Insights Fund	406,317	374,911	381,907
Small Cap Equity Insights Fund	427,901	361,046	325,200
Small Cap Value Insights Fund	410,919	330,832	294,192
Small Cap Growth Insights Fund	381,230	299,170	286,318
International Equity Insights Fund	573,316	672,492	796,000
International Small Cap Insights Fund	660,439	548,537	563,000
Emerging Markets Equity Insights Fund	525,440	770,806	860,000
Focused International Equity Fund	413,087	256,189	234,108
International Small Cap Fund	384,590	354,679	351,080
Emerging Markets Equity Fund	159,291	—	—
Asia Equity Fund	378,711	319,405	412,012
BRIC Fund	51,880	—	—
Strategic International Equity Fund	337,172	241,498	267,238
N-11 Equity Fund	758,097	751,557	458,186

Custodian and Sub-Custodians

State Street, One Lincoln Street, Boston, MA 02111, is the custodian of the Trust’s portfolio securities and cash for the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Value Insights, Small Cap Growth Insights and Small Cap Equity Insights Funds. JPMorganChase, 270 Park Avenue, New York, New York 10017, is the custodian to the Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity, International Small Cap Insights, International Equity Insights, Emerging Markets Equity Insights and N-11 Equity Funds. State Street and JPMorganChase also maintain the Trust’s accounting records for the Funds for which they serve as custodian. State Street may appoint domestic and foreign sub-custodians and use depositories from time to time to hold certain securities and other instruments purchased by the Trust in foreign countries and to hold cash and currencies for the Trust.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110, is the Funds’ independent registered public accounting firm. In addition to audit services, PricewaterhouseCoopers LLP prepares the Funds’ federal and state tax returns, and provides assistance on certain non-audit matters.

POTENTIAL CONFLICTS OF INTEREST

General Categories of Conflicts Associated with the Funds

Goldman Sachs (which, for purposes of this “POTENTIAL CONFLICTS OF INTEREST” section, shall mean, collectively, The Goldman Sachs Group, Inc., the Investment Advisers and their affiliates, directors, partners, trustees, managers, members, officers and employees) is a worldwide, full-service investment banking, broker-dealer, asset management and financial services organization and a major participant in global financial markets. As such, Goldman Sachs provides a wide range of financial services to a substantial and diversified client base. In those and other capacities, Goldman Sachs advises clients in all markets and transactions and purchases, sells, holds and recommends a broad array of investments for its own accounts and for the accounts of clients and of its personnel, through client accounts and the relationships and products it sponsors, manages and advises (such Goldman Sachs or other client accounts (including the Funds), relationships and products collectively, the “Accounts”). Goldman Sachs has direct and indirect interests in the global fixed income, currency, commodity, equities, bank loan and other markets, and the securities and issuers, in which the Funds may directly and indirectly invest. As a result, Goldman Sachs’ activities and dealings may affect the Funds in ways that may disadvantage or restrict the Funds and/or benefit Goldman Sachs or other Accounts. For purposes of this “POTENTIAL CONFLICTS OF INTEREST” section, “Funds” shall mean, collectively, the Funds and any of the other Goldman Sachs Funds.

The following are descriptions of certain conflicts of interest and potential conflicts of interest that may be associated with the financial or other interests that the Investment Advisers and Goldman Sachs may have in transactions effected by, with, and on behalf of the Funds. They are not, and are not intended to be, a complete enumeration or explanation of all of the potential conflicts of interest that may arise. Additional information about potential conflicts of interest regarding the Investment Advisers and Goldman Sachs is set forth in each Investment Adviser’s Form ADV, which prospective shareholders should review prior to purchasing Fund shares. A copy of Part 1 and Part 2 of each Investment Adviser’s Form ADV is available on the SEC’s website (www.adviserinfo.sec.gov). A copy of Part 2 of each Investment Adviser’s Form ADV will be provided to shareholders or prospective shareholders upon request.

The Sale of Fund Shares and the Allocation of Investment Opportunities

Sales Incentives and Related Conflicts Arising from Goldman Sachs’ Financial and Other Relationships with Intermediaries

Goldman Sachs and its personnel, including employees of the Investment Advisers, may have relationships (both involving and not involving the Funds, and including without limitation placement, brokerage, advisory and board relationships) with distributors, consultants and others who recommend, or engage in transactions with or for, the Funds. Such distributors, consultants and other parties may receive compensation from Goldman Sachs or the Funds in connection with such relationships. As a result of these relationships, distributors, consultants and other parties may have conflicts that create incentives for them to promote the Funds.

To the extent permitted by applicable law, Goldman Sachs and the Funds may make payments to authorized dealers and other financial intermediaries and to salespersons to promote the Funds. These payments may be made out of Goldman Sachs’ assets or amounts payable to Goldman Sachs. These payments may create an incentive for such persons to highlight, feature or recommend the Funds.

Allocation of Investment Opportunities Among the Funds and Other Accounts

The Investment Advisers may manage or advise multiple Accounts (including Accounts in which Goldman Sachs and its personnel have an interest) that have investment objectives that are similar to the Funds and that may seek to make investments or sell investments in the same securities or other instruments, sectors or strategies as the Funds. This may create potential conflicts, particularly in circumstances where the availability of such investment opportunities is limited (e.g., in local and emerging markets, high yield securities, fixed income securities, regulated industries, small capitalization and initial public offerings/new issues) or where the liquidity of such investment opportunities is limited.

The Investment Adviser does not receive performance-based compensation in respect of its investment management activities on behalf of the Funds, but may simultaneously manage Accounts for which the Investment Adviser receives greater fees or other compensation (including performance-based fees or allocations) than it receives in respect of the Funds. The simultaneous management of Accounts that pay greater fees or other compensation and the Funds may create a conflict of interest as the Investment Adviser may have an incentive to favor Accounts with the potential to receive greater fees. For instance, the Investment Adviser may be faced with a conflict of interest when allocating scarce investment opportunities given the possibly greater fees from Accounts that pay performance-based fees. To address these types of conflicts, the Investment Adviser has adopted policies and procedures under which it will allocate investment opportunities in a manner that it believes is consistent with its obligations as an investment adviser. However, the amount, timing, structuring or terms of an investment by the Funds may differ from, and performance may be lower than, the investments and performance of other Accounts.

To address these potential conflicts, the Investment Adviser has developed allocation policies and procedures that provide that Goldman Sachs personnel making portfolio decisions for Accounts will make purchase and sale decisions for, and allocate investment opportunities among, Accounts consistent with the Investment Adviser’s fiduciary obligations. These policies and procedures may result in the pro rata allocation (on a basis determined by the Investment Adviser) of limited opportunities across eligible Accounts managed by a particular portfolio management team, but in many other cases the allocations reflect numerous other factors as described below. Accounts managed by different portfolio management teams may be viewed separately for allocation purposes. There will be cases where certain Accounts (including Accounts in which Goldman Sachs and Goldman Sachs personnel have an interest) receive an allocation of an investment opportunity when the Funds do not.

Allocation-related decisions for the Funds and other Accounts may be made by reference to one or more factors, including without limitation: the Account’s portfolio and its investment horizons, objectives, guidelines and restrictions (including legal and regulatory restrictions affecting certain Accounts or affecting holdings across Accounts); strategic fit and other portfolio management considerations, including different desired levels of exposure to certain strategies; the expected future capacity of the applicable Accounts; limits on the Investment Adviser’s brokerage discretion; cash and liquidity considerations; and the availability of other appropriate investment opportunities. Suitability considerations, reputational matters and other considerations may also be considered. The application of these considerations may cause differences in the performance of Accounts that have strategies similar to those of the Fund. In addition, in some cases the Investment Adviser may make investment recommendations to Accounts where the Accounts make investments independently of the Investment Adviser. In circumstances in which there is limited availability of an investment opportunity, if such Accounts invest in the investment opportunity prior to a Fund, the availability of the investment opportunity for the Fund will be reduced irrespective of the Investment Adviser’s policies regarding allocation of investments. Additional information about the Investment Adviser’s allocation policies is set forth in Item 6 (“PERFORMANCE-BASED FEES AND SIDE-BY-SIDE MANAGEMENT”) of Part 2A of the Investment Adviser’s Form ADV.

The Investment Adviser may, from time to time, develop and implement new trading strategies or seek to participate in new trading strategies and investment opportunities. These strategies and opportunities may not be employed in all Accounts or employed pro rata among Accounts where they are employed, even if the strategy or opportunity is consistent with the objectives of such Accounts.

During periods of unusual market conditions, the Investment Adviser may deviate from its normal trade allocation practices. For example, this may occur with respect to the management of unlevered and/or long-only Accounts that are typically managed on a side-by-side basis with levered and/or long-short Accounts.

The Investment Adviser and the Funds may receive notice of, or offers to participate in, investment opportunities. The Investment Adviser in its sole discretion will determine whether a Fund will participate in any such investment opportunities and investors should not expect that the Fund will participate in any such investment opportunities. Notwithstanding anything in the foregoing, the Funds may or may not receive, but in any event will have no rights with respect to, opportunities sourced by Goldman Sachs businesses and affiliates other than the Investment Adviser. Opportunities or any portion thereof that the Funds do not participate in may be offered to other Accounts, Goldman Sachs (including the Investment Adviser), all or certain investors in the Funds, or such other persons or entities as determined by Goldman Sachs in its sole discretion, and the Funds will not receive any compensation related to such opportunities.

Goldman Sachs’ Financial and Other Interests May Incentivize Goldman Sachs to Promote the Sale of Fund Shares

Goldman Sachs and its personnel have interests in promoting sales of Fund shares, and the compensation from such sales may be greater than the compensation relating to sales of interests in other Accounts. Therefore, Goldman Sachs and its personnel may have a financial interest in promoting Fund shares over interests in other Accounts.

Management of the Funds by the Investment Adviser

Potential Restrictions and Issues Relating to Information Held by Goldman Sachs

Goldman Sachs has established certain information barriers and other policies to address the sharing of information between different businesses within Goldman Sachs. As a result of information barriers, the Investment Adviser generally will not have access, or will have limited access, to information and personnel in other areas of Goldman Sachs, and generally will not be able to manage the Funds with the benefit of information held by such other areas. Such other areas, including without limitation, Goldman Sachs’ prime brokerage and administration businesses, will have broad access to detailed information that is not available to the Investment Adviser, including information in respect of markets and investments, which, if known to the Investment Adviser, might cause the Investment Adviser to seek to dispose of, retain or increase interests in investments held by the Funds or acquire certain positions on behalf of the Funds, or take other actions. Goldman Sachs will be under no obligation or fiduciary or other duty to make any such information available to the Investment Adviser or personnel of the Investment Adviser involved in decision-making for the Funds. In addition, Goldman Sachs will not have any obligation to make available any information regarding its trading activities, strategies or views, or the activities, strategies or views used for other Accounts, for the benefit of the Funds. Different portfolio management teams within the Investment Adviser may make decisions based on information or take (or refrain from taking) actions with respect to Accounts they advise in a manner that may be adverse to the Funds. Such teams may not share information with the Funds’ portfolio management teams, including as a result of certain information barriers and other policies, and will not have any obligation to do so.

Valuation of the Fund’s Investments

The Investment Adviser, while not the primary valuation agent of the Funds, performs certain valuation services related to securities and assets in the Funds. The Investment Adviser values securities and assets in the Funds according to its valuation policies. The Investment Adviser may value an identical asset differently than another division or unit within Goldman Sachs values the asset, including because such other division or unit has information regarding valuation techniques and models or other information that it does not share with the Investment Adviser. This is particularly the case in respect of difficult-to-value assets. The Investment Adviser may also value an identical asset differently in different Accounts (e.g., because different Accounts are subject to different valuation guidelines pursuant to their respective governing agreements, different third party vendors are hired to perform valuation functions for the Accounts or the Accounts are managed or advised by different portfolio management teams within the Investment Adviser). The Investment Adviser may face a conflict with respect to such valuations as they affect the Investment Adviser’s compensation.

Goldman Sachs’ and the Investment Adviser’s Activities on Behalf of Other Accounts

Goldman Sachs engages in various activities in the global financial markets. Goldman Sachs, acting in various capacities (including investment banker, market maker, investor, broker, advisor and research provider), may take actions or advise on transactions in respect of Accounts (including the Funds) or companies or affiliated or unaffiliated investment funds in which one or more Funds have an interest that may have potential adverse effects on the Funds.

The Investment Advisers provide advisory services to the Funds. Each Investment Adviser’s decisions and actions on behalf of the Funds may differ from those on behalf of other Accounts. Advice given to, or investment or voting decisions made for, one or more Accounts may compete with, affect, differ from, conflict with, or involve timing different from, advice given to or investment decisions made for the Funds.

Goldman Sachs (including each Investment Adviser), the clients it advises, and its personnel have interests in and advise Accounts that have investment objectives or portfolios similar to or opposed to those of the Funds, and/or which engage in and compete for transactions in the same types of securities and other instruments as the Funds. Transactions by such Accounts may involve the same or related securities or other instruments as those in which the Funds invest, and may negatively affect the Funds or the prices or terms at which the Funds’ transactions may be effected. For example, Accounts may engage in a strategy while the Funds are undertaking the same or a differing strategy, any of which could directly or indirectly disadvantage the Funds. The Funds on one hand and Goldman Sachs or Accounts on the other hand may also vote differently on or take or refrain from taking different actions with respect to the same security, which may be disadvantageous to the Funds. Goldman Sachs or Accounts, on the one hand, and a Fund, on the other hand, may also invest in or extend credit to different classes of securities or different parts of the capital structure of the same issuer and as a result Goldman Sachs or Accounts may take actions that adversely affect the Fund. In addition, Goldman Sachs (including each Investment Adviser) may advise Accounts with respect to different parts of the capital structure of the same issuer, or classes of securities that are subordinate or senior to securities, in which a Fund invests. As a result, Goldman Sachs may pursue or enforce rights or activities, or refrain from pursuing or enforcing rights or activities, on behalf of Accounts with respect to a particular issuer in which one or more Funds have invested. The Funds could sustain losses during periods in which Goldman Sachs and other Accounts achieve profits. The negative effects described above may be more pronounced in connection with transactions in, or the Funds’ use of, small capitalization, emerging market, distressed or less liquid strategies.

Goldman Sachs (including each Investment Adviser) and its personnel may advise on transactions, make investment decisions or recommendations, provide differing investment views or have views with respect to research or valuations that are inconsistent with, or adverse to, the interests and activities of the Funds. Similarly, the Investment Adviser’s investment teams may have differing investment views in respect of an issuer or a security, and the positions a Fund’s investment team takes in respect of the Fund may be inconsistent with, or adversely affected by, the interests and activities of the Accounts advised by other investment teams of the Investment Adviser. Research, analyses or viewpoints may be available to clients or potential clients at different times. Goldman

Sachs will not have any obligation to make available to the Funds any research or analysis prior to its public dissemination. Each Investment Adviser is responsible for making investment decisions on behalf of the Funds and such investment decisions can differ from investment decisions or recommendations by Goldman Sachs on behalf of other Accounts. Goldman Sachs, on behalf of one or more Accounts and in accordance with its management of such Accounts, may implement an investment decision or strategy ahead of, or contemporaneously with, or behind similar investment decisions or strategies made for the Funds. The relative timing for the implementation of investment decisions or strategies for Accounts, on the one hand, and the Funds, on the other hand, may disadvantage the Funds. Certain factors, for example, market impact, liquidity constraints, or other circumstances, could result in the Funds receiving less favorable trading results or incurring increased costs associated with implementing such investment decisions or strategies, or being otherwise disadvantaged.

Subject to applicable law, the Investment Advisers may cause the Funds to invest in securities, bank loans or other obligations of companies affiliated with or advised by Goldman Sachs or in which Goldman Sachs or Accounts have an equity, debt or other interest, or to engage in investment transactions that may result in other Accounts being relieved of obligations or otherwise divested of investments, which may enhance the profitability of Goldman Sachs’ or other Accounts’ investment in and activities with respect to such companies.

When an Investment Adviser wishes to place an order for different types of Accounts (including the Funds) for which aggregation is not practicable, the Investment Adviser may use a trade sequencing and rotation policy to determine which type of Account is to be traded first. Under this policy, each portfolio management team may determine the length of its trade rotation period and the sequencing schedule for different categories of clients within this period provided that the trading periods and these sequencing schedules are designed to be fair and equitable over time. The portfolio management teams currently base their trading periods and rotation schedules on the relative amounts of assets managed for different client categories (e.g., unconstrained client accounts, “wrap program” accounts, etc.) and, as a result, the Funds may trade behind other Accounts. Within a given trading period, the sequencing schedule establishes when and how frequently a given client category will trade first in the order of rotation. The Investment Advisers may deviate from the predetermined sequencing schedule under certain circumstances, and an Investment Adviser’s trade sequencing and rotation policy may be amended, modified or supplemented at any time without prior notice to clients.

Investments in Goldman Sachs Funds

To the extent permitted by applicable law, the Funds may invest in money market and other funds sponsored, managed or advised by Goldman Sachs. In connection with any such investments, a Fund, to the extent permitted by the Act, will pay all advisory, administrative or Rule 12b-1 fees applicable to the investment, and fees to an Investment Adviser in its capacity as manager of the Funds will not be reduced thereby (i.e., there could be “double fees” involved in making any such investment because Goldman Sachs could receive fees with respect to both the management of the Funds and such money market fund). In such circumstances, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to the provision of services, no accounting or repayment to the Funds will be required.

Goldman Sachs May In-Source or Outsource

Subject to applicable law, Goldman Sachs, including the Investment Advisers, may from time to time and without notice to investors in-source or outsource certain processes or functions in connection with a variety of services that they provide to the Funds in their administrative or other capacities. Such in-sourcing or outsourcing may give rise to additional conflicts of interest.

Distributions of Assets Other Than Cash

With respect to redemptions from the Funds, the Funds may, in certain circumstances, have discretion to decide whether to permit or limit redemptions and whether to make distributions in connection with redemptions in the form of securities or other assets, and in such case, the composition of such distributions. In making such decisions, the Investment Advisers may have a potentially conflicting division of loyalties and responsibilities with respect to redeeming investors and remaining investors.

Goldman Sachs May Act in a Capacity Other Than Investment Adviser to the Funds

Principal and Cross Transactions

When permitted by applicable law and an Investment Adviser’s policies, the Investment Adviser, acting on behalf of the Funds, may enter into transactions in securities and other instruments with or through Goldman Sachs or in Accounts managed by the Investment Adviser, and may cause the Funds to engage in transactions in which the Investment Adviser acts as principal on its own behalf (principal transactions), advises both sides of a transaction (cross transactions) and acts as broker for, and receives a commission from, the Funds on one side of a transaction and a brokerage account on the other side of the transaction (agency cross transactions). There may be potential conflicts of interest or regulatory issues relating to these transactions which could limit an Investment Adviser’s decision to engage in these transactions for the Funds. Goldman Sachs may have a potentially conflicting division of loyalties and responsibilities to the parties in such transactions, and has developed policies and procedures in relation to such transactions and conflicts. Any principal, cross or agency cross transactions will be effected in accordance with fiduciary requirements and applicable law.

Goldman Sachs May Act in Multiple Commercial Capacities

To the extent permitted by applicable law, Goldman Sachs may act as broker, dealer, agent, lender or advisor or in other commercial capacities for the Funds or issuers of securities held by the Funds. Goldman Sachs may be entitled to compensation in connection with the provision of such services, and the Funds will not be entitled to any such compensation. Goldman Sachs will have an interest in obtaining fees and other compensation in connection with such services that are favorable to Goldman Sachs, and in connection with providing such services may take commercial steps in its own interests, or may advise the parties to which it is providing services to take actions or engage in transactions, that negatively affect the Funds. For example, Goldman Sachs may advise a company to make changes to its capital structure the result of which would be a reduction in the value or priority of a security held by one or more Funds. Actions taken or advised to be taken by Goldman Sachs in connection with other types of transactions may also result in adverse consequences for the Fund. In addition, due to its access to and knowledge of funds, markets and securities based on its other businesses, Goldman Sachs may make decisions based on information or take (or refrain from taking) actions with respect to interests in investments of the kind held directly or indirectly by the Funds in a manner that may be adverse to the Funds. Goldman Sachs may also provide various services to the Funds or to issuers of securities in which the Funds invest, which may result in fees, compensation and remuneration as well as other benefits to Goldman Sachs, enhance Goldman Sachs’ relationships with various parties, facilitate additional business development and enable Goldman Sachs to obtain additional business and generate additional revenue.

To the extent permitted by applicable law, Goldman Sachs (including an Investment Adviser) may create, write, sell, issue, invest in or act as placement agent or distributor of derivative instruments related to the Funds, or with respect to underlying securities or assets of the Funds, or which may be otherwise based on or seek to replicate or hedge the performance of the Funds. Such derivative transactions, and any associated hedging activity, may differ from and be adverse to the interests of the Funds.

Goldman Sachs may make loans to shareholders or enter into similar transactions that are secured by a pledge of, or mortgage over, a shareholder’s Fund shares, which would provide Goldman Sachs with the right to redeem such Fund shares in the event that such shareholder defaults on its obligations. These transactions and related redemptions may be significant and may be made without notice to the shareholders.

Goldman Sachs may make loans to clients or enter into asset-based or other credit facilities or similar transactions with clients that are secured by a client’s assets or interests other than Fund shares. In connection with its rights as lender, Goldman Sachs may take actions that adversely affect the borrower. The borrower’s actions may in turn adversely affect the Funds (e.g., if the borrower rapidly liquidates a large position in a security that is held by one or more Funds, the value of such security may decline and the value of the Funds may in turn decline in value or may be unable to liquidate their positions in such security at an advantageous price).

Code of Ethics and Personal Trading

Each of the Funds and Goldman Sachs, as each Fund’s Investment Adviser and distributor, has adopted a Code of Ethics (the “Code of Ethics”) in compliance with Section 17(j) of the Act designed to provide that personnel of the Investment Adviser, and certain additional Goldman Sachs personnel who support the Investment Adviser, comply with applicable federal securities laws and place the interests of clients first in conducting personal securities transactions. The Code of Ethics imposes certain restrictions on securities transactions in the personal accounts of covered persons to help avoid conflicts of interest. Subject to the limitations of the Code of Ethics, covered persons may buy and sell securities or other investments for their personal accounts, including investments in the Funds, and may also take positions that are the same as, different from, or made at different times than, positions taken by the Funds. The Codes of Ethics can be reviewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. The Codes of Ethics are also available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies may also be obtained after paying a duplicating fee by writing the SEC’s Public Reference Section, Washington, DC 20549-0102, or by electronic request to publicinfo@sec.gov. Additionally, all Goldman Sachs personnel, including personnel of the Investment Advisers, are subject to firm-wide policies and procedures regarding confidential and proprietary information, information barriers, private investments, outside business activities and personal trading.

Proxy Voting by the Investment Adviser

The Investment Adviser has adopted policies and procedures designed to prevent conflicts of interest from influencing proxy voting decisions that it makes on behalf of advisory clients, including the Funds, and to help ensure that such decisions are made in accordance with its fiduciary obligations to its clients. Notwithstanding such proxy voting policies and procedures, proxy voting decisions made by the Investment Advisers in respect of securities held by the Funds may benefit the interests of Goldman Sachs and/or Accounts other than the Funds. For a more detailed discussion of these policies and procedures, see the section of this SAI entitled “PROXY VOTING.”

Potential Limitations and Restrictions on Investment Opportunities and Activities of Goldman Sachs and the Funds

The Investment Advisers may restrict their investment decisions and activities on behalf of the Funds in various circumstances, including as a result of applicable regulatory requirements, information held by Goldman Sachs, Goldman Sachs’ internal policies and/or potential reputational risk in connection with Accounts (including the Funds). As a result, the Investment Advisers might not engage in transactions for one or more Funds in consideration of Goldman Sachs’ activities outside the Funds (e.g., the Investment Advisers may refrain from making investments for the Funds that would cause Goldman Sachs to exceed position limits or cause Goldman Sachs to have additional disclosure obligations and may limit purchases or sales of securities in respect of which Goldman Sachs is engaged in an underwriting or other distribution). The Investment Advisers may also reduce a Fund’s interest in an investment opportunity that has limited availability so that other Accounts that pursue similar investment strategies may be able to acquire an interest in the investment opportunity. In addition, the Investment Advisers are not permitted to obtain or use material non-public information in effecting purchases and sales in public securities transactions for the Funds. The Investment Advisers may also limit an activity or transaction engaged in by the Funds, and may limit their exercise of rights on behalf of the Funds for reputational or other reasons, including where Goldman Sachs is providing (or may provide) advice or services to an entity involved in such activity or transaction, where Goldman Sachs or an Account is or may be engaged in the same or a related transaction to that being considered on behalf of the Funds, where Goldman Sachs or an Account has an interest in an entity involved in such activity or transaction, or where such activity or transaction or the exercise of such rights on behalf of or in respect of the Funds could affect Goldman Sachs, the Investment Advisers or their activities. The Investment Advisers may restrict their investment decisions and activities on behalf of one or more Funds and not on behalf of other Accounts.

Brokerage Transactions

The Investment Advisers may select broker-dealers (including affiliates of the Investment Advisers) that furnish the Investment Advisers, the Funds, their affiliates and other Goldman Sachs personnel with proprietary or third party brokerage and research services (collectively, “brokerage and research services”) that provide, in the Investment Advisers’ view, appropriate assistance to the Investment Advisers in the investment decision-making process. As a result, the Investment Advisers may pay for such brokerage and research services with “soft” or commission dollars.

Brokerage and research services may be used to service the Funds and any or all other Accounts, including Accounts that do not pay commissions to the broker-dealer relating to the brokerage and research service arrangements. As a result, brokerage and research services (including soft dollar benefits) may disproportionately benefit other Accounts relative to the Funds based on the relative amount of commissions paid by the Funds. The Investment Advisers do not attempt to allocate soft dollar benefits proportionately among clients or to track the benefits of brokerage and research services to the commissions associated with a particular Account or group of Accounts.

Aggregation of Trades by the Investment Adviser

The Investment Advisers follow policies and procedures pursuant to which they may combine or aggregate purchase or sale orders for the same security for multiple Accounts (including Accounts in which Goldman Sachs has an interest) (sometimes called “bunching”), so that the orders can be executed at the same time. The Investment Advisers aggregate orders when the Investment Advisers consider doing so appropriate and in the interests of their clients generally. In addition, under certain circumstances trades for the Funds may be aggregated with Accounts that contain Goldman Sachs assets.

When a bunched order is completely filled, an Investment Adviser generally will allocate the securities purchased or proceeds of sale pro rata among the participating Accounts, based on the purchase or sale order. If an order is filled at several different prices, through multiple trades (whether at a particular broker-dealer or among multiple broker-dealers), generally all participating Accounts will receive the average price and pay the average commission, however, this may not always be the case (due to, e.g., odd lots, rounding, market practice or constraints applicable to particular Accounts).

Although it may do so in certain circumstances, an Investment Adviser generally does not bunch or aggregate orders for different Funds, or net buy and sell orders for the same Fund, if portfolio management decisions relating to the orders are made by separate portfolio management teams, if bunching, aggregating or netting is not appropriate or practicable from the Investment Adviser’s operational or other perspective, or if doing so would not be appropriate in light of applicable regulatory considerations. The Investment Advisers may be able to negotiate a better price and lower commission rate on aggregated trades than on trades for Funds that are not aggregated, and incur lower transaction costs on netted trades than trades that are not netted. Where transactions for a Fund are not aggregated with other orders, or not netted against orders for the Fund, the Fund may not benefit from a better price and lower commission rate or lower transaction cost.

PORTFOLIO TRANSACTIONS AND BROKERAGE

The Investment Advisers are responsible for decisions to buy and sell securities for the Funds, the selection of brokers and dealers to effect the transactions and the negotiation of brokerage commissions, if any. Purchases and sales of securities may be executed internally by a broker-dealer, effected on an agency basis in a block transaction, or routed to competing market centers for execution. The compensation paid to the broker for providing execution services generally is negotiated and reflected in either a commission or a “net” price. Executions provided on a net price basis, with dealers acting as principal for their own accounts without a stated commission, usually include a profit to the dealer. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter’s concession or discount. On occasion, certain money market instruments may be purchased directly from an issuer, in which case no commissions or discounts are paid.

In placing orders for portfolio securities or other financial instruments of a Fund, the Investment Advisers are generally required to give primary consideration to obtaining the most favorable execution and net price available. This means that an Investment Adviser will seek to execute each transaction at a price and commission, if any, which provides the most favorable total cost or proceeds reasonably attainable in the circumstances. As permitted by Section 28(e) of the Securities Exchange Act of 1934 (“Section 28(e)”), a Fund may pay a broker which provides brokerage and research services to the Fund an amount of disclosed commission in excess of the commission which another broker would have charged for effecting that transaction. Such practice is subject to a good faith determination that such commission is reasonable in light of the services provided and to such policies as the Trustees may adopt from time to time. While the Investment Advisers generally seek reasonably competitive spreads or commissions, a Fund will not necessarily be paying the lowest spread or commission available. Within the framework of this policy, the Investment Advisers will consider research and investment services provided by brokers or dealers who effect or are parties to portfolio transactions of a Fund, the Investment Advisers and their affiliates, or their other clients. Such research and investment services are those which brokerage houses customarily provide to institutional investors and include research reports on particular industries and companies; economic surveys and analyses; recommendations as to specific securities; research products including quotation equipment and computer related programs; advice concerning the value of securities, the advisability of investing in, purchasing or selling securities and the availability of securities or the purchasers or sellers of securities; analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and performance of accounts; services relating to effecting securities transactions and functions incidental thereto (such as clearance and settlement); and other lawful and appropriate assistance to the Investment Advisers in the performance of their decision-making responsibilities.

Such services are used by the Investment Advisers in connection with all of their investment activities, and some of such services obtained in connection with the execution of transactions for a Fund may be used in managing other investment accounts. Conversely, brokers furnishing such services may be selected for the execution of transactions of such other accounts, whose aggregate assets may be larger than those of a Fund’s, and the services furnished by such brokers may be used by the Investment Advisers in providing management services for the Trust. An Investment Adviser may also participate in so-called “commission sharing arrangements” and “client commission arrangements” under which an Investment Adviser may execute transactions through a broker-dealer and request that the broker-dealer allocate a portion of the commissions or commission credits to another firm that provides research to an Investment Adviser. An Investment Adviser excludes from use under these arrangements those products and services that are not fully eligible under applicable law and regulatory interpretations– even as to the portion that would be eligible if accounted for separately.

The research services received as part of commission sharing and client commission arrangements will comply with Section 28(e) and may be subject to different legal requirements in the jurisdictions in which the Investment Adviser does business. Participating in commission sharing and client commission arrangements may enable the Investment Adviser to consolidate payments for research through one or more channels using accumulated client commissions or credits from transactions executed through a particular broker-dealer to obtain research provided by other firms. Such arrangements also help to ensure the continued receipt of research services while facilitating best execution in the trading process. The Investment Adviser believes such research services are useful in its investment decision-making process by, among other things, ensuring access to a variety of high quality research, access to individual analysts and availability of resources that the Investment Adviser might not be provided access to absent such arrangements.

On occasions when an Investment Adviser deems the purchase or sale of a security or other financial instruments to be in the best interest of a Fund as well as its other customers (including any other fund or other investment company or advisory account for which such Investment Adviser acts as investment adviser or sub-investment adviser), the Investment Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the Fund with those to be sold or purchased for such other customers in order to obtain the best net price and most favorable execution under the circumstances. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be equitable and consistent with its fiduciary obligations to such Fund and such other customers. In some instances, this procedure may adversely affect the price and size of the position obtainable for a Fund.

Certain Funds may participate in a commission recapture program. Under the program, participating broker-dealers rebate a percentage of commissions earned on Fund portfolio transactions to the particular Fund from which they were generated. The rebated commissions are expected to be treated as realized capital gains of the Funds.

Subject to the above considerations, the Investment Advisers may use Goldman Sachs or an affiliate as a broker for a Fund. In order for Goldman Sachs or an affiliate, acting as agent, to effect any portfolio transactions for a Fund, the commissions, fees or other remuneration received by Goldman Sachs or an affiliate must be reasonable and fair compared to the commissions, fees or other remuneration received by other brokers in connection with comparable transactions involving similar securities or futures contracts. Furthermore, the Trustees, including a majority of the Independent Trustees, have adopted procedures which are reasonably designed to provide that any commissions, fees or other remuneration paid to Goldman Sachs are consistent with the foregoing standard. Brokerage transactions with Goldman Sachs are also subject to such fiduciary standards as may be imposed upon Goldman Sachs by applicable law.

Commission rates in the U.S. are established pursuant to negotiations with the broker based on the quality and quantity of execution services provided by the broker in the light of generally prevailing rates. The allocation of orders among brokers and the commission rates paid are reviewed periodically by the Trustees. The amount of brokerage commissions paid by a Fund may vary substantially from year to year because of differences in shareholder purchase and redemption activity, portfolio turnover rates and other factors.

For the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012, each of the following Funds paid brokerage commissions as follows:

Fiscal Year Ended October 31, 2014	Total Brokerage Commissions Paid	Total Brokerage Commissions Paid to Goldman Sachs(1)		Total Amount of Transactions on which Commissions Paid(2)		Amount of Transactions Effected through Brokers Providing Research(3)	Total Brokerage Commissions Paid for Research(3)
Large Cap Value Insights Fund	$58,630	$3,765	(6.42%)	$4,953,395,318	(0%)	$0	$0
U.S. Equity Insights Fund	$49,152	$1,561	(3.18%)	$4,508,379,649	(0%)	$0	$0
Large Cap Growth Insights Fund	$54,664	$3,046	(5.57%)	$4,893,536,520	(0%)	$0	$0
Small Cap Equity Insights Fund	$32,553	$2,093	(6.43%)	$2,074,455,211	(0%)	$0	$0
Small Cap Value Insights Fund	$21,058	$191	(0.91%)	$1,322,659,477	(0%)	$0	$0
Small Cap Growth Insights Fund	$13,243	$459	(3.47%)	$780,519,888	(0%)	$0	$0
International Equity Insights Fund	$538,834	$16,845	(3.13%)	$3,355,495,375	(0%)	$0	$0
International Small Cap Insights Fund	$461,202	$0	(0.00%)	$3,156,627,520	(0%)	$0	$0
Emerging Markets Equity Insights Fund	$1,016,796	$0	(0.00%)	$2,475,889,368	(0%)	$0	$0
Focused International Equity Fund	$658,383	$958	(0.15%)	$705,297,062	(0%)	$675,315,492	$647,748
International Small Cap Fund	$422,212	$272	(0.06%)	$507,450,037	(0%)	$389,878,467	$415,291
Emerging Markets Equity Fund	$1,532,933	$2,090	(0.14%)	$966,553,665	(0%)	$133,224,553	$143,877
Asia Equity Fund	$448,042	$0	(0.00%)	$241,158,784	(0%)	$241,161,575	$445,950
BRIC Fund	$505,225	$386	(0.08%)	$345,200,797	(0%)	$345,650,588	$502,392
Strategic International Equity Fund	$145,118	$0	(0.00%)	$135,059,205	(0%)	$962,547,608	$1,533,081
N-11 Equity Fund	$1,138,969	$612	(0.05%)	$414,707,512	(0%)	$393,917,057	$417,710

[1]	Percentages refer to percentage of total commissions paid to Goldman Sachs.
[2]	Percentages refer to percentage of total amount of transactions involving the payment of commissions effected through Goldman Sachs.
[3]	The information above reflects the full commission amounts paid to brokers that provide research to the Investment Advisers. Only a portion of such commission pays for research and the remainder of such commission is to compensate the broker for execution services, commitment of capital and other services related to the execution of brokerage transactions.

Fiscal Year Ended October 31, 2013	Total Brokerage Commissions Paid	Total Brokerage Commissions Paid to Goldman Sachs(1)			Total Amount of Transactions on which Commissions Paid			Amount of Transactions Effected through Brokers Providing Research(2)	Total Brokerage Commissions Paid for Research(2)
Large Cap Value Insights Fund	$81,710	$8,789	(10.76	%)(3)	$3,583,522,003	(0	%)(4)	$0	$0
U.S. Equity Insights Fund	$46,580	$1,657	(3.56	%)(3)	$3,557,112,294	(0	%)(4)	$0	$0
Large Cap Growth Insights Fund	$67,999	$9,020	(13.26	%)(3)	$3,676,623,118	(0	%)(4)	$0	$0
Small Cap Equity Insights Fund	$50,204	$3,030	(6.04	%)(3)	$2,319,526,252	(0	%)(4)	$0	$0
Small Cap Value Insights Fund	$28,832	$891	(3.09	%)(3)	$1,405,759,509	(0	%)(4)	$0	$0
Small Cap Growth Insights Fund	$10,027	$318	(3.17	%)(3)	$526,435,431	(0	%)(4)	$0	$0
International Equity Insights Fund	$835,374	$29,815	(3.57	%)(3)	$4,474,462,124	(0	%)(4)	$0	$0
International Small Cap Insights Fund	$285,821	—	(0.00	%)(3)	$1,665,640,320	(0	%)(4)	$0	$0
Emerging Markets Equity Insights Fund	$1,179,197	—	(0.00	%)(3)	$2,928,550,418	(0	%)(4)	$0	$0
Focused International Equity Fund	$649,104	$510	(0.08	%)(3)	$583,099,873	(0	%)(4)	$718,436,668	$756,194
International Small Cap Fund	$298,490	$3,911	(1.31	%)(3)	$390,864,316	(0	%)(4)	$348,834,722	$379,173
Emerging Markets Equity Fund	$1,863,253	$138	(0.01	%)(3)	$1,513,271,421	(0	%)(4)	$1,352,635,813	$1,716,378
Asia Equity Fund	$286,482	$190	(0.07	%)(3)	$130,287,344	(0	%)(4)	$128,102,629	$269,376
BRIC Fund	$968,928	—	(0.00	%)(3)	$772,164,407	(0	%)(4)	$788,476,647	$1,069,973
Strategic International Equity Fund	$152,574	$756	(0.50	%)(3)	$138,937,803	(0	%)(4)	$123,397,265	$148,616
N-11 Equity Fund	$1,403,386	—	(0.00	%)(3)	$842,674,011	(0	%)(4)	$666,542,297	$1,404,563

[1]	The figures in the table report brokerage commissions from portfolio transactions, including future transactions.
[2]	The information above reflects the full commission amounts paid to brokers that provide research to the Investment Advisers. Only a portion of such commission pays for research and the remainder of such commission is to compensate the broker for execution services, commitment of capital and other services related to the execution of brokerage transactions.
[3]	Percentage of total commissions paid to Goldman Sachs.
[4]	Percentage of total amount of transactions involving the payment of commissions effected through Goldman Sachs.

Fiscal Year Ended October 31, 2012	Total Brokerage Commissions Paid	Total Brokerage Commissions Paid to Goldman Sachs(1)			Total Amount of Transactions on which Commissions Paid			Amount of Transactions Effected through Brokers Providing Research(2)	Total Brokerage Commissions Paid for Research(2)
Large Cap Value Insights Fund	$75,855	$0	(0	%)(3)	$3,949,601,266	(0	%)(4)	$0	$0
U.S. Equity Insights Fund	$44,112	$0	(0	%)(3)	$2,707,004,935	(0	%)(4)	$0	$0
Large Cap Growth Insights Fund	$84,214	$0	(0	%)(3)	$4,830,022,867	(0	%)(4)	$0	$0
Small Cap Equity Insights Fund	$38,404	$0	(0	%)(3)	$1,286,591,151	(0	%)(4)	$0	$0
Small Cap Value Insights Fund	$19,023	$0	(0	%)(3)	$836,638,202	(0	%)(4)	$0	$0
Small Cap Growth Insights Fund	$7,421	$0	(0	%)(3)	$261,965,908	(0	%)(4)	$0	$0
International Equity Insights Fund	$1,098,175	$0	(0	%)(3)	$5,892,829,229	(0	%)(4)	$0	$0
International Small Cap Insights Fund	$203,650	$0	(0	%)(3)	$1,002,114,121	(0	%)(4)	$0	$0
Emerging Markets Equity Insights Fund	$519,585	$0	(0	%)(3)	$1,430,815,267	(0	%)(4)	$0	$0
Focused International Equity Fund	$406,800	$0	(0	%)(3)	$465,101,868	(0	%)(4)	$397,168,525	$393,495
International Small Cap Fund	$183,193	$0	(0	%)(3)	$156,560,717	(0	%)(4)	$115,326,519	$173,871
Emerging Markets Equity Fund	$1,676,859	$0	(0	%)(3)	$1,064,298,973	(0	%)(4)	$961,558,035	$1,604,308
Asia Equity Fund	$242,485	$0	(0	%)(3)	$136,732,750	(0	%)(4)	$116,401,722	$224,375
BRIC Fund	$1,411,035	$0	(0	%)(3)	$975,536,188	(0	%)(4)	$863,709,498	$1,386,511
Strategic International Equity Fund	$159,327	$0	(0	%)(3)	$154,957,099	(0	%)(4)	$125,101,405	$153,971
N-11 Equity Fund	$564,903	$0	(0	%)(3)	$383,573,723	(0	%)(4)	$268,624,837	$516,179

[1]	The figures in the table report brokerage commissions only from securities transactions. For the fiscal year ended October 31, 2012, Goldman Sachs earned approximately $8,422, $4,376, $15,443, $6,473, $690, $268, $43,284, $0, $0, $4,678, $6,101, $10,835, $ 2,049, $0, $1,452, $0 and $0 in brokerage commissions from portfolio transactions, including futures transactions, executed on behalf of the Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights, Small Cap Value Insights, Small Cap Growth Insights, International Equity Insights, International Small Cap Insights, Emerging Markets Equity Insights, Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity and N-11 Equity Funds, respectively.
[2]	The information above reflects the full commission amounts paid to brokers that provide research to the Investment Advisers. Only a portion of such commission pays for research and the remainder of such commission is to compensate the broker for execution services, commitment of capital and other services related to the execution of brokerage transactions.
[3]	Percentage of total commissions paid to Goldman Sachs.
[4]	Percentage of total amount of transactions involving the payment of commissions effected through Goldman Sachs.

Funds’ Investments in Regular Broker-Dealers

During the fiscal year ended October 31, 2014, the Funds’ regular “broker-dealers”, as defined in Rule 10b-1 under the Act, were: JPMorgan Chase & Co., Citigroup, Inc., Bank of America Securities LLC, State Street Corp., Morgan Stanley & Co., Inc., UBS Painewebber Warburg Dillon Reed, Credit Suisse First Boston Corp., Deutsche Bank Securities, Inc. and Wells Fargo Bank.

As of October 31, 2014, those Funds not listed below held no securities of their regular broker dealers. As of the same date, the following Funds held the following amounts of securities of their regular broker-dealers, as defined in Rule 10b-1 under the Act, or their parents ($ in thousands).

Fund	Broker/Dealer	Amount
Focused International Equity Fund	Credit Suisse First Boston UBS Painewebber Warburg Dillon Reed	$7,802 7,533
U.S. Equity Insights Fund	JP Morgan Chase & Co Wells Fargo & Co Morgan Stanley	9,696 6,965 598
Large Cap Growth Insights Fund	Bank of America Securities LLC	1,878
Large Cap Value Insights Fund	Bank of America Securities LLC Citigroup JP Morgan Chase & Co Morgan Stanley Wells Fargo & Co State Street Corp	3,849 3,019 15,640 2,282 8,971 710

NET ASSET VALUE

In accordance with procedures adopted by the Trustees, the net asset value per share of each class of each Fund is calculated by determining the value of the net assets attributed to each class of that Fund and dividing by the number of outstanding shares of that class. All securities are valued on each Business Day as of the close of regular trading on the New York Stock Exchange (normally, but not always, 4:00 p.m. Eastern Time) or such other time as the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System (“NASDAQ”) market may officially close. The term “Business Day” means any day the New York Stock Exchange is open for trading, which is Monday through Friday except for holidays. The New York Stock Exchange is closed on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Washington’s Birthday (observed), Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas.

The time at which transactions and shares are priced and the time by which orders must be received may be changed in case of an emergency or if regular trading on the New York Stock Exchange is stopped at a time other than 4:00 p.m. Eastern Time. The Trust reserves the right to reprocess purchase, redemption and exchange transactions that were initially processed at a net asset value other than the Fund’s official closing net asset value that is subsequently adjusted, and to recover amounts from (or distribute amounts to) shareholders based on the official closing net asset value. The Trust reserves the right to advance the time by which purchase and redemption orders must be received for same business day credit as otherwise permitted by the SEC. In addition, each Fund may compute its net asset value as of any time permitted pursuant to any exemption, order or statement of the SEC or its staff.

Portfolio securities of a Fund for which accurate market quotations are readily available are valued as follows: (i) securities listed on any U.S. or foreign stock exchange or on the NASDAQ will be valued at the last sale price or the official closing price on the exchange or system in which they are principally traded on the valuation date. If there is no sale on the valuation day, securities traded will be valued at the closing bid price, or if a closing bid price is not available, at either the exchange or system-defined close price on the exchange or system in which such securities are principally traded. If the relevant exchange or system has not closed by the above-mentioned time for determining a Fund’s net asset value, the securities will be valued at the last sale price or official closing price, or if not available at the bid price at the time the net asset value is determined; (ii) over-the-counter securities not quoted on NASDAQ will be valued at the last sale price on the valuation day or, if no sale occurs, at the last bid price at the time net asset value is determined; (iii) equity securities for which no prices are obtained under sections (i) or (ii) including those for which a pricing service supplies no exchange quotation or a quotation that is believed by the portfolio manager/trader to be inaccurate, will be valued at their fair value in accordance with procedures approved by the Board of Trustees; (iv) fixed income securities, with the exception of short term securities with remaining maturities of 60 days or less, will be valued using evaluated prices provided by a recognized pricing service (e.g., Interactive Data Corp., Reuters, etc.) or dealer-supplied bid quotations; (v) fixed income securities for which accurate market quotations are not readily available are valued by the Investment Adviser based on valuation models that take into account various factors such as spread and daily yield changes on government or other securities in the appropriate market (i.e. matrix pricing); (vi) short term fixed income securities with a remaining maturity of 60 days or less are valued at amortized cost, which the Trustees have determined to approximate fair value; (vii) investments in open-end registered investment companies (excluding investments in ETFs) are valued based on the NAV of those registered investment companies (which may use fair value pricing as discussed in their prospectus); and (viii) all other instruments, including those for which a pricing service supplies no exchange quotation or a quotation that is believed by the portfolio manager/trader to be inaccurate, will be valued in accordance with the valuation procedures approved by the Board of Trustees.

The value of all assets and liabilities expressed in foreign currencies will be converted into U.S. dollar values at current exchange rates of such currencies against U.S. dollars as of the close of regular trading on the New York Stock Exchange (normally, but not always, 4:00 p.m. Eastern Time). If such quotations are not available, the rate of exchange will be determined in good faith by or under procedures established by the Board of Trustees.

Generally, trading in securities on European, Asian and Far Eastern securities exchanges and on over-the-counter markets in these regions is substantially completed at various times prior to the close of business on each Business Day in New York (i.e., a day on which the New York Stock Exchange is open for trading). In addition, European, Asian or Far Eastern securities trading generally or in a particular country or countries may not take place on all Business Days in New York. Furthermore, trading takes place in various foreign markets on days which are not Business Days in New York and days on which the Funds’ net asset values are not calculated. Such calculation does not take place contemporaneously with the determination of the prices of the majority of the portfolio securities used in such calculation. For investments in foreign equity securities, “fair value” prices are provided by an independent fair value service (if available), in accordance with the fair value procedures approved by the Trustees, and are intended to reflect more accurately the value of those securities at the time the Fund’s NAV is calculated. Fair value prices are used because many foreign markets operate at times that do not coincide with those of the major U.S. markets. Events that could affect the values of foreign portfolio holdings may occur between the close of the foreign market and the time of determining the NAV, and would not otherwise be reflected in the NAV. If the independent fair value service does not provide a fair value for a particular security or if the value does not meet the established criteria for the Funds, the most recent closing price for such a security on its principal exchange will generally be its fair value on such date.

The Investment Adviser, consistent with its procedures and applicable regulatory guidance, may (but need not) determine to make an adjustment to the previous closing prices of either domestic or foreign securities in light of significant events, to reflect what it believes to be the fair value of the securities at the time of determining a Fund’s NAV. Significant events that could affect a large number of securities in a particular market may include, but are not limited to: situations relating to one or more single issuers in a market sector; significant fluctuations in U.S. or foreign markets; market dislocations; market disruptions or unscheduled market closings; equipment failures; natural or man-made disasters or acts of God; armed conflicts; governmental actions or other developments; as well as the same or similar events which may affect specific issuers or the securities markets even though not tied directly to the securities markets. Other significant events that could relate to a single issuer may include, but are not limited to: corporate actions such as reorganizations, mergers and buy-outs; corporate announcements, including those relating to earnings, products and regulatory news; significant litigation; ratings downgrades; bankruptcies; and trading suspensions.

In general, fair value represents a good faith approximation of the current value of an asset and may be used when there is no public market or possibly no market at all for an asset. A security that is fair valued may be valued at a price higher or lower than actual market quotations or the value determined by other funds using their own fair valuation procedures. The fair value of an asset may not be the price at which that asset is ultimately sold.

The proceeds received by each Fund and each other series of the Trust from the issue or sale of its shares, and all net investment income, realized and unrealized gain and proceeds thereof, subject only to the rights of creditors, will be specifically allocated to such Fund or particular series and constitute the underlying assets of that Fund or series. The underlying assets of each Fund will be segregated on the books of account, and will be charged with the liabilities in respect of such Fund and with a share of the general liabilities of the Trust. Expenses of the Trust with respect to the Funds and the other series of the Trust are generally allocated in proportion to the net asset values of the respective Funds or series except where allocations of expenses can otherwise be fairly made.

Errors and Corrective Actions

The Investment Adviser will report to the Board of Trustees any material breaches of investment objective, policies or restrictions and any material errors in the calculation of the NAV of a Fund or the processing of purchases and redemptions. Depending on the nature and size of an error, corrective action may or may not be required. Corrective action may involve a prospective correction of the NAV only, correction of any erroneous NAV and compensation to a Fund, or correction of any erroneous NAV, compensation to a Fund and reprocessing of individual shareholder transactions. The Trust’s policies on errors and corrective action limit or restrict when corrective action will be taken or when compensation to a Fund or its shareholders will be paid, and not all mistakes will result in compensable errors. As a result, neither a Fund nor its shareholders who purchase or redeem shares during periods in which errors accrue or occur may be compensated in connection with the resolution of an error. Shareholders will generally not be notified of the occurrence of a compensable error or the resolution thereof absent unusual circumstances.

As discussed in more detail under “NET ASSET VALUE,” a Fund’s portfolio securities may be priced based on quotations for those securities provided by pricing services. There can be no guarantee that a quotation provided by a pricing service will be accurate.

SHARES OF THE TRUST

Each Fund is a series of Goldman Sachs Trust, a Delaware statutory trust established by an Agreement and Declaration of Trust dated January 28, 1997. The U.S. Equity Insights, Focused International Equity and Asia Equity Funds were reorganized on April 30, 1997 from series of a Maryland corporation to series of Goldman Sachs Trust. The fiscal year end for each Fund is October 31.

The Trustees have authority under the Trust’s Declaration of Trust to create and classify shares of beneficial interest in separate series, without further action by shareholders. The Trustees also have authority to classify and reclassify any series of shares into one or more classes of shares. As of July 31, 2015, the Trustees have classified the shares of Large Cap Value Insights, U.S. Equity Insights, Large Cap Growth Insights, Small Cap Equity Insights and International Equity Insights Funds into seven classes: Class A Shares, Class C Shares, Class R Shares, Class IR Shares, Class R6 Shares, Institutional Shares and Service Shares. The Trustees have classified the shares of Small Cap Value Insights, Small Cap Growth Insights and Emerging Markets Equity Funds into six classes: Class A Shares, Class C Shares, Class R Shares, Class IR Shares, Class R6 Shares and Institutional Shares. The Trustees have classified the shares of Emerging Markets Equity Fund into six classes: Class A Shares, Class C Shares, Class IR Shares, Class R6 Shares, Institutional Shares and Service Shares. The Trustees have classified the shares of International Small Cap Insights Fund into five classes: Class A Shares, Class C Shares, Class IR Shares, Class R6 Shares and Institutional Shares. The Trustees have classified the shares of Strategic International Equity Fund into five classes: Class A Shares, Class C Shares, Class R Shares, Class IR Shares and Institutional Shares. The Trustees have classified the shares of International Small Cap and Focused International Equity Funds into five classes: Class A Shares, Class C Shares, Class IR Shares, Institutional Shares and Service Shares. The Trustees have classified the shares of Asia Equity, BRIC and N-11 Equity Funds into four classes: Class A Shares, Class C Shares, Class IR Shares and Institutional Shares. Additional series and classes may be added in the future.

Each Class A Share, Class C Share, Class R Share, Class IR Share, Class R6 Share, Institutional Share and Service Share of a Fund represents a proportionate interest in the assets belonging to the applicable class of the Fund. All expenses of a Fund are borne at the same rate by each class of shares, except that fees under the Service Plan and Shareholder Administration Plan are borne exclusively by Service Shares, fees under Distribution and Service Plans (together with the Service Plan and Shareholder Administration Plan, the “Plans”) are borne exclusively by Class A Shares, Class C Shares or Class R Shares and transfer agency fees and expenses are borne at different rates by different share classes. The Trustees may determine in the future that it is appropriate to allocate other expenses differently among classes of shares and may do so to the extent consistent with the rules of the SEC and positions of the IRS. Each class of shares may have different minimum investment requirements and be entitled to different shareholder services. With limited exceptions, shares of a class may only be exchanged for shares of the same or an equivalent class of another fund. See “Shareholder Guide” in the Prospectuses and “OTHER INFORMATION REGARDING MAXIMUM SALES CHARGE, PURCHASES, REDEMPTIONS, EXCHANGES AND DIVIDENDS” below. In addition, the fees and expenses set forth below for each class may be subject to fee waivers or reimbursements, as discussed more fully in the Funds’ Prospectuses.

Class A Shares are sold, with an initial sales charge of up to 5.5%, through brokers and dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and certain other financial service firms that have sales agreements with Goldman Sachs. Class A Shares bear the cost of distribution fees at the aggregate rate of up to 0.25% of the average daily net assets of such Class A Shares. With respect to Class A Shares, the distributor at its discretion may use compensation for distribution services paid under the Distribution and Service Plan for personal and account maintenance services and expenses so long as such total compensation under the Plan does not exceed the maximum cap on “service fees” imposed by FINRA.

Class C Shares of the Funds are sold subject to a CDSC of up to 1.0% through brokers and dealers who are members of FINRA and certain other financial services firms that have sales arrangements with Goldman Sachs. Class C Shares bear the cost of distribution (Rule 12b-1) fees at the aggregate rate of up to 0.75% of the average daily net assets attributable to Class C Shares. Class C Shares also bear the cost of service fees at an annual rate of up to 0.25% of the average daily net assets attributable to Class C Shares.

Institutional Shares may be purchased at net asset value without a sales charge for accounts in the name of an investor or institution that is not compensated by a Fund under a Plan for services provided to the institution’s customers.

Service Shares may be purchased at net asset value without a sales charge for accounts held in the name of an institution that, directly or indirectly, provides certain shareholder administration services and shareholder liaison services to its customers, including maintenance of account records and processing orders to purchase, redeem and exchange Service Shares. Service Shares bear the cost of service fees and shareholder administration fees at the annual rate of up to 0.25% and 0.25%, respectively, of the average daily net assets of the Fund attributable to Service Shares.

Class R, Class IR and Class R6 Shares are sold at net asset value without a sales charge. As noted in the Prospectuses, Class R, Class IR and Class R6 Shares are not sold directly to the public. Instead, Class R, Class IR and Class R6 Shares generally are available only to Section 401(k) plans, 403(b), 457, profit sharing, money purchase pension, tax-sheltered annuity, defined benefit pension, non-qualified deferred compensation plans and non-qualified pension plans or other employee benefit plans (including health savings accounts) or SIMPLE plans that are sponsored by one or more employers (including governmental or church employers) or employee organizations (“Employee Benefit Plans”). Such an Employee Benefit Plan must purchase Class R, Class IR or Class R6 Shares through a plan level or omnibus account. Class IR Shares may also be sold to accounts established under a fee-based program that is sponsored and maintained by an Authorized Institution that is approved by Goldman Sachs (“Eligible Fee-Based Program”). Class IR, Class R and Class R6 Shares are not available to traditional and Roth Individual Retirement Accounts (IRAs), SEPs and SARSEPs; except that Class IR Shares are available to such accounts or plans to the extent they are purchased through an Eligible Fee-Based Program. Participants in an Employee Benefit Plan should contact their Employee Benefit Plan service provider for information regarding purchases, sales and exchanges of Class R, Class IR and Class R6 Shares. Class R Shares bear the cost of distribution (Rule 12b-1) fees at the aggregate rate of up to 0.50% of the average daily net assets attributable to Class R Shares. With respect to Class R Shares the distributor at its discretion may use compensation for distribution services paid under the Distribution and Service Plan for personal and account maintenance services and expenses so long as such total compensation under the Plan does not exceed the maximum cap on “service fees” imposed by the Financial Industry Regulatory Authority (“FINRA”).

It is possible that an institution or its affiliate may offer different classes of shares (i.e., Class A, Class C, Class R, Class IR, Class R6, Institutional and Service Shares) to its customers and thus receive different compensation with respect to different classes of shares of each Fund. Dividends paid by each Fund, if any, with respect to each class of shares will be calculated in the same manner, at the same time on the same day and will be the same amount, except for differences caused by the fact that the respective transfer agency and Plan fees relating to a particular class will be borne exclusively by that class. Similarly, the net asset value per share may differ depending upon the class of shares purchased.

Certain aspects of the shares may be altered after advance notice to shareholders if it is deemed necessary in order to satisfy certain tax regulatory requirements.

When issued for the consideration described in the Funds’ Prospectuses, shares are fully paid and non-assessable. The Trustees may, however, cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer agency, servicing or similar charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means). In the event of liquidation, shareholders are entitled to share pro rata in the net assets of the applicable class of the relevant Fund available for distribution to such shareholders. All shares are freely transferable and have no preemptive, subscription or conversion rights. The Trustees may require shareholders to redeem Shares for any reason under terms set by the Trustees.

In the interest of economy and convenience, the Trust does not issue certificates representing the Funds’ shares. Instead, the transfer agent maintains a record of each shareholder’s ownership. Each shareholder receives confirmation of purchase and redemption orders from the transfer agent Fund shares and any distributions paid by the Funds are reflected in account statements from the transfer agent.

The Act requires that where more than one series of shares exists, each series must be preferred over all other series in respect of assets specifically allocated to such series. In addition, Rule 18f-2 under the Act provides that any matter required to be submitted by the provisions of the Act or applicable state law, or otherwise, to the holders of the outstanding voting securities of an investment company such as the Trust shall not be deemed to have been effectively acted upon unless approved by the holders of a majority of the outstanding shares of each series affected by such matter. Rule 18f-2 further provides that a series shall be deemed to be affected by a matter unless the interests of each series in the matter are substantially identical or the matter does not affect any interest of such series. However, Rule 18f-2 exempts the selection of independent public accountants, the approval of principal distribution contracts and the election of trustees from the separate voting requirements of Rule 18f-2.

The Trust is not required to hold annual meetings of shareholders and does not intend to hold such meetings. In the event that a meeting of shareholders is held, each share of the Trust will be entitled, as determined by the Trustees without the vote or consent of the shareholders, either to one vote for each share or to one vote for each dollar of net asset value represented by such share on all matters presented to shareholders including the election of Trustees (this method of voting being referred to as “dollar based voting”). However, to the extent required by the Act or otherwise determined by the Trustees, series and classes of the Trust will vote separately from each other. Shareholders of the Trust do not have cumulative voting rights in the election of Trustees. Meetings of shareholders of the Trust, or any series or class thereof, may be called by the Trustees, certain officers or upon the written request of holders of 10% or more of the shares entitled to vote at such meetings. The Trustees will call a special meeting of shareholders for the purpose of electing Trustees, if, at any time, less than a majority of Trustees holding office at the time were elected by shareholders. The shareholders of the Trust will have voting rights only with respect to the limited number of matters specified in the Declaration of Trust and such other matters as the Trustees may determine or may be required by law.

The Declaration of Trust provides for indemnification of Trustees, officers, employees and agents of the Trust unless the recipient is adjudicated (i) to be liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office or (ii) not to have acted in good faith in the reasonable belief that such person’s actions were in the best interest of the Trust. The Declaration of Trust provides that, if any shareholder or former shareholder of any series is held personally liable solely by reason of being or having been a shareholder and not because of the shareholder’s acts or omissions or for some other reason, the shareholder or former shareholder (or the shareholder’s heirs, executors, administrators, legal representatives or general successors) shall be held harmless from and indemnified against all loss and expense arising from such liability. The Trust, acting on behalf of any affected series, must, upon request by such shareholder, assume the defense of any claim made against such shareholder for any act or obligation of the series and satisfy any judgment thereon from the assets of the series.

The Declaration of Trust permits the termination of the Trust or of any series or class of the Trust (i) by a majority of the affected shareholders at a meeting of shareholders of the Trust, series or class; or (ii) by a majority of the Trustees without shareholder approval if the Trustees determine, in their sole discretion, that such action is in the best interest of the Trust, such series, such class or their respective shareholders. The Trustees may consider such factors as they, in their sole discretion, deem appropriate in making such determination, including (i) the inability of the Trust or any series or class to maintain its assets at an appropriate size; (ii) changes in laws or regulations governing the Trust, series, or class or affecting assets of the type in which it invests; or (iii) economic developments or trends having a significant adverse impact on the business or operations of the Trust or series.

The Declaration of Trust authorizes the Trustees, without shareholder approval, to cause the Trust, or any series thereof, to merge or consolidate with any corporation, association, trust or other organization or sell or exchange all or substantially all of the property belonging to the Trust or any series thereof. In addition, the Trustees, without shareholder approval, may adopt a master-feeder structure by investing all or a portion of the assets of a series of the Trust in the securities of another open-end investment company with substantially the same investment objective, restrictions and policies.

The Declaration of Trust permits the Trustees to amend the Declaration of Trust without a shareholder vote. However, shareholders of the Trust have the right to vote on any amendment (i) that would adversely affect the voting rights of shareholders; (ii) that is required by law to be approved by shareholders; (iii) that would amend the provisions of the Declaration of Trust regarding amendments and supplements thereto; or (iv) that the Trustees determine to submit to shareholders.

The Trustees may appoint separate Trustees with respect to one or more series or classes of the Trust’s shares (the “Series Trustees”). Series Trustees may, but are not required to, serve as Trustees of the Trust or any other series or class of the Trust. To the extent provided by the Trustees in the appointment of Series Trustees, the Series Trustees may have, to the exclusion of any other Trustees of the Trust, all the powers and authorities of Trustees under the Declaration of Trust with respect to such Series or Class, but may have no power or authority with respect to any other series or class.

Shareholder and Trustee Liability

Under Delaware Law, the shareholders of the Funds are not generally subject to liability for the debts or obligations of the Trust. Similarly, Delaware law provides that a series of the Trust will not be liable for the debts or obligations of any other series of the Trust. However, no similar statutory or other authority limiting statutory trust shareholder liability exists in other states. As a result, to the extent that a Delaware statutory trust or a shareholder is subject to the jurisdiction of courts of such other states, the courts may not apply Delaware law and may thereby subject the Delaware statutory trust shareholders to liability. To guard against this risk, the Declaration of Trust contains an express disclaimer of shareholder liability for acts or obligations of a series. Notice of such disclaimer will normally be given in each agreement, obligation or instrument entered into or executed by a series of the Trust. The Declaration of Trust provides for indemnification by the relevant series for all loss suffered by a shareholder as a result of an obligation of the series. The Declaration of Trust also provides that a series shall, upon request, assume the defense of any claim made against any shareholder for any act or obligation of the series and satisfy any judgment thereon. In view of the above, the risk of personal liability of shareholders of a Delaware statutory trust is remote.

In addition to the requirements under Delaware law, the Declaration of Trust provides that shareholders of a series may bring a derivative action on behalf of the series only if the following conditions are met: (a) shareholders eligible to bring such derivative action under Delaware law who hold at least 10% of the outstanding shares of the series, or 10% of the outstanding shares of the class to which such action relates, shall join in the request for the Trustees to commence such action; and (b) the Trustees must be afforded a reasonable amount of time to consider such shareholder request and to investigate the basis of such claim. The Trustees will be entitled to retain counsel or other advisers in considering the merits of the request and may require an undertaking by the shareholders making such request to reimburse the series for the expense of any such advisers in the event that the Trustees determine not to bring such action.

The Declaration of Trust further provides that the Trustees will not be liable for errors of judgment or mistakes of fact or law, but nothing in the Declaration of Trust protects a Trustee against liability to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

TAXATION

The following is a summary of certain additional U.S. federal income, and state and local, tax considerations regarding the purchase, ownership and disposition of shares in each Fund of the Trust that are not described in the Prospectus. This summary does not address special tax rules applicable to certain classes of investors, such as tax-exempt entities, insurance companies and financial institutions. Each prospective shareholder is urged to consult his or her own tax adviser with respect to the specific federal, state, local and foreign tax consequences of investing in each Fund. The summary is based on the laws in effect on February 27, 2015, which are subject to change.

Fund Taxation

Each Fund is treated as a separate taxable entity. Each Fund has elected to be treated and intends to qualify for each taxable year as a regulated investment company under Subchapter M of Subtitle A, Chapter 1, of the Code.

There are certain tax requirements that each Fund must follow if it is to avoid federal taxation. In their efforts to adhere to these requirements, the Funds may have to limit their investment activities in some types of instruments. Qualification as a regulated investment company under the Code requires, among other things, that (1) the Fund derive at least 90% of its gross income (including tax-exempt interest) for each taxable year from dividends, interest, payments with respect to securities loans, gains from the sale or other disposition of stocks or securities or foreign currencies or other income (including but not limited to gains from options, futures, and forward contracts) derived with respect to the Fund’s business of investing in such stocks, securities or currencies or net income derived from an interest in a qualified publicly traded partnership (the “90% gross income test”); and (2) the Fund diversify its holdings so that at the close of each quarter of its taxable year, (a) at least 50% of the fair market value of the Fund’s total (gross)

assets is comprised of cash, cash items, U.S. Government securities, securities of other regulated investment companies and other securities limited in respect of any one issuer to an amount not greater in value than 5% of the value of such Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer, and (b) not more than 25% of the value of its total (gross) assets is invested in the securities of any one issuer (other than U.S. Government securities and securities of other regulated investment companies), two or more issuers controlled by the Fund and engaged in the same, similar or related trades or businesses or certain publicly traded partnerships.

For purposes of the 90% gross income test, income that a Fund earns from equity interests in certain entities that are not treated as corporations for U.S. tax purposes will generally have the same character for the Fund as in the hands of such an entity; consequently, a Fund may be required to limit its equity investments in such entities that earn fee income, rental income or other nonqualifying income. In addition, future Treasury regulations could provide that qualifying income under the 90% gross income test will not include gains from foreign currency transactions that are not directly related to a Fund’s principal business of investing in stock or securities or options and futures with respect to stock or securities. Using foreign currency positions or entering into foreign currency options, futures and forward or swap contracts for purposes other than hedging currency risk with respect to securities in a Fund’s portfolio or anticipated to be acquired may not qualify as “directly-related” under these tests.

If a Fund complies with the provisions discussed above, then in any taxable year in which the Fund distributes, in compliance with the Code’s timing and other requirements, an amount at least equal to the sum of 90% of its “investment company taxable income” (which includes dividends, taxable interest, taxable accrued original issue discount and market discount income, income from securities lending, any net short-term capital gain in excess of net long-term capital loss, certain net realized foreign exchange gains and any other taxable income other than “net capital gain,” as defined below, and is reduced by deductible expenses), plus 90% of the excess of its gross tax-exempt interest income (if any) over certain disallowed deductions, the Fund (but not its shareholders) will be relieved of federal income tax on any income of the Fund, including long-term capital gains, distributed to shareholders. However, if a Fund retains any investment company taxable income or “net capital gain” (the excess of net long-term capital gain over net short-term capital loss), it will be subject to a tax at regular corporate rates on the amount retained. Because there are some uncertainties regarding the computation of the amounts deemed distributed to Fund shareholders for these purposes – including, in particular, uncertainties regarding the portion, if any, of amounts paid in redemption of Fund shares that should be treated as such distributions – there can be no assurance that each Fund will avoid corporate-level tax in each year.

Each Fund generally intends to distribute for each taxable year to its shareholders all or substantially all of its investment company taxable income, net capital gain and any net tax-exempt interest. Exchange control or other foreign laws, regulations or practices may restrict repatriation of investment income, capital or the proceeds of securities sales by foreign investors such as the Focused International Equity, International Small Cap, Emerging Markets Equity, Asia Equity, BRIC, Strategic International Equity and N-11 Equity Funds and may therefore make it more difficult for such a Fund to satisfy the distribution requirements described above, as well as the excise tax distribution requirements described below. Each Fund generally expects, however, to be able to obtain sufficient cash to satisfy those requirements from new investors, the sale of securities or other sources. If for any taxable year a Fund does not qualify as a regulated investment company, it will be taxed on all of its taxable income and net capital gain at corporate rates, without any deduction for dividends paid, and its distributions to shareholders will generally be taxable as ordinary dividends to the extent of its current and accumulated earnings and profits.

If a Fund retains any net capital gain, the Fund may designate the retained amount as undistributed capital gains in a notice to its shareholders who (1) if subject to U.S. federal income tax on long-term capital gains, will be required to include in income for federal income tax purposes, as long-term capital gain, their shares of that undistributed amount, and (2) will be entitled to credit their proportionate shares of the tax paid by the Fund against their U.S. federal income tax liabilities, if any, and to claim refunds to the extent the credit exceeds those liabilities. For U.S. federal income tax purposes, the tax basis of shares owned by a shareholder of the Fund will be increased by the amount of any such undistributed net capital gain included in the shareholder’s gross income and decreased by the federal income tax paid by the Fund on that amount of net capital gain.

To avoid a 4% federal excise tax, each Fund must generally distribute (or be deemed to have distributed) by December 31 of each calendar year an amount at least equal to the sum of 98% of its taxable ordinary income for the calendar year (taking into account certain deferrals and elections), at least 98.2% of the excess of its capital gains over its capital losses (generally computed on the basis of the one-year period ending on October 31 of such year), and all taxable ordinary income and the excess of capital gains over capital losses for all previous years that were not distributed for those years and on which the Fund paid no federal income tax. For federal income tax purposes, dividends declared by a Fund in October, November or December to shareholders of record on a specified date in such a month and paid during January of the following year are taxable to such shareholders, and deductible by the Fund, as if paid on December 31 of the year declared. Each Fund anticipates that it will generally make timely distributions of income and capital gains in compliance with these requirements so that it will generally not be required to pay the excise tax.

For federal income tax purposes, each Fund is generally permitted to carry forward a net capital loss in any year to offset its own capital gains. Each Fund will generally be able to carry forward net capital losses incurred in tax years beginning after December 22, 2010 are generally able to be carried forward indefinitely. These amounts are available to be carried forward to offset future capital gains to the extent permitted by the Code and applicable tax regulations. As of October 31, 2014, the following Funds had capital loss carryforwards approximating the amounts indicated, expiring in the years indicated:

Fund	Capital Loss Carryforward	Expiration
Large Cap Growth Insights	$287,917,747	Expiring 2017
Large Cap Value Insights	330,284,652	Expiring 2017
Small Cap Equity Insights	96,353,932	Expiring 2017
U.S. Equity Insights	2,918,116	Expiring 2017
International Equity Insights	392,336,296 940,883,655 2,867,280	Expiring 2016 Expiring 2017 Expiring 2019
Focused International Equity	89,358,426 106,107,378 9,250,431	Expiring 2016 Expiring 2017 Expiring 2019
International Small Cap	8,401,592	Expiring 2017
Emerging Markets Equity	16,387,620 445,745,035	Expiring 2016 Expiring 2017
Asia Equity	11,355,624	Expiring 2017
BRIC	46,894,391 151,677,917 16,568,112 20,210,840	Expiring 2016 Expiring 2017 Perpetual Long-term Perpetual Short-term
N-11	1,196,012 10,084,318	Perpetual Long-term Perpetual Short-term

Under current tax rules, capital losses recognized in tax years beginning after December 22, 2010, that do not offset recognized capital gains, may be carried over to future years perpetually, and retain their character as either short-term or long-term that can offset recognized capital gains in such future years. Previously, all capital loss carryovers were treated as short-term and such carryovers generally expired eight years after the initial loss arose. Perpetual capital loss carryovers are required to be utilized prior to expiring capital loss carryovers.

Gains and losses on the sale, lapse, or other termination of options and futures contracts, options thereon and certain forward contracts (except certain foreign currency options, forward contracts and futures contracts) will generally be treated as capital gains and losses. Certain of the futures contracts, forward contracts and options held by a Fund will be required to be “marked-to-market” for federal income tax purposes — that is, treated as having been sold at their fair market value on the last day of the Fund’s taxable year (or, for excise tax purposes, on the last day of the relevant period). These provisions may require a Fund to recognize income or gains without a concurrent receipt of cash. Any gain or loss recognized on actual or deemed sales of these futures contracts, forward contracts, or options will (except for certain foreign currency options, forward contracts, and futures contracts) be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss. As a result of certain hedging transactions entered into by a Fund, it may be required to defer the recognition of losses on futures contracts, forward contracts, and options or underlying securities or foreign currencies to the extent of any unrecognized gains on related positions held by the Fund, and the characterization of gains or losses as long-term or short-term may be changed. The tax provisions described in this paragraph may affect the amount, timing and character of a Fund’s distributions to shareholders. The application of certain requirements for qualification as a regulated investment company and the application of certain other tax rules may be unclear in some respects in connection with certain investment practices such as dollar rolls, or investments in certain derivatives, including interest rate swaps, floors, caps and collars, currency swaps, total return swaps, mortgage swaps, index swaps, forward contracts and structured notes. As a result, a Fund may therefore be required to limit its investments in such transactions and it is also possible that the IRS may not agree with a Fund’s tax treatment of such transactions. In addition, the tax treatment of derivatives, and certain other investments, may be affected by future legislation, Treasury Regulations and guidance issued by the IRS that could affect the timing, character and amount of a Fund’s income and gains and distributions to shareholders. Certain tax elections may be available to a Fund to mitigate some of the unfavorable consequences described in this paragraph.

Section 988 of the Code contains special tax rules applicable to certain foreign currency transactions and instruments which may affect the amount, timing and character of income, gain or loss recognized by a Fund. Under these rules, foreign exchange gain or loss realized with respect to foreign currencies and certain futures and options thereon, foreign currency-denominated debt instruments, foreign currency forward contracts, and foreign currency-denominated payables and receivables will generally be treated as ordinary income or loss, although in some cases elections may be available that would alter this treatment. If a net foreign exchange loss treated as ordinary loss under Section 988 of the Code were to exceed a Fund’s investment company taxable income (computed without regard to such loss) for a taxable year, the resulting loss would not be deductible by the Fund or its shareholders in future years. Net loss, if any, from certain foreign currency transactions or instruments could exceed net investment income otherwise calculated for accounting purposes, with the result being either no dividends being paid or a portion of a Fund’s dividends being treated as a return of capital for tax purposes, nontaxable to the extent of a shareholder’s tax basis in his shares and, once such basis is exhausted, generally giving rise to capital gains.

A Fund’s investment in zero coupon securities, deferred interest securities, certain structured securities or other securities bearing original issue discount or, if a Fund elects to include market discount in income currently, market discount, as well as any “marked-to-market” gain from certain options, futures or forward contracts, as described above, will in many cases cause it to realize income or gain before the receipt of cash payments with respect to these securities or contracts. For a Fund to obtain cash to enable the Fund to distribute any such income or gain, maintain its qualification as a regulated investment company and avoid federal income and excise taxes, a Fund may be required to liquidate portfolio investments sooner than it might otherwise have done.

Investments in lower-rated securities may present special tax issues for a Fund to the extent actual or anticipated defaults may be more likely with respect to such securities. Tax rules are not entirely clear about issues such as when a Fund may cease to accrue interest, original issue discount, or market discount; when and to what extent deductions may be taken for bad debts or worthless securities; how payments received on obligations in default should be allocated between principal and income; and whether exchanges of debt obligations in a workout context are taxable. These and other issues will generally need to be addressed by a Fund, if it invests in such securities, in order to seek to eliminate or minimize any adverse tax consequences.

If a Fund acquires stock (including, under proposed regulations, an option to acquire stock such as is inherent in a convertible bond) in certain foreign corporations (“passive foreign investment companies”), that receive at least 75% of their annual gross income from passive sources (such as interest, dividends, rents, royalties or capital gain) or hold at least 50% of their assets in investments producing such passive income, the Fund could be subject to federal income tax and additional interest charges on “excess distributions” received from those companies or gain from the sale of stock in those companies, even if all income or gain actually received by the Fund is timely distributed to its shareholders. The Fund would not be able to pass through to its shareholders any credit or deduction for such a tax. In some cases, elections may be available that would ameliorate these adverse tax consequences, but those elections would require the Fund to include each year certain amounts as income or gain (subject to the distribution requirements described above) without a concurrent receipt of cash. Each Fund may attempt to limit and/or to manage its holdings in passive foreign investment companies to minimize its tax liability or maximize its return from these investments.

If a Fund invests in certain REITs or in REMIC residual interests, a portion of the Fund’s income may be classified as “excess inclusion income.” A shareholder that is otherwise not subject to tax may be taxable on their share of any such excess inclusion income as “unrelated business taxable income.” In addition, tax may be imposed on a Fund on the portion of any excess inclusion income allocable to any shareholders that are classified as disqualified organizations.

Foreign Taxes

Each Fund anticipates that it may be subject to foreign taxes on income (possibly including, in some cases, capital gains) from foreign securities. Tax conventions between certain countries and the United States may reduce or eliminate those foreign taxes in some cases. If, as may occur for the International Equity Funds and International Insights Funds, more than 50% of a Fund’s total assets at the close of a taxable year consists of stock or securities of foreign corporations, the Fund may file an election with the IRS pursuant to which the shareholders of the Fund will be required (1) to report as dividend income (in addition to taxable dividends actually received) their pro rata shares of foreign income taxes paid by the Fund that are treated as income taxes under U.S. tax regulations (which excludes, for example, stamp taxes, securities transaction taxes, and similar taxes) even though not actually received by those shareholders, and (2) to treat those respective pro rata shares as foreign income taxes paid by them, which they can claim either as a foreign tax credit, subject to applicable limitations, against their U.S. federal income tax liability or as an itemized deduction. (Shareholders who do not itemize deductions for federal income tax purposes will not, however, be able to deduct their pro rata portion of foreign taxes paid by a Fund, although those shareholders will be required to include their share of such taxes in gross income if the foregoing election is made by the Fund.)

If a shareholder chooses to take credit for the foreign taxes deemed paid by such shareholder as a result of any such election by the International Equity Funds and International Insights Funds, the amount of the credit that may be claimed in any year may not exceed the same proportion of the U.S. tax against which such credit is taken which the shareholder’s taxable income from foreign sources (but not in excess of the shareholder’s entire taxable income) bears to his entire taxable income. For this purpose, distributions from long-term and short-term capital gains or foreign currency gains by a Fund will generally not be treated as income from foreign sources. This foreign tax credit limitation may also be applied separately to certain specific categories of foreign-source income and the related foreign taxes. As a result of these rules, which have different effects depending upon each shareholder’s particular tax situation, certain shareholders of the International Equity Funds or International Insights Funds may not be able to claim a credit for the full amount of their proportionate share of the foreign taxes paid by such Fund even if the election is made by that Fund.

Shareholders who are not liable for U.S. federal income taxes, including retirement plans, other tax-exempt shareholders and non-U.S. shareholders, will ordinarily not benefit from the foregoing Fund election with respect to foreign taxes. Each year, if any, that the International Equity or International Insights Funds file the election described above, shareholders will be notified of the amount of (1) each shareholder’s pro rata share of qualified foreign taxes paid by the Fund and (2) the portion of Fund dividends that represents income from foreign sources. The other Funds will not be entitled to elect to pass foreign taxes and associated credits or deductions through to their shareholders because they will not satisfy the 50% requirement described above. If a Fund cannot or does not make this election, it may deduct its foreign taxes in computing the amount it is required to distribute.

Country-Specific Taxes: India

A tax of 10% plus surcharges is currently imposed on gains from sales of equities held not more than one year and sold on a recognized stock exchange in India. There is no tax on gains from sales of equities held for more than one year and sold on a recognized stock exchange in India. Gains from sales of equity securities in other cases are taxed at a rate of 30% plus surcharges (for securities held not more than one year) and 10% (for securities held for more than one year). Securities transaction tax applies for specified transactions at specified rates. India imposes a tax on interest on securities at a rate of 20% plus surcharges. This tax is imposed on the investor. India imposes a tax on dividends paid by an Indian company at a rate of 12.5% plus surcharges. This tax is imposed on the company that pays the dividends. The Investment Adviser will take into account the effects of local taxation on investment returns. In the past, these taxes have sometimes been substantial.

Taxable U.S. Shareholders – Distributions

For U.S. federal income tax purposes, distributions by a Fund, whether reinvested in additional shares or paid in cash, generally will be taxable to shareholders who are subject to tax. Shareholders receiving a distribution in the form of newly issued shares will be treated for U.S. federal income tax purposes as receiving a distribution in an amount equal to the amount of cash they would have received had they elected to receive cash and will have a cost basis in each share received equal to such amount divided by the number of shares received.

In general, distributions from investment company taxable income for the year will be taxable as ordinary income. However, distributions to noncorporate shareholders attributable to dividends received by the Funds from U.S. and certain foreign corporations will generally be taxed at the long-term capital gain rate (described below), as long as certain other requirements are met. For these lower rates to apply, the noncorporate shareholders must have owned their Fund shares for at least 61 days during the 121-day period beginning 60 days before a Fund’s ex-dividend date and the Fund must also have owned the underlying stock for this same period beginning 60 days before the ex-dividend date for the stock. The amount of the Fund’s distributions that otherwise qualify for these lower rates may be reduced as a result of the Fund’s securities lending activities, hedging activities or a high portfolio turnover rate.

Distributions reported to shareholders as derived from a Fund’s dividend income, if any, that would be eligible for the dividends received deduction if the Fund were not a regulated investment company may be eligible for the dividends received deduction for corporate shareholders. The dividends received deduction, if available, is reduced to the extent the shares with respect to which the dividends are received are treated as debt-financed under federal income tax law and is eliminated if the shares are deemed to have been held for less than a minimum period, generally 46 days. The dividends received deduction also may be reduced as a result of a Fund’s hedging activities, securities lending activities or a high portfolio turnover rate. The entire dividend, including the deducted amount, is considered in determining the excess, if any, of a corporate shareholder’s adjusted current earnings over its alternative minimum taxable income, which may increase its liability for the federal alternative minimum tax, and the dividend may, if it is treated as an “extraordinary dividend” under the Code, reduce such shareholder’s tax basis in its shares of the Fund. Capital gain dividends (i.e., dividends from net capital gain), if reported as such to shareholders, will be taxed to shareholders as long-term capital gain regardless of how long shares have been held by shareholders, but are not eligible for the dividends received deduction for corporations. The maximum individual rate applicable to long-term capital gains is generally either 15% or 20%, depending on whether the individual’s income exceeds certain threshold amounts. Distributions, if any, that are in excess of a Fund’s current and accumulated earnings and profits will first reduce a shareholder’s tax basis in his shares and, after such basis is reduced to zero, will generally constitute capital gains to a shareholder who holds his shares as capital assets.

Different tax treatment, including penalties on certain excess contributions and deferrals, certain pre-retirement and post-retirement distributions and certain prohibited transactions, is accorded to accounts maintained as qualified retirement plans. Shareholders should consult their tax advisers for more information.

Taxable U.S. Shareholders - Sale of Shares

When a shareholder’s shares are sold, redeemed or otherwise disposed of in a transaction that is treated as a sale for tax purposes, the shareholder will generally recognize gain or loss equal to the difference between the shareholder’s adjusted tax basis in the shares and the cash, or fair market value of any property, received. (To aid in computing that tax basis, a shareholder should generally retain its account statements for the period that it holds shares.) If the shareholder holds the shares as a capital asset at the time of sale, the character of the gain or loss should be capital, and treated as long-term if the shareholder’s holding period is more than one year and short-term otherwise, subject to the rules below. Shareholders should consult their own tax advisers with reference to their particular circumstances to determine whether a redemption (including an exchange) or other disposition of Fund shares is properly treated as a sale for tax purposes, as is assumed in this discussion.

Certain special tax rules may apply to a shareholder’s capital gains or losses on Fund shares. If a shareholder receives a capital gain dividend with respect to shares and such shares have a tax holding period of six months or less at the time of a sale or redemption of such shares, then any loss the shareholder realizes on the sale or redemption will be treated as a long-term capital loss to the extent of such capital gain dividend. Additionally, any loss realized upon the sale or exchange of Fund shares with a tax holding period of six months or less may be disallowed to the extent of any distributions treated as exempt-interest dividends with respect to such shares. All or a portion of any sales load paid upon the purchase of shares of the Fund will generally not be taken into account in determining gain or loss on the redemption or exchange of such shares within 90 days after their purchase to the extent the redemption proceeds are reinvested, or the exchange is effected, on or before January 31 of the calendar year following the calendar year in which the original stock is disposed of without payment of an additional sales load pursuant to the reinvestment or exchange privilege. The load not taken into account will be added to the tax basis of the newly acquired shares. Additionally, any loss realized on a sale or redemption of shares of a Fund may be disallowed under “wash sale” rules to the extent the shares disposed of are replaced with other shares of the same Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in shares of such Fund. If disallowed, the loss will be reflected in an adjustment to the basis of the shares acquired.

Medicare Tax

An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from a Fund and net gains from redemptions or other taxable dispositions of Fund shares) of US individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts.

Non-U.S. Shareholders

The discussion above relates solely to U.S. federal income tax law as it applies to “U.S. persons” subject to tax under such law.

Except as discussed below, distributions to shareholders who, as to the United States, are not “U.S. persons,” (i.e., are nonresident aliens, foreign corporations, fiduciaries of foreign trusts or estates or other non-U.S. investors) generally will be subject to U.S. federal withholding tax at the rate of 30% on distributions treated as ordinary income unless the tax is reduced or eliminated pursuant to a tax treaty or the distributions are effectively connected with a U.S. trade or business of the shareholder; but distributions of net capital gain (the excess of any net long-term capital gains over any net short-term capital losses) including amounts retained by a Fund which are designated as undistributed capital gains, to such a non-U.S. shareholder will not be subject to U.S. federal income or withholding tax unless the distributions are effectively connected with the shareholder’s trade or business in the United States or, in the case of a shareholder who is a nonresident alien individual, the shareholder is present in the United States for 183 days or more during the taxable year and certain other conditions are met. Non-U.S. shareholders may also be subject to U.S. federal withholding tax on deemed income resulting from any election by the International Equity and International Insights Funds to treat qualified foreign taxes it pays as passed through to shareholders (as described above), but they may not be able to claim a U.S. tax credit or deduction with respect to such taxes.

Under a temporary provision, which is scheduled to expire for taxable years of a Fund beginning after December 31, 2014 (unless extended further by Congress), non-U.S. shareholders generally are not subject to U.S. federal income tax withholding on certain distributions of interest income and/or short-term capital gains that are designated by the Fund. It is expected that the Fund will generally make designations of short-term gains, to the extent permitted, but the Fund does not intend to make designations of any distributions attributable to interest income. Therefore, all distributions of interest income will be subject to withholding when paid to non-U.S. investors, and distributions of short-term gains will also be subject to withholding for taxable years beginning after December 31, 2014, unless Congress extends the above provision

Any capital gain realized by a non-U.S. shareholder upon a sale or redemption of shares of a Fund will not be subject to U.S. federal income or withholding tax unless the gain is effectively connected with the shareholder’s trade or business in the U.S., or in the case of a shareholder who is a nonresident alien individual, the shareholder is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met.

Non-U.S. persons who fail to furnish a Fund with the proper IRS Form W-8 (i.e., W-8BEN, W-8BEN-E, W-8ECI, W-8IMY or W-8EXP), or an acceptable substitute, may be subject to backup withholding (currently at a rate of 28%) rate on dividends (including capital gain dividends) and on the proceeds of redemptions and exchanges.

Also, non-U.S. shareholders of a Fund may be subject to U.S. estate tax with respect to their Fund shares.

Effective July 1, 2014, the Funds are required to withhold U.S. tax (at a 30% rate) on payments of dividends and (effective January 1, 2017) redemption proceeds and certain capital gain dividends made to certain non-U.S. entities that fail to comply (or be deemed compliant) with extensive new reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts. Shareholders may be requested to provide additional information to the Funds to enable the Funds to determine whether withholding is required.

Each shareholder who is not a U.S. person should consult his or her tax adviser regarding the U.S. and non-U.S. tax consequences of ownership of shares of, and receipt of distributions from, the Funds.

State and Local Taxes

Each Fund may be subject to state or local taxes in jurisdictions in which the Fund is deemed to be doing business. In addition, in those states or localities that impose income taxes, the treatment of such a Fund and its shareholders under those jurisdictions’ tax laws may differ from the treatment under federal income tax laws, and an investment in such a Fund may have tax consequences for shareholders that are different from those of a direct investment in such Fund’s portfolio securities. Shareholders should consult their own tax advisers concerning state and local tax matters.

FINANCIAL STATEMENTS

The audited financial statements and related reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, contained in each Fund’s 2014 Annual Report and unaudited financial statements contained in each Fund’s 2015 Semi-Annual Report are hereby incorporated by reference. The financial statements in each Fund’s Annual Report and Semi-Annual Report have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. No other parts of any Annual Report or Semi-Annual Report are incorporated by reference herein. A copy of the 2014 Annual Reports and 2015 Semi-Annual Reports may be obtained upon request and without charge by writing Goldman, Sachs & Co., P.O. Box 06050, Chicago, Illinois 60606 or by calling Goldman, Sachs & Co., at the telephone number on the back cover of each Fund’s Prospectus.

PROXY VOTING

The Trust, on behalf of the Funds, has delegated the voting of portfolio securities to the Investment Advisers. For client accounts for which the Investment Advisers have voting discretion, the Investment Advisers have adopted policies and procedures (the “Proxy Voting Policy”) for the voting of proxies. Under the Proxy Voting Policy, the Investment Advisers’ guiding principles in performing proxy voting are to make decisions that favor proposals that in the Investment Advisers’ view tend to maximize a company’s shareholder value and are not influenced by conflicts of interest. To implement these guiding principles for investments in publicly-traded equities, the Investment Advisers have developed customized proxy voting guidelines (the “Guidelines”) that they generally apply when voting on behalf of client accounts. Attached as Appendix B is a summary of the Guidelines. These Guidelines address a wide variety of individual topics, including, among other matters, shareholder voting rights, anti-takeover defenses, board structures, the election of directors, executive and director compensation, reorganizations, mergers, issues of corporate social responsibility and various shareholder proposals. The Guidelines embody the positions and factors the Investment Advisers generally consider important in casting proxy votes.

The Proxy Voting Policy, including the Guidelines, is reviewed periodically to ensure that it continues to be consistent with the Investment Advisers’ guiding principles.

The Investment Advisers have retained a third-party proxy voting service (“Proxy Service”), currently Institutional Shareholder Services, to assist in the implementation and administration of certain proxy voting-related functions including, without limitation, operational, recordkeeping and reporting services. The Proxy Service also prepares a written analysis and recommendation (a “Recommendation”) of each proxy vote that reflects the Proxy Service’s application of the Guidelines to particular proxy issues. While it is the Investment Advisers’ policy generally to follow the Guidelines and Recommendations from the Proxy Service, the Investment Advisers’ portfolio management teams (“Portfolio Management Teams”) may on certain proxy votes seek approval to diverge from the Guidelines or a Recommendation by following an “override” process. Such decisions are subject to a review and approval process, including a determination that the decision is not influenced by any conflict of interest. A Portfolio Management Team that receives approval through the override process to cast a proxy vote that diverges from the Guidelines and/or a Recommendation may vote differently than other Portfolio Management Teams that did not seek to override that vote. In forming their views on particular matters, the Portfolio Management Teams are also permitted to consider applicable regional rules and practices, including codes of conduct and other guides, regarding proxy voting, in addition to the Guidelines and Recommendations. The Investment Advisers may hire other service providers to replace or supplement the Proxy Service with respect to any of the services the Investment Advisers currently receive from the Proxy Service.

GSAM conducts periodic due diligence meetings with the Proxy Service which include, but are not limited to, a review of the Proxy Service’s general organizational structure, new developments with respect to research and technology, work flow improvements and internal due diligence with respect to conflicts of interest.

From time to time, the Investment Advisers may face regulatory, compliance, legal or logistical limits with respect to voting securities that they may purchase or hold for client accounts, which can affect the Investment Advisers’ ability to vote such proxies, as well as the desirability of voting such proxies. Among other limits, federal, state and foreign regulatory restrictions or company specific ownership limits, as well as legal matters related to consolidated groups, may restrict the total percentage of an issuer’s voting securities that the Investment Advisers can hold for clients and the nature of the Investment Advisers’ voting in such securities. The Investment Advisers’ ability to vote proxies may also be affected by, among other things: (i) late receipt of meeting notices; (ii) requirements to vote proxies in person: (iii) restrictions on a foreigner’s ability to exercise votes; (iv) potential difficulties in translating the proxy; (v) requirements to provide local agents with unrestricted powers of attorney to facilitate voting instructions; and (vi) requirements that investors who exercise their voting rights surrender the right to dispose of their holdings for some specified period in proximity to the shareholder meeting.

The Investment Advisers have adopted policies and procedures designed to prevent conflicts of interest from influencing its proxy voting decisions that the Investment Advisers make on behalf of a client account. These policies and procedures include the Investment Advisers’ use of the Guidelines and Recommendations from the Proxy Service, the override approval process previously discussed, and the establishment of information barriers between the Investment Advisers and other businesses within The Goldman Sachs Group, Inc. Notwithstanding such proxy voting policies and procedures, actual proxy voting decisions of the Investment Advisers may have the effect of benefitting the interests of other clients or businesses of other divisions or units of Goldman Sachs and/or its affiliates.

Voting decisions with respect to fixed income securities and the securities of privately held issuers generally will be made by a Fund’s managers based on their assessment of the particular transactions or other matters at issue.

Information regarding how the Funds voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available on or through the Funds’ website at www.gsamfunds.com and on the SEC’s website at www.sec.gov.

PAYMENTS TO INTERMEDIARIES

The Investment Advisers, Distributor and/or their affiliates may make payments to Intermediaries from time to time to promote the sale, distribution and/or servicing of shares of a Fund, except that the Investment Adviser, Distributor and their affiliates do not make such payments on behalf of Class R6 Shares. These payments (“Additional Payments”) are made out of the Investment Advisers’, Distributor’s and/or their affiliates’ own assets (which may come directly or indirectly from fees paid by a Fund), are not an additional charge to a Fund or its shareholders, and do not change the price paid by investors for the purchase of a Fund’s shares or the amount a Fund receives as proceeds from such purchases. Although paid by the Investment Advisers, Distributor, and/or their affiliates, the Additional Payments are in addition to the distribution and service fees paid by a Fund to the Intermediaries as described in a Fund’s Prospectus and this SAI, and are also in addition to the sales commissions payable to Intermediaries as set forth in the Prospectus. For purposes of this “Payments to Intermediaries” section, “Funds” shall mean, collectively, a Fund and any of the other Goldman Sachs Funds.

The Additional Payments are intended to compensate Intermediaries for, among other things: marketing shares of a Fund, which may consist of payments relating to funds included on preferred or recommended fund lists or in certain sales programs from time to time sponsored by the Intermediaries; “due diligence” examination and/or review of the Funds from time to time; access to the Intermediaries’ registered representatives or salespersons, including at conferences and other meetings; assistance in training and education of personnel; “finders” or “referral fees” for directing investors to a Fund; marketing support fees for providing assistance in promoting the sale of Fund shares (which may include promotions in communications with the Intermediaries’ customers, registered representatives and salespersons); and/or other specified services intended to assist in the distribution and marketing of a Fund. In addition, the Investment Advisers, Distributor and/or their affiliates may make Additional Payments (including through sub-transfer agency and networking agreements) for subaccounting, administrative and/or shareholder processing services that are in addition to the transfer agent, shareholder administration, servicing and processing fees paid by the Funds. These Additional Payments may exceed amounts earned on these assets by the Investment Advisers, Distributor and/or their affiliates for the performance of these or similar services. The Additional Payments may be a fixed dollar amount; may be based on the number of customer accounts maintained by an Intermediary; may be based on a percentage of the value of shares sold to, or held by, customers of the Intermediary involved; or may be calculated on another basis. The Additional Payments are negotiated with each Intermediary based on a range of factors, including but not limited to the Intermediary’s ability to attract and retain assets (including particular classes of Fund shares), target markets, customer relationships, quality of service and industry reputation. Although the individual components may be higher or lower and the total amount of Additional Payments made to any Intermediary in any given year will vary, the amount of these Additional Payments (excluding payments made through sub-transfer agency and networking agreements), on average, is normally not expected to exceed 0.50% (annualized) of the amount sold or invested through an Intermediary.

These Additional Payments may be significant to certain Intermediaries, and may be an important factor in an Intermediary’s willingness to support the sale of a Fund through its distribution system.

The Investment Advisers, Distributor and/or their affiliates may be motivated to make Additional Payments since they promote the sale of Fund shares to clients of Intermediaries and the retention of those investments by those clients. To the extent Intermediaries sell more shares of a Fund or retain shares of a Fund in their clients’ accounts, the Investment Advisers and Distributor benefit from the incremental management and other fees paid by a Fund with respect to those assets.

In addition, certain Intermediaries may have access to certain research and investment services from the Investment Advisers, Distributor and/or their affiliates. Such research and investment services (“Additional Services”) may include research reports, economic analysis, portfolio analysis tools, business planning services, certain marketing and investor education materials and strategic asset allocation modeling. The Intermediary may not pay for these products or services. The cost of the Additional Services and the particular services provided may vary from Intermediary to Intermediary.

The Additional Payments made by the Investment Advisers, Distributor and/or their affiliates or the Additional Services received by an Intermediary may vary with respect to the type of fund (e.g., equity, fund, fixed income fund, specialty fund, asset allocation portfolio or money market fund) sold by the Intermediary. In addition, the Additional Payment arrangements may include breakpoints in compensation which provide that the percentage rate of compensation varies as the dollar value of the amount sold or invested through an Intermediary increases.

The presence of these Additional Payments or Additional Services, the varying fee structure and the basis on which an Intermediary compensates its registered representatives or salespersons may create an incentive for a particular Intermediary, registered representative or salesperson to highlight, feature or recommend funds, including a Fund, or other investments based, at least in part, on the level of compensation paid. Additionally, if one mutual fund sponsor makes greater distribution payments than another, an Intermediary may have an incentive to recommend one fund complex over another. Similarly, if an Intermediary receives more distribution assistance for one share class versus another, that Intermediary may have an incentive to recommend that share class. Because Intermediaries may be paid varying amounts per class for sub-transfer agency and related recordkeeping services, the service requirements of which also may vary by class, this may create an additional incentive for financial firms and their financial advisers to favor one fund complex over another, or one fund class over another. You should consider whether such incentives exist when evaluating any recommendations from an Intermediary to purchase or sell Shares of a Fund and when considering which share class is most appropriate for you.

For the year ended December 31, 2014, the Investment Advisers, Distributor and their affiliates made Additional Payments out of their own assets to approximately 179 Intermediaries, totaling approximately $120.4 million (excluding payments made through sub-transfer agency and networking agreements and certain other types of payments described below), with respect to a Fund, Goldman Sachs Trust, all of the funds in an affiliated investment company, Goldman Sachs Variable Insurance Trust, and Goldman Sachs Credit Strategies Fund, an affiliated closed-end investment company. During the year ended December 31, 2014, the Investment Advisers, Distributor and/or their affiliates had contractual arrangements to make Additional Payments to the Intermediaries listed below (or their affiliates or successors), among others. This list will change over time, and any additions, modifications or deletions thereto that have occurred since December 31, 2014 are not reflected. Additional Intermediaries may receive payments in 2015 and in future years. Certain arrangements are still being negotiated, and there is a possibility that payments will be made retroactively to Intermediaries not listed below.

ADP Broker-Dealer, Inc.

ADP, Inc.

Allstate Life Insurance Company

Allstate Life Insurance Company of New York

Amalga Trust Company

Amalgamated Bank of Chicago

American Enterprise Investment Services, Inc. (AEIS)

American National Trust and Investment Management Company dba Old National Trust Company (Oltrust & Co.)

American United Life Insurance Company

Ameriprise Financial Services, Inc.

Ascensus, Inc.

Associated Trust Company, N.A.; Associated Investment Services, Inc.

AXA Equitable Life Insurance Company

Banc of America Securities LLC

BancorpSouth

Bank Hapoalim B.M.

Bank of New York

Bankers Trust

Barclays Capital, Inc.

BB&T Capital Markets

BMO Harris Bank N.A.

BMO Nesbitt Burns

BOSC, Inc.

Branch Banking & Trust Company

Brown Brothers Harriman & Co.

C.M. Life Insurance Company

Charles Schwab & Co., Inc.

Chicago Mercantile Exchange, Inc.; CME Shareholder Servicing LLC

CIGNA Financial Services, Inc.

Citibank N.A.

Citibank N.A.—Agency and Trust Department

Citibank N.A.—Securities Finance

Citigroup Private Bank at Citibank N.A.

Citigroup Private Bank at Citibank N.A.; Citibank N.A.; Citigroup Global Markets Inc.

Citizens Bank Wealth Management, N.A.

Comerica Bank

Comerica Securities, Inc.

Commerce Bank

Commerce Bank, N.A.

Commerce Trust Co.

Commonwealth Annuity and Life Insurance Company

Commonwealth Equity Services, Inc dba Commonwealth Financial Network

Companion Life Insurance Company

Compass Bank

Computershare Trust Company, N.A.

Connecticut General Life Insurance Company

Daily Access Corporation

Dain Rauscher Inc.

Deutsche Bank Trust Company Americas

Directed Account Plan Board of Directors

Dubuque Bank & Trust

E*Trade Clearing LLC

Edward D. Jones & Co., L.P.

Farmers New World Life Insurance Company

Federal Deposit Insurance Corporation

Fidelity Brokerage Services LLC; National Financial Services LLC

Fidelity Investments Institutional Operations Company, Inc.

Fifth Third Bank

Fifth Third Securities Inc.

Financial Network Investment Corporation

First National Bank of Omaha

Forethought Life Insurance Company

Fulton Bank, N.A.; Fulton Bank, N.A. Cash Sweep Affiliates

Fulton Financial Advisors, National Association

Genworth Financial Securities Corporation

Genworth Financial Trust Company

Genworth Life and Annuity Insurance Company; Genworth Life Insurance Company of New York;

Genworth Life Insurance Company

Great-West Financial Retirement Plan Services, LLC

Great-West Life & Annuity Insurance Company

Great-West Life & Annuity Insurance Company; Great-West Life & Annuity Insurance Company of New York

GWFS Equities, Inc.

Harris Trust & Savings Bank

Hartford Life Insurance Company

Hartford Securities Distribution Company, Inc.

Hewitt Associates LLC

Horace Mann Life Insurance Company

HSBC Bank USA

Hunt, Dupree & Rhine

ICMA RC-Services, LLC

ICMA Retirement Corporation

ING Financial Advisors, LLC

ING Institutional Plan Services LLC

ING Investment Advisors, LLC

ING Life Insurance and Annuity Company

ING National Trust

ING USA Annuity and Life Insurance Company

Institutional Cash Distributors (division of Merriman Curhan Ford & Co.)

Invesmart, Inc.

J.P. Morgan Clearing Corp.

J.P. Morgan Retirement Plan Services LLC

J.P. Morgan Securities LLC

Jefferson National Life Insurance Company

Jefferson Pilot Financial Insurance Company

JPMorgan Chase Bank

JPMorgan Chase Bank, N.A.

JPMorgan Securities, Inc (JPMSI)

Kemper Investors Life Insurance Company

Key Bank Capital Markets

LaSalle Bank, N.A.

Law Debenture Trust Company of New York

Lincoln Benefit Life Company

Lincoln Investment Planning, Inc.

Lincoln Retirement Services Company, LLC

LPL Financial Corporation

LPL Financial LLC

M&T Bank

M&T Securities, Inc.

Massachusetts Mutual Life Insurance Company

MassMutual Retirement Services, LLC

McCready and Keene, Inc

Mellon Bank, N.A.

Mercer HR Services, LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Midland National Life Insurance Company

Minnesota Life Insurance Company

MML Distributors, LLC

Morgan Stanley Smith Barney LLC

MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC

Multi Financial Securities Corporation

MY TREASURY LIMITED

National Financial Services LLC

National Security Life and Annuity Company

Nationwide Financial Services, Inc.

Newport Retirement Services, Inc.

NYLIFE Distribitors Inc.

Oppenheimer & Co. Inc.

Pershing LLC

PNC Bank, National Organization

PNC Capital Markets LLC

PrimeVest Financial Services

Principal Life Insurance Company

Protective Life Insurance Company

PruCo Life Insurance Company; PruCo Life Insurance Company of New Jersey

Raymond James & Associates, Inc.; Raymond James Financial Services

Regions Bank

Reliance Trust Company

RiverSource Life Insurance Company; RiverSource Life Insurance Co. of New York

Robert W. Baird & Co. Incorporated

Scott & Stringfellow

Security Benefit Life Insurance Company

Security Benefit Life Insurance Company; Security Distributors, Inc.

Signature Bank

Silicon Valley Bank

State Street Global Markets, LLC and State Street Bank and Trust Company

Sun Life Assurance Company of Canada (U.S.); Sun Life Insurance and Annuity Company of New York

SunGard Institutional Brokerage, Inc.

SunTrust Robinson Humphrey, Inc.

SVB Securities

Synovus Securities

T. Rowe Price Retirement Plan Services, Inc.

TD Ameritrade Clearing, Inc.

Teachers Insurance and Annuity Association of America

The Guardian Insurance & Annuity Company, Inc.

The Lincoln National Life Insurance Company; Lincoln Life & Annuity Company of New York

The Ohio National Life Insurance Company

The Prudential Insurance Company of America

The Prudential Insurance Company of America

The Travelers Insurance Company; The Travelers Life and Annuity Company

The Vanguard Group, Inc

Transamerica Retirement Solutions Corporation

Treasury Curve, LLC

Trustmark National Bank

U.S. Bank National Association

U.S. Fiduciary Services, Inc.

UBS Financial Services Inc.

Union Bank, N.A.

United of Omaha Life Insurance Company

VALIC Retirement Services Company

Voya Institutional Plan Services, LLC

Voya Retirement Advisors, LLC

Voya Retirement Insurance and Annuity Company

Wachovia Capital Markets, LLC

Wells Fargo Advisors, LLC

Wells Fargo Advisors, LLC; Wells Fargo Investment, LLC

Wells Fargo Bank , N.A

Wells Fargo Bank, National Association

Wells Fargo Corporate Trust Services, a division of Wells Fargo Bank N.A.

Wilmington Trust Company

Zions Bank

Your Authorized Dealer or other Intermediary may charge you additional fees or commissions other than those disclosed in the Prospectus. Shareholders should contact their Authorized Dealer or other Intermediary for more information about the Additional Payments or Additional Services they receive and any potential conflicts of interest, as well as for information regarding any fees and/or commissions it charges. For additional questions, please contact Goldman Sachs Funds at 1-800-621-2550.

Not included on the list above are other subsidiaries of Goldman Sachs who may receive revenue from the Investment Advisers, Distributor and/or their affiliates through intra-company compensation arrangements and for financial, distribution, administrative and operational services.

Furthermore, the Investment Advisers, Distributor and/or their affiliates may, to the extent permitted by applicable regulations, contribute to various non-cash and cash incentive arrangements to promote the sale of Fund shares, as well as sponsor various educational programs, sales contests and/or promotions. The Investment Advisers, Distributor and their affiliates may also pay for the travel expenses, meals, lodging and entertainment of Intermediaries and their salespersons and guests in connection with educational, sales and promotional programs subject to applicable FINRA regulations. Other compensation may also be offered from time to time to the extent not prohibited by applicable federal or state laws or FINRA regulations. This compensation is not included in, and is made in addition to, the Additional Payments described above.

OTHER INFORMATION

Selective Disclosure of Portfolio Holdings

The Board of Trustees of the Trust and the Investment Adviser have adopted a policy on selective disclosure of portfolio holdings in accordance with regulations that seek to ensure that disclosure of information about portfolio securities is in the best interest of Fund shareholders and to address the conflicts between the interests of Fund shareholders and its service providers. The policy provides that neither a Fund nor its Investment Adviser, Distributor or any agent, or any employee thereof (“Fund Representative”) will disclose a Fund’s portfolio holdings information to any person other than in accordance with the policy. For purposes of the policy, “portfolio holdings information” means the Fund’s actual portfolio holdings, as well as nonpublic information about its trading strategies or pending transactions. Under the policy, neither a Fund nor any Fund Representative may solicit or accept any compensation or other consideration in connection with the disclosure of portfolio holdings information. A Fund Representative may provide portfolio holdings information to third parties if such information has been included in the Fund’s public filings with the SEC or is disclosed on the Funds’ publicly accessible website. Information posted on the Fund’s website may be separately provided to any person commencing the day after it is first published on the Funds’ website.

Portfolio holdings information that is not filed with the SEC or posted on the publicly available website may be provided to third parties only if the third party recipients are required to keep all portfolio holdings information confidential and are prohibited from trading on the information they receive. Disclosure to such third parties must be approved in advance by the Investment Adviser’s legal or compliance department. Disclosure to providers of auditing, custody, proxy voting and other similar services for the Funds, as well as rating and ranking organizations, will generally be permitted; however, information may be disclosed to other third parties (including, without limitation, individuals, institutional investors, and intermediaries that sell shares of the Fund,) only upon approval by the Fund’s Chief Compliance Officer, who must first determine that the Fund has a legitimate business purpose for doing so. In general, each recipient of non-public portfolio holdings information must sign a confidentiality and non-trading agreement, although this requirement will not apply when the recipient is otherwise subject to a duty of confidentiality. In accordance with the policy, the identity of those recipients who receive non-public portfolio holdings information on an ongoing basis is as follows: the Investment Advisers and their affiliates, the Funds’ independent registered public accounting firm, the Funds’ custodians, the Funds’ legal counsel- Dechert LLP, the Funds’ financial printer- RR Donnelley, and the Funds’ proxy voting service- ISS. KPMG LLP, an investor in the Funds, also receives certain non-public holdings information on an ongoing basis in order to facilitate compliance with the auditor independence requirements to which it is subject. In addition, certain fixed income funds of the Trust provide non-public portfolio holdings information to Standard & Poor’s Rating Services to allow such Funds to be rated by it and certain equity funds provide non-public portfolio holdings information to FactSet, a provider of global financial and economic information. These entities are obligated to keep such information confidential. Third party providers of custodial or accounting services to the Funds may release non-public portfolio holdings information of the Funds only with the permission of Fund Representatives. From time to time portfolio holdings information may be provided to broker-dealers, prime brokers, futures commission merchants or derivatives clearing merchants, in connection with a Fund’s portfolio trading activities. In providing this information reasonable precautions, including limitations on the scope of the portfolio holdings information disclosed, are taken to avoid any potential misuse of the disclosed information. All marketing materials prepared by the Trust’s principal underwriter are reviewed by Goldman Sachs’ Compliance department for consistency with the Trust’s portfolio holdings disclosure policy.

The International Equity Funds currently intend to publish on the Trust’s website (http://www.gsamfunds.com) complete portfolio holdings for each Fund as of the end of each calendar quarter subject to a fifteen calendar day lag between the date of the information and the date on which the information is disclosed. In addition, the International Equity Funds intend to publish on their website month-end top ten holdings subject to a fifteen calendar day lag between the date of the information and the date on which the information is disclosed. The Equity Insights Funds currently intend to publish on the Trust’s website complete portfolio holdings for each Fund as of the end of each fiscal quarter subject to a 60 calendar-day lag between the date of the information and the date on which the information is disclosed. The Equity Insights Funds may however, at their discretion, publish these holdings earlier than 60 calendar days, if deemed necessary by the Funds. In addition, the Equity Insights Funds intend to publish on the Trust’s website calendar quarter-end top ten holdings subject to a fifteen calendar-day lag between the date of the information and the date on which the information is disclosed. A Fund may publish on the website complete portfolio holdings information more frequently if it has a legitimate business purpose for doing so.

Under the policy, Fund Representatives will initially supply the Board of the Trustees with a list of third parties who receive portfolio holdings information pursuant to any ongoing arrangement. In addition, the Board is to receive information, on a quarterly basis, regarding any other disclosures of non-public portfolio holdings information that were permitted during the preceding quarter. In addition, the Board of Trustees is to approve at its meetings a list of Fund Representatives who are authorized to disclose portfolio holdings information under the policy. As of February 27, 2015, only certain officers of the Trust as well as certain senior members of the compliance and legal groups of the Investment Adviser have been approved by the Board of Trustees to authorize disclosure of portfolio holdings information.

Disclosure of Current NAV Per Share

Each Fund’s current NAV per share is available through the Funds’ website at www. gsamfunds.com or by contacting the Funds at 1-800-292-4726.

Miscellaneous

A Fund will redeem shares solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Fund during any 90-day period for any one shareholder. Each Fund, however, reserves the right, in its sole discretion, to pay redemptions by a distribution in kind of securities (instead of cash) if (i) the redemption exceeds the lesser of $250,000 or 1% of the net asset value of the Fund at the time of redemption; or (ii) with respect to lesser redemption amounts, the redeeming shareholder requests in writing a distribution in-kind of securities instead of cash. The securities distributed in kind would be valued for this purpose using the same method employed in calculating each Fund’s net asset value per share. See “NET ASSET VALUE.” If a shareholder receives redemption proceeds in kind, the shareholder should expect to incur transaction costs upon the disposition of the securities received in the redemption.

The right of a shareholder to redeem shares and the date of payment by each Fund may be suspended for more than seven days for any period during which the New York Stock Exchange is closed, other than the customary weekends or holidays, or when trading on such Exchange is restricted as determined by the SEC; or during any emergency, as determined by the SEC, as a result of which it is not reasonably practicable for such Fund to dispose of securities owned by it or fairly to determine the value of its net assets; or for such other period as the SEC may by order permit for the protection of shareholders of such Fund. (The Trust may also suspend or postpone the recordation of the transfer of shares upon the occurrence of any of the foregoing conditions.)

As stated in the Prospectuses, the Trust may authorize Authorized Institutions and other institutions that provide recordkeeping, reporting and processing services to their customers to accept on the Trust’s behalf purchase, redemption and exchange orders placed by or on behalf of their customers and, if approved by the Trust, to designate other intermediaries to accept such orders. These institutions may receive payments from the Trust or Goldman Sachs for their services. Certain Authorized Institutions or other institutions may enter into sub-transfer agency agreements with the Trust or Goldman Sachs with respect to their services.

In the interest of economy and convenience, the Trust does not issue certificates representing the Funds’ shares. Instead, the Transfer Agent maintains a record of each shareholder’s ownership. Each shareholder receives confirmation of purchase and redemption orders from the Transfer Agent. Fund shares and any distributions paid by the Funds are reflected in account statements from the Transfer Agent.

The Prospectuses and this SAI do not contain all the information included in the Registration Statement filed with the SEC under the 1933 Act with respect to the securities offered by the Prospectuses. Certain portions of the Registration Statement have been omitted from the Prospectuses and this SAI pursuant to the rules and regulations of the SEC. The Registration Statement including the exhibits filed therewith may be examined at the office of the SEC in Washington, D.C.

Statements contained in the Prospectuses or in this SAI as to the contents of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which the Prospectuses and this SAI form a part, each such statement being qualified in all respects by such reference.

Line of Credit

As of October 31, 2014, the Funds participated in a $1,080,000,000 committed, unsecured revolving line of credit facility together with other funds of the Trust and registered investment companies having management or investment advisory agreements with GSAM or its affiliates. Pursuant to the terms of this facility, the Funds and other borrowers could increase the credit amount by an additional $120,000,000 for a total of up to $1,200,000,000. This facility is to be used for temporary emergency purposes or to allow for an orderly liquidation of securities to meet redemption requests. The interest rate on borrowings is based on the federal funds rate. The facility also requires a fee to be paid by the Funds based on the amount of the commitment that has not been utilized. During the fiscal year ended October 31, 2014, the Funds did not have any borrowings under the facility.

Large Trade Notifications

The Transfer Agent may from time to time receive notice that an Authorized Institution or other financial intermediary has received an order for a large trade in a Fund’s shares. The Funds may determine to enter into portfolio transactions in anticipation of that order, even though the order will not be processed until the following business day. This practice provides for a closer correlation between the time shareholders place trade orders and the time a Fund enters into portfolio transactions based on those orders, and permits the Fund to be more fully invested in investment securities, in the case of purchase orders, and to more orderly liquidate their investment positions, in the case of redemption orders. On the other hand, the Authorized Institution or other financial intermediary may not ultimately process the order. In this case, a Fund may be required to borrow assets to settle the portfolio transactions entered into in anticipation of that order, and would therefore incur borrowing costs. The Funds may also suffer investment losses on those portfolio transactions. Conversely, the Funds would benefit from any earnings and investment gains resulting from such portfolio transactions.

Corporate Actions

From time to time, the issuer of a security held in a Fund’s portfolio may initiate a corporate action relating to that security. Corporate actions relating to equity securities may include, among others, an offer to purchase new shares, or to tender existing shares, of that security at a certain price. Corporate actions relating to debt securities may include, among others, an offer for early redemption of the debt security, or an offer to convert the debt security into stock. Certain corporate actions are voluntary, meaning that a Fund may only participate in the corporate action if it elects to do so in a timely fashion. Participation in certain corporate actions may enhance the value of a Fund’s investment portfolio.

In cases where a Fund or its Investment Adviser receives sufficient advance notice of a voluntary corporate action, the Investment Adviser will exercise its discretion, in good faith, to determine whether the Fund will participate in that corporate action. If a Fund or its Investment Adviser does not receive sufficient advance notice of a voluntary corporate action, the Fund may not be able to timely elect to participate in that corporate action. Participation or lack of participation in a voluntary corporate action may result in a negative impact on the value of the Fund’s investment portfolio.

DISTRIBUTION AND SERVICE PLANS

(Class A Shares, Class C Shares and Class R Shares Only)

Distribution and Service Plans. As described in the Prospectuses, the Trust has adopted, on behalf of Class A, Class C and Class R Shares of each Fund offering those share classes, Distribution and Service Plans (each a “Plan”). See “Shareholder Guide — Distribution and Service Fees” in the Prospectuses. The distribution fees payable under the Plans are subject to Rule 12b-1 under the Act, and finance distribution and other services that are provided to investors in the Funds, and enable the Funds to offer investors the choice of investing in Class A, Class C or Class R Shares when investing in the Funds. In addition, distribution fees payable under the Plans may be used to assist the Funds in reaching and maintaining asset levels that are efficient for the Funds’ operations and investments.

The Plans for Class A, C and R Shares of each applicable Fund were most recently approved by a majority vote of the Trustees of the Trust, including a majority of the non-interested Trustees of the Trust who have no direct or indirect financial interest in the Plans, cast in person at a meeting called for the purpose of approving the Plans on June 12, 2014.

The compensation for distribution services payable under a Plan to Goldman Sachs may not exceed 0.25%, 0.75% and 0.50% per annum of a Fund’s average daily net assets attributable to Class A, Class C and Class R Shares, respectively, of such Fund. Under the Plan for Class C Shares, Goldman Sachs is also entitled to receive a separate fee for personal and account maintenance services equal on an annual basis to 0.25% of each Fund’s average daily net assets attributable to Class C Shares. With respect to Class A and Class R Shares, the distributor at its discretion may use compensation for distribution services paid under the Plans for personal and account maintenance services and expenses so long as such total compensation under the Plans does not exceed the maximum cap on “service fees” imposed by FINRA.

Each Plan is a compensation plan which provides for the payment of a specified fee without regard to the expenses actually incurred by Goldman Sachs. If such fee exceeds Goldman Sachs’ expenses, Goldman Sachs may realize a profit from these arrangements. The distribution fees received by Goldman Sachs under the Plans (and, as applicable, CDSCs) on Class A, Class C and Class R Shares may be sold by Goldman Sachs as distributor to entities which provide financing for payments to Authorized Institutions in respect of sales of Class A, Class C and Class R Shares. To the extent such fees are not paid to such dealers, Goldman Sachs may retain such fees as compensation for its services and expenses of distributing the Funds’ Class A, Class C and Class R Shares.

Under each Plan, Goldman Sachs, as distributor of each Fund’s Class A, Class C and Class R Shares, will provide to the Trustees of the Trust for their review, and the Trustees of the Trust will review at least quarterly, a written report of the services provided and amounts expended by Goldman Sachs under the Plans and the purposes for which such services were performed and expenditures were made.

The Plans will remain in effect until June 30, 2015 and from year to year thereafter, provided that such continuance is approved annually by a majority vote of the Trustees of the Trust, including a majority of the non-interested Trustees of the Trust who have no direct or indirect financial interest in the Plans. The Plans may not be amended to increase materially the amount of distribution compensation described therein without approval of a majority of the outstanding Class A, Class C or Class R Shares of the affected Fund and affected share class, but may be amended without shareholder approval to increase materially the amount of non-distribution compensation. All material amendments of a Plan must also be approved by the Trustees of the Trust in the manner described above. A Plan may be terminated at any time as to any Fund without payment of any penalty by a vote of a majority of the non-interested Trustees of the Trust or by vote of a majority of the Class A, Class C or Class R Shares, respectively, of the affected Fund and affected share class. If a Plan was terminated by the Trustees of the Trust and no successor plan was adopted, the Fund would cease to make payments to Goldman Sachs under the Plan and Goldman Sachs would be unable to recover the amount of any of its unreimbursed expenditures. So long as a Plan is in effect, the selection and nomination of non-interested Trustees of the Trust will be committed to the discretion of the non-interested Trustees of the Trust. The Trustees of the Trust have determined that in their judgment there is a reasonable likelihood that the Plans will benefit the Funds and their Class A, Class C and Class R shareholders.

The following chart shows the distribution and service fees paid to Goldman Sachs for the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012 by each of the following Funds pursuant to the Class A Plan:

Fund	Fiscal year ended October 31, 2014	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$138,386	$168,793	$315,405
U.S. Equity Insights Fund	667,396	609,443	643,600
Large Cap Growth Insights Fund	204,435	205,380	378,012
Small Cap Equity Insights Fund	111,761	110,057	164,960
Small Cap Value Insights	246,954	234,485	230,582
Small Cap Growth Insights	79,440	69,249	65,162
International Equity Insights Fund	218,908	345,849	618,992
International Small Cap Insights Fund	309,591	65,814	58,830
Emerging Markets Equity Insights Fund	79,367	81,373	66,585
Focused International Equity Fund	161,423	136,172	218,728
International Small Cap Fund	39,079	28,058	46,447
Emerging Markets Equity Fund	80,088	94,266	112,004
Asia Equity Fund	35,530	36,034	80,136
BRIC Fund	178,854	277,329	436,546
Strategic International Equity Fund	60,053	56,210	87,472
N-11 Equity Fund	257,525	205,814	56,072

The following chart shows the distribution and service fees paid to Goldman Sachs for the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012 by each of the following Funds pursuant to the Class C Plan:

Fund	Fiscal year ended October 31, 2014	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$150,145	$120,763	$114,527
U.S. Equity Insights Fund	350,700	321,748	323,463
Large Cap Growth Insights Fund	158,280	130,747	131,286
Small Cap Equity Insights Fund	163,007	140,597	127,375
Small Cap Value Insights	193,411	185,225	188,256
Small Cap Growth Insights	73,899	60,715	53,953
International Equity Insights Fund	32,475	29,660	32,068
International Small Cap Insights Fund	119,415	13,377	8,764
Emerging Markets Equity Insights Fund	9,532	3,714	2,224
Focused International Equity Fund	195,902	155,463	143,648
International Small Cap Fund	30,402	19,424	19,708
Emerging Markets Equity Fund	112,517	137,876	169,663
Asia Equity Fund	21,751	25,368	28,740
BRIC Fund	472,163	692,285	943,593
Strategic International Equity Fund	54,631	53,703	57,061
N-11 Equity Fund	165,384	145,292	49,278

The following chart shows the distribution and service fees paid to Goldman Sachs for the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012 by each of the following Funds pursuant to the Class R Plan:

Fund	Fiscal year ended October 31, 2014	Fiscal year ended October 31, 2013	Fiscal year ended October 31, 2012
Large Cap Value Insights Fund	$399	$260	$94
U.S. Equity Insights Fund	1,584	1,802	1,004
Large Cap Growth Insights Fund	1,991	940	192
Small Cap Equity Insights Fund	39,159	18,327	1,425
Small Cap Value Insights	5,502	4,650	2,206
Small Cap Growth Insights	1,802	624	132
International Equity Insights Fund	1,036	404	480
International Small Cap Insights Fund[1]	0	0	—
Emerging Markets Equity Insights Fund[2]	933	0	—
Focused International Equity Fund[1]	0	0	—
International Small Cap Fund[1]	0	0	—
Emerging Markets Equity Fund[1]	0	0	—
Asia Equity Fund[1]	0	0	—
BRIC Fund[1]	0	0	—
Strategic International Equity Fund	86	56	33
N-11 Equity Fund[1]	0	0	—

[1]	This Fund does not offer Class R Shares.
[2]	This Fund did not offer Class R Shares during the fiscal years 2012 and 2013.

During the fiscal year ended October 31, 2014, Goldman Sachs incurred the following expenses in connection with distribution under the Class A Plan of each of the following Funds:

Fund	Compensation to Dealers(1)	Compensation and Expenses of the Distributor and Its Sales Personnel	Allocable Overhead, Telephone and Travel Expenses	Printing and Mailing of Prospectuses to Other Than Current Shareholders	Preparation and Distribution of Sales Literature and Advertising	Totals
Large Cap Value Insights Fund	$135,932	$39,415	$20,595	$1,060	$2,705	$199,707
U.S. Equity Insights Fund	616,276	252,184	128,526	6,614	16,880	1,020,481
Large Cap Growth Insights Fund	197,721	52,777	27,137	1,397	3,564	282,595
Small Cap Equity Insights Fund	109,300	70,264	36,053	1,855	4,735	222,207
Small Cap Value Insights	244,529	147,945	76,348	3,929	10,027	482,778
Small Cap Growth Insights	76,986	28,572	17,823	917	2,341	126,639
International Equity Insights Fund	218,949	143,977	72,509	3,732	9,523	448,691
International Small Cap Insights Fund	301,058	317,753	148,815	7,658	19,545	794,829
Emerging Markets Equity Insights Fund	75,617	55,452	26,407	1,359	3,468	162,303
Focused International Equity Fund	155,261	122,565	62,689	3,226	8,233	351,974
International Small Cap Fund	38,870	34,446	16,917	871	2,222	93,325
Emerging Markets Equity Fund	80,151	75,568	35,122	1,807	4,613	197,261
Asia Equity Fund	32,226	39,765	16,084	828	2,112	91,015
BRIC Fund	181,302	209,875	97,924	5,039	12,861	507,001
Strategic International Equity Fund	58,438	10,583	8,170	420	1,073	78,684
N-11 Equity Fund	261,248	293,449	131,704	6,778	17,298	710,477

[1]	Advance commissions paid to dealers of 1% on Class A Shares are considered deferred assets which are amortized over a period of 18 months; amounts presented above reflect amortization expense recorded during the period presented.

During the fiscal year ended October 31, 2014, Goldman Sachs incurred the following expenses in connection with distribution under the Class C Plan of each of the following Funds:

Fund	Compensation to Dealers(1)	Compensation and Expenses of the Distributor and Its Sales Personnel	Allocable Overhead, Telephone and Travel Expenses	Printing and Mailing of Prospectuses to Other Than Current Shareholders	Preparation and Distribution of Sales Literature and Advertising	Totals
Large Cap Value Insights Fund	$113,466	$16,715	$8,436	$434	$1,108	$140,159
U.S. Equity Insights Fund	300,049	40,849	20,724	1,067	2,722	365,411
Large Cap Growth Insights Fund	144,198	15,238	7,791	401	1,023	168,652
Small Cap Equity Insights Fund	128,120	32,252	16,405	844	2,155	179,776
Small Cap Value Insights	113,466	16,715	8,436	434	1,108	140,159
Small Cap Growth Insights	64,577	7,286	4,576	236	601	77,276
International Equity Insights Fund	29,387	2,160	1,084	56	142	32,829
International Small Cap Insights Fund	18,984	25,326	12,079	622	1,586	58,597
Emerging Markets Equity Insights Fund	4,576	615	290	15	38	5,533
Focused International Equity Fund	137,048	39,544	20,146	1,037	2,646	200,420
International Small Cap Fund	22,529	2,978	1,560	80	205	27,352
Emerging Markets Equity Fund	101,149	23,207	10,962	564	1,440	137,322
Asia Equity Fund	19,085	2,243	1,257	65	165	22,815
BRIC Fund	449,422	140,050	65,843	3,388	8,648	667,352
Strategic International Equity Fund	46,944	3,184	2,285	118	300	52,830
N-11 Equity Fund	114,036	37,229	17,260	888	2,267	171,680

[1]	Advance commissions paid to dealers of 1% on Class C Shares are considered deferred assets which are amortized over a period of 1 year; amounts presented above reflect amortization expense recorded during the period presented.

During the fiscal year ended October 31, 2014, Goldman Sachs incurred the following expenses in connection with distribution under the Class R Plan of each of the following Funds with Class R Shares:

Fund	Compensation to Dealers	Compensation and Expenses of the Distributor and Its Sales Personnel	Allocable Overhead, Telephone and Travel Expenses	Printing and Mailing of Prospectuses to Other Than Current Shareholders	Preparation and Distribution of Sales Literature and Advertising	Totals
Large Cap Value Insights Fund	$256	$6	$5	$0	$1	$267
U.S. Equity Insights Fund	1,454	18	16	1	2	1,491
Large Cap Growth Insights Fund	2,141	31	23	1	3	2,199
Small Cap Equity Insights Fund	36,981	6,189	3,854	198	506	47,729
Small Cap Value Insights Fund	5,556	268	204	10	27	6,065
Small Cap Growth Insights Fund	1,731	73	63	3	8	1,878
International Equity Insights Fund	706	8	5	0	1	720
Emerging Markets Equity Insights Fund[1]	277	0	0	0	0	278
Strategic International Equity Fund	0	4	4	0	1	9

[1]	The Fund did not offer Class R Shares during the fiscal year ended October 31, 2013.

OTHER INFORMATION REGARDING MAXIMUM SALES CHARGE, PURCHASES,

REDEMPTIONS, EXCHANGES AND DIVIDENDS

(Class A Shares and Class C Shares Only)

The following information supplements the information in the Prospectus under the captions “Shareholder Guide” and “Dividends.” Please see the Prospectuses for more complete information.

Maximum Sales Charges

Class A Shares of each Fund are sold with a maximum sales charge of 5.5%. Using the net asset value per share as of October 31, 2014, the maximum offering price of each Fund’s Class A Shares would be as follows:

Fund	Net Asset Value	Maximum Sales Charge	Offering Price to Public
Large Cap Value Insights Fund	$16.86	5.50%	$17.84
U.S. Equity Insights Fund	$40.20	5.50%	$42.54
Large Cap Growth Insights Fund	$21.57	5.50%	$22.83
Small Cap Equity Insights Fund	$18.25	5.50%	$19.31
Small Cap Value Insights	$38.89	5.50%	$41.15
Small Cap Growth Insights	$31.17	5.50%	$32.98
International Equity Insights Fund	$10.69	5.50%	$11.31
International Small Cap Insights Fund	$10.03	5.50%	$10.61
Emerging Markets Equity Insights Fund	$8.99	5.50%	$9.51
Focused International Equity Fund	$18.49	5.50%	$19.57
International Small Cap Fund	$18.84	5.50%	$19.94
Emerging Markets Equity Fund	$16.00	5.50%	$16.93
Asia Equity Fund	$20.04	5.50%	$21.21
BRIC Fund	$13.21	5.50%	$13.98
Strategic International Equity Fund	$13.52	5.50%	$14.31
N-11 Equity Fund	$11.25	5.50%	$11.90

The actual sales charge that is paid by an investor on the purchase of Class A Shares may differ slightly from the sales charge listed above or in a Fund’s Prospectus due to rounding in the calculations. For example, the sales charge disclosed above and in the Funds’ Prospectuses is only shown to one decimal place (i.e., 5.5%). The actual sales charge that is paid by an investor will be rounded to two decimal places. As a result of such rounding in the calculations, the actual sales load paid by an investor may be somewhat greater (e.g., 5.53%) or somewhat lesser (e.g., 5.48%) than that listed above or in the Prospectuses. Contact your financial advisor for further information.

Other Purchase Information/Sales Charge Waivers

The sales charge waivers of the Funds’ shares described in “Shareholder Guide-Common Questions Applicable to the Purchase of Class A Shares” in the Prospectuses are due to the nature of the investors involved and/or the reduced sales effort that is needed to obtain such investments.

If shares of a Fund are held in an account with an Authorized Institution, all recordkeeping, transaction processing and payments of distributions relating to the beneficial owner’s account will be performed by the Authorized Institution, and not by the Fund and its Transfer Agent. Because the Funds will have no record of the beneficial owner’s transactions, a beneficial owner should contact the Authorized Institution to purchase, redeem or exchange shares, to make changes in or give instructions concerning the account or to obtain information about the account. The transfer of shares in a “street name” account to an account with another dealer or to an account directly with the Fund involves special procedures and will require the beneficial owner to obtain historical purchase information about the shares in the account from the Authorized Institution.

Right of Accumulation (Class A)

A Class A shareholder qualifies for cumulative quantity discounts if the current purchase price of the new investment plus the shareholder’s current holdings of existing Class A and/or Class C Shares (acquired by purchase or exchange) of a Fund and Class A and/or Class C Shares of any other Goldman Sachs Fund total the requisite amount for receiving a discount. For example, for certain Funds, if a shareholder owns shares with a current market value of $65,000 and purchases additional Class A Shares of any Goldman Sachs Fund with a purchase price of $45,000, the sales charge for the $45,000 purchase would be 3.75% (the rate applicable to purchases of $100,000 but less than $250,000 for certain of the Funds). Class A and/or Class C Shares of the Funds and any other Goldman Sachs Fund purchased (i) by an individual, his spouse, his parents and his children, and (ii) by a trustee, guardian or other fiduciary of a single trust estate or a single fiduciary account, will be combined for the purpose of determining whether a purchase will qualify for such right of accumulation and, if qualifying, the applicable sales charge level. For purposes of applying the right of accumulation, shares of the Funds and any other Goldman Sachs Fund purchased by an existing client of Goldman Sachs Wealth Management or GS Ayco Holding LLC will be combined with Class A and/or Class C Shares and other assets held by all other Goldman Sachs Wealth Management accounts or accounts of GS Ayco Holding LLC, respectively. In addition, Class A and/or Class C Shares of the Funds and Class A and/or Class C Shares of any other Goldman Sachs Fund purchased by partners, directors, officers or employees of the same business organization, groups of individuals represented by and investing on the recommendation of the same accounting firm, certain affinity groups or other similar organizations (collectively, “eligible persons”) may be combined for the purpose of determining whether a purchase will qualify for the right of accumulation and, if qualifying, the applicable sales charge level. This right of accumulation is subject to the following conditions: (i) the business organization’s or group’s or firm’s agreement to cooperate in the offering of the Fund’s shares to eligible persons; and (ii) notification to the relevant Fund at the time of purchase that the investor is eligible for this right of accumulation. In addition, in connection with SIMPLE IRA accounts, cumulative quantity discounts are available on a per plan basis if (i) your employee has been assigned a cumulative discount number by Goldman Sachs; and (ii) your account, alone or in combination with the accounts of other plan participants also invested in Class A and/or Class C Shares of Goldman Sachs Funds, totals the requisite aggregate amount as described in the Prospectus.

Statement of Intention (Class A)

If a shareholder anticipates purchasing at least $50,000 of Class A Shares of a Fund alone or in combination with Class A Shares of any other Goldman Sachs Fund within a 13-month period, the shareholder may purchase shares of the Fund at a reduced sales charge by submitting a Statement of Intention (the “Statement”). Shares purchased pursuant to a Statement will be eligible for the same sales charge discount that would have been available if all of the purchases had been made at the same time. The shareholder or his Authorized Institution must inform Goldman Sachs that the Statement is in effect each time shares are purchased. There is no obligation to purchase the full amount of shares indicated in the Statement. A shareholder may include the value of all Class A Shares on which a sales charge has previously been paid as an “accumulation credit” toward the completion of the Statement, but a price readjustment will be made only on Class A Shares purchased within ninety days before submitting the Statement. The Statement authorizes the Transfer Agent to hold in escrow a sufficient number of shares which can be redeemed to make up any difference in the sales charge on the amount actually invested. For purposes of satisfying the amount specified on the Statement, the gross amount of each investment, exclusive of any appreciation on shares previously purchased, will be taken into account.

The provisions applicable to the Statement, and the terms of the related escrow agreement, are set forth in Appendix C to this SAI.

Cross-Reinvestment of Distributions

Shareholders may receive distributions in additional shares of the same class of the Fund in which they have invested or they may elect to receive them in cash or shares of the same class of other Goldman Sachs Funds, or Service Shares of the Goldman Sachs Financial Square Prime Obligations Fund, if they hold Class A Shares of a Fund.

A Fund shareholder should obtain and read the prospectus relating to the other Goldman Sachs Fund and its shares and consider its investment objective, policies and applicable fees before electing cross-reinvestment into that Fund. The election to cross-reinvest distributions will not affect the tax treatment of such distributions, which will be treated as received by the shareholder and then used to purchase shares of the acquired fund. Such reinvestment of distributions in shares of other Goldman Sachs Funds is available only in states where such reinvestment may legally be made.

Automatic Exchange Program

A Fund shareholder may elect to exchange automatically a specified dollar amount of shares of a Fund for shares of the same class or an equivalent class of another Goldman Sachs Fund provided the minimum initial investment requirement has been satisfied. A Fund shareholder should obtain and read the prospectus relating to any other Goldman Sachs Fund and its shares and consider its investment objective, policies and applicable fees and expenses before electing an automatic exchange into that Goldman Sachs Fund.

Class C Exchanges

As stated in the Prospectuses, Goldman Sachs normally begins paying the annual 0.75% distribution fee on Class C Shares to Authorized Institutions after the shares have been held for one year. When an Authorized Institution enters into an appropriate agreement with Goldman Sachs and stops receiving this payment on Class C Shares that have been beneficially owned by the Authorized Institution’s customers for at least ten years, those Class C Shares may be exchanged for Class A Shares (which bear a lower distribution fee) of the same Fund at their relative net asset value without a sales charge in recognition of the reduced payment to the Authorized Institution.

Exchanges from Collective Investment Trusts to Goldman Sachs Funds

The Investment Advisers manage a number of collective investment trusts that hold assets of 401(k) plans and other retirement plans (each, a “Collective Investment Trust”). An investor in a Collective Investment Trust (or an Intermediary acting on behalf of the investor) may elect to exchange some or all of the interests it holds in a Collective Investment Trust for shares of one or more of the Goldman Sachs Funds. Generally speaking, Rule 22c-1 under the Act requires a purchase order for shares of a Goldman Sachs Fund to be priced based on the current NAV of the Goldman Sachs Fund that is next calculated after receipt of the purchase order. A Goldman Sachs Fund will treat a purchase order component of an exchange from an investor in a Collective Investment Trust as being received in good order at the time it is communicated to an Intermediary or the Transfer Agent, if the amount of shares to be purchased is expressed as a percentage of the value of the investor’s interest in a designated Collective Investment Trust that it is contemporaneously redeeming (e.g., if the investor communicates a desire to exchange 100% of its interest in a Collective Investment Trust for shares of a Goldman Sachs Fund). The investor’s purchase price and the number of Goldman Sachs Fund shares it will acquire will therefore be calculated as of the pricing of the Collective Investment Trust on the day of the purchase order. Such an order will be deemed to be irrevocable as of the time the Goldman Sachs Fund’s NAV is next calculated after receipt of the purchase order. An investor should obtain and read the prospectus relating to any Goldman Sachs Fund and its shares and consider its investment objective, policies and applicable fees and expenses before electing an exchange into that Goldman Sachs Fund. For federal income tax purposes, an exchange of interests in a Collective Investment Trust for shares of a Goldman Sachs Fund may be subject to tax, and you should consult your tax adviser concerning the tax consequences of an exchange.

Systematic Withdrawal Plan

A systematic withdrawal plan (the “Systematic Withdrawal Plan”) is available to shareholders of a Fund whose shares are worth at least $5,000. The Systematic Withdrawal Plan provides for monthly payments to the participating shareholder of any amount not less than $50.

Distributions on shares held under the Systematic Withdrawal Plan are reinvested in additional full and fractional shares of the applicable Fund at net asset value. The Transfer Agent acts as agent for the shareholder in redeeming sufficient full and fractional shares to provide the amount of the systematic withdrawal payment. The Systematic Withdrawal Plan may be terminated at any time. Goldman Sachs reserves the right to initiate a fee of up to $5 per withdrawal, upon thirty days written notice to the shareholder. Withdrawal payments should not be considered to be dividends, yield or income. If periodic withdrawals continuously exceed new purchases and reinvested distributions, the shareholder’s original investment will be correspondingly reduced and ultimately exhausted. The maintenance of a withdrawal plan concurrently with purchases of additional Class A or Class C Shares would be disadvantageous because of the sales charge imposed on purchases of Class A Shares or the imposition of a CDSC on redemptions of

Class A or Class C Shares. The CDSC applicable to Class A or Class C Shares redeemed under a systematic withdrawal plan may be waived. See “Shareholder Guide” in the Prospectuses. In addition, each withdrawal constitutes a redemption of shares, and any gain or loss realized must be reported for federal and state income tax purposes. A shareholder should consult his or her own tax adviser with regard to the tax consequences of participating in the Systematic Withdrawal Plan. For further information or to request a Systematic Withdrawal Plan, please write or call the Transfer Agent.

SERVICE PLAN AND SHAREHOLDER ADMINISTRATION PLAN

(Service Shares Only)

The Trust, on behalf of all Funds offering Service Shares, has adopted a service plan and a separate shareholder administration plan (the “Plans”) with respect to the Service Shares which authorize the Funds to compensate Authorized Institutions for providing certain personal and account maintenance services and shareholder administration services to their customers who are or may become beneficial owners of such Shares. Pursuant to the Plans, each Fund enters into agreements with Authorized Institutions which purchase Service Shares of the Fund on behalf of their customers (“Service Agreements”). Under such Service Agreements the Authorized Institutions may perform some or all of the following services:

(a) Personal and account maintenance services, including: (i) providing facilities to answer inquiries and respond to correspondence with customers and other investors about the status of their accounts or about other aspects of the Trust or the applicable Fund; (ii) acting as liaison between the Authorized Institution’s customers and the Trust, including obtaining information from the Trust and assisting the Trust in correcting errors and resolving problems; (iii) providing such statistical and other information as may be reasonably requested by the Trust or necessary for the Trust to comply with applicable federal or state law; (iv) responding to investor requests for prospectuses; (v) displaying and making prospectuses available on the Authorized Institution’s premises; and (vi) assisting customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Authorized Institution.

(b) Shareholder administration services, including: (i) acting or arranging for another party to act, as recordholder and nominee of the Service Shares beneficially owned by the Authorized Institution’s customers; (ii) establishing and maintaining, or assisting in establishing and maintaining, individual accounts and records with respect to the Service Shares owned by each customer; (iii) processing, or assisting in processing, confirmations concerning customer orders to purchase, redeem and exchange Service Shares; (iv) receiving and transmitting, or assisting in receiving and transmitting, funds representing the purchase price or redemption proceeds of such Service Shares; (v) facilitating the inclusion of Service Shares in accounts, products or services offered to the Authorized Institution’s customers by or through the Authorized Institution; (vi) processing dividend payments on behalf of customers; and (vii) performing other related services which do not constitute “any activity which is primarily intended to result in the sale of shares” within the meaning of Rule 12b-1 under the Act or “personal and account maintenance services” within the meaning of FINRA’s Conduct Rules.

As compensation for such services, each Fund will pay each Authorized Institution a personal and account maintenance service fee and a shareholder administration service fee in an amount up to 0.25% and 0.25%, respectively, (on an annualized basis) of the average daily net assets of the Service Shares of such Fund attributable to or held in the name of such Authorized Institution.

The amount of the service and shareholder administration fees paid by each of the following Funds to Authorized Institutions pursuant to the Plans was as follows for the fiscal years ended October 31, 2014, October 31, 2013 and October 31, 2012.

Fund	Fiscal year Ended October 31, 2014	Fiscal year Ended October 31, 2013	Fiscal year Ended October 31, 2012
Large Cap Value Insights Fund	$26,444	$23,776	$31,276
U.S. Equity Insights Fund	5,394	5,122	5,010
Large Cap Growth Insights Fund	672	5,284	5,440
Small Cap Equity Insights Fund	11,218	11,716	9,406
International Equity Insights Fund	21,496	36,046	48,864
Focused International Equity Fund	1,786	1,630	1,434
International Small Cap Fund	5,302	4,526	3,718
Emerging Markets Equity Fund	76,816	83,510	75,688

The Funds offering Service Shares have adopted the Service Plan but not the Shareholder Administration Plan pursuant to Rule 12b-1 under the Act in order to avoid any possibility that service fees paid to the Authorized Institutions pursuant to the Service Agreements might violate the Act. Rule 12b-1, which was adopted by the SEC under the Act, regulates the circumstances under which an investment company or series thereof may bear expenses associated with the distribution of its shares. In particular, such an investment company or series thereof cannot engage directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by the company unless it has adopted a plan pursuant to, and complies with the other requirements of, such Rule. The Trust believes that fees paid for the services provided in the Service Plan and described above are not expenses incurred primarily for effecting the distribution of Service Shares. However, should such payments be deemed by a court or the SEC to be distribution expenses, such payments would be duly authorized by the Plan. The Shareholder Administration Plan has not been adopted pursuant to Rule 12b-1 under the Act.

Conflict of interest restrictions (including the Employee Retirement Income Security Act of 1974) may apply to an Authorized Institution’s receipt of compensation paid by a Fund in connection with the investment of fiduciary assets in Service Shares of a Fund. Authorized Institutions, including banks regulated by the Comptroller of the Currency, the Federal Reserve Board or the Federal Deposit Insurance Corporation, and investment advisers and other money managers subject to the jurisdiction of the SEC, the Department of Labor or state securities commissions, are urged to consult their legal advisers before investing fiduciary assets in Service Shares of a Fund. In addition, under some state securities laws, banks and other financial institutions purchasing Service Shares on behalf of their customers may be required to register as dealers.

The Trustees, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plans or the related Service Agreements, most recently voted to approve the Plans and related Service Agreements at a meeting called for the purpose of voting on such Plans and Service Agreements on June 12, 2014. The Plans and related Service Agreements will remain in effect until June 30, 2015 and will continue in effect thereafter only if such continuance is specifically approved annually by a vote of the Trustees in the manner described above. The Service Plan may not be amended (but the Shareholder Administration Plan may be amended) to increase materially the amount to be spent for the services described therein without approval of the Shareholders of the affected Fund’s Service Class and all material amendments of each Plan must also be approved by the Trustees in the manner described above. The Plans may be terminated at any time by a majority of the Trustees as described above or by a vote of a majority of the affected Fund’s outstanding Service Shares. The Service Agreements may be terminated at any time, without payment of any penalty, by vote of a majority of the Trustees as described above or by a vote of a majority of the outstanding Service Shares of the affected Fund on not more than sixty days’ written notice to any other party to the Service Agreements. The Service Agreements will terminate automatically if assigned. So long as the Plans are in effect, the selection and nomination of those Trustees who are not interested persons will be committed to the discretion of the Trust’s Governance and Nominating Committee, which consists of all of the non-interested members of the Board of Trustees. The Board of Trustees has determined that, in its judgment, there is a reasonable likelihood that the Plans will benefit the Funds and the holders of Service Shares of the Funds.

During the fiscal year ended October 31, 2014, Goldman Sachs incurred the following expenses in connection with distribution under the Service Plan of each of the following Funds with Service Shares:

Fund	Compensation to Dealers	Compensation and Expenses of the Distributor and Its Sales Personnel	Allocable Overhead, Telephone and Travel Expenses	Printing and Mailing of Prospectuses to Other Than Current Shareholders	Preparation and Distribution of Sales Literature and Advertising	Totals
Large Cap Value Insights Fund	$0	$2,026	$1,371	$71	$180	$3,648
U.S. Equity Insights Fund	0	392	232	12	30	667
Large Cap Growth Insights Fund	0	71	42	2	6	120
Small Cap Equity Insights Fund	0	2,170	1,233	63	162	3,629
International Equity Insights Fund	0	2,420	1,359	70	178	4,027
Focused International Equity Fund	0	206	119	6	16	347
International Small Cap Fund	0	852	484	25	64	1,425
Emerging Markets Equity Fund	0	19,306	10,264	528	1,348	31,446

CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES

As of January 30, 2015, the following shareholders were shown in the Trust’s records as owning 5% or more of any class of a Fund’s shares. Except as listed below, the Trust does not know of any other person who owns of record or beneficially 5% or more of any class of a Fund’s shares:

Asia Equity Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	33.78%
Class A	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.48%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl 499 Washington Blvd, Jersey City, NJ 07310-2010	5.24%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	15.39%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RS2, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	13.20%
Class C	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	10.85%
Class C	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	9.58%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	7.64%
Class C	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	5.55%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	52.08%
Class IR	Goldman Sachs Group Seed Account, Attn: IMD-India-SAOS, Crystal Downs Fl 3, Embassy Golf Links Business Park, Bangalore 560071 India	47.91%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	96.63%

BRIC Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	30.99%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	14.63%
Class A	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	8.74%
Class A	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	7.34%
Class A	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	5.20%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	5.02%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	29.76%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	18.98%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	16.18%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	6.72%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	6.31%

BRIC Fund

Class	Name/Address	Percentage of Class
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	70.32%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	11.54%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	9.10%
Class IR	Ascensus Trust Company, FBO Proactive Technologies Inc. 401K, PO Box 10758, Fargo, ND 58106-0758	7.66%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	63.84%
Institutional	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	8.36%
Institutional	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	7.64%
Institutional	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.58%

Emerging Markets Equity Fund

Class	Name/Address	Percentage of Class
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	30.86%
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	14.43%
Class A	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	9.26%
Class A	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	6.96%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	5.53%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	25.84%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97TE1, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	23.62%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	18.58%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	8.76%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	42.73%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	27.81%
Class IR	EFC Financial Services, LLC, Ascensus Trust Company FBO, Rosewood Dental Group Profit Sharing, PO Box 10758, Fargo, ND 58106-0758	15.90%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	11.41%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	65.13%
Institutional	State Street Bank & Trust Co., Custodian GS Satellite Strategies Portfolio, Emerging Markets Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	20.38%
Institutional	State Street Bank & Trust Co., Mutual Funds Sweep, 3rd Fl, 1200 Crown Colony, Quincy, MA 02169-0938	6.32%
Service	Security Benefit Life Insurance Company, UMB Bank NA, FBO Tax Deferred Accts, 1 SW Security Benefit Pl Topeka, KS 66636-1000	56.39%
Service	Security Benefit Life Insurance Company, UMB Bank NA, FBO Tax Deferred Acct, 1 SW Security Benefit Pl Topeka, KS 66636-1000	29.25%

Emerging Markets Equity Fund

Class	Name/Address	Percentage of Class
Service	Security Benefit Life Insurance Company, SBL Variable Annuity Acct, 1 SW Security Benefit Pl, Topeka, KS 66636-1000	10.84%

Emerging Markets Equity Insights Fund

Class	Name/Address	Percentage of Class
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	40.22%
Class A	Security Benefit Life Insurance Company, UMB Bank NA Cust, FBO Security Financial Resources, 1 SW Security Benefit Pl, Topeka, KS 66636-1000	8.99%
Class A	UBS Financial Services Inc., Saxon & Co. FBO, PO Box 7780-1888, Philadelphia, PA 19182-0001	8.51%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	5.58%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	32.50%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	26.68%
Class C	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	14.32%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RT4, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	12.29%
Class R	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	94.64%
Class IR	Kms Financial Services Inc., FBO Whatcom Educational Credit Union, Retirement Plan, 100 Magellan Way, Covington, KY 41015-1987	53.91%
Class IR	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	15.65%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	14.68%
Class IR	Goldman Sachs Direct Accounts, Saxon & Co. FBO Omnibus Account, PO Box 7780-1888, Philadelphia, PA 19182-0001	9.83%
Class IR	Goldman Sachs Direct Accounts, FBO Red Book Connect LLC 401K Plan, 100 Magellan Way, Covington, KY 41015-1987	5.64%
Institutional	JPMorgan Chase Bank, Custodian Goldman Sachs Tax-Advantaged Global Equity Portfolio, Structured Emerging Markets Equity, One Beacon St. 18th Fl., Boston, MA 02108-3107	17.51%
Institutional	State Street Bank & Trust Co., Custodian GS Satellite Strategies Portfolio, Structured Emerging Markets Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	12.09%
Institutional	State Street Bank & Trust Co., Custodian GS Growth Strategy Omnibus A/C, Structured Emerging Markets Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	11.54%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	10.38%
Institutional	State Street Bank & Trust Co., Custodian GS Trust Growth & Income, Structured Emerging Markets Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	9.99%
Institutional	Alaska Permanent Fund Corporation, 801 W. 10th St Ste 3002, Juneau, AK 99801-1878	8.38%
Institutional	Alliant Techsystems Inc., Attn: Judy Mares, 7480 Flying Cloud Dr, Eden Prairie, MN 55344-3720	7.33%
Institutional	State Street Bank & Trust Co., Custodian GS Equity Growth Strategy Portfolio, Structured Emerging Markets Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	5.93%

Focused International Equity Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	39.87%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	8.69%
Class A	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.55%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	29.13%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.84%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	52.04%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	30.58%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	11.97%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	89.95%
Service	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	99.97%

International Equity Insights Fund

Class	Name/Address	Percentage of Class
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	28.23%
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	26.68%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	5.56%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	14.81%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	14.38%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	13.81%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RT3, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	11.97%
Class C	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	5.39%
Class R	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	61.45%
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	32.00%
Class R	Goldman Sachs Group Seed Account, Attn: IMD-India-SAOS, Crystal Downs Fl 3, Embassy Golf Links Business Park, Bangalore 560071 India	6.55%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	44.34%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	29.55%
Class IR	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	12.37%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	10.38%
Institutional	State Street Bank & Trust Co., Custodian GS Growth Strategy, Omnibus A/C Core International Equity, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	27.12%

International Equity Insights Fund

Class	Name/Address	Percentage of Class
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	23.30%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Growth and Income Strategy, Omnibus A/C Core International Equity, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	19.59%
Institutional	State Street Bank & Trust Co., Custodian GS Equity Growth Strategy, Omnibus A/C Core International Equity, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	16.80%
Institutional	Alaska Permanent Fund Corporation, 801 W. 10th St Ste 3002, Juneau, AK 99801-1878	7.75%
Service	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	51.25%
Service	American United Life Insurance Co, FBO Group Retirement Account, Attn: Separate Accounts, PO Box 368, Indianapolis, IN 46206-0368	16.24%
Service	Trustmark National Bank FBO, Ttee FBO Various Trust Accounts, 248 E Capitol St Ste 704, Jackson, MS 39201-2582	15.26%
Service	American United Life Insurance Co, FBO Unit Investment Trust, Attn: Separate Accounts, PO Box 368, Indianapolis, IN 46206-0368	5.10%

International Small Cap Fund

Class	Name/Address	Percentage of Class
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	16.28%
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	14.06%
Class A	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team , Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	10.93%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	10.38%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	7.40%
Class A	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	6.09%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	16.63%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	15.72%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97U57, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	15.33%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	10.23%
Class C	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	9.83%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	8.65%
Class C	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	6.36%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	66.30%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	26.64%
Class IR	EFC Financial Services, LLC, Ascensus Trust Company FBO, Burlington County Orthopaedic, PO Box 10758, Fargo, ND 58106-0758	5.18%

International Small Cap Fund

Class	Name/Address	Percentage of Class
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	46.78%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Satellite Strategies Portfolio, International Small Cap Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	42.17%
Service	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	88.21%
Service	Great-West Trust Company LLC, FBO Employee Benefits Clients 401K, 8515 E Orchard Rd # 2T2, Greenwood Village, CO 80111-5002	11.79%

International Small Cap Insights Fund

Class	Name/Address	Percentage of Class
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	28.35%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	22.57%
Class A	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	11.27%
Class A	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	8.94%
Class A	TD Ameritrade Clearing Inc., FEBO Customers, PO Box 2226, Omaha, NE 68103-2226	6.12%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	19.69%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	15.04%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	12.35%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RT4, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	11.45%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	9.44%
Class C	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	9.05%
Class C	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	8.10%
Class C	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	7.40%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	46.45%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	26.24%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	18.86%
Institutional	State Street Bank & Trust Co., Custodian GS Satellite Strategies Portfolio, Structured International Small Cap Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	17.63%
Institutional	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	13.48%
Institutional	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	7.34%
Institutional	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	6.91%
Institutional	JPMorgan Chase Bank, Custodian Goldman Sachs Tax Advantaged Global Equity Portfolio, Structured International Small Cap, One Beacon St 18th Fl., Boston, MA, 02108-3107	6.21%

Large Cap Growth Insights Fund

Class	Name/Address	Percentage of Class
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	13.93%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	8.89%
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	7.56%
Class A	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97P45, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	5.75%
Class A	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.51%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	5.49%
Class C	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	10.48%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RS1, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	10.38%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	10.19%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	7.47%
Class C	Cor Clearing LLC, 1200 Landmark Center, Ste 800, Omaha, NE 68102-1916	5.35%
Class R	NYLife Distributors Inc, New York Trust Company, 169 Lackawanna Ave, Parsippany, NJ 07054-1007	38.25%
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	11.77%
Class R	America Portfolios Financial, Mid Atlantic Trust Company FBO Lidia Management Corp 401K Profit, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	11.30%
Class R	National Financial Services LLC, FBO 401K Plan, 100 Magellan Way, Covington, KY 41015-1987	9.65%
Class R	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	5.20%
Class R	Cambridge Investment Research, Ascensus Trust Company FBO, Chexar Networks, Inc 401K Plan, PO Box 10758, Fargo, ND 58106-0758	5.19%
Class IR	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	50.57%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	30.96%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	9.13%
Class IR	RBC Capital Markets Corporation, Mutual Fund Omnibus Processing, Omnibus, Attn: Mutual Fund Ops Manager, 60 S 6th St Ste 700 # P08, Minneapolis, MN 55402-4413	6.01%
Institutional	State Street Bank & Trust Co., Custodian GS Growth Strategy, Omnibus A/C – Core Large Cap Growth Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	27.82%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Growth & Income Strategy, Omnibus A/C – Core Large Cap Growth Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	23.53%
Institutional	State Street Bank & Trust Co., Custodian GS Equity Growth Strategy, Omnibus A/C – Core Large Cap Growth Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	16.72%

Large Cap Growth Insights Fund

Class	Name/Address	Percentage of Class
Institutional	State Street Bank & Trust Co., Custodian FBO GS Balanced Strategy, Omnibus A/C – Core Large Cap Growth Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	6.96%
Institutional	MSCS Financial Services LLC, Commercial Properties, C/O West Coast Tr Co, PO Box 1012, Salem, OR 97308-1012	6.64%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	6.48%
Service	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	99.72%

Large Cap Value Insights Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	22.12%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	11.78%
Class A	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	9.42%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.11%
Class R	National Financial Services LLC, FBO Betty Machine Company Inc Retirement Plan, 100 Magellan Way, Covington, KY 41015-1987	14.55%
Class R	Edward Jones, Counsel Trust DBA MATC FBO, Mon-Ray Inc, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	5.37%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	71.26%
Class IR	American United Life Insurance, Group Retirement Account, Attn: Separate Accounts, PO Box 368, Indianapolis, IN 46206-0368	15.11%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	6.35%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	5.69%
Class IR	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	77.52%
Institutional	State Street Bank & Trust Co., Custodian GS Growth Strategy, Omnibus A/C – Core Large Cap Value Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	32.75%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Growth & Income Strategy, Omnibus A/C – Core Large Cap Value Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	30.56%
Institutional	State Street Bank & Trust Co., Custodian GS Equity Growth Strategy, Omnibus A/C – Core Large Cap Value Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	17.81%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Balanced Strategy, Omnibus A/C – Core Large Cap Value Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	11.05%
Class IR	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	84.43%
Class IR	American United Life Insurance, Group Retirement Account, Attn: Separate Accounts, PO Box 368, Indianapolis, IN 46206-0368	9.18%

N-11 Equity Fund

Class	Name/Address	Percentage of Class
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	33.81%
Class A	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	33.14%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	9.32%
Class A	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	5.47%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	25.35%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	22.18%
Class C	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	13.50%
Class C	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	12.63%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	9.65%
Class C	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	5.27%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	55.45%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	40.68%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	24.48%
Institutional	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	22.05%
Institutional	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	12.09%
Institutional	Morgan Stanley Smith Barney LLC, Attn: Mutual Funds Operations, 1 New York Plz Fl. 12, New York, NY 10004-1935	5.45%

Small Cap Equity Insights Fund

Class	Name/Address	Percentage of Class
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	13.18%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	9.80%
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	9.43%
Class A	Hartford Life Insurance Company, Separate Account 401, Attn: David Broeck, 1 Griffin Rd N, Windsor, CT 06095-1512	6.59%
Class A	GWFS Equities Inc, Emjay Corporation Cust, FBO Plans of Great West Financial, 8515 E Orchard Rd #2T2, Greenwood Village, CO 80111-5002	6.35%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RS9, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	9.17%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	7.06%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	7.05%
Class C	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	5.78%
Class C	RBC Capital Markets Corporation, Mutual Fund Omnibus Processing, Omnibus, Attn: Mutual Fund Ops Manager, 60 S 6th St Ste 700 # P08, Minneapolis, MN 55402-4413	5.69%

Small Cap Equity Insights Fund

Class	Name/Address	Percentage of Class
Class IR	Mid Atlantic Capital Corp, Mid Atlantic Trust Company FBO, Vian Enterprises Inc 401 K Profit, Sharing Plan & Trust, 1251 Waterfront Pl Ste 525 Pittsburgh, PA 15222-4228	39.81%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	16.74%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	14.00%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	11.11%
Class IR	Mid Atlantic Capital Corp, Mid Atlantic Trust Company FBO, Oral Surgical Institute Inc 401 K Plan, Profit Sharing Plan & Trust, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	8.77%
Institutional	JPMorgan Chase Bank, Custodian Goldman Sachs Enhanced Dividend, Global Equity Portfolio, Structured Small Cap Equity, One Beacon St 18th Fl., Boston, MA, 02108-3107	30.95%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	27.34%
Institutional	State Street Bank & Trust Co., Custodian GS Growth Strategy, Omnibus A/C – Core Small Cap Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	12.18%
Institutional	State Street Bank & Trust Co., Custodian FBO GS Growth & Income Strategy, Omnibus A/C – Core Small Cap Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	8.29%
Institutional	Morgan Stanley Smith Barney LLC, Attn: Mutual Funds Operations, 1 New York Plz Fl. 12, New York, NY 10004-1935	7.57%
Institutional	State Street Bank & Trust Co., Custodian GS Equity Growth Strategy, Omnibus A/C – Core Small Cap Equity Fund, C/O State Street Corporation, 2 Avenue De Lafayette Fl 6 South, Boston, MA 02111-1750	7.56%
Service	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	40.71%
Service	SEI Private Trust Company, C/O 1st Source Bank EB Plan ID 518, Attn: Mutual Fund Administrator, One Freedom Valley Drive Oaks, PA 19456-9989	34.92%
Service	Morgan Stanley Smith Barney LLC, MG Trust Co. Cust. FBO, Dorris & Associate, Inc. 401K, 717 17th St Ste 1300, Denver, CO 80202-3304	14.19%
Service	Trustmark National Bank FBO, Ttee FBO Various Trust Accounts, 248 E Capitol St Ste 704, Jackson, MS 39201-2582	9.14%

Small Cap Growth Insights Fund

Class	Name/Address	Percentage of Class
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	6.63%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	5.36%
Class A	American Enterprise Investment Services, Inc., FBO Customers, 707 2nd Ave S, Minneapolis, MN 55402-2405	5.08%
Class C	RBC Capital Markets Corporation, Mutual Fund Omnibus Processing, Omnibus, Attn: Mutual Fund Ops Manager, 60 S 6th St Ste 700 # P08, Minneapolis, MN 55402-4413	10.51%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RJ3, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	6.77%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.12%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	5.04%
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	39.58%
Class R	Ameriprise Financial Services Inc., Mid Atlantic Trust Company FBO, Fountain Valley Orthotics & PR. 401(K), Profit Sharing Plan & Trust, 1251 Waterfront Place Suite 525 Pittsburgh, PA 15222-4228	22.79%

Small Cap Growth Insights Fund

Class	Name/Address	Percentage of Class
Class R	Purshe Kaplan Sterling Investments, Mid Atlantic Trust Company FBO, Vantage Systems Inc 401 K Profit, Sharing Plan & Trust, 1251 Waterfront Pl Ste 525 Pittsburgh, PA 15222-4228	8.33%
Class R	Raymond James & Associates, Mid Atlantic Trust Company FBO, Windstone Health Services Inc 401K, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	7.03%
Class IR	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	74. 22%
Class IR	LPL Financial Corporation, FBO State of Franklin Healthcare Associates 401K Plan, 100 Magellan Way, Covington, KY 41015-1999	11.32%
Institutional	Charles Schwab & Co Inc., Special Custody Acct FBO Customers, Attn: Mutual Funds, 211 Main St, San Francisco, CA 94105-1905	49.62%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	11.04%
Institutional	UBS Financial Services Inc., Wilmington Trust Risc Ttee FBO, Flushing Savings Bank Nq Plans, Master Trust—DC Plans, PO Box 52129, Phoenix, AZ 85072-2129	10.94%
Institutional	UBS Financial Services Inc., Wilmington Trust Risc Ttee FBO, Flushing Savings Bank Nq Plans, Master Trust—DB Plans, PO Box 52129, Phoenix, AZ 85072-2129	5.97%

Small Cap Value Insights Fund

Class	Name/Address	Percentage of Class
Class A	LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	7.34%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	7.14%
Class A	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	6.73%
Class C	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	10.82%
Class C	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	9.06%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	7.79%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RS5, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	7.41%
Class C	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	6.53%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	6.06%
Class R	EFC Financial Services, LLC, Ascensus Trust Company FBO, The Hall Company Inc 401K Plan, PO Box 10758, Fargo, ND 58106-0758	27.11%
Class R	TD Ameritrade Clearing Inc., TD Ameritrade Trust Company, PO Box 17748, Denver, CO 80217-0748	14.77%
Class R	Morgan Stanley Smith Barney LLC, FBO Wielgus Product Models Inc 401K Psp, & Trust, 1435 W Fulton St Chicago, IL 60607-1109	14.64%
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	14.00%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	42.10%
Class IR	MML Distributor, LLC, Taynik & Co, C/O State Street Bank & Trust Co, 200 Clarendon St. Fl 17, Boston, MA 02116-5097	20.61%
Class IR	National Financial Services LLC, FBO American Holdco Inc 401K Profit Sharing Plan, 100 Magellan Way, Covington, KY 41015-1987	12.44%
Class IR	State Street Bank Trustee, FBO ADP Access, 1 Lincoln St, Boston, MA 02111-2900	7.35%

Small Cap Value Insights Fund

Class	Name/Address	Percentage of Class
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	53.43%
Institutional	UBS Wealth Management USA, Omni Account, Attn: Department Manager, 1000 Harbor Blvd 5th Fl, Weehawken, NJ 07086-6761	9.78%
Institutional	Nationwide Investment Services, Nationwide Trust Company FSB, 1 Nationwide Plaza, Columbus, OH 43215-2226	5.52%

Strategic International Equity Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	6.18%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	11.72%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RJ3, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	7.97%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	5.44%
Class R	Goldman Sachs Group Seed Account, Attn: IMD-India-SAOS, Crystal Downs Fl 3, Embassy Golf Links Business Park, Bangalore 560071 India	52.56%
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	47.44%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	78.95%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	14.07%
Class IR	Goldman Sachs Group Seed Account, Attn: IMD-India-SAOS, Crystal Downs Fl 3, Embassy Golf Links Business Park, Bangalore 560071 India	6.98%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	78.72%
Institutional	Goldman Sachs Asset Management, Direct General Insurance Co, C/O US Bank, Attn: Heidi Brock, 425 Walnut St. 5th Fl., Cincinnati, OH 45202-3944	12.61%

U.S. Equity Insights Fund

Class	Name/Address	Percentage of Class
Class A	Edward D Jones & Co, FBO Customers, 12555 Manchester Rd, Saint Louis, MO 63131-3729	15.09%
Class A	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	6.31%
Class A	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	5.17%
Class C	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97RS0, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	9.91%
Class C	First Clearing LLC, Special Custody Acct FEBO, 2801 Market St, Saint Louis, MO 63103-2523	9.32%
Class C	Morgan Stanley Smith Barney LLC, Morgan Stanley & Co, Harborside Financial Center, Plaza II 3rd Fl, Jersey City, NJ 07311	8.06%
Class R	National Financial Services LLC, FBO Demitri Chesapeake Sales Inc 401K Plan, 100 Magellan Way, Covington, KY 41015-1987	36.50%
Class R	Edward Jones, Counsel Trust DBA MATC FBO, Mon-Ray Inc, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	20.21%
Class R	LPL Financial Corporation, PAI Trust Company Inc, 401K Plan, 1300 Enterprise Dr, De Pere, WI 54115-4934	12.99%

U.S. Equity Insights Fund

Class	Name/Address	Percentage of Class
Class R	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	8.97%
Class R	Sagepoint Financial Inc, Matrix Trust Company Cust FBO, CME Acquisitions LLC DBA Cleveland, 717 17th St. Ste 1300, Denver, CO 80202-3304	7.38%
Class R	National Planning Corporation, Mid Atlantic Trust Company FBO, Litex Inc 401K Profit Sharing Plan & Trust, 1251 Waterfront Pl Ste 525, Pittsburgh, PA 15222-4228	6.88%
Class R	Janney Montgomery Scott Inc., Mg Trust Company Cust. FBO, The Dermatology Group, LLC, PO Box 10758, Fargo, ND 58106-0758	5.07%
Class IR	LPL Financial Corporation, LPL Financial, 9785 Towne Centre Drive, San Diego, CA 92121-1968	65.40%
Class IR	Pershing LLC, PO Box 2052, Jersey City, NJ 07303-2052	15.85%
Class IR	Raymond James & Associates, Omnibus For Mutual Funds, Attn: Courtney Waller 880 Carillon Parkway, St. Petersburg, FL 33716-1102	11.07%
Class IR	Mid Atlantic Capital Corp, Mid Atlantic Trust Company FBO, Vian Enterprises Inc 401 K Profit, Sharing Plan & Trust, 1251 Waterfront Pl Ste 525 Pittsburgh, PA 15222-4228	7.17%
Institutional	Goldman Sachs & Co, FBO Omnibus, C/O Mutual Fund Ops, 295 Chipeta Way, Salt Lake City, UT 84108-1285	79.76%
Institutional	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	5.97%
Service	TCA Trustcorp America, TCA Trustcorp America, 5301 Wisconsin Ave NW, Fourth Floor, Washington DC, 20015-2047	37.57%
Service	Fulton Bank, FBO Saubels Markets, Inc., PO Box 3215, Lancaster, PA 17604-3215	28.16%
Service	Fulton Bank, FBO Life Care Institute, Inc., PO Box 3215, Lancaster, PA 17604-3215	6.26%
Service	Merrill Lynch Pierce Fenner & Smith, FBO Customers, Attn: Service Team 97PR8, Goldman Sachs Funds, 4800 Deer Lake Dr East 3rd Fl, Jacksonville, FL 32246-6484	6.25%
Service	National Financial Services LLC, FEBO Customers, Attn: Mutual Funds Dept 4th Fl, 499 Washington Blvd, Jersey City, NJ 07310-2010	5.69%
Service	Brown Brothers Harriman & Co, Cust, 525 Washington Blvd, Jersey City, NJ 07310-1692	5.41%

APPENDIX A

DESCRIPTION OF SECURITIES RATINGS

Short-Term Credit Ratings

A Standard & Poor’s short-term issue credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation having an original maturity of no more than 365 days. The following summarizes the rating categories used by Standard & Poor’s for short-term issues:

“A-1” – A short-term obligation rated “A-1” is rated in the highest category by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is strong. Within this category, certain obligations are designated with a plus sign (+). This indicates that the obligor’s capacity to meet its financial commitment on these obligations is extremely strong.

“A-2” – A short-term obligation rated “A-2” is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rating categories. However, the obligor’s capacity to meet its financial commitment on the obligation is satisfactory.

“A-3” – A short-term obligation rated “A-3” exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

“B” – A short-term obligation rated “B” is regarded as having significant speculative characteristics. Ratings of “B-1”, “B-2”, and “B-3” may be assigned to indicate finer distinctions within the “B” category. The obligor currently has the capacity to meet its financial commitment on the obligation; however, it faces major ongoing uncertainties which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

“B-1” – A short-term obligation rated “B-1” is regarded as having significant speculative characteristics, but the obligor has a relatively stronger capacity to meet its financial commitments over the short-term compared to other speculative-grade obligors.

“B-2” – A short-term obligation rated “B-2” is regarded as having significant speculative characteristics, and the obligor has an average speculative-grade capacity to meet its financial commitments over the short-term compared to other speculative-grade obligors.

“B-3” – A short-term obligation rated “B-3” is regarded as having significant speculative characteristics, and the obligor has a relatively weaker capacity to meet its financial commitments over the short-term compared to other speculative-grade obligors.

“C” – A short-term obligation rated “C” is currently vulnerable to nonpayment and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation.

“D” – A short-term obligation rated “D” is in payment default. The “D” rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor’s believes that such payments will be made during such grace period. The “D” rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

Local Currency and Foreign Currency Risks — Country risk considerations are a standard part of Standard & Poor’s analysis for credit ratings on any issuer or issue. Currency of repayment is a key factor in this analysis. An obligor’s capacity to repay foreign currency obligations may be lower than its capacity to repay obligations in its local currency due to the sovereign government’s own relatively lower capacity to repay external versus domestic debt. These sovereign risk considerations are incorporated in the debt ratings assigned to specific issues. Foreign Currency issuer ratings are also distinguished from local currency issuer ratings to identify those instances where sovereign risks make them different for the same issuer.

Moody’s Investors Service (“Moody’s”) short-term ratings are opinions of the ability of issuers to honor short-term financial obligations. Ratings may be assigned to issuers, short-term programs or to individual short-term debt instruments. Such obligations generally have an original maturity not exceeding thirteen months, unless explicitly noted.

Moody’s employs the following designations to indicate the relative repayment ability of rated issuers:

“P-1” – Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.

“P-2” – Issuers (or supporting institutions) rated Prime-2 have a strong ability to repay short-term debt obligations.

“P-3” – Issuers (or supporting institutions) rated Prime-3 have an acceptable ability to repay short-term obligations.

1-A

“NP” – Issuers (or supporting institutions) rated Not Prime do not fall within any of the Prime rating categories.

Fitch, Inc. / Fitch Ratings Ltd. (“Fitch”) short-term ratings scale applies to foreign currency and local currency ratings. A short-term rating has a time horizon of less than 13 months for most obligations, or up to three years for U.S. public finance, in line with industry standards, to reflect unique risk characteristics of bond, tax, and revenue anticipation notes that are commonly issued with terms up to three years. Short-term ratings thus place greater emphasis on the liquidity necessary to meet financial commitments in a timely manner. The following summarizes the rating categories used by Fitch for short-term obligations:

“F1” – Securities possess the highest credit quality. This designation indicates the strongest capacity for timely payment of financial commitments; may have an added “+” to denote any exceptionally strong credit feature.

“F2” – Securities possess good credit quality. This designation indicates a satisfactory capacity for timely payment of financial commitments, but the margin of safety is not as great as in the case of the higher ratings.

“F3” – Securities possess fair credit quality. This designation indicates that the capacity for timely payment of financial commitments is adequate; however, near term adverse changes could result in a reduction to non investment grade.

“B” – Securities possess speculative credit quality. This designation indicates minimal capacity for timely payment of financial commitments, plus vulnerability to near term adverse changes in financial and economic conditions.

“C” – Securities possess high default risk. Default is a real possibility. This designation indicates a capacity for meeting financial commitments which is solely reliant upon a sustained, favorable business and economic environment.

“D” – Indicates an entity or sovereign that has defaulted on all of its financial obligations.

“NR” – This designation indicates that Fitch does not publicly rate the associated issuer or issue.

“WD” – This designation indicates that the rating has been withdrawn and is no longer maintained by Fitch.

The following summarizes the ratings used by Dominion Bond Rating Service Limited (“DBRS”) for commercial paper and short-term debt:

“R-1 (high)” – Short-term debt rated “R-1 (high)” is of the highest credit quality, and indicates an entity possessing unquestioned ability to repay current liabilities as they fall due. Entities rated in this category normally maintain strong liquidity positions, conservative debt levels, and profitability that is both stable and above average. Companies achieving an “R-1 (high)” rating are normally leaders in structurally sound industry segments with proven track records, sustainable positive future results, and no substantial qualifying negative factors. Given the extremely tough definition DBRS has established for an “R-1 (high)”, few entities are strong enough to achieve this rating.

“R-1 (middle)” – Short-term debt rated “R-1 (middle)” is of superior credit quality and, in most cases, ratings in this category differ from “R-1 (high)” credits by only a small degree. Given the extremely tough definition DBRS has established for the “R-1 (high)” category, entities rated “R-1 (middle)” are also considered strong credits, and typically exemplify above average strength in key areas of consideration for the timely repayment of short-term liabilities.

“R-1 (low)” – Short-term debt rated “R-1 (low)” is of satisfactory credit quality. The overall strength and outlook for key liquidity, debt and profitability ratios are not normally as favorable as with higher rating categories, but these considerations are still respectable. Any qualifying negative factors that exist are considered manageable, and the entity is normally of sufficient size to have some influence in its industry.

“R-2 (high)” – Short-term debt rated “R-2 (high)” is considered to be at the upper end of adequate credit quality. The ability to repay obligations as they mature remains acceptable, although the overall strength and outlook for key liquidity, debt, and profitability ratios is not as strong as credits rated in the “R-1 (low)” category. Relative to the latter category, other shortcomings often include areas such as stability, financial flexibility, and the relative size and market position of the entity within its industry.

“R-2 (middle)” – Short-term debt rated “R-2 (middle)” is considered to be of adequate credit quality. Relative to the “R-2 (high)” category, entities rated “R-2 (middle)” typically have some combination of higher volatility, weaker debt or liquidity positions, lower future cash flow capabilities, or are negatively impacted by a weaker industry. Ratings in this category would be more vulnerable to adverse changes in financial and economic conditions.

“R-2 (low)” – Short-term debt rated “R-2 (low)” is considered to be at the lower end of adequate credit quality, typically having some combination of challenges that are not acceptable for an “R-2 (middle)” credit. However, “R-2 (low)” ratings still display a level of credit strength that allows for a higher rating than the “R-3” category, with this distinction often reflecting the issuer’s liquidity profile.

2-A

“R-3” – Short-term debt rated “R-3” is considered to be at the lowest end of adequate credit quality, one step up from being speculative. While not yet defined as speculative, the “R-3” category signifies that although repayment is still expected, the certainty of repayment could be impacted by a variety of possible adverse developments, many of which would be outside the issuer’s control. Entities in this area often have limited access to capital markets and may also have limitations in securing alternative sources of liquidity, particularly during periods of weak economic conditions.

“R-4” – Short-term debt rated “R-4” is speculative. “R-4” credits tend to have weak liquidity and debt ratios, and the future trend of these ratios is also unclear. Due to its speculative nature, companies with “R-4” ratings would normally have very limited access to alternative sources of liquidity. Earnings and cash flow would typically be very unstable, and the level of overall profitability of the entity is also likely to be low. The industry environment may be weak, and strong negative qualifying factors are also likely to be present.

“R-5” – Short-term debt rated “R-5” is highly speculative. There is a reasonably high level of uncertainty as to the ability of the entity to repay the obligations on a continuing basis in the future, especially in periods of economic recession or industry adversity. In some cases, short term debt rated “R-5” may have challenges that if not corrected, could lead to default.

“D” – A security rated “D” implies the issuer has either not met a scheduled payment or the issuer has made it clear that it will be missing such a payment in the near future. In some cases, DBRS may not assign a “D” rating under a bankruptcy announcement scenario, as allowances for grace periods may exist in the underlying legal documentation. Once assigned, the “D” rating will continue as long as the missed payment continues to be in arrears, and until such time as the rating is discontinued or reinstated by DBRS.

Long-Term Credit Ratings

The following summarizes the ratings used by Standard & Poor’s for long-term issues:

“AAA” – An obligation rated “AAA” has the highest rating assigned by Standard & Poor’s. The obligor’s capacity to meet its financial commitment on the obligation is extremely strong.

“AA” – An obligation rated “AA” differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

“A” – An obligation rated “A” is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories. However, the obligor’s capacity to meet its financial commitment on the obligation is still strong.

“BBB” – An obligation rated “BBB” exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

Obligations rated “BB,” “B,” “CCC,” “CC” and “C” are regarded as having significant speculative characteristics. “BB” indicates the least degree of speculation and “C” the highest. While such obligations will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions.

“BB” – An obligation rated “BB” is less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.

“B” – An obligation rated “B” is more vulnerable to nonpayment than obligations rated “BB,” but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation.

“CCC” – An obligation rated “CCC” is currently vulnerable to nonpayment, and is dependent upon favorable business, financial and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

“CC” – An obligation rated “CC” is currently highly vulnerable to nonpayment.

“C” – A “C” rating is assigned to obligations that are currently highly vulnerable to nonpayment, obligations that have payment arrearages allowed by the terms of the documents, or obligations of an issuer that is the subject of a bankruptcy petition or similar action which have not experienced a payment default. Among others, the ‘C’ rating may be assigned to subordinated debt, preferred stock or other obligations on which cash payments have been suspended in accordance with the instrument’s terms.

“D” – An obligation rated “D” is in payment default. The “D” rating category is used when payments on an obligation are not made on the date due even if the applicable grace period has not expired, unless Standard & Poor’s believes that such payments will be made during such grace period. The “D” rating also will be used upon the filing of a bankruptcy petition or the taking of a similar action if payments on an obligation are jeopardized.

3-A

Plus (+) or minus (-) – The ratings from “AA” to “CCC” may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

“NR” – This indicates that no rating has been requested, that there is insufficient information on which to base a rating, or that Standard & Poor’s does not rate a particular obligation as a matter of policy.

Local Currency and Foreign Currency Risks — Country risk considerations are a standard part of Standard & Poor’s analysis for credit ratings on any issuer or issue. Currency of repayment is a key factor in this analysis. An obligor’s capacity to repay foreign currency obligations may be lower than its capacity to repay obligations in its local currency due to the sovereign government’s own relatively lower capacity to repay external versus domestic debt. These sovereign risk considerations are incorporated in the debt ratings assigned to specific issues. Foreign currency issuer ratings are also distinguished from local currency issuer ratings to identify those instances where sovereign risks make them different for the same issuer.

The following summarizes the ratings used by Moody’s for long-term debt:

“Aaa” – Obligations rated “Aaa” are judged to be of the highest quality, with minimal credit risk.

“Aa” – Obligations rated “Aa” are judged to be of high quality and are subject to very low credit risk.

“A” – Obligations rated “A” are considered upper-medium grade and are subject to low credit risk.

“Baa” – Obligations rated “Baa” are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics.

“Ba” – Obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk.

“B” – Obligations rated “B” are considered speculative and are subject to high credit risk.

“Caa” – Obligations rated “Caa” are judged to be of poor standing and are subject to very high credit risk.

“Ca” – Obligations rated “Ca” are highly speculative and are likely in, or very near, default, with some prospect of recovery of principal and interest.

“C” – Obligations rated “C” are the lowest rated class of bonds and are typically in default, with little prospect for recovery of principal or interest.

Note: Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from “Aa” through “Caa.” The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

The following summarizes long-term ratings used by Fitch:

“AAA” – Securities considered to be of the highest credit quality. “AAA” ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

“AA” – Securities considered to be of very high credit quality. “AA” ratings denote expectations of very low credit risk. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

“A” – Securities considered to be of high credit quality. “A” ratings denote expectations of low credit risk. The capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

“BBB” – Securities considered to be of good credit quality. “BBB” ratings indicate that there is currently expectations of low credit risk. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity. This is the lowest investment grade category.

“BB” – Securities considered to be speculative. “BB” ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade.

4-A

“B” – Securities considered to be highly speculative. For issuers and performing obligations, “B” ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment. For individual obligations, may indicate distressed or defaulted obligations with potential for extremely high recoveries. Such obligations would possess a Recovery Rating of “RR1” (outstanding).

“CCC” – For issuers and performing obligations, default is a real possibility. Capacity for meeting financial commitments is solely reliant upon sustained, favorable business or economic conditions. For individual obligations, may indicate distressed or defaulted obligations with potential for average to superior levels of recovery. Differences in credit quality may be denoted by plus/minus distinctions. Such obligations typically would possess a Recovery Rating of “RR2” (superior), or “RR3” (good) or “RR4” (average).

“CC” – For issuers and performing obligations, default of some kind appears probable. For individual obligations, may indicate distressed or defaulted obligations with a Recovery Rating of “RR4” (average) or “RR5” (below average).

“C” – For issuers and performing obligations, default is imminent. For individual obligations, may indicate distressed or defaulted obligations with potential for below-average to poor recoveries. Such obligations would possess a Recovery Rating of “RR6” (poor).

“RD” – Indicates an entity that has failed to make due payments (within the applicable grace period) on some but not all material financial obligations, but continues to honor other classes of obligations.

“D” – Indicates an entity or sovereign that has defaulted on all of its financial obligations.

Plus (+) or minus (-) may be appended to a rating to denote relative status within major rating categories. Such suffixes are not added to the “AAA” category or to categories below “CCC”.

“NR” – Denotes that Fitch does not publicly rate the associated issue or issuer.

“WD” – Indicates that the rating has been withdrawn and is no longer maintained by Fitch.

The following summarizes the ratings used by DBRS for long-term debt:

“AAA” — Long-term debt rated “AAA” is of the highest credit quality, with exceptionally strong protection for the timely repayment of principal and interest. Earnings are considered stable, the structure of the industry in which the entity operates is strong, and the outlook for future profitability is favorable. There are few qualifying factors present that would detract from the performance of the entity. The strength of liquidity and coverage ratios is unquestioned and the entity has established a credible track record of superior performance. Given the extremely high standard that DBRS has set for this category, few entities are able to achieve a “AAA” rating.

“AA” – Long-term debt rated “AA” is of superior credit quality, and protection of interest and principal is considered high. In many cases they differ from long-term debt rated “AAA” only to a small degree. Given the extremely restrictive definition DBRS has for the “AAA” category, entities rated “AA” are also considered to be strong credits, typically exemplifying above-average strength in key areas of consideration and unlikely to be significantly affected by reasonably foreseeable events.

“A” – Long-term debt rated “A” is of satisfactory credit quality. Protection of interest and principal is still substantial, but the degree of strength is less than that of “AA” rated entities. While “A” is a respectable rating, entities in this category are considered to be more susceptible to adverse economic conditions and have greater cyclical tendencies than higher-rated securities.

“BBB” – Long-term debt rated “BBB” is of adequate credit quality. Protection of interest and principal is considered acceptable, but the entity is fairly susceptible to adverse changes in financial and economic conditions, or there may be other adverse conditions present which reduce the strength of the entity and its rated securities.

“BB” – Long-term debt rated “BB” is defined to be speculative and non-investment grade, where the degree of protection afforded interest and principal is uncertain, particularly during periods of economic recession. Entities in the “BB” range typically have limited access to capital markets and additional liquidity support. In many cases, deficiencies in critical mass, diversification, and competitive strength are additional negative considerations.

“B” – Long-term debt rated “B” is considered highly speculative and there is a reasonably high level of uncertainty as to the ability of the entity to pay interest and principal on a continuing basis in the future, especially in periods of economic recession or industry adversity.

“CCC”, CC” and “C” – Long-term debt rated in any of these categories is very highly speculative and is in danger of default of interest and principal. The degree of adverse elements present is more severe than long-term debt rated “B.” Long-term debt rated below “B” often have features which, if not remedied, may lead to default. In practice, there is little difference between these three categories, with “CC” and “C” normally used for lower ranking debt of companies for which the senior debt is rated in the “CCC” to “B” range.

5-A

“D” – A security rated “D” implies the issuer has either not met a scheduled payment of interest or principal or that the issuer has made it clear that it will miss such a payment in the near future. In some cases, DBRS may not assign a “D” rating under a bankruptcy announcement scenario, as allowances for grace periods may exist in the underlying legal documentation. Once assigned, the “D” rating will continue as long as the missed payment continues to be in arrears, and until such time as the rating is discontinued or reinstated by DBRS.

(“high”, “low”) – Each rating category is denoted by the subcategories “high” and “low”. The absence of either a “high” or “low” designation indicates the rating is in the “middle” of the category. The “AAA” and “D” categories do not utilize “high”, “middle”, and “low” as differential grades.

Municipal Note Ratings

A Standard & Poor’s U.S. municipal note rating reflects the liquidity factors and market access risks unique to notes. Notes due in three years or less will likely receive a note rating. Notes maturing beyond three years will most likely receive a long-term debt rating. The following criteria will be used in making that assessment:

•	Amortization schedule-the larger the final maturity relative to other maturities, the more likely it will be treated as a note; and

•	Source of payment-the more dependent the issue is on the market for its refinancing, the more likely it will be treated as a note.

Note rating symbols are as follows:

“SP-1” – The issuers of these municipal notes exhibit a strong capacity to pay principal and interest. Those issues determined to possess a very strong capacity to pay debt service are given a plus (+) designation.

“SP-2” – The issuers of these municipal notes exhibit a satisfactory capacity to pay principal and interest, with some vulnerability to adverse financial and economic changes over the term of the notes.

“SP-3” – The issuers of these municipal notes exhibit speculative capacity to pay principal and interest.

Moody’s uses three rating categories for short-term municipal obligations that are considered investment grade. These ratings are designated as Municipal Investment Grade (“MIG”) and are divided into three levels – “MIG-1” through “MIG-3”. In addition, those short-term obligations that are of speculative quality are designated “SG”, or speculative grade. MIG ratings expire at the maturity of the obligation. The following summarizes the ratings used by Moody’s for these short-term obligations:

“MIG-1” – This designation denotes superior credit quality. Excellent protection is afforded by established cash flows, highly reliable liquidity support, or demonstrated broad-based access to the market for refinancing.

“MIG-2” – This designation denotes strong credit quality. Margins of protection are ample, although not as large as in the preceding group.

“MIG-3” – This designation denotes acceptable credit quality. Liquidity and cash-flow protection may be narrow, and market access for refinancing is likely to be less well-established.

“SG” – This designation denotes speculative-grade credit quality. Debt instruments in this category may lack sufficient margins of protection.

In the case of variable rate demand obligations (“VRDOs”), a two-component rating is assigned; a long- or short-term debt rating and a demand obligation rating. The first element represents Moody’s evaluation of the degree of risk associated with scheduled principal and interest payments. The second element represents Moody’s evaluation of the degree of risk associated with the ability to receive purchase price upon demand (“demand feature”), using a variation of the MIG rating scale, the Variable Municipal Investment Grade or “VMIG” rating.

When either the long- or short-term aspect of a VRDO is not rated, that piece is designated “NR”, e.g., “Aaa/NR” or “NR/VMIG-1”.

VMIG rating expirations are a function of each issue’s specific structural or credit features.

“VMIG-1” – This designation denotes superior credit quality. Excellent protection is afforded by the superior short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

“VMIG-2” – This designation denotes strong credit quality. Good protection is afforded by the strong short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

6-A

“VMIG-3” – This designation denotes acceptable credit quality. Adequate protection is afforded by the satisfactory short-term credit strength of the liquidity provider and structural and legal protections that ensure the timely payment of purchase price upon demand.

“SG” – This designation denotes speculative-grade credit quality. Demand features rated in this category may be supported by a liquidity provider that does not have an investment grade short-term rating or may lack the structural and/or legal protections necessary to ensure the timely payment of purchase price upon demand.

Fitch uses the same ratings for municipal securities as described above for other short-term credit ratings.

About Credit Ratings

A Standard & Poor’s issue credit rating is a current opinion of the creditworthiness of an obligor with respect to a specific financial obligation, a specific class of financial obligations, or a specific financial program (including ratings on medium-term note programs and commercial paper programs). It takes into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated. The issue credit rating is not a recommendation to purchase, sell, or hold a financial obligation, inasmuch as it does not comment as to market price or suitability for a particular investor.

Moody’s credit ratings must be construed solely as statements of opinion and not as statements of fact or recommendations to purchase, sell or hold any securities.

Fitch’s credit ratings provide an opinion on the relative ability of an entity to meet financial commitments, such as interest, preferred dividends, repayment of principal, insurance claims or counterparty obligations. Fitch credit ratings are used by investors as indications of the likelihood of receiving their money back in accordance with the terms on which they invested. Fitch’s credit ratings cover the global spectrum of corporate, sovereign (including supranational and sub-national), financial, bank, insurance, municipal and other public finance entities and the securities or other obligations they issue, as well as structured finance securities backed by receivables or other financial assets.

DBRS credit ratings are not buy, hold or sell recommendations, but rather the result of qualitative and quantitative analysis focusing solely on the credit quality of the issuer and its underlying obligations.

7-A

Effective: April 2014

APPENDIX B

GSAM PROXY VOTING GUIDELINES SUMMARY

The following is a summary of the material GSAM Proxy Voting Guidelines (the “Guidelines”), which form the substantive basis of GSAM’s Policy on Proxy Voting for Client Accounts (“Policy”). As described in the main body of the Policy, one or more GSAM portfolio management teams may diverge from the Guidelines and a related Recommendation on any particular proxy vote or in connection with any individual investment decision in accordance with the Policy.

A. U.S. proxy items:

1. Operational Items	page 1-B
2. Board of Directors	page 2-B
3. Executive Compensation	page 4-B
4. Proxy Contests and Access	page 6-B
5. Shareholder Rights and Defenses	page 7-B
6. Mergers and Corporate Restructurings	page 8-B
7. State of Incorporation	page 8-B
8. Capital Structure	page 9-B
9. Corporate Social Responsibility (CSR)/Environmental, Social, Governance (ESG) Issues	page 9-B

B. Non-U.S. proxy items:

1. Operational Items	page 11-B
2. Board of Directors	page 12-B
3. Compensation	page 14-B
4. Board Structure	page 15-B
5. Capital Structure	page 15-B
6. Mergers and Corporate Restructurings & Other	page 17-B
7. Corporate Social Responsibility (CSR)/Environmental, Social, Governance (ESG) Issues	page 18-B

U.S. Proxy Items

The following section is a summary of the Guidelines, which form the substantive basis of the Policy with respect to U.S. public equity investments.

1. Operational Items

Auditor Ratification

Vote FOR proposals to ratify auditors, unless any of the following apply within the last year:

•	An auditor has a financial interest in or association with the company, and is therefore not independent;

•	There is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company’s financial position;

•	Poor accounting practices are identified that rise to a serious level of concern, such as: fraud; misapplication of GAAP; or material weaknesses identified in Section 404 disclosures; or

•	Fees for non-audit services are excessive (generally over 50% or more of the audit fees).

Vote CASE-BY-CASE on shareholder proposals asking companies to prohibit or limit their auditors from engaging in non-audit services or asking for audit firm rotation.

1-B

2. Board of Directors

The Board of Directors should promote the interests of shareholders by acting in an oversight and/or advisory role; the board should consist of a majority of independent directors and should be held accountable for actions and results related to their responsibilities. When evaluating board composition, GSAM believes a diversity of ethnicity, gender and experience is an important consideration.

Classification of Directors

Where applicable, the New York Stock Exchange or NASDAQ Listing Standards definition is to be used to classify directors as insiders or affiliated outsiders. General definitions are as follows:

•	Inside Director

•	Employee of the company or one of its affiliates

•	Among the five most highly paid individuals (excluding interim CEO)

•	Listed as an officer as defined under Section 16 of the Securities and Exchange Act of 1934

•	Current interim CEO

•	Beneficial owner of more than 50 percent of the company’s voting power (this may be aggregated if voting power is distributed among more than one member of a defined group)

•	Affiliated Outside Director

•	Board attestation that an outside director is not independent

•	Former CEO or other executive of the company within the last 3 years

•	Former CEO or other executive of an acquired company within the past three years

•	Independent Outside Director

•	No material connection to the company other than a board seat

Additionally, GSAM will consider compensation committee interlocking directors to be affiliated (defined as CEOs who sit on each other’s compensation committees).

Voting on Director Nominees in Uncontested Elections

Vote on director nominees should be determined on a CASE-BY-CASE basis.

Vote AGAINST or WITHHOLD from individual directors who:

•	Attend less than 75 percent of the board and committee meetings without a disclosed valid excuse for each of the last two years;

•	Sit on more than six public operating and/or holding company boards;

•	Are CEOs of public companies who sit on the boards of more than two public companies besides their own—withhold only at their outside boards.

Other items considered for an AGAINST vote include specific concerns about the individual or the company, such as criminal wrongdoing or breach of fiduciary responsibilities, sanctions from government or authority, violations of laws and regulations, or other issues related to improper business practice.

Vote AGAINST or WITHHOLD from Inside Directors and Affiliated Outside Directors (per the Classification of Directors above) in the case of operating and/or holding companies when:

•	The Inside Director or Affiliated Outside Director serves on the Audit, Compensation, or Nominating Committees (vote against Affiliated Outside Directors only for nominating committee);

•	The company lacks an Audit or Compensation Committee so that the full board functions as such committees and Insider Directors are participating in voting on matters that independent committees should be voting on;

•	The full board is less than majority independent (in this case withhold from Affiliated Outside Directors); at controlled companies, GSAM will first vote against the election of an Inside Director, other than the CEO or chairperson or second, against a nominee that is affiliated with the controlling shareholder or third, vote against a nominee affiliated with the company for any other reason.

2-B

Vote AGAINST or WITHHOLD from members of the appropriate committee for the following reasons (or independent chairman or lead director in cases of a classified board and members of appropriate committee are not up for reelection). Extreme cases may warrant a vote against the entire board.

•	Material failures of governance, stewardship, or fiduciary responsibilities at the company;

•	Egregious actions related to the director(s)’ service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company;

•	At the previous board election, any director received more than 50 percent withhold/against votes of the shares cast and the company has failed to address the underlying issue(s) that caused the high withhold/against vote (members of the Nominating or Governance Committees);

•	The board failed to act on a shareholder proposal that received approval of the majority of shares cast for the previous two consecutive years (a management proposal with other than a FOR recommendation by management will not be considered as sufficient action taken); an adopted proposal that is substantially similar to the original shareholder proposal will be deemed sufficient; (vote against members of the committee of the board that is responsible for the issue under consideration). If GSAM did not support the shareholder proposal in both years, GSAM will still vote against the committee member (s).

Vote AGAINST or WITHHOLD from the members of the Audit Committee if:

•	The non-audit fees paid to the auditor are excessive (generally over 50% or more of the audit fees);

•	The company receives an adverse opinion on the company’s financial statements from its auditor and there is not clear evidence that the situation has been remedied; or

•	There is persuasive evidence that the Audit Committee entered into an inappropriate indemnification agreement with its auditor that limits the ability of the company, or its shareholders, to pursue legitimate legal recourse against the audit firm.

Vote CASE-BY-CASE on members of the Audit Committee and/or the full board if poor accounting practices, which rise to a level of serious concern are identified, such as fraud, misapplication of GAAP and material weaknesses identified in Section 404 disclosures.

Examine the severity, breadth, chronological sequence and duration, as well as the company’s efforts at remediation or corrective actions, in determining whether negative vote recommendations are warranted against the members of the Audit Committee who are responsible for the poor accounting practices, or the entire board.

See section 3 on executive and director compensation for reasons to withhold from members of the Compensation Committee.

In limited circumstances, GSAM may vote AGAINST or WITHHOLD from all nominees of the board of directors (except from new nominees who should be considered on a CASE-BY-CASE basis and except as discussed below) if:

•	The company’s poison pill has a dead-hand or modified dead-hand feature for two or more years. Vote against/withhold every year until this feature is removed; however, vote against the poison pill if there is one on the ballot with this feature rather than the director;

•	The board adopts or renews a poison pill without shareholder approval, does not commit to putting it to shareholder vote within 12 months of adoption (or in the case of an newly public company, does not commit to put the pill to a shareholder vote within 12 months following the IPO), or reneges on a commitment to put the pill to a vote, and has not yet received a withhold/against recommendation for this issue;

•	The board failed to act on takeover offers where the majority of the shareholders tendered their shares;

•	If in an extreme situation the board lacks accountability and oversight, coupled with sustained poor performance relative to peers.

3-B

Shareholder proposal regarding Independent Chair (Separate Chair/CEO)

Vote on a CASE-BY-CASE basis.

GSAM will generally recommend a vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

•	Designated lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

•	Two-thirds independent board;

•	All independent “key” committees (audit, compensation and nominating committees); or

•	Established, disclosed governance guidelines.

Shareholder proposal regarding board declassification

GSAM will generally vote FOR proposals requesting that the board adopt a declassified structure in the case of operating and holding companies.

Majority Vote Shareholder Proposals

GSAM will vote FOR proposals requesting that the board adopt majority voting in the election of directors provided it does not conflict with the state law where the company is incorporated.

GSAM also looks for companies to adopt a post-election policy outlining how the company will address the situation of a holdover director.

Cumulative Vote Shareholder Proposals

GSAM will generally support shareholder proposals to restore or provide cumulative voting in the case of operating and holding companies unless:

•	The company has adopted (i) majority vote standard with a carve-out for plurality voting in situations where there are more nominees than seats and (ii) a director resignation policy to address failed elections.

3. Executive Compensation

Pay Practices

Good pay practices should align management’s interests with long-term shareholder value creation. Detailed disclosure of compensation criteria is preferred; proof that companies follow the criteria should be evident and retroactive performance target changes without proper disclosure is not viewed favorably. Compensation practices should allow a company to attract and retain proven talent. Some examples of poor pay practices include: abnormally large bonus payouts without justifiable performance linkage or proper disclosure, egregious employment contracts, excessive severance and/or change in control provisions, repricing or replacing of underwater stock options/stock appreciation rights without prior shareholder approval, and excessive perquisites. A company should also have an appropriate balance of short-term vs. long-term metrics and the metrics should be aligned with business goals and objectives.

If the company maintains problematic or poor pay practices, generally vote:

•	AGAINST Management Say on Pay (MSOP) Proposals; or

•	AGAINST an equity-based incentive plan proposal if excessive non-performance-based equity awards are the major contributor to a pay-for-performance misalignment.

•	If no MSOP or equity-based incentive plan proposal item is on the ballot, vote AGAINST/WITHHOLD from compensation committee members.

4-B

Equity Compensation Plans

Vote CASE-BY-CASE on equity-based compensation plans. Reasons to vote AGAINST the equity plan could include the following factors:

•	The plan permits the repricing of stock options/stock appreciation rights (SARs) without prior shareholder approval;

•	The plan is a vehicle for poor pay practices; or

•	There is more than one problematic feature of the plan, which could include one of the following calculations materially exceeding industry group metrics (i) the company’s three year burn rate or (ii) Shareholder Value Transfer (SVT).

Advisory Vote on Executive Compensation (Say-on-Pay, MSOP) Management Proposals

Vote FOR annual frequency and AGAINST shareholder or management proposals asking for any frequency less than annual.

Vote CASE-BY-CASE on management proposals for an advisory vote on executive compensation. For U.S. companies, consider the following factors in the context of each company’s specific circumstances and the board’s disclosed rationale for its practices. In general more than one factor will need to be present in order to warrant a vote AGAINST.

Pay-for-Performance Disconnect:

•	GSAM will consider there to be a disconnect based on a quantitative assessment of the following: CEO pay vs. TSR and peers, CEO pay as a percentage of the median peer group or CEO pay vs. shareholder return over time.

Additional Factors Considered Include:

•	Boards responsiveness if company received 70% or less shareholder support in the previous year’s MSOP vote;

•	Abnormally large bonus payouts without justifiable performance linkage or proper disclosure;

•	Egregious employment contracts;

•	Excessive perquisites or excessive severance and/or change in control provisions;

•	Repricing or replacing of underwater stock options without prior shareholder approval;

•	Excessive pledging or hedging of stock by executives;

•	Egregious pension/SERP (supplemental executive retirement plan) payouts;

•	Extraordinary relocation benefits;

•	Internal pay disparity;

•	Lack of transparent disclosure of compensation philosophy and goals and targets, including details on short-term and long-term performance incentives; and

•	Long-term equity-based compensation is 100% time-based.

Other Compensation Proposals and Policies

Employee Stock Purchase Plans — Non-Qualified Plans

Vote CASE-BY-CASE on nonqualified employee stock purchase plans taking into account the following factors:

•	Broad-based participation;

•	Limits on employee contributions;

•	Company matching contributions; and

•	Presence of a discount on the stock price on the date of purchase.

5-B

Option Exchange Programs/Repricing Options

Vote CASE-BY-CASE on management proposals seeking approval to exchange/reprice options, taking into consideration:

•	Historic trading patterns—the stock price should not be so volatile that the options are likely to be back “in-the-money” over the near term;

•	Rationale for the re-pricing;

•	If it is a value-for-value exchange;

•	If surrendered stock options are added back to the plan reserve;

•	Option vesting;

•	Term of the option—the term should remain the same as that of the replaced option;

•	Exercise price—should be set at fair market or a premium to market;

•	Participants—executive officers and directors should be excluded.

Vote FOR shareholder proposals to put option repricings to a shareholder vote.

Other Shareholder Proposals on Compensation

Advisory Vote on Executive Compensation (Frequency on Pay)

Vote FOR annual frequency.

Stock retention holding period

Vote FOR shareholder proposals asking for a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs if the policy requests retention for two years or less following the termination of their employment (through retirement or otherwise) and a holding threshold percentage of 50% or less.

Also consider:

•	Whether the company has any holding period, retention ratio, or officer ownership requirements in place and the terms/provisions of awards already granted.

Elimination of accelerated vesting in the event of a change in control

Vote AGAINST shareholder proposals seeking a policy eliminating the accelerated vesting of time-based equity awards in the event of a change-in-control.

Performance-based equity awards and pay-for-superior-performance proposals

Generally support unless there is sufficient evidence that the current compensation structure is already substantially performance-based. GSAM considers performance-based awards to include awards that are tied to shareholder return or other metrics that are relevant to the business.

Say on Supplemental Executive Retirement Plans (SERP)

Generally vote AGAINST proposals asking for shareholder votes on SERP.

4. Proxy Contests and Access

Voting for Director Nominees in Contested Elections

Vote CASE-BY-CASE on the election of directors of operating and holding companies in contested elections, considering the following factors:

•	Long-term financial performance of the target company relative to its industry;

•	Management’s track record;

•	Background to the proxy contest;

6-B

•	Qualifications of director nominees (both slates);

•	Strategic plan of dissident slate and quality of critique against management;

•	Likelihood that the proposed goals and objectives can be achieved (both slates);

•	Likelihood that the Board will be productive as a result;

•	Stock ownership positions.

Proxy Access

Vote CASE-BY-CASE on shareholder or management proposals asking for proxy access.

GSAM may support proxy access as an important right for shareholders of operating and holding companies and as an alternative to costly proxy contests and as a method for GSAM to vote for directors on an individual basis, as appropriate, rather than voting on one slate or the other. While this could be an important shareholder right, the following will be taken into account when evaluating the shareholder proposals:

•	The ownership thresholds, percentage and duration proposed (GSAM will not support if the ownership threshold is less than 3%);

•	The maximum proportion of directors that shareholders may nominate each year (GSAM will not support if the proportion of directors is greater than 25%);

•	The method of determining which nominations should appear on the ballot if multiple shareholders submit nominations; and

•	The governance of the company in question.

Reimbursing Proxy Solicitation Expenses

Vote CASE-BY-CASE on proposals to reimburse proxy solicitation expenses. When voting in conjunction with support of a dissident slate, vote FOR the reimbursement of all appropriate proxy solicitation expenses associated with the election.

5. Shareholders Rights & Defenses

Shareholder Ability to Act by Written Consent

In the case of operating and holding companies, generally vote FOR shareholder proposals that provide shareholders with the ability to act by written consent, unless:

•	The company already gives shareholders the right to call special meetings at a threshold of 25% or lower; and

•	The company has a history of strong governance practices.

Shareholder Ability to Call Special Meetings

In the case of operating and holding companies, generally vote FOR management proposals that provide shareholders with the ability to call special meetings.

In the case of operating and holding companies, generally vote FOR shareholder proposals that provide shareholders with the ability to call special meetings at a threshold of 25% or lower if the company currently does not give shareholders the right to call special meetings. However, if a company already gives shareholders the right to call special meetings at a threshold of at least 25%, do not support shareholder proposals to further reduce the threshold.

Advance Notice Requirements for Shareholder Proposals/Nominations

In the case of operating and holding companies, vote CASE-BY-CASE on advance notice proposals, giving support to proposals that allow shareholders to submit proposals/nominations reasonably close to the meeting date and within the broadest window possible, recognizing the need to allow sufficient notice for company, regulatory and shareholder review.

7-B

Poison Pills

Vote FOR shareholder proposals requesting that the company submit its poison pill to a shareholder vote or redeem it UNLESS the company has: (1) A shareholder-approved poison pill in place; or (2) the company has adopted a policy concerning the adoption of a pill in the future specifying certain shareholder friendly provisions.

Vote FOR shareholder proposals calling for poison pills to be put to a vote within a time period of less than one year after adoption.

Vote CASE-BY-CASE on management proposals on poison pill ratification, focusing on the features of the shareholder rights plan.

In addition, the rationale for adopting the pill should be thoroughly explained by the company. In examining the request for the pill, take into consideration the company’s existing governance structure, including: board independence, existing takeover defenses, and any problematic governance concerns.

6. Mergers and Corporate Restructurings

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

•	Valuation;

•	Market reaction;

•	Strategic rationale;

•	Management’s track record of successful integration of historical acquisitions;

•	Presence of conflicts of interest; and

•	Governance profile of the combined company.

7. State of Incorporation

Reincorporation Proposals

GSAM may support management proposals to reincorporate as long as the reincorporation would not substantially diminish shareholder rights. GSAM may not support shareholder proposals for reincorporation unless the current state of incorporation is substantially less shareholder friendly than the proposed reincorporation, there is a strong economic case to reincorporate or the company has a history of making decisions that are not shareholder friendly.

Exclusive venue for shareholder lawsuits

Generally vote FOR on exclusive venue proposals, taking into account:

•	Whether the company has been materially harmed by shareholder litigation outside its jurisdiction of incorporation, based on disclosure in the company’s proxy statement;

•	Whether the company has the following good governance features:

•	Majority independent board;

•	Independent key committees;

•	An annually elected board;

•	A majority vote standard in uncontested director elections;

•	The absence of a poison pill, unless the pill was approved by shareholder; and/or

•	Separate Chairman CEO role or, if combined, an independent chairman with clearly delineated duties.

8-B

8. Capital Structure

Common Stock Authorization

Votes on proposals to increase the number of shares of common stock authorized for issuance are determined on a CASE-BY-CASE basis. We consider company-specific factors that include, at a minimum, the following:

•	Past Board performance;

•	The company’s use of authorized shares during the last three years;

•	One- and three-year total shareholder return;

•	The board’s governance structure and practices;

•	The current request;

•	Disclosure in the proxy statement of specific reasons for the proposed increase;

•	The dilutive impact of the request as determined through an allowable increase, which examines the company’s need for shares and total shareholder returns; and

•	Risks to shareholders of not approving the request.

9. Corporate Social Responsibility (CSR)/Environmental, Social, Governance (ESG) Issues

Overall Approach

GSAM recognizes that Environmental, Social and Governance (ESG) factors can affect investment performance, expose potential investment risks and provide an indication of management excellence and leadership. When evaluating ESG proxy issues, GSAM balances the purpose of a proposal with the overall benefit to shareholders.

Shareholder proposals considered under this category could include, among others, reports asking for details on 1) employee labor and safety policies; 2) impact on the environment of the company’s oil sands or fracturing operations; 3) water-related risks or 4) societal impact of products manufactured.

When evaluating social and environmental shareholder proposals the following factors are generally considered:

•	Whether adoption of the proposal is likely to enhance or protect shareholder value;

•	Whether the information requested concerns business issues that relate to a meaningful percentage of the company’s business;

•	The degree to which the company’s stated position on the issues raised in the proposal could affect its reputation or sales, or leave it vulnerable to a boycott or selective purchasing;

•	Whether the company has already responded in some appropriate manner to the request embodied in the proposal;

•	What other companies in the relevant industry have done in response to the issue addressed in the proposal;

•	Whether the proposal itself is well framed and the cost of preparing the report is reasonable;

•	Whether the subject of the proposal is best left to the discretion of the board;

•	Whether the company has material fines or violations in the area and if so, if appropriate actions have already been taken to remedy going forward;

•	Whether the requested information is available to shareholders either from the company or from a publicly available source; and

•	Whether providing this information would reveal proprietary or confidential information that would place the company at a competitive disadvantage.

9-B

Sustainability, climate change reporting

Generally vote FOR proposals requesting the company to report on its policies, initiatives and oversight mechanisms related to social, economic, and environmental sustainability, or how the company may be impacted by climate change. The following factors will be considered:

•	The company’s current level of publicly-available disclosure including if the company already discloses similar information through existing reports or policies

•	If the company has formally committed to the implementation of a reporting program based on Global Reporting Initiative (GRI) guidelines or a similar standard within a specified time frame;

•	If the company’s current level of disclosure is comparable to that of its industry peers; and

•	If there are significant controversies, fines, penalties, or litigation associated with the company’s environmental performance.

Establishing goals or targets for emissions reduction

Vote CASE-BY-CASE on proposals that call for the adoption of Greenhouse Gas (“GHG”) reduction goals from products and operations, taking into account:

•	Overly prescriptive requests for the reduction in GHG emissions by specific amounts or within a specific time frame;

•	Whether company disclosure lags behind industry peers;

•	Whether the company has been the subject of recent, significant violations, fines, litigation, or controversy related to GHG emissions;

•	The feasibility of reduction of GHGs given the company’s product line and current technology and;

•	Whether the company already provides meaningful disclosure on GHG emissions from its products and operations.

Political Contributions and Trade Association Spending/Lobbying Expenditures and Initiatives

Generally vote AGAINST proposals asking the company to affirm political nonpartisanship in the workplace so long as:

•	There are no recent, significant controversies, fines or litigation regarding the company’s political contributions or trade association spending; and

•	The company has procedures in place to ensure that employee contributions to company-sponsored political action committees (PACs) are strictly voluntary and prohibits coercion.

Vote CASE-BY-CASE on proposals to improve the disclosure of a company’s political contributions and trade association spending, considering:

•	Recent significant controversy or litigation related to the company’s political contributions or governmental affairs;

•	The public availability of a company policy on political contributions and trade association spending including information on the types of organizations supported, the business rationale for supporting these organizations, and the oversight and compliance procedures related to such expenditures of corporate assets.

GSAM will not necessarily vote for the proposal merely to encourage further disclosure of trade association or lobbying spending.

Vote AGAINST proposals barring the company from making political contributions. Businesses are affected by legislation at the federal, state, and local level and barring political contributions can put the company at a competitive disadvantage.

Gender Identity and Sexual Orientation

A company should have a clear, public Equal Employment Opportunity (EEO) statement and/or diversity policy. Generally vote FOR proposals seeking to amend a company’s EEO statement or diversity policies to additionally prohibit discrimination based on sexual orientation and/or gender identity.

10-B

Labor and Human Rights Standards

Generally vote FOR proposals requesting a report or implementation of a policy on company or company supplier labor and/or human rights standards and policies unless such information is already publicly disclosed considering:

•	The degree to which existing relevant policies and practices are disclosed;

•	Whether or not existing relevant policies are consistent with internationally recognized standards;

•	Whether company facilities and those of its suppliers are monitored and how;

•	Company participation in fair labor organizations or other internationally recognized human rights initiatives;

•	Scope and nature of business conducted in markets known to have higher risk of workplace labor/human rights abuse;

•	Recent, significant company controversies, fines, or litigation regarding human rights at the company or its suppliers;

•	The scope of the request; and

•	Deviation from industry sector peer company standards and practices.

Non-U.S. Proxy Items

The following section is a broad summary of the Guidelines, which form the basis of the Policy with respect to non-U.S. public equity investments. Applying these guidelines is subject to certain regional and country-specific exceptions and modifications and is not inclusive of all considerations in each market.

1. Operational Items

Financial Results/Director and Auditor Reports

Vote FOR approval of financial statements and director and auditor reports, unless:

•	There are concerns about the accounts presented or audit procedures used; or

•	The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Fees

Vote FOR the re-election of auditors and proposals authorizing the board to fix auditor fees, unless:

•	There are serious concerns about the accounts presented, audit procedures used or audit opinion rendered;

•	There is reason to believe that the auditor has rendered an opinion, which is neither accurate nor indicative of the company’s financial position;

•	Name of the proposed auditor has not been published;

•	The auditors are being changed without explanation; non-audit-related fees are substantial or are in excess of standard annual audit-related fees; or the appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Appointment of Statutory Auditors

Vote FOR the appointment or reelection of statutory auditors, unless:

•	There are serious concerns about the statutory reports presented or the audit procedures used;

•	Questions exist concerning any of the statutory auditors being appointed; or

•	The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Allocation of Income

Vote FOR approval of the allocation of income, unless:

•	The dividend payout ratio has been consistently low without adequate explanation; or

•	The payout is excessive given the company’s financial position.

11-B

Stock (Scrip) Dividend Alternative

Vote FOR most stock (scrip) dividend proposals.

Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association

Vote amendments to the articles of association on a CASE-BY-CASE basis.

Change in Company Fiscal Term

Vote FOR resolutions to change a company’s fiscal term unless a company’s motivation for the change is to postpone its AGM.

Lower Disclosure Threshold for Stock Ownership

Vote AGAINST resolutions to lower the stock ownership disclosure threshold below 5 percent unless specific reasons exist to implement a lower threshold.

Amend Quorum Requirements

Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Transact Other Business

Vote AGAINST other business when it appears as a voting item.

2. Board of Directors

Director Elections

Vote FOR management nominees taking into consideration the following:

•	Adequate disclosure has not been provided in a timely manner; or

•	There are clear concerns over questionable finances or restatements; or

•	There have been questionable transactions or conflicts of interest; or

•	There are any records of abuses against minority shareholder interests; or

•	The board fails to meet minimum corporate governance standards. or

•	There are reservations about:

•	Director terms

•	Bundling of proposals to elect directors

•	Board independence

•	Disclosure of named nominees

•	Combined Chairman/CEO

•	Election of former CEO as Chairman of the Board

•	Overboarded directors

•	Composition of committees

•	Director independence

•	Specific concerns about the individual or company, such as criminal wrongdoing or breach of fiduciary responsibilities; or

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•	Repeated absences at board meetings have not been explained (in countries where this information is disclosed); or

•	Unless there are other considerations which may include sanctions from government or authority, violations of laws and regulations, or other issues related to improper business practice, failure to replace management, or egregious actions related to service on other boards.

Vote on a CASE-BY-CASE basis in contested elections of directors, e.g., the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

The analysis will generally be based on, but not limited to, the following major decision factors:

•	Company performance relative to its peers;

•	Strategy of the incumbents versus the dissidents;

•	Independence of board candidates;

•	Experience and skills of board candidates;

•	Governance profile of the company;

•	Evidence of management entrenchment;

•	Responsiveness to shareholders;

•	Whether a takeover offer has been rebuffed;

•	Whether minority or majority representation is being sought.

Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees.

Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.

Classification of directors

Executive Director

•	Employee or executive of the company;

•	Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.

Non-Independent Non-Executive Director (NED)

•	Any director who is attested by the board to be a non-independent NED;

•	Any director specifically designated as a representative of a significant shareholder of the company;

•	Any director who is also an employee or executive of a significant shareholder of the company;

•	Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);

•	Government representative;

•	Currently provides (or a relative provides) professional services to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;

•	Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test);

•	Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;

•	Relative of a current employee of the company or its affiliates;

•	Relative of a former executive of the company or its affiliates;

•	A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);

•	Founder/co-founder/member of founding family but not currently an employee;

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•	Former executive (5 year cooling off period);

•	Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in extreme circumstances, in which case it may be considered; and

•	Any additional relationship or principle considered to compromise independence under local corporate governance best practice guidance.

Independent NED

•	No material connection, either directly or indirectly, to the company other than a board seat.

Employee Representative

•	Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).

Discharge of Directors

Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

•	A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poor supervision, such as operating in private or company interest rather than in shareholder interest; or

•	Any legal issues (e.g., civil/criminal) aiming to hold the board responsible for breach of trust in the past or related to currently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insider trading, bribery, fraud, and other illegal actions; or

•	Other egregious governance issues where shareholders may bring legal action against the company or its directors; or

•	Vote on a CASE-BY-CASE basis where a vote against other agenda items are deemed inappropriate.

3. Compensation

Good pay practices should align management’s interests with long-term shareholder value creation. Detailed disclosure of compensation criteria is preferred; proof that companies follow the criteria should be evident and retroactive performance target changes without proper disclosure is not viewed favorably. Compensation practices should allow a company to attract and retain proven talent. Some examples of poor pay practices include: abnormally large bonus payouts without justifiable performance linkage or proper disclosure, egregious employment contracts, excessive severance and/or change in control provisions, repricing or replacing of underwater stock options/stock appreciation rights without prior shareholder approval, and excessive perquisites. A company should also have an appropriate balance of short-term vs. long-term metrics and the metrics should be aligned with business goals and objectives.

Director Compensation

Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

Compensation Plans

Vote compensation plans on a CASE-BY-CASE basis.

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Director, Officer, and Auditor Indemnification and Liability Provisions

Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

4. Board Structure

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

Chairman CEO combined role (for applicable markets)

GSAM will generally recommend a vote AGAINST shareholder proposals requiring that the chairman’s position be filled by an independent director, if the company satisfies 3 of the 4 following criteria:

•	2/3 independent board, or majority in countries where employee representation is common practice;

•	A designated, or a rotating, lead director, elected by and from the independent board members with clearly delineated and comprehensive duties;

•	Fully independent key committees; and/or

•	Established, publicly disclosed, governance guidelines and director biographies/profiles.

5. Capital Structure

Share Issuance Requests

General Issuances:

Vote FOR issuance requests with preemptive rights to a maximum of 100 percent over currently issued capital.

Vote FOR issuance requests without preemptive rights to a maximum of 20 percent of currently issued capital.

Specific Issuances:

Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital

Vote FOR non-specific proposals to increase authorized capital up to 100 percent over the current authorization unless the increase would leave the company with less than 30 percent of its new authorization outstanding.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet guidelines for the purpose being proposed; or

•	The increase would leave the company with less than 30 percent of its new authorization outstanding after adjusting for all proposed issuances.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital

Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

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Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Capital Structures

Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional super voting shares.

Preferred Stock

Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests

Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Increase in Borrowing Powers

Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans

GSAM will generally recommend FOR share repurchase programs taking into account whether:

•	The share repurchase program can be used as a takeover defense;

•	There is clear evidence of historical abuse;

•	There is no safeguard in the share repurchase program against selective buybacks;

•	Pricing provisions and safeguards in the share repurchase program are deemed to be unreasonable in light of market practice.

Reissuance of Repurchased Shares

Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

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Capitalization of Reserves for Bonus Issues/Increase in Par Value

Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

6. Mergers and Corporate Restructuring & Other

Reorganizations/Restructurings

Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions

Vote CASE-BY-CASE on mergers and acquisitions taking into account the following based on publicly available information:

•	Valuation;

•	Market reaction;

•	Strategic rationale;

•	Management’s track record of successful integration of historical acquisitions;

•	Presence of conflicts of interest; and

•	Governance profile of the combined company.

Antitakeover Mechanisms

Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.

Reincorporation Proposals

Vote reincorporation proposals on a CASE-BY-CASE basis.

Related-Party Transactions

Vote related-party transactions on a CASE-BY-CASE basis, considering factors including, but not limited to, the following:

•	The parties on either side of the transaction;

•	The nature of the asset to be transferred/service to be provided;

•	The pricing of the transaction (and any associated professional valuation);

•	The views of independent directors (where provided);

•	The views of an independent financial adviser (where appointed);

•	Whether any entities party to the transaction (including advisers) is conflicted; and

•	The stated rationale for the transaction, including discussions of timing.

Shareholder Proposals

Vote all shareholder proposals on a CASE-BY-CASE basis.

Vote FOR proposals that would improve the company’s corporate governance or business profile at a reasonable cost.

Vote AGAINST proposals that limit the company’s business activities or capabilities or result in significant costs being incurred with little or no benefit.

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7. Corporate Social Responsibility (CSR)/Environmental, Social, Governance (ESG) Issues

Please refer to page 9 for our current approach to these important topics.

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APPENDIX C

STATEMENT OF INTENTION

(applicable only to Class A Shares)

If a shareholder anticipates purchasing within a 13-month period Class A Shares of the Fund alone or in combination with Class A Shares of another Goldman Sachs Fund in the amount of $50,000 or more, the shareholder may obtain shares of the Fund at the same reduced sales charge as though the total quantity were invested in one lump sum by checking and filing the Statement of Intention in the Account Application. Income dividends and capital gain distributions taken in additional shares, as well as any appreciation on shares previously purchased, will not apply toward the completion of the Statement of Intention.

To ensure that the reduced price will be received on future purchases, the investor must inform Goldman Sachs that the Statement of Intention is in effect each time shares are purchased. Subject to the conditions mentioned below, each purchase will be made at the public offering price applicable to a single transaction of the dollar amount specified on the Account Application. The investor makes no commitment to purchase additional shares, but if the investor’s purchases within 13 months plus the value of shares credited toward completion do not total the sum specified, the investor will pay the increased amount of the sales charge prescribed in the Escrow Agreement.

Escrow Agreement

Out of the initial purchase (or subsequent purchases if necessary), 5% of the dollar amount specified on the Account Application will be held in escrow by the Transfer Agent in the form of shares registered in the investor’s name. All income dividends and capital gains distributions on escrowed shares will be paid to the investor or to his or her order. When the minimum investment so specified is completed (either prior to or by the end of the 13th month), the investor will be notified and the escrowed shares will be released.

If the intended investment is not completed, the investor will be asked to remit to Goldman Sachs any difference between the sales charge on the amount specified and on the amount actually attained. If the investor does not within 20 days after written request by Goldman Sachs pay such difference in the sales charge, the Transfer Agent will redeem, pursuant to the authority given by the investor in the Account Application, an appropriate number of the escrowed shares in order to realize such difference. Shares remaining after any such redemption will be released by the Transfer Agent.

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